     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1997
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            FIRST BANK SYSTEM, INC.

(to be renamed "U.S. Bancorp" upon consummation of the merger described herein)

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          6712                  41-0255900
 (State or other jurisdiction    (Primary standard industrial    (IRS Employer
              of                 classification code number)     Identification
incorporation or organization)                                        No.)

                                FIRST BANK PLACE
                            601 SECOND AVENUE SOUTH
                       MINNEAPOLIS, MINNESOTA 55402-4302
                                 (612) 973-1111

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               LEE R. MITAU, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            FIRST BANK SYSTEM, INC.
                                FIRST BANK PLACE
                            601 SECOND AVENUE SOUTH
                       MINNEAPOLIS, MINNESOTA 55402-4302
                                 (612) 973-1111

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

        VICTOR I. LEWKOW, ESQ.                    H. RODGIN COHEN, ESQ.                    EDWARD D. HERLIHY, ESQ.
  Cleary, Gottlieb, Steen & Hamilton               Sullivan & Cromwell                  Wachtell, Lipton, Rosen & Katz
          One Liberty Plaza                          125 Broad Street                        51 West 52nd Street
       New York, New York 10006                  New York, New York 10004                  New York, New York 10019
            (212) 225-2000                            (212) 558-4000                            (212) 403-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
     SECURITIES TO BE REGISTERED          BE REGISTERED        PER SHARE(2)     OFFERING PRICE(2)         FEE(3)
Common Stock, $1.25 par value                $330,000              100%              $330,000              $100

(1) This Registration Statement registers (i) 115,000,000 shares of the Registrant's Common Stock, $1.25 par value ("Registrant's Common Stock"), and (ii) 6,000,000 shares of the Registrant's 8 1/8% Cumulative Preferred Stock, Series A, $25 liquidation preference per share ("Registrant's Preferred Stock"). The number of shares to be registered is based upon (i) an approximate maximum 152,317,880 shares of Common Stock, par value $5.00 per share, of U. S. Bancorp ("USBC Common Stock") expected to be cancelled in the transaction to which this Registration Statement applies, including shares of USBC Common Stock issuable upon exercise of USBC employee stock options, or otherwise expected to be issued on or before the closing date of the transaction to which this Registration Statement relates multiplied by the exchange ratio of 0.755 shares of Registrant's Common Stock and (ii) the 6,000,000 shares of 8 1/8% Cumulative Preferred Stock, Series A, $25 liquidation preference per share, of U. S. Bancorp ("USBC") currently outstanding.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended (the "Securities Act"). The registration fee of $2,184,505 was computed pursuant to Rules 457(c) and 457(f) under the Securities Act based, in the case of Registrant's Common Stock, on the average of the high and low sales prices of USBC Common Stock on The Nasdaq Stock Market on June 11, 1997, and in the case of Registrant's Preferred Stock, on the average of the high and low sales prices of USBC Preferred Stock on The Nasdaq Stock Market on June 11, 1997.

(3) Pursuant to Rule 429, a registration fee of $3,748,213 was previously paid in connection with the registration by the Registrant of (i) 207,480,000 shares of common stock, $1.25 par value, (ii) 8,000,000 depositary shares, each representing a one-eighth interest in a share of 9.875% Preferred Stock, $1.00 par value per share, and (iii) 6,000,000 depositary shares, each representing a one-eighth interest in a share of 9.0% Preferred Stock, $1.00 par value per share, under a Registration Statement of Form S-4 (File No. 33-64447) filed by the Registrant, which has not been declared effective. $1,638,515 of this fee was heretofore applied to the fee payable in connection with the filing of preliminary proxy materials under Schedule 14A on April 16, 1997.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        [LOGO]
                                                                             CDE

                             JOINT PROXY STATEMENT

           FIRST BANK SYSTEM, INC.                             U. S. BANCORP
       SPECIAL MEETING OF SHAREHOLDERS                ANNUAL MEETING OF SHAREHOLDERS
         TO BE HELD ON JULY 31, 1997                    TO BE HELD ON JULY 31, 1997

                            ------------------------

                     PROSPECTUS OF FIRST BANK SYSTEM, INC.
                (To be renamed "U.S. Bancorp" upon consummation
                        of the Merger described herein)
                            ------------------------

    This Joint Proxy Statement-Prospectus is being furnished to shareholders of First Bank System, Inc., a Delaware corporation ("FBS" and, after the merger described below, "New USBC"), in connection with the solicitation of proxies by the Board of Directors of FBS (the "FBS Board") for use at the special meeting of shareholders of FBS (including any adjournment or postponement thereof, the "FBS Special Meeting") to be held on Thursday, July 31, 1997 at 10:00 a.m. local time at First Bank on Marquette Avenue, 10th Floor Auditorium, 90 South Sixth Street, Minneapolis, Minnesota. At the FBS Special Meeting, holders of the common stock, $1.25 par value per share ("FBS Common Stock" and after the merger described below, "New USBC Common Stock"), of FBS are being asked to consider and vote upon (i) a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 19, 1997 (the "Merger Agreement"), by and between U.
S. Bancorp, an Oregon corporation ("USBC"), and FBS, providing for the merger of USBC with and into FBS (the "Merger"), (ii) a proposal to approve an amendment to the Restated Certificate of Incorporation of FBS, as previously amended (the "FBS Certificate"), to increase the maximum number of directors to 30 and to exempt from the 80% shareholder voting requirement any future amendment to the FBS Certificate to reduce the maximum number of directors to not less than the greater of (a) the number of directors then in office and (b) 24 (the "FBS Board Expansion Amendment"), and (iii) a proposal to approve the New USBC 1997 Stock Incentive Plan (the "1997 Plan"). A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference.

    This Joint Proxy Statement-Prospectus also is being furnished to shareholders of USBC in connection with the solicitation of proxies by the Board of Directors of USBC (the "USBC Board") for use at the annual meeting of shareholders of USBC (including any adjournment or postponement thereof, the "USBC Annual Meeting") to be held on Thursday, July 31, 1997 at 10:00 a.m. local time in the Ballroom of the Multnomah Athletic Club, 1849 S.W. Salmon, Portland, Oregon. At the USBC Annual Meeting, holders of the common stock, $5.00 par value per share ("USBC Common Stock"), of USBC will consider and vote upon a proposal to approve the Merger Agreement. Also at the USBC Annual Meeting, holders of USBC Common Stock will consider and vote upon (i) the election of directors to serve until the earlier of the next annual meeting

                                                   (CONTINUED ON FOLLOWING PAGE)

    THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT- PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                            ------------------------

      The date of this Joint Proxy Statement-Prospectus is June 17, 1997.

of USBC shareholders or the consummation of the Merger and (ii) a proposal to approve the selection of the independent auditors for USBC for USBC's fiscal year ending December 31, 1997 or, if the Merger is consummated prior to December 31, 1997, for the period prior to consummation of the Merger.

    This Joint Proxy Statement-Prospectus also constitutes a prospectus of FBS with respect to (i) the New USBC Common Stock issuable to holders of USBC Common Stock upon consummation of the Merger and (ii) the shares of 8 1/8% Cumulative Preferred Stock, Series A, of New USBC ("New USBC 8 1/8% Preferred Stock") to be issued to holders of shares of 8 1/8% Cumulative Preferred Stock, Series A, of USBC ("USBC 8 1/8% Preferred Stock") upon consummation of the Merger.

    Copies of this Joint Proxy Statement-Prospectus are also being furnished to holders of shares of USBC 8 1/8% Preferred Stock for informational purposes, but proxies are not being solicited from such holders and such holders are not entitled, and are not being asked, to vote at the FBS Special Meeting or the USBC Annual Meeting.

    Upon consummation of the Merger (the "Effective Time"), USBC will merge with and into FBS, which will be the surviving corporation and will change its name to "U.S. Bancorp". Each outstanding share of USBC Common Stock will be converted into the right to receive 0.755 of a share of New USBC Common Stock (the "Exchange Ratio"), with cash being paid in lieu of fractional shares. Each outstanding share of FBS Common Stock will remain outstanding following the Merger and will constitute a share of New USBC Common Stock. In addition, in the Merger, each share of USBC 8 1/8% Preferred Stock will be converted into one share of New USBC 8 1/8% Preferred Stock, which will have rights, preferences and terms substantially identical to the rights, preferences and terms of USBC
8 1/8% Preferred Stock.

    The FBS Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "FBS" and the USBC Common Stock is quoted on The Nasdaq Stock Market's National Market System (the "Nasdaq National Market") under the symbol "USBC". The New USBC Common Stock outstanding after the Merger will be listed on the NYSE under the symbol "USB". The USBC 8 1/8% Preferred Stock is currently quoted on the Nasdaq National Market under the symbol "USBCP" and the New USBC 8 1/8% Preferred Stock outstanding after the Merger will be quoted on the Nasdaq National Market under the symbol "USBCP". The last reported sale price of FBS Common Stock on the NYSE Composite Transactions List was $85.75 per share on June 16, 1997 and $78.25 per share on March 19, 1997, the last trading day preceding public announcement of the proposed Merger. The last reported sale price of USBC Common Stock as reported by the Nasdaq National Market was $64.06 per share on June 16, 1997 and $48.25 per share on March 19, 1997. Because the Exchange Ratio is fixed, a change in the market price of FBS Common Stock before the consummation of the Merger would affect the market value as of the Effective Time of the New USBC Common Stock to be received in the Merger in exchange for USBC Common Stock. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF THE FBS COMMON STOCK AT ANY TIME PRIOR TO THE EFFECTIVE TIME OR AS TO THE MARKET PRICE OF NEW USBC COMMON STOCK OR NEW USBC 8 1/8% PREFERRED STOCK AT ANY TIME THEREAFTER. Shareholders are urged to obtain current market quotations for FBS Common Stock and USBC Common Stock.

    Based on (i) the 146,834,315 shares of USBC Common Stock outstanding on the USBC Record Date (as defined below), (ii) the 4,132,546 shares of USBC Common Stock issuable upon the exercise of outstanding stock options on such date and
(iii) the Exchange Ratio of 0.755, approximately 113,979,980 shares of New USBC Common Stock are expected to be issued in the Merger or to be issuable following the Merger upon the exercise of the New USBC options into which outstanding USBC options will be converted in the Merger. Based on the six million shares of USBC 8 1/8% Preferred Stock outstanding on the USBC Record Date, six million shares of New USBC 8 1/8% Preferred Stock are expected to be issued in the Merger.

    This Joint Proxy Statement-Prospectus and forms of proxy are first being mailed to shareholders of FBS and USBC on or about June 23, 1997.

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
AVAILABLE INFORMATION..........................          1
INCORPORATION OF CERTAIN INFORMATION BY
  REFERENCE....................................          1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION..................................          3
SUMMARY........................................          4
  General......................................          4
  The Companies................................          4
  FBS Special Meeting and Vote Required........          5
  USBC Annual Meeting and Vote Required........          6
  The Merger...................................          7
  Conditions to the Merger.....................          8
  Recommendations of Boards of Directors.......          8
  Opinion of FBS's Financial Advisor...........          8
  Opinion of USBC's Financial Advisor..........          8
  Effective Time of the Merger.................          9
  Waiver; Amendment; Termination...............          9
  Certain Federal Income Tax Consequences......         10
  Interests of Certain Persons in the Merger...         10
  Stock Option Agreements......................         11
  Expenses and Termination Fees................         12
  No Appraisal Rights..........................         12
  Accounting Treatment.........................         12
  Regulatory Approvals.........................         13
  Markets and Market Prices....................         13
  Comparative Rights of Shareholders...........         14
  Dividends....................................         14
COMPARATIVE UNAUDITED PER SHARE DATA...........         15
Notes to Comparative Unaudited Per Share
  Data.........................................         16
SELECTED HISTORICAL FINANCIAL DATA.............         17
PRO FORMA SELECTED FINANCIAL DATA..............         20
RATIOS OF EARNINGS TO FIXED CHARGES............         21
FBS SPECIAL MEETING............................         22
  General......................................         22
  Solicitation, Voting and Revocability of
    Proxies....................................         22

                                                   PAGE
                                                 ---------
  Recommendation of FBS Board..................         24
USBC ANNUAL MEETING............................         25
  General......................................         25
  Solicitation, Voting and Revocability of
    Proxies....................................         25
  Recommendation of USBC Board.................         26
THE MERGER.....................................         27
  Description of the Merger....................         27
  Background of the Merger.....................         28
  Reasons of FBS for the Merger................         30
  Reasons of USBC for the Merger...............         33
  Opinion of FBS's Financial Advisor...........         34
  Opinion of USBC's Financial Advisor..........         41
  The Effective Time...........................         45
  Exchange of Certificates.....................         45
  Representations and Warranties...............         46
  Conduct of Business Prior to the Merger and
    Other Covenants............................         47
  Conditions to the Merger.....................         50
  Termination of the Merger Agreement..........         50
  Waiver and Amendment.........................         51
  Expenses and Termination Fees................         51
  Certain Federal Income Tax Consequences......         51
  Interests of Certain Persons in the Merger...         53
  Stock Option Agreements......................         59
  Accounting Treatment.........................         63
  Regulatory Matters...........................         63
  Resale of New USBC Common Stock and New USBC
    8 1/8% Preferred Stock Received by USBC
    Shareholders...............................         65
  FBS Dividend Reinvestment and Common Stock
    Purchase Plan..............................         65
  No Appraisal Rights..........................         65
MANAGEMENT AND OPERATIONS AFTER THE MERGER.....         66
  1998 and 1999 Earnings Estimates.............         71
MARKET PRICES AND DIVIDENDS....................         72
  FBS..........................................         72
  USBC.........................................         73
BUSINESS OF FBS................................         73
BUSINESS OF USBC...............................         74
DESCRIPTION OF FBS AND NEW USBC CAPITAL
  STOCK........................................         74
  General......................................         74

                                                   PAGE
                                                 ---------
  Preferred Stock..............................         75
  Common Stock.................................         75
  New USBC 8 1/8% Preferred Stock..............         78
  Certain Provisions of the FBS Certificate and
    FBS Bylaws.................................         81
COMPARATIVE RIGHTS OF SHAREHOLDERS OF FBS
  COMMON STOCK AND USBC COMMON STOCK...........         81
  General......................................         81
  Action by Written Consent....................         81
  Meeting of Shareholders......................         82
  Number of Directors, Vacancies and
    Newly-Created Directorships................         82
  Classification of Board......................         83
  Removal of Directors.........................         83
  Advance Notice of Shareholder Nominations for
    Directors and Proposals....................         83
  Quorum at Shareholders' Meetings.............         83
  Supermajority Voting.........................         83
  Statutory Provisions Affecting Takeovers.....         84
AMENDMENTS TO FBS RESTATED CERTIFICATE OF
  INCORPORATION................................         85
  General......................................         85
  The Board Expansion Amendment................         86
PROPOSAL TO APPROVE THE NEW USBC 1997 STOCK
  INCENTIVE PLAN...............................         87
  Summary of the 1997 Plan.....................         87
OWNERSHIP OF USBC CAPITAL STOCK................         92
  Security Ownership of Directors and Executive
    Officers...................................         92
  Security Ownership of Certain Beneficial
    Owners.....................................         93
                                                   PAGE
                                                 ---------
ELECTION OF USBC DIRECTORS.....................         94
  Directors of USBC............................         94
  Operation of USBC Board and Board
    Committees.................................         94
  Executive Compensation.......................         95
  Report of Compensation Committee on Executive
    Compensation...............................        103
  Transactions with USBC.......................        106
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING
  COMPLIANCE...................................        107
SELECTION OF USBC AUDITORS.....................        107
LEGAL OPINIONS.................................        108
EXPERTS........................................        108
SHAREHOLDER PROPOSALS..........................        108
OTHER MATTERS..................................        109
MANAGEMENT AND ADDITIONAL INFORMATION..........        109
UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL INFORMATION........................        110
APPENDIX A--MERGER AGREEMENT...................        A-1
APPENDIX B--USBC STOCK OPTION AGREEMENT........        B-1
APPENDIX C--FBS STOCK OPTION AGREEMENT.........        C-1
APPENDIX D--OPINION OF MERRILL LYNCH, PIERCE,
  FENNER & SMITH INCORPORATED..................        D-1
APPENDIX E--OPINION OF CREDIT SUISSE FIRST
  BOSTON CORPORATION...........................        E-1
APPENDIX F--NEW USBC 1997 STOCK INCENTIVE
  PLAN.........................................        F-1

                             AVAILABLE INFORMATION

    FBS and USBC are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by FBS and USBC with the Commission may be inspected and copied at the Commission's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material may be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Certain of such reports, proxy statements and other information are also available from the Commission over the Internet at http://www.sec.gov. The FBS Common Stock is listed on the NYSE. The periodic reports, proxy statements and other information filed by FBS with the Commission may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The shares of USBC Common Stock and USBC 8 1/8% Preferred Stock are traded over the counter on the Nasdaq National Market. Reports, proxy statements and other information concerning USBC may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    This Joint Proxy Statement-Prospectus is included as part of a registration statement on Form S-4 (together with all amendments and exhibits thereto, including documents and information incorporated by reference, the "Registration Statement") filed with the Commission by FBS, relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of New USBC Common Stock and New USBC 8 1/8% Preferred Stock offered hereby. This Joint Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, to which reference is hereby made for further information with respect to FBS and USBC and the New USBC Common Stock and New USBC 8 1/8% Preferred Stock offered hereby. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed with the Commission by FBS are incorporated herein by reference: (a) FBS's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (the "FBS 10-Q"); (b) FBS's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 FBS 10-K"); (c) the portions of FBS's Proxy Statement for the Annual Meeting of Stockholders held on April 24, 1997 that have been incorporated by reference in the 1996 FBS 10-K; (d) FBS's two Current Reports on Form 8-K dated March 20, 1997; and (e) the description of the FBS Common Stock contained in Item 1 of the FBS Registration Statement on Form 8-A dated March 19, 1984, as amended in its entirety by that Form 8 Amendment dated February 26, 1993 and that Form 8-A/A-2 dated October 6, 1994 and any amendment or report updating such description filed on or after the date of this Joint Proxy Statement-Prospectus and prior to the time at which the FBS Special Meeting and the USBC Annual Meeting have been finally adjourned.

    The following documents filed with the Commission by USBC are incorporated herein by reference: (a) USBC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (the "USBC 10-Q"); (b) USBC's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 USBC 10-K"); (c) USBC's Current Report on Form 8-K dated March 26, 1997; and (d) the description of the USBC Common Stock contained in Exhibit 28 to USBC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992, and any amendment or reports filed for the purpose of updating such description prior to the date of the USBC Annual Meeting.

    All documents filed by either FBS or USBC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the time at which the FBS Special Meeting and the USBC Annual Meeting have been finally adjourned shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

    THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS RELATING TO FBS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT-PROSPECTUS IS DELIVERED, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO JOHN DANIELSON, INVESTOR AND CORPORATE RELATIONS, FIRST BANK SYSTEM, INC., FIRST BANK PLACE, 601 SECOND AVENUE SOUTH, MINNEAPOLIS, MINNESOTA 55402-4302, TELEPHONE NUMBER (612) 973-2261. THE DOCUMENTS RELATING TO USBC (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT-PROSPECTUS IS DELIVERED, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO JANE KEISTER, INVESTOR RELATIONS, U. S. BANCORP, 111 SOUTHWEST FIFTH AVENUE, PORTLAND, OREGON 97204, TELEPHONE NUMBER (503) 275-6472. FBS OR USBC, AS THE CASE MAY BE, WILL SEND THE REQUESTED DOCUMENTS BY FIRST-CLASS MAIL WITHIN ONE BUSINESS DAY OF THE RECEIPT OF THE REQUEST. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED NO LATER THAN FIVE BUSINESS DAYS BEFORE THE APPLICABLE MEETING DATE. PERSONS REQUESTING COPIES OF EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS WILL BE CHARGED THE COSTS OF REPRODUCTION AND MAILING.

                            ------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FBS OR USBC. THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

    NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF FBS OR USBC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. FBS HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS RELATING TO FBS AND ITS SUBSIDIARIES, AND USBC HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS RELATING TO USBC AND ITS SUBSIDIARIES.

    THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT COVER ANY RESALES OF SHARES OF NEW USBC COMMON STOCK OR NEW USBC 8 1/8% PREFERRED STOCK OFFERED HEREBY TO BE RECEIVED BY SHAREHOLDERS OF USBC DEEMED TO BE "AFFILIATES" OF USBC OR FBS UPON THE CONSUMMATION OF THE MERGER. NO PERSON IS AUTHORIZED TO MAKE USE OF THIS JOINT PROXY STATEMENT-PROSPECTUS IN CONNECTION WITH ANY SUCH RESALES.

    FOR NORTH CAROLINA RESIDENTS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT-PROSPECTUS.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

    THIS JOINT PROXY STATEMENT-PROSPECTUS (INCLUDING INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN) CONTAINS OR MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THIS JOINT PROXY STATEMENT-PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, PLANS, OBJECTIVES, FUTURE PERFORMANCE AND BUSINESS OF EACH OF FBS AND USBC ON A STAND-ALONE BASIS AND OF NEW USBC ON A PRO FORMA COMBINED BASIS FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING (A) STATEMENTS RELATING TO THE COST SAVINGS AND THE IMPACT ON REPORTED EARNINGS THAT ARE EXPECTED TO RESULT FROM THE MERGER (SEE "THE MERGER--REASONS OF FBS FOR THE MERGER," "--OPINION OF FBS'S FINANCIAL ADVISOR," "--REASONS OF USBC FOR THE MERGER," "--OPINION OF USBC'S FINANCIAL ADVISOR" AND "MANAGEMENT AND OPERATIONS AFTER THE MERGER--1998 AND 1999 EARNING ESTIMATES"); (B) STATEMENTS RELATING TO THE IMPACT ON REVENUES OF THE MERGER; (C) STATEMENTS RELATING TO THE RESTRUCTURING CHARGES EXPECTED TO BE INCURRED IN CONNECTION WITH THE MERGER (SEE "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION"); AND (D) STATEMENTS PRECEEDED BY, FOLLOWED BY OR THAT INCLUDE THE WORDS "BELIEVES," "EXPECTS," "ANTICIPATES" OR SIMILAR EXPRESSIONS. THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES:
(1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED OR REALIZED WITHIN THE EXPECTED TIME FRAME; (2) REVENUES FOLLOWING THE MERGER ARE LOWER THAN EXPECTED, OR DEPOSIT ATTRITION, OPERATING COSTS OR CUSTOMER LOSS AND BUSINESS DISRUPTION FOLLOWING THE MERGER ARE GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURES AMONG DEPOSITORY AND OTHER FINANCIAL INSTITUTIONS INCREASE SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF FBS AND USBC ARE GREATER THAN EXPECTED; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; (6) GENERAL ECONOMIC OR BUSINESS CONDITIONS, EITHER NATIONALLY OR IN THE STATES IN WHICH NEW USBC WILL BE DOING BUSINESS, ARE LESS FAVORABLE THAN EXPECTED RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY OR A REDUCED DEMAND FOR CREDIT; (7) LEGISLATIVE OR REGULATORY CHANGES ADVERSELY AFFECT THE BUSINESSES IN WHICH NEW USBC WILL BE ENGAGED; AND (8) CHANGES IN THE SECURITIES MARKETS. THE FORWARD-LOOKING EARNINGS ESTIMATES INCLUDED IN THIS JOINT PROXY STATEMENT-PROSPECTUS HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT AUDITORS OF FBS OR USBC NOR HAVE SUCH AUDITORS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH AUDITORS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM.

                                    SUMMARY

    THE INFORMATION BELOW IS QUALIFIED IN ITS ENTIRETY BY, AND REFERENCE IS MADE TO, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS JOINT PROXY STATEMENT-PROSPECTUS, INCLUDING THE ACCOMPANYING APPENDICES AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT-PROSPECTUS. EACH SHAREHOLDER IS URGED TO READ THIS JOINT PROXY STATEMENT-PROSPECTUS AND THE EXHIBITS HERETO IN THEIR ENTIRETY AND WITH CARE. AS USED IN THIS JOINT PROXY STATEMENT-PROSPECTUS, THE TERM "FBS" REFERS TO FBS AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, ITS SUBSIDIARIES, THE TERM "USBC" REFERS TO USBC AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, ITS SUBSIDIARIES AND THE TERM "NEW USBC" REFERS TO FBS AS THE SURVIVING CORPORATION AFTER THE MERGER AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, ITS SUBSIDIARIES.

GENERAL

    This Joint Proxy Statement-Prospectus, the notice of the USBC Annual Meeting to be held on July 31, 1997, the notice of the FBS Special Meeting to be held on July 31, 1997 and the forms of proxy solicited in connection therewith are first being mailed to holders of USBC capital stock ("USBC Shareholders") and holders of FBS Common Stock ("FBS Shareholders") on or about June 23, 1997.

    At the FBS Special Meeting, FBS Shareholders will consider and vote upon (a) a proposal to approve and adopt the Merger Agreement pursuant to which, among other things, (i) USBC will merge with and into FBS, with FBS as the surviving corporation, (ii) each outstanding share of USBC Common Stock will be converted into the right to receive 0.755 of a share of New USBC Common Stock (with cash paid in lieu of fractional shares), (iii) each outstanding share of USBC 8 1/8% Preferred Stock will be converted into one share of New USBC 8 1/8% Preferred Stock having substantially identical terms and (iv) the FBS Certificate will be amended to increase the number of authorized shares of FBS Common Stock from 200,000,000 to 500,000,000 and to change the name of FBS to "U.S. Bancorp"; (b) a proposal to amend the FBS Certificate to increase the maximum number of FBS directors to 30 and to exempt from the 80% shareholder voting requirement contained in the FBS Certificate any future amendment to the FBS Certificate to reduce the maximum number of FBS directors to not less than the greater of (i) the number of directors then in office and (ii) 24 (the "FBS Board Expansion Amendment"); and (c) a proposal to approve the New USBC 1997 Stock Incentive Plan (the "1997 Plan"). While the FBS Board recommends that FBS Shareholders vote "FOR" approval of the FBS Board Expansion Amendment and the 1997 Plan, the approval and adoption of the Merger Agreement and the consummation of the Merger are not contingent upon approval of the FBS Board Expansion Amendment or the 1997 Plan. If approved by the FBS Shareholders at the FBS Special Meeting, the FBS Board Expansion Amendment and the 1997 Plan will become effective only upon consummation of the Merger.

    At the USBC Annual Meeting, holders of shares of USBC Common Stock will consider and vote upon a proposal to approve the Merger Agreement. Also at the USBC Annual Meeting, holders of USBC Common Stock will consider and vote upon
(i) the election of directors to serve until the earlier of the next succeeding annual meeting of USBC shareholders or the Effective Time and (ii) a proposal to approve the selection of the independent auditors for USBC for USBC's fiscal year ending December 31, 1997 or, if the Merger is consummated prior to December 31, 1997, for the period prior to the Effective Time. The holders of record of shares of USBC 8 1/8% Preferred Stock will receive notice of, but are not entitled to vote at, the USBC Annual Meeting. A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference.

THE COMPANIES

    FBS. FBS, a Delaware corporation, is a regional multi-state bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA") and is headquartered in Minneapolis, Minnesota. At March 31, 1997, FBS and its subsidiaries had consolidated assets of $36.0 billion, consolidated deposits of $23.4 billion and shareholders' equity of $3.0 billion, placing it among the 25 largest

United States bank holding companies in terms of total assets. FBS operates four banks and nine trust companies having banking offices in 11 Midwestern and Rocky Mountain states. FBS also has various nonbank subsidiaries engaged in financial services, principally in the Upper Midwest.

    FBS's banking subsidiaries are engaged in general retail and commercial banking business. They provide a wide variety of services to individuals, businesses, industry, institutional organizations, governmental entities and other financial institutions. Depository services include checking, savings and time certificates. Additional services include commercial lending, financing of import/export trade, foreign exchange and retail and institutional brokerage services. Treasury management and receivable lockbox collection are provided for corporate customers. The banks and trust companies provide a full range of fiduciary activities for individuals, estates, foundations, business corporations and charitable organizations.

    For further information concerning FBS, see "SELECTED HISTORICAL FINANCIAL DATA," "PRO FORMA SELECTED FINANCIAL DATA," "BUSINESS OF FBS" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION" herein and the FBS documents incorporated by reference herein as described under "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

    The principal executive offices of FBS are located at First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302 (telephone number (612) 973-1111).

    USBC. USBC, an Oregon corporation, is a regional bank holding company subject to regulation under the BHCA and headquartered in Portland, Oregon. USBC's principal activities are located in the Northwest, but it has operations throughout the Far West and, to a lesser extent, the rest of the United States. At March 31, 1997, USBC had consolidated assets of approximately $33.8 billion and shareholders' equity of approximately $2.8 billion. USBC is among the 30 largest bank holding companies in the United States in terms of total assets. The principal banking subsidiaries of USBC at March 31, 1997 were United States National Bank of Oregon ("U. S. Bank of Oregon"), U. S. Bank of Washington, National Association, U. S. Bank of Idaho, U. S. Bank of California, U. S. Bank of Nevada and U.S. Bank of Utah. The banking subsidiaries were merged into U. S. Bank of Oregon as of June 14, 1997.

    The banking subsidiaries of USBC are engaged in general retail and corporate banking, and provide investment and trust services. U. S. Bank of Oregon and U.
S. Bank of Idaho are each the largest commercial banks, in terms of deposits, in their states, while the other banking subsidiaries have significant presences in their states and chosen markets. Other subsidiaries of USBC provide financial services related to banking, including lease financing, discount brokerage, investment advisory services, and insurance agency and credit life insurance services. In addition, the investment advisor subsidiary of U. S. Bank of Oregon, Qualivest Capital Management, Inc., advises a group of mutual funds, the Qualivest Funds.

    For further information concerning USBC, see "SELECTED HISTORICAL FINANCIAL DATA" and "BUSINESS OF USBC" herein and the USBC documents incorporated by reference herein as described under "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

    The principal executive offices of USBC are located at 111 Southwest Fifth Avenue, Portland, Oregon 97204 (telephone number (503) 275-6111).

FBS SPECIAL MEETING AND VOTE REQUIRED

    The FBS Special Meeting will be held on Thursday, July 31, 1997 at 10:00 a.m., local time, at First Bank on Marquette Avenue, 10th Floor Auditorium, 90 South Sixth Street, Minneapolis, Minnesota. At that time, the FBS Shareholders will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement, (ii) a proposal to approve the FBS Board Expansion Amendment and (iii) a proposal to approve the 1997 Plan. While the FBS Board recommends that FBS Shareholders vote "FOR" the FBS Board Expansion Amendment and the 1997 Plan, the approval and adoption of the Merger Agreement and the consummation of the Merger are not contingent upon approval of the FBS Board

Expansion Amendment or the 1997 Plan. If approved by the FBS Shareholders at the FBS Special Meeting, the FBS Board Expansion Amendment and adoption of the 1997 Plan will become effective only upon consummation of the Merger. Only the record holders of FBS Common Stock at the close of business on June 9, 1997 (the "FBS Record Date") are entitled to notice of and to vote at the FBS Special Meeting. On the FBS Record Date, there were approximately 22,023 holders of record of FBS Common Stock and 133,606,498 shares of FBS Common Stock outstanding.

    Each share of FBS Common Stock entitles its holder to one vote. Approval and adoption of the Merger Agreement requires the approval of the holders of a majority of the outstanding shares of FBS Common Stock. The proposed FBS Board Expansion Amendment requires the affirmative vote of not less than 80% of the outstanding shares of FBS Common Stock. Approval of the 1997 Plan requires the affirmative vote of the holders of a majority of the shares of FBS Common Stock represented and entitled to vote, assuming that at least 50% of the votes entitled to be cast on the matter are voted at the FBS Special Meeting. As of the FBS Record Date, directors and executive officers of FBS beneficially owned and were entitled to vote 2,117,985 shares of FBS Common Stock, or approximately 1.6% of the shares entitled to vote at the FBS Special Meeting. It is currently expected that each such director and executive officer of FBS will vote the shares of FBS Common Stock he or she is entitled to vote for approval and adoption of the Merger Agreement and the approval of the FBS Board Expansion Amendment and the 1997 Plan. As of the FBS Record Date, the banking and trust subsidiaries of FBS, as fiduciaries, custodians and agents, held a total of 3,645,409 shares, or approximately 2.7% of the outstanding shares, of FBS Common Stock under trust agreements and other instruments and agreements for various beneficiaries. These entities maintained sole or shared voting power with respect to 3,523,705 of these shares, which represented approximately 2.6% of the outstanding shares of FBS Common Stock on the FBS Record Date. In addition, as of the FBS Record Date, the banking and trust subsidiaries of USBC, as fiduciaries, custodians and agents, held a total of 28,536 shares, or less than one percent of the outstanding shares, of FBS Common Stock under trust agreements and other instruments and agreements for various beneficiaries. As of the FBS Record Date, USBC did not beneficially own any shares of FBS Common Stock (excluding shares issuable to USBC under certain conditions as described under "THE MERGER--Stock Option Agreements"). Also as of the FBS Record Date, directors and executive officers of USBC beneficially owned and were entitled to vote 1,171 shares of FBS Common Stock, or less than one percent of the shares entitled to be voted at the FBS Special Meeting. See "FBS SPECIAL MEETING," "AMENDMENTS TO FBS RESTATED CERTIFICATE OF INCORPORATION" AND "PROPOSAL TO APPROVE THE NEW USBC 1997 STOCK INCENTIVE PLAN."

USBC ANNUAL MEETING AND VOTE REQUIRED

    The USBC Annual Meeting will be held on Thursday, July 31, 1997 at 10:00 a.m., local time, in the Ballroom of the Multnomah Athletic Club, 1849 S.W. Salmon, Portland, Oregon, at which time the holders of USBC Common Stock will be asked to (i) approve the Merger Agreement, (ii) elect directors to serve until the earlier of the next annual meeting of USBC shareholders or the Effective Time and (iii) approve the selection of the independent auditors for USBC for USBC's fiscal year ending December 31, 1997 or, if the Merger is consummated prior to December 31, 1997, for the period prior to the Effective Time. Only the record holders of USBC Common Stock at the close of business on June 9, 1997 (the "USBC Record Date") are entitled to notice of and to vote at the USBC Annual Meeting. The record holders of shares of USBC 8 1/8% Preferred Stock at the USBC Record Date will receive notice of, but are not entitled to vote at, the USBC Annual Meeting. On the USBC Record Date, there were 20,821 holders of record of USBC Common Stock and 146,834,315 shares of USBC Common Stock outstanding.

    The affirmative vote of the holders of a majority of the outstanding shares of USBC Common Stock entitled to vote is required to approve the Merger Agreement. Directors of USBC will be elected by a plurality of the votes cast by the shares of USBC Common Stock entitled to vote in the election at the USBC Annual Meeting, provided a quorum of at least a majority of the votes entitled to be cast at the meeting is present. A majority of the shares of USBC Common Stock represented at the USBC Annual Meeting may approve the selection of the independent auditors of USBC. If a majority of such shares do not vote to approve the selection of the independent auditors, the USBC Board will reconsider the selection. As of the USBC Record Date, directors and executive officers of USBC beneficially owned and were entitled to vote 12,689,137 shares of USBC Common Stock, or approximately 8.6% of the shares entitled to vote at the USBC Annual Meeting. It is currently expected that each such director and executive officer of USBC will vote the shares of USBC Common Stock he or she is entitled to vote for approval of the Merger Agreement. As of the USBC Record Date, the banking and trust subsidiaries of USBC, as fiduciaries, custodians and agents, held a total of 15,792,595 shares, or approximately 10.8% of the outstanding shares, of USBC Common Stock under trust agreements and other instruments and agreements for various beneficiaries. These entities maintained sole or shared voting power with respect to 1,807,993 of such shares of USBC Common Stock. In addition, as of the USBC Record Date, the banking and trust subsidiaries of FBS, as fiduciaries, custodians and agents, held a total of 73,564 shares, or less than one percent of the outstanding shares, of USBC Common Stock under trust agreements and other instruments and agreements for various beneficiaries. As of the USBC Record Date, FBS was the beneficial owner of 100 shares of USBC Common Stock (excluding shares issuable to FBS under certain conditions as described under "THE MERGER--Stock Option Agreements"). Also as of the USBC Record Date, directors and executive officers of FBS did not beneficially own any shares of USBC Common Stock. See "USBC ANNUAL MEETING," "ELECTION OF USBC DIRECTORS" and "SELECTION OF USBC AUDITORS."

THE MERGER

    In the Merger, subject to the terms and conditions of the Merger Agreement, USBC will merge with and into FBS, which will be the surviving corporation and will change its name to "U.S. Bancorp". Pursuant to the Merger, each outstanding share of USBC Common Stock will be converted into the right to receive 0.755 of a share of New USBC Common Stock, with cash to be paid in lieu of any resulting fractional shares of New USBC Common Stock. Each share of FBS Common Stock outstanding prior to the Merger will continue to be outstanding after the Effective Time and will constitute a share of New USBC Common Stock. Holders of USBC Common Stock immediately prior to the Merger as a group will own approximately 45.3%, and holders of FBS Common Stock immediately prior to the Merger as a group will own approximately 54.7%, of the New USBC Common Stock to be outstanding immediately following the Effective Time, based on shares outstanding as of the respective Record Dates.

    Upon consummation of the Merger, each option to purchase shares of USBC Common Stock issued by USBC pursuant to any of its employee or director stock option programs or otherwise (each, a "USBC Employee Stock Option") that is outstanding and unexercised immediately prior to the Effective Time will be converted automatically into an option to purchase shares of New USBC Common Stock. The number of shares of New USBC Common Stock purchasable upon the exercise of such USBC Employee Stock Option will be equal to the product of the number of shares of USBC Common Stock underlying the USBC Stock Option multiplied by the Exchange Ratio and rounded to a whole share, and the exercise price per share of New USBC Common Stock under each such USBC Employee Stock Option will be adjusted by dividing the per share exercise price of each such USBC Stock Option by the Exchange Ratio and rounded down to the nearest cent. See "THE MERGER--Description of the Merger" and "PROPOSAL TO APPROVE THE NEW USBC 1997 STOCK INCENTIVE PLAN."

    In addition, at the Effective Time, each share of USBC 8 1/8% Preferred Stock will be converted into a share of New USBC 8 1/8% Preferred Stock, with rights, terms and preferences substantially identical to the USBC 8 1/8% Preferred Stock.

CONDITIONS TO THE MERGER

    The Merger is subject to the satisfaction of certain conditions, including among others, the approval and adoption of the Merger Agreement and the Merger by the holders of a majority of the outstanding shares of USBC Common Stock entitled to vote at the USBC Annual Meeting and by the holders of a majority of the outstanding shares of FBS Common Stock entitled to vote at the FBS Special Meeting, and the approval of appropriate regulatory agencies. See "THE MERGER--Conditions to the Merger."

    For additional information relating to the Merger, see "THE MERGER."

RECOMMENDATIONS OF BOARDS OF DIRECTORS

    THE BOARD OF DIRECTORS OF FBS (THE "FBS BOARD"), WITH ONE DIRECTOR ABSENT, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, THE FBS BOARD EXPANSION AMENDMENT AND THE 1997 PLAN. THE FBS BOARD BELIEVES THAT THE MERGER, THE FBS BOARD EXPANSION AMENDMENT AND THE 1997 PLAN ARE IN THE BEST INTERESTS OF FBS AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT FBS SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE FBS BOARD EXPANSION AMENDMENT AND THE 1997 PLAN. FOR A DISCUSSION OF THE FACTORS CONSIDERED BY THE FBS BOARD IN REACHING ITS CONCLUSIONS, SEE "THE MERGER--BACKGROUND OF THE MERGER" AND "--REASONS OF FBS FOR THE MERGER."

    THE BOARD OF DIRECTORS OF USBC (THE "USBC BOARD"), WITH ONE DIRECTOR ABSENT, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE USBC BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF USBC AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT USBC SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. FOR A DISCUSSION OF THE FACTORS CONSIDERED BY THE USBC BOARD IN REACHING ITS CONCLUSIONS, SEE "THE MERGER--BACKGROUND OF THE MERGER" AND "--REASONS OF USBC FOR THE MERGER."

OPINION OF FBS'S FINANCIAL ADVISOR

    Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), which has served as financial advisor to FBS in connection with the Merger, has rendered its written opinion to the FBS Board that the Exchange Ratio is fair, from a financial point of view, to the holders of FBS Common Stock. Such opinion was delivered orally to the FBS Board on March 19, 1997 and in writing as of that date and on the date of this Joint Proxy Statement-Prospectus. A copy of the written opinion delivered by Merrill Lynch on the date of this Joint Proxy Statement-Prospectus is attached hereto as Appendix D, and should be read in its entirety with respect to assumptions made, matters considered and limitations on the review undertaken by Merrill Lynch in connection with such opinion. See "THE MERGER--Opinion of FBS's Financial Advisor."

OPINION OF USBC'S FINANCIAL ADVISOR

    Credit Suisse First Boston Corporation ("CSFB"), financial advisor to USBC, has rendered to the USBC Board a written opinion, dated the date of this Joint Proxy Statement-Prospectus, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio is fair to the holders of USBC Common Stock from a financial point of view. A copy of the opinion of CSFB dated the date of this Joint Proxy Statement-Prospectus is attached hereto as Appendix E and should be read carefully in its entirety with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. The opinion of CSFB is directed to the USBC Board and relates only to the fairness of the Exchange Ratio from a financial point of view, does not address any other aspect of the proposed Merger or any related transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the USBC Annual Meeting. See "THE MERGER--Opinion of USBC's Financial Advisor."

EFFECTIVE TIME OF THE MERGER

    Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the parties will cause the Effective Time to occur on (i) the third business day to occur after (or, at the election of FBS, on the last business day of the month in which such day occurs) the satisfaction or waiver of the last of (a) the approval and adoption of the Merger Agreement by the holders of FBS Common Stock and USBC Common Stock at their respective meetings of shareholders, (b) the receipt of all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement (provided that all such approvals shall remain in full force and effect and all statutory or regulatory waiting periods in respect thereof shall have expired and no such approvals shall contain conditions or restrictions that the FBS Board or the USBC Board reasonably determines in good faith would, following the Effective Time, have a material adverse effect on New USBC and its subsidiaries, taken as a whole (see "THE MERGER--Regulatory Matters")), (c) the receipt of all consents or approvals of third parties (other than regulatory authorities) required for consummation of the Merger other than those that, if not received, would not be reasonably likely to have a material adverse effect on USBC or FBS, and (d) the approval for listing on the NYSE of the New USBC Common Stock to be issued in the Merger and the approval for listing on the NYSE or the approval for quotation on the Nasdaq National Market of the New USBC 8 1/8% Preferred Stock to be issued in the Merger or (ii) such other date to which the parties may agree in writing. The day on which the Effective Time occurs is referred to as the "Effective Date."

WAIVER; AMENDMENT; TERMINATION

    Prior to the Effective Time, the Merger Agreement permits any provision thereof to be (i) waived by the party benefited by the provision or (ii) amended or modified by an agreement in writing between FBS and USBC, approved by their respective Boards of Directors and executed in the same manner as the Merger Agreement, except that, after the USBC Annual Meeting, the consideration to be received by the USBC Shareholders for each share of USBC stock may not be decreased.

    The Merger Agreement may be terminated and the Merger abandoned (i) by the mutual consent of FBS and USBC; (ii) by either FBS or USBC, if the other party breaches its representations and warranties in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; (iii) by either FBS or USBC, if the other party breaches its covenants or agreements in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; (iv) by either FBS or USBC, in the event that the Merger is not consummated by March 31, 1998, except to the extent that the failure of the Merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate the Merger Agreement; (v) by either FBS or USBC, in the event that (a) the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other regulatory authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement has been denied by final nonappealable action or (b) shareholder approval and adoption of the Merger Agreement is not obtained at the USBC Annual Meeting or the FBS Special Meeting or any adjournment or postponement thereof; or (vi) by either FBS or USBC, if the Board of Directors of the other party withdraws its recommendation or adversely modifies or changes its recommendation to its shareholders to approve the Merger Agreement and, in the case of FBS, the FBS Board Expansion Amendment, at any time prior to their respective meetings of shareholders.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The obligations of USBC and FBS to consummate the Merger are conditioned on, among other things, the receipt of opinions, each dated as of the Effective Time, of Wachtell, Lipton, Rosen & Katz and Cleary, Gottlieb, Steen & Hamilton, special tax counsel to USBC and FBS, respectively, based on certain facts, representations and assumptions set forth therein, substantially to the effect that for federal income tax purposes the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that accordingly: (i) no gain or loss will be recognized by FBS or USBC as a result of the Merger, (ii) no gain or loss will be recognized by shareholders of USBC who exchange their USBC Common Stock or USBC 8 1/8% Preferred Stock solely for New USBC Common Stock or New USBC 8 1/8% Preferred Stock, respectively, in the Merger (except with respect to cash received by a holder of USBC Common Stock in lieu of a fractional share interest in New USBC Common Stock), and (iii) the tax basis of the New USBC Common Stock and New USBC 8 1/8% Preferred Stock received by shareholders who exchange all of their USBC Common Stock solely for New USBC Common Stock or USBC 8 1/8% Preferred Stock solely for New USBC 8 1/8% Preferred Stock will be the same as the basis of the USBC Common Stock or USBC 8 1/8% Preferred Stock, as the case may be, surrendered in exchange therefor. EACH USBC SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS ANY APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED ON SUCH SHAREHOLDER'S OWN PARTICULAR FACTS AND CIRCUMSTANCES. See "THE MERGER--Certain Federal Income Tax Consequences." In addition, USBC has received from Wachtell, Lipton, Rosen & Katz, and FBS has received from Cleary, Gottlieb, Steen & Hamilton, such firm's opinion, dated June 17, 1997, that, based upon and subject to certain facts, representations and assumptions set forth therein, the discussion under "THE MERGER--Certain Federal Income Tax Consequences", except as otherwise indicated under such heading, represents such firm's opinion as to the material federal income tax consequences of the Merger under currently applicable law.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of USBC management and of the USBC Board have arrangements with FBS, including those relating to the election of Gerry B. Cameron, Chairman of the Board and Chief Executive Officer of USBC, as Chairman of the Board of New USBC; the election of each of Robert D. Sznewajs, Vice Chairman of USBC, and Gary T. Duim, Executive Vice President of USBC, as Vice Chairmen of New USBC; the election or appointment of all of the directors of the USBC Board to the Board of Directors of New USBC (the "New USBC Board"); and certain benefits under the Merger Agreement, existing employment agreements and severance and benefit plans. See "THE MERGER--Interests of Certain Persons in the Merger" and "MANAGEMENT AND OPERATIONS AFTER THE MERGER." Messrs. Cameron, Duim and Sznewajs have each signed an employment agreement with FBS, which will become effective upon consummation of the Merger (each, an "Employment Agreement" and together, the "Employment Agreements") pursuant to which, among other things, they will receive certain cash payments that they would have been entitled to under their existing employment agreements with USBC if they had been terminated without cause (as defined therein) immediately following the Effective Time ($5,946,505, $2,859,148 and $3,541,378, respectively, assuming an Effective Date of August 1,
1997). Each of USBC's executive officers (including Messrs. Cameron, Sznewajs and Duim), have employment agreements with USBC pursuant to which each such executive officer would be entitled to certain payments if within a specified period following a "change in control," such as the Merger, he or she is terminated without "cause" or resigns for "good reason." Excluding Messrs. Cameron, Duim and Sznewajs, and assuming such termination immediately after an assumed Effective Date of August 1, 1997, the amount of such payments to executive officers of USBC would be, in the aggregate, $18,585,353. In addition, FBS has agreed to indemnify the present and former directors and officers of USBC and its subsidiaries from and after the Effective Date against certain liabilities arising at or prior to the Effective Date to the fullest extent permitted under Oregon law and the USBC Restated Articles of Incorporation (the "USBC Articles") and USBC's bylaws (the "USBC Bylaws") and to use its best efforts to provide the present and former directors and officers of USBC and its subsidiaries with directors' and officers' liability insurance for three years from the Effective Date covering certain liabilities arising prior to the Effective Date. Additionally, certain stock-based compensation plans in which USBC directors and officers participate provide for accelerated vesting of awards in the event of
(i) a change in control of USBC, such as the Merger or (ii) a change in control of USBC followed by a termination of employment without "cause" or a resignation for "good reason". While the final amounts of such awards cannot be determined precisely until the Effective Date (as certain of such awards depend on the business performance of USBC as determined as of such date), and the actual amount of such awards may therefore vary from the estimates set forth herein, it is estimated that such provisions will result (assuming an Effective Date of August 1, 1997) in the vesting as of the Effective Date of stock-based awards with respect to 464,102 shares of USBC Common Stock and cash performance awards totalling $3,692,809, in each case for the USBC executive officers in the aggregate, and of stock-based awards with respect to 21,155 shares of USBC Common Stock for USBC non-employee directors in the aggregate.

    Consummation of the Merger will constitute a "partial change of control" under certain employment agreements and change-in-control severance agreements between FBS and certain FBS senior executive officers, and under FBS's stock option and restricted stock agreements. Accordingly, following consummation of the Merger, if any such executive officer is terminated other than for "cause" or resigns for "good reason (partial)", he or she would be entitled to receive certain payments and other benefits and such executive officer's options and restricted stock would vest. Assuming each of the 12 FBS executive officers covered by such agreements was terminated other than for "cause" or resigns for "good reason (partial)" immediately after an assumed Effective Date of August 1, 1997, the aggregate cash amount payable to such FBS executive officers would be approximately $30.7 million. In addition, FBS expects to enter into employment contracts with Richard A. Zona and Philip G. Heasley, Vice Chairman-Finance and Vice Chairman of FBS, respectively.

    See "THE MERGER--Interests of Certain Persons in the Merger."

STOCK OPTION AGREEMENTS

    As an inducement and condition to the willingness of FBS to enter into the Merger Agreement, USBC, as issuer, entered into a stock option agreement with FBS, as grantee, dated as of March 20, 1997 (the "USBC Stock Option Agreement"), and as an inducement and condition to USBC's willingness to enter into the Merger Agreement, FBS, as issuer, entered into a stock option agreement with USBC, as grantee, dated as of March 20, 1997 (the "FBS Stock Option Agreement" and, together with the USBC Stock Option Agreement, the "Stock Option Agreements"). The USBC Stock Option Agreement and FBS Stock Option Agreement are attached as Appendices B and C to this Joint Proxy Statement-Prospectus, respectively.

    Pursuant to the USBC Stock Option Agreement, USBC granted to FBS an irrevocable option (the "USBC Option") to purchase a number of shares of USBC Common Stock up to 19.9% of the number of shares of USBC Common Stock outstanding immediately before exercise of the USBC Option for a purchase price of $47.75 per share, subject to adjustment in certain circumstances.

    Pursuant to the FBS Stock Option Agreement, FBS granted to USBC an irrevocable option (the "FBS Option"; the USBC Option and the FBS Option are each referred to herein as an "Option" or collectively, "Options") to purchase a number of shares of FBS Common Stock up to 19.9% of the number of shares of FBS Common Stock outstanding immediately before exercise of the FBS Option for a purchase price of $77.50 per share, subject to adjustment in certain circumstances.

    Each Option would generally become exercisable, if, prior to the termination of the Merger Agreement, a third party makes a proposal to engage in an acquisition of the issuer and an acquisition is consummated within 18 months following such termination. Under certain circumstances, the holder of the Option also could elect to sell the Option, and any shares previously purchased thereunder, back to the issuer at a price generally reflecting the price offered or paid by the third-party acquirer for other shares of the issuer. Alternatively, under certain circumstances, the holder of the Option could surrender the Option for a cash payment from the issuer of the Option of $200 million. The maximum profit realizable under either Option is $300 million.

    The purchase of any shares of USBC Common Stock or FBS Common Stock pursuant to an Option is subject to compliance with applicable law, including the receipt of necessary approvals under the BHCA.

    Arrangements such as the Stock Option Agreements are entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms and to compensate the grantee for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not consummated under certain circumstances involving an acquisition or potential acquisition of the issuer by a third party. The Stock Option Agreements were entered into to accomplish these objectives. The Stock Option Agreements may have the effect of discouraging offers by third parties to acquire USBC or FBS prior to the Merger, even if, in the case of USBC, such persons might have been prepared to offer to pay consideration to USBC's shareholders that has a higher current market price than the shares of New USBC Common Stock to be received by such holders pursuant to the Merger Agreement.

    To the best knowledge of USBC and FBS, no event giving rise to the right to exercise either of the Options has occurred as of the date of this Joint Proxy Statement-Prospectus.

    See "THE MERGER--Background of the Merger", "--Stock Option Agreements" and Appendices B and C to this Joint Proxy Statement-Prospectus.

EXPENSES AND TERMINATION FEES

    The Merger Agreement provides that, in the event of the termination of the Merger Agreement and the abandonment of the Merger at any time by either party due to (i) a material breach by the other party of such party's representations, warranties, covenants or agreements in the Merger Agreement, (ii) any withdrawal or adverse modification or change to the recommendation to shareholders by the Board of Directors of the other party or (iii) a failure on the part of the other party to receive the requisite shareholder approval of the Merger Agreement, then the terminating party will be entitled to receive, as compensation to such party for the expenses associated with the negotiation of the Merger Agreement and the other matters contemplated by the Merger Agreement, a fee of $20,000,000, which will be payable whether or not the payor's shareholders have approved the Merger Agreement (the "Termination Fee Provisions").

    Except as provided in the Termination Fee Provisions, each party to the Merger Agreement will bear all expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby, except that printing expenses and Commission registration fees will be shared equally between USBC and FBS.

NO APPRAISAL RIGHTS

    Holders of USBC Common Stock and USBC 8 1/8% Preferred Stock do not have appraisal rights under the Oregon Business Corporation Act (the "OBCA") with respect to the Merger. Holders of FBS Common Stock do not have appraisal rights under the Delaware General Corporation Law (the "DGCL") with respect to the Merger. See "THE MERGER--No Appraisal Rights."

ACCOUNTING TREATMENT

    It is intended that the Merger will be accounted for as a "pooling-of-interests" under generally accepted accounting principles. The obligation of FBS to consummate the Merger is conditioned upon receipt of letters from its independent auditors to the effect that the Merger may be accounted for in such manner. To conform to the provisions of SAB 96 "Treasury Stock Acquisitions Following Consummation of a Business Combination Accounted for as a Pooling of Interests," the FBS Board has terminated FBS's stock repurchase program. See "THE MERGER--Accounting Treatment" and "--Conditions to the Merger."

REGULATORY APPROVALS

    The Merger is subject to the approval of the Federal Reserve Board. In addition, the Merger may be subject to the approval of or notice to (i) the bank regulatory authorities in California, Idaho, Nevada, Oregon, Utah and Washington and (ii) the insurance regulatory authority in Oregon (collectively, the "State Authorities"). The Merger may not be consummated until expiration of applicable statutory or regulatory waiting periods.

    FBS and USBC have filed all required applications for regulatory review and approval or notice with the Federal Reserve Board and the State Authorities in connection with the Merger. There can be no assurance that all such approvals will be obtained or as to the date of such approvals, or that such approvals will not impose a condition or requirement that causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement. There can likewise be no assurance that the United States Department of Justice or applicable State Authorities or other state governmental officials will not challenge the Merger, or, if such a challenge is made, as to the result thereof.

    FBS submitted its final application to the Federal Reserve Bank of Minneapolis on April 14, 1997. The application was accepted for processing by the Board of Governors of the Federal Reserve System on April 21, 1997. The bank regulatory authorities for the states of Nevada, Oregon and California approved the Merger on May 13, June 5, and June 10, 1997, respectively.

    See "THE MERGER--Conditions to the Merger" and "--Regulatory Matters."

MARKETS AND MARKET PRICES

    The FBS Common Stock is listed on the NYSE under the symbol "FBS" and the USBC Common Stock is traded on the Nasdaq National Market under the symbol "USBC".

    The following table sets forth the closing price per share of FBS Common Stock and the closing price per share of USBC Common Stock, as reported on the NYSE Composite Transactions List and The Nasdaq Stock Market's National Market System, respectively, and the "equivalent per share price" (as defined below) of USBC Common Stock as of March 19, 1997, the last trading day before FBS and USBC publicly announced the execution of the Merger Agreement and on June 16, 1997, the last trading day prior to the date of this Joint Proxy Statement-Prospectus. The "equivalent per share price" of USBC Common Stock as of each such date equals the closing price per share of FBS Common Stock on such date multiplied by the Exchange Ratio.

                                                                  MARKET PRICES PER SHARE
                                                             ---------------------------------
                                                                FBS       USBC     EQUIVALENT
                                                              COMMON     COMMON     PER SHARE
                                                               STOCK      STOCK       PRICE
                                                             ---------  ---------  -----------
March 19, 1997.............................................  $   78.25  $   48.25      $ 59.08
June 16, 1997..............................................      $85.75     $64.06       $64.74

    FBS Shareholders and holders of USBC Common Stock are urged to obtain current market quotations for FBS Common Stock and USBC Common Stock. Because the Exchange Ratio is fixed, a change in the market price of FBS Common Stock before the consummation of the Merger would affect the market value as of the Effective Time of the New USBC Common Stock to be received in the Merger in exchange for USBC Common Stock. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF FBS COMMON STOCK AT ANY TIME BEFORE THE EFFECTIVE DATE, OR AS TO THE MARKET PRICE OF NEW USBC COMMON STOCK AT ANY TIME FOLLOWING THE EXCHANGE OF USBC COMMON STOCK FOR NEW USBC COMMON STOCK PURSUANT TO THE MERGER. SEE "THE MERGER--GENERAL."

COMPARATIVE RIGHTS OF SHAREHOLDERS

    Upon consummation of the Merger, holders of USBC Common Stock will become holders of New USBC Common Stock. As USBC is organized under the laws of the State of Oregon and FBS is (and after the Merger, New USBC will be) organized under the laws of the State of Delaware, differences in the rights of the holders of USBC Common Stock and the USBC 8 1/8% Preferred Stock, on one hand, and the holders of New USBC Common Stock and the New USBC 8 1/8% Preferred Stock, on the other, arise from differences between the OBCA and the DGCL and from differences between the USBC Articles and the USBC Bylaws on the one hand, and the FBS Certificate and FBS's bylaws (the "FBS Bylaws") on the other. However, under any circumstances in which holders of New USBC 8 1/8% Preferred Stock would have additional rights under Oregon law if New USBC were incorporated under the OBCA, holders of USBC 8 1/8% Preferred Stock will be entitled to such rights. For a discussion of certain similarities and differences between the rights of holders of USBC Common Stock and the rights of holders of New USBC Common Stock, see "COMPARATIVE RIGHTS OF SHAREHOLDERS OF FBS COMMON STOCK AND USBC COMMON STOCK."

DIVIDENDS

    Until the Merger, FBS and USBC will coordinate the declaration and payment of dividends in respect of FBS Common Stock and USBC Common Stock. The Merger Agreement prohibits either FBS or USBC from increasing the rate of dividends on its common stock prior to the Effective Date. The New USBC Board will determine the amount and timing of any dividends declared and paid by New USBC after the Effective Time. Management of each of FBS and USBC intends to recommend to the New USBC Board the continuation of quarterly dividends at rates consistent with recent dividend practices of FBS. See "MARKET PRICES AND DIVIDENDS--Dividends."

                      COMPARATIVE UNAUDITED PER SHARE DATA

    The following table sets forth selected comparative unaudited per share data for FBS on a historical and pro forma combined basis, and for USBC on a historical and pro forma equivalent basis, giving effect to the Merger using the pooling-of-interests method of accounting. The pro forma comparative unaudited per share data assumes the Merger had been consummated at the beginning of the periods presented. For a description of the effect of pooling-of-interests accounting on the historical financial statements of FBS, see "THE MERGER--Accounting Treatment." The information set forth below is based on and derived from the consolidated historical financial statements of FBS and USBC and the unaudited pro forma condensed combined financial information, including the respective notes thereto, incorporated by reference into, or appearing elsewhere in, this Joint Proxy Statement-Prospectus. This information should be read in conjunction with such historical financial statements and pro forma financial information and the related notes thereto. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."

    The per share data set forth herein are presented for comparative purposes only and are not necessarily indicative of the future combined financial position, the results of the future operations or the actual results or combined financial position of New USBC that would have been achieved had the Merger been consummated as of the dates or for the periods indicated.

    While no assurance can be given, FBS and USBC expect that New USBC will achieve substantial benefits from the Merger including operating cost savings and revenue enhancements. However, the pro forma comparative unaudited per share data do not reflect any direct costs, potential savings or revenue enhancements which are expected to result from the consolidation of operations of FBS and USBC, and therefore, do not purport to be indicative of the results of future operations of New USBC.

                                                                        FBS COMMON STOCK         USBC COMMON STOCK
                                                                    ------------------------  ------------------------
                                                                                  PRO FORMA                 PRO FORMA
                                                                    HISTORICAL    COMBINED    HISTORICAL   EQUIVALENT
                                                                    -----------  -----------  -----------  -----------
BOOK VALUE(1):

March 31, 1997....................................................   $   22.51    $   21.14    $   17.76    $   15.96
December 31, 1996.................................................       22.63        20.99        17.40        15.85

DIVIDENDS DECLARED(2):
Three Months Ended:
  March 31, 1997..................................................        .465         .465         .310         .351

Year Ended:
  December 31, 1996...............................................        1.65         1.65         1.18         1.25
  December 31, 1995...............................................        1.45         1.45         1.06         1.09
  December 31, 1994...............................................        1.16         1.16          .94          .88

INCOME FROM CONTINUING OPERATIONS(3)(4):
Three Months Ended:
  March 31, 1997..................................................        1.27         1.17          .80          .88

Year Ended:
  December 31, 1996...............................................        5.34         4.74         3.08         3.58
  December 31, 1995...............................................        4.19         3.51         2.09         2.65
  December 31, 1994...............................................        2.21         2.16         1.60         1.63

                           (NOTES ON FOLLOWING PAGE)

                 NOTES TO COMPARATIVE UNAUDITED PER SHARE DATA

(1) The pro forma combined book values per share of FBS Common Stock are based upon the pro forma total common equity for FBS and USBC, divided by the total pro forma shares of New USBC Common Stock assuming conversion of USBC Common Stock at the Exchange Ratio of 0.755 of a share of New USBC Common Stock for each share of USBC Common Stock. The pro forma equivalent book values per share of USBC Common Stock represent the pro forma combined amounts multiplied by the Exchange Ratio. See "THE MERGER--Description of the Merger."

(2) The pro forma combined dividends declared assume no changes in the historical dividends declared per share of FBS Common Stock. The pro forma equivalent dividends per share of USBC Common Stock represent the cash dividends declared on a share of FBS Common Stock multiplied by the Exchange Ratio. See "THE MERGER--Description of the Merger."

(3) The pro forma combined income per share from continuing operations has been computed based on the average number of outstanding shares and common equivalent shares of FBS, and the average number of outstanding shares and common equivalent shares of USBC adjusted for the exchange ratio. The pro forma equivalent income from continuing operations per share of USBC stock represents the pro forma combined income from continuing operations multiplied by the Exchange Ratio. See "THE MERGER--Description of the Merger."

(4) The historical earnings per common share for USBC was based on the average number of common shares outstanding. The impact of common share equivalents, such as stock options, and other potentially dilutive securities is not material; therefore, they were not included in the historical USBC calculations. The following table summarizes the USBC average common shares and USBC average common shares and common equivalent shares referenced in Note (3).

                                                                                   USBC AVERAGE COMMON AND
                                                     USBC AVERAGE COMMON SHARES    COMMON EQUIVALENT SHARES
                                                    ----------------------------  --------------------------
March 31, 1997....................................            147,934,580                  150,500,227
December 31, 1996.................................            151,312,898                  153,409,823
December 31, 1995.................................            151,554,000                  153,859,695
December 31, 1994.................................            151,391,600                  153,091,596

                       SELECTED HISTORICAL FINANCIAL DATA

    The following tables set forth certain selected historical consolidated financial information for FBS and USBC. The selected historical financial data of FBS and USBC for the years ended December 31, 1992 through 1996 was derived from the audited consolidated historical financial statements of FBS and USBC, respectively. The selected historical financial data for the three months ended March 31, 1997 and 1996 was derived from the unaudited historical financial statements of FBS and USBC, respectively. This information should be read in conjunction with the audited consolidated historical financial statements of FBS and USBC, the pro forma selected financial data, and the unaudited pro forma condensed combined financial information, including the respective notes thereto, incorporated by reference into, or appearing elsewhere in, this Joint Proxy Statement-Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," "PRO FORMA SELECTED FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."

                     SELECTED HISTORICAL FINANCIAL DATA OF
                            FIRST BANK SYSTEM, INC.

                                                                   THREE MONTHS ENDED
                                                                       MARCH 31,                 YEAR ENDED DECEMBER 31,
                                                                  --------------------  ------------------------------------------
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)                        1997       1996       1996       1995       1994       1993
----------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
CONDENSED INCOME STATEMENT:
Net interest income (taxable-equivalent basis)..................  $   384.8  $   379.3  $ 1,553.6  $ 1,454.0  $ 1,434.5  $ 1,355.9
Provision for credit losses.....................................       37.0       31.0      136.0      115.0      123.6      133.1
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
  Net interest income after provision for credit losses.........      347.8      348.3    1,417.6    1,339.0    1,310.9    1,222.8
Securities gains (losses).......................................         --       14.6       15.0        --       (115.0)         .3
Other nonrecurring gains........................................         --       160.8      300.8       31.0        --         --
Other noninterest income........................................       225.8      208.1      869.9      752.1      673.9      618.6
Merger-related charges..........................................         --        69.9       69.9        --       125.3       72.2
Other nonrecurring charges......................................         --        56.9      107.9       31.0        --         --
Other noninterest expense.......................................       296.0      297.6    1,210.3    1,174.9    1,224.1    1,192.5
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
  Income from continuing operations before income taxes and
    cumulative effect of changes in accounting principles.......       277.6      307.4    1,215.2      916.2      520.4      577.0
Taxable-equivalent adjustment...................................         4.8        4.7       20.6       13.8       15.1       17.7
Income taxes....................................................       101.0      125.9      454.8      334.3      191.8      198.6
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
  Income from continuing operations before cumulative effect of
    changes in accounting principles............................       171.8      176.8      739.8      568.1      313.5      360.7
Income (loss) from discontinued operations......................         --         --         --         --        (8.5)        2.5
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
  Income before cumulative effect of changes in accounting
    principles..................................................       171.8      176.8      739.8      568.1      305.0      363.2
Cumulative effect of changes in accounting principles...........         --         --         --         --         --         --
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
  Net income....................................................  $    171.8 $    176.8 $    739.8 $    568.1 $    305.0 $    363.2
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
FINANCIAL RATIOS:
Return on average assets........................................       2.00%      2.03%      2.09%      1.73%       .91%      1.13%
Return on average common equity.................................        23.1       23.2       23.8       21.3       11.2       13.9
Efficiency ratio................................................        48.5       56.7       51.0       53.9       64.0       64.1
Net interest margin.............................................       4.98       4.86       4.89       4.91       4.74       4.69
SELECTED FINANCIAL RATIOS EXCLUDING MERGER-RELATED AND
  NONRECURRING ITEMS AND CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES:
Return on average assets........................................       2.00       1.84       1.88       1.73       1.35       1.27
Return on average common equity.................................        23.1       21.0       21.4       21.3       17.0       15.8
Efficiency ratio................................................        48.5       50.7       49.9       53.3       58.1       60.4
PER COMMON SHARE:
Primary income from continuing operations before cumulative
  effect of changes in accounting principles....................  $    1.27  $    1.28  $    5.34  $    4.19  $    2.21  $    2.46
  Income (loss) from discontinued operations....................         --         --         --         --       (.06)       .02
  Cumulative effect of changes in accounting principles.........         --         --         --         --         --         --
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
Primary net income..............................................  $    1.27  $    1.28  $    5.34  $    4.19  $    2.15  $    2.48
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
Fully diluted income from continuing operations before
  cumulative effect of changes in accounting principles.........  $    1.27  $    1.26  $    5.25  $    4.11  $    2.20       2.45
  Income (loss) from discontinued operations....................         --         --         --         --       (.06)       .02
  Cumulative effect of changes in accounting principles.........         --         --         --         --         --         --
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
Fully diluted net income........................................  $    1.27  $    1.26  $    5.25  $    4.11  $    2.14  $    2.47
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
Dividends paid*.................................................  $   .4650  $   .4125  $    1.65  $    1.45  $    1.16  $    1.00
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
AVERAGE BALANCE SHEET DATA:
Loans...........................................................  $  26,908  $  26,329  $  26,806  $  25,383  $  23,863  $  21,808
Earning assets..................................................     31,353     31,371     31,754     29,603     30,265     28,907
Assets..........................................................     34,918     35,044     35,477     32,886     33,545     32,191
Deposits........................................................     22,582     23,047     23,443     22,708     24,661     25,637
Long-term debt..................................................      3,880      3,264      3,393      2,963      2,609      1,633
Common equity...................................................      3,011      3,032      3,085      2,634      2,603      2,409
Total shareholders' equity......................................      3,011      3,133      3,175      2,739      2,746      2,769
PERIOD END BALANCE SHEET DATA:
Loans...........................................................  $  27,173  $  26,878  $  27,128  $  26,400  $  24,556  $  23,497
Assets..........................................................     36,000     36,572     36,489     33,874     34,128     33,370
Deposits........................................................     23,423     24,346     24,379     22,514     24,256     26,386
Long-term debt..................................................      4,257      3,504      3,553      3,201      2,981      2,070
Common equity...................................................      3,001      3,233      3,053      2,622      2,494      2,466
Total shareholders' equity......................................      3,001      3,329      3,053      2,725      2,612      2,744


(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)                        1992
----------------------------------------------------------------  ---------
CONDENSED INCOME STATEMENT:
Net interest income (taxable-equivalent basis)..................  $ 1,175.7
Provision for credit losses.....................................      191.7
                                                                  ---------
  Net interest income after provision for credit losses.........      984.0
Securities gains (losses).......................................        46.3
Other nonrecurring gains........................................         --
Other noninterest income........................................       567.4
Merger-related charges..........................................       110.4
Other nonrecurring charges......................................         --
Other noninterest expense.......................................     1,135.9
                                                                  ---------
  Income from continuing operations before income taxes and
    cumulative effect of changes in accounting principles.......       351.4
Taxable-equivalent adjustment...................................        22.7
Income taxes....................................................       115.7
                                                                  ---------
  Income from continuing operations before cumulative effect of
    changes in accounting principles............................       213.0
Income (loss) from discontinued operations......................         2.7
                                                                  ---------
  Income before cumulative effect of changes in accounting
    principles..................................................       215.7
Cumulative effect of changes in accounting principles...........       233.2
                                                                  ---------
  Net income....................................................  $    448.9
                                                                  ---------
                                                                  ---------
FINANCIAL RATIOS:
Return on average assets........................................       1.56%
Return on average common equity.................................        20.0
Efficiency ratio................................................        71.5
Net interest margin.............................................       4.54
SELECTED FINANCIAL RATIOS EXCLUDING MERGER-RELATED AND
  NONRECURRING ITEMS AND CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES:
Return on average assets........................................        .89
Return on average common equity.................................        10.8
Efficiency ratio................................................        65.2
PER COMMON SHARE:
Primary income from continuing operations before cumulative
  effect of changes in accounting principles....................  $    1.46
  Income (loss) from discontinued operations....................        .02
  Cumulative effect of changes in accounting principles.........       1.87
                                                                  ---------
Primary net income..............................................  $    3.35
                                                                  ---------
Fully diluted income from continuing operations before
  cumulative effect of changes in accounting principles.........  $    1.45
  Income (loss) from discontinued operations....................        .02
  Cumulative effect of changes in accounting principles.........       1.79
                                                                  ---------
Fully diluted net income........................................  $    3.26
                                                                  ---------
                                                                  ---------
Dividends paid*.................................................  $     .88
                                                                  ---------
                                                                  ---------
AVERAGE BALANCE SHEET DATA:
Loans...........................................................  $  19,108
Earning assets..................................................     25,899
Assets..........................................................     28,837
Deposits........................................................     22,953
Long-term debt..................................................      1,453
Common equity...................................................      2,090
Total shareholders' equity......................................      2,495
PERIOD END BALANCE SHEET DATA:
Loans...........................................................     20,692
Assets..........................................................     32,758
Deposits........................................................     26,395
Long-term debt..................................................      1,151
Common equity...................................................      2,354
Total shareholders' equity......................................      2,745

--------------------------------------------------------------------------------

* Dividends per share have not been restated for the Metropolitan Financial Corporation ("MFC") or Colorado National Bankshares, Inc. ("CNB") mergers. MFC paid common dividends of $25.1 million in 1994 ($.80 per share), $12.1 million in 1993 ($.39 per share) and $7.7 million in 1992 ($.27 per share). CNB paid common dividends of $3.2 million in 1992 ($.28 per share).

                     SELECTED HISTORICAL FINANCIAL DATA OF
                                 U. S. BANCORP

                                                   THREE MONTHS ENDED
                                                       MARCH 31,                       YEAR ENDED DECEMBER 31,
                                                  --------------------  -----------------------------------------------------
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)        1997       1996       1996       1995       1994       1993      1992(1)
------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
EARNINGS
Interest income.................................  $   637.4  $   600.0  $ 2,483.3  $ 2,392.5  $ 2,074.4  $ 1,962.2  $ 1,944.7
Interest expense................................      260.5      251.8    1,016.7      993.1      738.7      698.1      825.2
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income.............................      376.9      348.2    1,466.6    1,399.4    1,335.7    1,264.1    1,119.5
Net interest income (taxable-equivalent)(2).....      386.8      359.2    1,510.1    1,449.5    1,389.5    1,317.5    1,169.3
Provision for credit losses.....................       45.9       30.1      135.2      124.1      120.1      106.3      148.8
Total noninterest revenues......................      145.6      144.5      585.2      524.7      552.7      620.3      519.3
Noninterest expenses............................      287.1      278.8    1,156.6    1,191.9    1,305.1    1,273.4    1,098.1
Merger and integration costs....................         --        8.4       18.2       98.9        --          --         --
Restructuring charge............................         --         --         --         --       100.0        --         --
Total noninterest expenses......................       287.1      287.2    1,174.8    1,290.8    1,405.1    1,273.4    1,098.1
Income before cumulative effect of accounting
  changes.......................................       121.5      112.9      478.9      329.0      254.7      341.1      271.5
Cumulative effect of accounting changes.........         --         --         --         --         --         --        59.9
Net income......................................  $    121.5 $    112.9 $    478.9 $    329.0 $    254.7 $    341.1 $    211.6
PER COMMON SHARE
Income before accounting changes................  $     .80  $     .73  $    3.08  $    2.09  $    1.60  $    2.23  $    1.87
Net income......................................        .80        .73       3.08       2.09       1.60       2.23       1.45
Book value......................................      17.76      16.57      17.40      16.38      15.40      15.23      13.45
Cash dividends declared(3)......................        .31        .28       1.18       1.06        .94        .85        .76
Average common shares outstanding (000's).......    147,935    150,815    151,313    151,554    151,392    147,518    142,609
FINANCIAL RATIOS
Return on average common equity.................      18.44%     17.67%     17.99%     12.90%     10.62%     15.71%     14.06%
Return on average assets........................       1.49       1.46       1.50       1.09        .87       1.22       1.07
Overhead ratio..................................      53.92      57.02      56.07      65.38      72.34      65.71      65.03
Net interest margin.............................       5.31       5.19       5.32       5.38       5.35       5.31       5.17
Average total shareholders' equity to average
  assets........................................       8.36       8.52       8.60       8.63       8.35       8.01       7.50
CAPITAL RATIOS
Leverage capital ratio..........................       8.36%      7.97%      8.17%      7.89%      7.82%      7.64%      7.10%
Risk-based capital ratios
  Tier 1 capital ratio..........................       8.30       8.25       8.11       8.44       8.72       8.95       8.63
  Total capital ratio...........................      11.98      11.52      11.83      11.79      11.38      11.75      11.51
CREDIT QUALITY RATIOS
Nonperforming assets as a % of loans and
  foreclosed assets.............................        .90%       .64%       .73%       .73%      1.06%      1.44%      1.77%
Allowance as a % of loans.......................       1.90       1.90       1.90       1.91       1.79       1.77       1.81
Allowance as a % of nonperforming loans.........        232        432        320        336        192        144        117
PERIOD END BALANCES
Assets..........................................  $ 33,754.2 $ 31,557.2 $ 33,260.4 $ 31,794.3 $ 30,609.1 $ 29,086.8 $ 27,874.8
Interest-earning assets.........................    30,029.5   28,100.2   29,242.0   27,883.3   27,004.4   25,945.9   24,643.2
Loans...........................................    25,320.5   23,267.3   25,046.7   22,784.8   21,643.4   19,445.3   18,039.8
Deposits........................................    25,078.8   23,226.7   24,977.0   23,264.7   21,859.3   21,447.7   21,061.6
Long-term debt..................................     1,950.2    1,354.4    1,811.5    1,377.0    1,244.2    1,161.2    1,437.2
Capital qualifying securities...................       300.0        --       300.0        --         --         --         --
Common shareholders' equity.....................     2,632.1    2,489.0    2,560.8    2,467.0    2,343.0    2,291.7    1,971.1
Preferred stock.................................       150.0      150.0      150.0      150.0      150.0      150.0      150.0
Full-time equivalent employees..................     14,244     14,089     14,055     14,081     15,388     17,340     16,273

--------------------------------------------------------------------------------

(1) 1992 net income includes a $59.9 million after-tax charge from the adoption of Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." 1992 income before accounting changes per common share on a primary and fully diluted basis was $1.84 and $1.79, respectively; net income per share on a primary and fully diluted basis was $1.42 and $1.40, respectively. Dilution was not material in the other periods represented. 1992 returns on average common equity and assets were computed before accounting changes. After accounting changes, return on average assets was .84% and return on average common equity was 11.25%.

(2) Includes taxable-equivalent adjustment related to income on certain loans and securities that is exempt from federal and applicable state income taxes. The federal statutory tax rate was 34% for 1992 and 35% for subsequent years presented.

(3) Dividends per share are based on historical USBC common cash dividends declared.

                       PRO FORMA SELECTED FINANCIAL DATA
       REFLECTING THE MERGER OF FIRST BANK SYSTEM, INC. AND U. S. BANCORP

    The following table presents selected unaudited financial data for the combined company prepared on a pro forma basis. The pro forma income statement items have been prepared assuming the Merger occurred at the beginning of the periods presented. The pro forma income statement items and related per share amounts do not include anticipated revenue enhancements, operating cost savings or the after-tax impact of merger-related costs expected as a result of the Merger.

    The pro forma balance sheet items give effect to the Merger as if it occurred at the beginning of the period presented and includes adjustments to reflect the after-tax impact of merger-related costs. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."

                  PRO FORMA SELECTED HISTORICAL FINANCIAL DATA
                   FIRST BANK SYSTEM, INC. AND U. S. BANCORP

                                                             THREE MONTHS ENDED
                                                                 MARCH 31,            YEAR ENDED DECEMBER 31,
                                                            --------------------  -------------------------------
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)                  1997       1996       1996       1995       1994
----------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
CONDENSED INCOME STATEMENT:
Net interest income (taxable-equivalent basis)............  $   771.6  $   738.5  $ 3,063.7  $ 2,903.5  $ 2,824.0
Provision for credit losses...............................       82.9       61.1      271.2      239.1      243.7
                                                            ---------  ---------  ---------  ---------  ---------
    Net interest income after provision for credit
    losses................................................      688.7      677.4    2,792.5    2,664.4    2,580.3
Security gains (losses)...................................        1.7       18.0       20.8        3.0     (124.2)
Other nonrecurring gains..................................        5.0      171.1      358.4       48.0       47.2
Other noninterest income..................................      364.7      338.9    1,391.7    1,256.8    1,188.6
Merger and restructuring charges..........................         --       78.3       88.1       98.9      225.3
Other nonrecurring charges................................         --       56.9      118.2       38.2       27.2
Other noninterest expense.................................      583.1      576.4    2,356.6    2,359.6    2,502.0
                                                            ---------  ---------  ---------  ---------  ---------
    Income from continuing operations before income
    taxes.................................................      477.0      493.8    2,000.5    1,475.5      937.4
Taxable-equivalent adjustment.............................       14.7       15.7       64.1       63.9       68.9
Income taxes..............................................      169.0      188.4      717.7      514.5      300.3
                                                            ---------  ---------  ---------  ---------  ---------
    Income from continuing operations.....................  $   293.3  $   289.7  $ 1,218.7  $   897.1  $   568.2
                                                            ---------  ---------  ---------  ---------  ---------

FINANCIAL RATIOS:
Return on average assets..................................       1.75%      1.76%      1.81%      1.42%       .89%
Return on average common equity...........................       22.8       22.6       23.0       18.9       12.1
Efficiency ratio..........................................       51.1       57.0       53.2       59.3       67.8
Net interest margin.......................................       5.15       5.02       5.09       5.14       5.02

SELECTED FINANCIAL RATIOS EXCLUDING MERGER AND
  RESTRUCTURING CHARGES AND OTHER NONRECURRING ITEMS:
Return on average assets..................................       1.72       1.64       1.67       1.50       1.23
Return on average common equity...........................       22.5       21.0       21.2       20.1       16.8
Efficiency ratio..........................................       51.3       53.5       52.9       56.7       62.4

PER COMMON SHARE:
Primary income from continuing operations.................  $    1.17  $    1.13  $    4.74  $    3.51  $    2.16
Fully diluted income from continuing operations...........       1.16       1.12       4.67       3.43       2.14
Dividends paid............................................      .4650      .4125       1.65       1.45       1.16

AVERAGE BALANCE SHEET DATA:
Loans.....................................................  $  52,324  $  49,450  $  50,855  $  47,703  $  44,584
Earning assets............................................     60,771     59,163     60,192     56,532     56,205
Assets....................................................     68,010     66,257     67,491     63,173     62,797
Deposits..................................................     47,160     46,197     47,252     44,727     46,147
Long-term debt............................................      5,751      4,629      4,908      4,162      3,796
Common equity.............................................      5,165      5,083      5,229      4,640      4,437
Total shareholders' equity................................      5,315      5,334      5,469      4,895      4,730

PERIOD END BALANCE SHEET DATA:
Loans.....................................................  $  52,747  $  50,299  $  52,355  $  49,345  $  46,375
Assets....................................................     69,843     68,218     69,838     65,757     64,826
Deposits..................................................     48,502     47,573     49,356     45,779     46,115
Long-term debt............................................      6,207      4,858      5,364      4,578      4,225
Common equity.............................................      5,183      5,272      5,164      4,639      4,387
Total shareholders' equity................................      5,333      5,518      5,314      4,892      4,655

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following are the consolidated ratios of earnings to fixed charges for FBS for the three months ended March 31, 1997 and for each of the years in the five-year period ended December 31, 1996:

                                                                                            YEAR ENDED DECEMBER 31,
                                                            THREE MONTHS ENDED     ------------------------------------------
                                                              MARCH 31, 1997         1996       1995       1994       1993
                                                          -----------------------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits..........................              3.20              3.50       3.11       2.68       4.06
Including interest on deposits..........................              1.97              2.04       1.80       1.56       1.69


                                                            1992
                                                          ---------
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits..........................       2.71
Including interest on deposits..........................       1.33

    For purposes of computing the consolidated ratios, earnings represent the net income of FBS plus applicable income taxes and fixed charges, less capitalized interest. Fixed charges represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), capitalized interest, amortization of debt discount and appropriate issuance costs and the interest component of net rent expense under all lease commitments.

                              FBS SPECIAL MEETING

GENERAL

    This Joint Proxy Statement-Prospectus is being furnished to FBS Shareholders as part of the solicitation of proxies by the FBS Board for use at the FBS Special Meeting to be held on Thursday, July 31, 1997 at First Bank on Marquette Avenue, 10th Floor Auditorium, 90 South Sixth Street, Minneapolis, Minnesota. This Joint Proxy Statement-Prospectus and the accompanying Proxy Card are first being mailed to holders of FBS Common Stock on or about June 23, 1997.

    The purpose of the FBS Special Meeting is to consider and vote upon (a) a proposal to approve and adopt the Merger Agreement, pursuant to which, among other things, (i) USBC will be merged with and into FBS, with FBS as the surviving corporation, (ii) each outstanding share of USBC Common Stock will be converted into the right to receive 0.755 of a share of New USBC Common Stock (with cash paid in lieu of fractional shares), (iii) each outstanding share of USBC 8 1/8% Preferred Stock, will be converted into one share of New USBC 8 1/8% Preferred Stock, having terms substantially identical to the USBC 8 1/8% Preferred Stock and (iv) the FBS Certificate will be amended to increase the number of authorized shares of FBS Common Stock from 200,000,000 to 500,000,000 and to change the name of FBS to "U.S. Bancorp", such amendment to be effective at the Effective Time; (b) a proposal to approve an amendment to the FBS Certificate to increase the maximum number of FBS directors to 30 and to exempt from the 80% shareholder voting requirement any future amendment to the FBS Certificate to reduce the maximum number of FBS directors to not less than the greater of (i) the number of directors then in office and (ii) 24, such amendment to be effective at the Effective Time; and (c) a proposal to approve the 1997 Plan.

    Pursuant to the Merger Agreement, holders of USBC Common Stock would be entitled to receive 0.755 of a share of New USBC Common Stock for each share of USBC Common Stock held as of the Effective Date. Based on the number of shares of USBC Common Stock outstanding on the USBC Record Date, consummation of the Merger would result in the issuance of 110,859,907 shares of New USBC Common Stock, or approximately 45.3% of the total number of shares of New USBC Common Stock after the consummation of the Merger (based on the number of FBS Common Stock outstanding on the FBS Record Date). Based on the total number of shares and rights to acquire shares of USBC Common Stock outstanding on the USBC Record Date, a maximum aggregate of 113,979,980 shares of New USBC Common Stock could be issued in the Merger, or approximately 44.3% of the New USBC Common Stock outstanding after consummation of the Merger (based on the number of shares of FBS Common Stock and rights to acquire shares of FBS Common Stock outstanding on the FBS Record Date).

    The principal purpose and effect of the amendment to increase the authorized number of shares of FBS Common Stock from 200,000,000 to 500,000,000 will be to provide for a sufficient number of shares of New USBC Common Stock for issuance to shareholders of USBC in the Merger and to authorize additional shares of common stock that may be issued upon the approval of the FBS Board without further shareholder approval. See "AMENDMENTS TO FBS CERTIFICATE OF INCORPORATION."

    While the FBS Board recommends that FBS Shareholders vote "FOR" approval of the FBS Board Expansion Amendment and the 1997 Plan, the approval and adoption of the Merger Agreement and consummation of the Merger are not contingent upon the approval of the FBS Board Expansion Amendment or the 1997 Plan. The Merger is subject to a number of conditions, including the receipt of required regulatory and shareholder approvals. See "THE MERGER--Conditions to the Merger" and "--Regulatory Matters."

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

    FBS Shareholders as of the FBS Record Date are entitled to notice of and to vote at the FBS Special Meeting and any adjournment or postponement thereof. Accordingly, only holders of record of shares of

FBS Common Stock at the close of business on such date will be entitled to vote at the FBS Special Meeting and any adjournment or postponement thereof, with each share entitling its owner to one vote on all matters properly presented at the FBS Special Meeting and any adjournment or postponement thereof. On the FBS Record Date, there were approximately 22,023 holders of record of the 113,606,498 shares of FBS Common Stock then outstanding.

    Although the FBS Bylaws require the presence, in person or by proxy, of not less than one-third of the total number of outstanding shares of FBS Common Stock entitled to vote at the FBS Special Meeting for purposes of a quorum at the FBS Special Meeting, under Delaware law, the Merger Agreement must be approved and adopted by the holders of a majority of the outstanding shares of FBS Common Stock. Such approval would also satisfy the NYSE requirement that the issuance of New USBC Common Stock contemplated by the Merger Agreement must be approved by a majority of the votes cast at the FBS Special Meeting and that at least 50% of the votes entitled to be cast on the matter are voted at the FBS Special Meeting. With respect to the FBS Board Expansion Amendment, the FBS Certificate requires approval of the holders of at least 80% of the outstanding shares of FBS Common Stock entitled to vote. Approval of the 1997 Plan requires the affirmative vote of the holders of a majority of the shares of FBS Common Stock represented and entitled to vote, assuming that at least 50% of the votes entitled to be cast on the matter are voted at the FBS Special Meeting.

    If an executed Proxy Card is returned and the shareholder has explicitly abstained from voting on any matter, the shares represented by such proxy will be considered present at the FBS Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. Under the rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers without specific instructions from such customers. Given that the DGCL requires the affirmative vote of the holders of a majority of the outstanding shares of FBS Common Stock to approve and adopt the Merger Agreement, and that the FBS Certificate requires the approval of the holders of at least 80% of the outstanding shares of FBS Common Stock to approve the FBS Board Expansion Amendment, any abstention and any failure of such customers to provide specific instructions with respect to their shares of FBS Common Stock to their broker will have the same effect as a vote against the approval and adoption of the Merger Agreement and approval of the FBS Board Expansion Amendment. With respect to the approval of the 1997 Plan, given that the affirmative vote of the holders of a majority of the shares of FBS Common Stock represented at the FBS Special Meeting and entitled to vote is necessary for approval of the 1997 Plan, an abstention will have the same effect as a vote against the approval of the 1997 Plan; however, with respect to brokers who hold the shares in street name for customers, the failure of such customers to provide specific instructions with respect to their shares of FBS Common Stock to their broker will be treated as if such shares are not represented at the FBS Special Meeting. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE FBS SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT, THE FBS BOARD EXPANSION AMENDMENT AND THE 1997 PLAN.

    It is currently expected that all of the 2,117,985 shares of FBS Common Stock which the directors and executive officers of FBS beneficially owned and were entitled to vote as of the FBS Record Date (1.6% of the total number of outstanding shares of FBS Common Stock as of such date) will be voted for approval and adoption of the Merger Agreement and approval of the FBS Board Expansion Amendment and the 1997 Plan. As of the FBS Record Date, the banking and trust subsidiaries of FBS, as fiduciaries, custodians and agents, held a total of 3,645,409 shares, or approximately 2.7% of the outstanding shares, of FBS Common Stock under trust agreements and other instruments and agreements for various beneficiaries. These entities maintained sole or shared voting power with respect to 3,523,705 of these shares, which represented 2.6% of the outstanding shares of FBS Common Stock on the FBS Record Date. In addition, as of the FBS Record Date, the banking and trust subsidiaries of USBC, as fiduciaries, custodians and agents, held a total of 28,536 shares, or less than one percent of the outstanding shares, of FBS Common

Stock under trust agreements and other instruments and agreements for various beneficiaries. As of the FBS Record Date, USBC did not beneficially own any shares of FBS Common Stock (excluding shares issuable to USBC under certain conditions as described under "THE MERGER--Stock Option Agreements"). Also as of the FBS Record Date, directors and executive officers of USBC beneficially owned and were entitled to vote 1,171 shares of FBS Common Stock, or less than one percent of the shares entitled to be voted at the FBS Special Meeting.

    If the accompanying Proxy Card is properly executed and returned to FBS in time to be voted at the FBS Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE FBS BOARD EXPANSION AMENDMENT AND THE 1997 PLAN. The FBS Board does not know of any matters other than those described in the notice of the FBS Special Meeting that are to come before the FBS Special Meeting. If any other matters are properly brought before the FBS Special Meeting, including, among other things, a motion to adjourn or postpone the FBS Special Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt the Merger Agreement or to approve the FBS Board Expansion Amendment or the 1997 Plan or to permit dissemination of information regarding material developments relating to the Merger or otherwise germane to the FBS Special Meeting, one or more of the persons named in the Proxy Card will vote the shares represented by such proxy upon such matters as determined in their discretion; provided, however, that no proxy that is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement for the purpose of soliciting additional proxies.

    The presence of a shareholder at the FBS Special Meeting will not automatically revoke such shareholder's proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it by giving written notice of such revocation to the Secretary of FBS at any time before it is voted, by delivering to FBS a duly executed, later-dated proxy or by attending the FBS Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of FBS proxies should be addressed to Lee R. Mitau, Secretary, First Bank System, Inc., First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302.

    The cost of soliciting proxies for the FBS Special Meeting will be borne by FBS, except that the cost of preparing and mailing this Joint Proxy Statement-Prospectus will be borne equally by FBS and USBC. In addition to use of the mails, proxies may be solicited personally or by telephone, telegraph, facsimile or other means of communication by directors, officers and employees of FBS, who will not be specially compensated for such activities, but who may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. FBS will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. FBS will reimburse such persons for their reasonable expenses incurred in that connection. FBS has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies at a cost of approximately $17,500, plus customary expenses.

RECOMMENDATION OF FBS BOARD

    The FBS Board, with one director absent, has unanimously approved the Merger Agreement and the transactions contemplated thereby, the FBS Board Expansion Amendment and the 1997 Plan. The FBS Board believes that the Merger, the FBS Board Expansion Amendment and the 1997 Plan are in the best interests of FBS and its shareholders and unanimously recommends that FBS Shareholders vote "FOR" approval and adoption of the Merger Agreement and approval of the FBS Board Expansion Amendment and the 1997 Plan. See "THE MERGER--Reasons of FBS for the Merger," "AMENDMENTS TO FBS RESTATED CERTIFICATE OF INCORPORATION" and "PROPOSAL TO APPROVE THE NEW USBC 1997 STOCK INCENTIVE PLAN."

                              USBC ANNUAL MEETING

GENERAL

    This Joint Proxy Statement-Prospectus is being furnished to holders of USBC Common Stock as part of the solicitation of proxies by the USBC Board for use at the USBC Annual Meeting to be held on Thursday, July 31, 1997 at 10:00 a.m., local time, in the Ballroom of the Multnomah Athletic Club, 1849 S.W. Salmon, Portland, Oregon. This Joint Proxy Statement-Prospectus and the accompanying Proxy Card are first being mailed to holders of USBC Common Stock on or about June 23, 1997.

    The purpose of the USBC Annual Meeting is to consider and vote upon a proposal to approve the Merger Agreement. Also at the USBC Annual Meeting, holders of USBC Common Stock will consider and vote upon (i) the election of directors to serve until the earlier of the next annual meeting of USBC shareholders or the Effective Time and (ii) a proposal to approve the selection of the independent auditors for USBC for USBC's fiscal year ending December 31, 1997 or, if the Merger is consummated prior to December 31, 1997, for the period prior to the Effective Date.

    The Merger is subject to a number of conditions, including the receipt of required regulatory and shareholder approvals. See "THE MERGER--Conditions to the Merger" and "--Regulatory Matters."

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

    Holders of USBC Common Stock as of the USBC Record Date are entitled to notice of and to vote at the USBC Annual Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of shares of USBC Common Stock at the close of business on such date will be entitled to vote at the USBC Annual Meeting and any adjournments or postponements thereof, with each share entitling its owner to one vote on all matters properly presented at the USBC Annual Meeting and any adjournments or postponements thereof. On the USBC Record Date, there were 20,821 holders of record of the 146,834,315 shares of USBC Common Stock then outstanding. Under Oregon law, the Merger Agreement must be approved and adopted by the holders of a majority of outstanding shares of USBC Common Stock. Directors of USBC will be elected by a plurality of the votes cast by the shares of USBC Common Stock entitled to vote in the election at the USBC Annual Meeting, provided a quorum of at least a majority of the votes entitled to be cast at the meeting is present. A majority of the shares of USBC Common Stock represented at the USBC Annual Meeting may approve the selection of the independent auditors of USBC. If a majority of such shares do not vote to approve the selection, the USBC Board will reconsider the selection.

    If an executed Proxy Card is returned and the shareholder has explicitly abstained from voting on any matter, the shares represented by such proxy will be considered present at the USBC Annual Meeting for purposes of determining the presence of a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. In addition, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers without specific instructions from such customers. Given that the OBCA requires the affirmative vote of the holders of a majority of the outstanding shares of USBC Common Stock entitled to vote on the proposal to approve the Merger Agreement, if such customers fail to provide specific instructions with respect to their shares of USBC Common Stock to their broker or such shareholders explicitly abstain from voting on the proposals, the effect will be the same as a vote against the approval of the Merger Agreement. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE USBC ANNUAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

    It is currently expected that all of the 12,689,137 shares of USBC Common Stock which the directors and executive officers of USBC beneficially owned and were entitled to vote as of the USBC Record Date (8.6% of the total number of outstanding shares of USBC Common Stock as of such date) will be voted for approval of the Merger Agreement. In particular, in connection with the execution of the Merger Agreement, Joshua Green III and Harry L. Bettis, directors of USBC who beneficially owned at the USBC Record Date approximately 5.7% and approximately 2.0% of the outstanding USBC Common Stock, respectively, delivered letters (together, the "Shareholder Letters") to USBC and FBS. In the Shareholder Letters, each of Messrs. Green and Bettis stated his respective intention to use reasonable best efforts to vote or cause to be voted in favor of the Merger all shares of USBC Common Stock owned or controlled by him. As of the USBC Record Date, the banking and trust subsidiaries of USBC, as fiduciaries, custodians and agents, held a total of 15,792,595 shares, or approximately 10.8% of the outstanding shares, of USBC Common Stock under trust agreements and other instruments and agreements for various beneficiaries. These entities maintained sole or shared voting power with respect to 1,807,993 of such shares, which represented approximately 1.2% of the outstanding shares of USBC Common Stock on the USBC Record Date. In addition, as of the USBC Record Date, the banking and trust subsidiaries of FBS, as fiduciaries, custodians and agents, held a total of 73,564 shares, or less than one percent of the outstanding shares, of USBC Common Stock under trust agreements and other instruments and agreements for various beneficiaries. As of the USBC Record Date, FBS was the beneficial owner of 100 shares of USBC Common Stock (excluding shares issuable to FBS under certain conditions as described under "THE MERGER--Stock Option Agreements"). Also as of the USBC Record Date, directors and executive officers of FBS did not beneficially own any shares of USBC Common Stock entitled to be voted at the USBC Annual Meeting.

    If the accompanying Proxy Card is properly executed and returned to USBC in time to be voted at the USBC Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE SELECTION OF USBC'S INDEPENDENT AUDITORS. The USBC Board does not know of any matters other than those described in the notice of the USBC Annual Meeting that are to come before the USBC Annual Meeting. If any other matters are properly brought before the USBC Annual Meeting, including, among other things, a motion to adjourn or postpone the USBC Annual Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the Merger Agreement or to permit dissemination of information regarding material developments relating to the Merger or otherwise germane to the USBC Annual Meeting, one or more of the persons named in the Proxy Card will vote the shares represented by such proxy upon such matters as determined in their discretion; provided, however, that no proxy that is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement for the purpose of soliciting additional proxies.

    The presence of a shareholder at the USBC Annual Meeting will not automatically revoke such shareholder's proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it by giving written notice of such revocation to the Secretary of USBC at any time before it is voted, by delivering to USBC a duly executed, later-dated proxy, by delivering to any other person a duly executed, later dated proxy that such other person uses to vote at the USBC Annual Meeting or by attending the USBC Annual Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of USBC proxies should be addressed to First Chicago Trust Company of New York, Attention: Inspectors of Election, P.O. Box 8640, Edison, New Jersey 08818-9142.

    The cost of soliciting proxies for the USBC Annual Meeting will be borne by USBC, except that the cost of preparing and mailing this Joint Proxy Statement-Prospectus will be borne equally by USBC and FBS. In addition to use of the mails, proxies may be solicited personally or by telephone, telegraph, facsimile or other means of communication by directors, officers and employees of USBC, who will not be specially compensated for such activities, but who may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. USBC will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. USBC will reimburse such persons for their reasonable expenses incurred in that connection. USBC has retained Beacon Hill Partners, Inc. to assist in the solicitation of proxies at a cost of approximately $5,000 plus customary expenses.

RECOMMENDATION OF USBC BOARD

    The USBC Board (with one director absent) has unanimously approved the Merger Agreement and the transactions contemplated thereby. The USBC Board believes that the Merger Agreement is in the best interests of USBC and its shareholders and unanimously recommends that USBC Shareholders vote "FOR" approval of the Merger Agreement. See "THE MERGER--Reasons of USBC for the Merger."

                                   THE MERGER

    THE FOLLOWING SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE MERGER AGREEMENT, WHICH DESCRIBES ALL MATERIAL TERMS AND PROVISIONS THEREOF, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT-PROSPECTUS INCLUDING THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT (EXCLUDING THE EXHIBITS AND SCHEDULES THERETO) IS SET FORTH IN APPENDIX A TO THIS JOINT PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE, AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT AND EACH OF THE OTHER APPENDICES HERETO CAREFULLY.

DESCRIPTION OF THE MERGER

    At the Effective Time, (i) USBC will merge with and into FBS and the separate corporate existence of USBC will cease and (ii) FBS will survive and continue to exist as a Delaware corporation. Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement and described more fully in "--Conditions to the Merger," the Merger will become effective upon the filing of articles and a certificate of merger in the offices of the Secretaries of State of Oregon and Delaware, respectively, or at such later date and time as may be set forth in the articles or certificate of merger, in accordance with Section 60.494 of the OBCA and Section 252 of the DGCL. The Merger will have the effects prescribed in Section 60.497 of the OBCA and
Section 259 of the DGCL and the certificate of incorporation and bylaws of the surviving corporation will be those of FBS, as in effect immediately prior to the Effective Time, as amended as of the Effective Time to effect the amendments to the FBS Certificate contemplated by the terms of the Merger Agreement (subject, in the case of the FBS Board Expansion Amendment, to FBS shareholder approval of such amendment). Accordingly, upon consummation of the Merger, the name of FBS will be changed to "U.S. Bancorp" (referred to herein as "New USBC").

    At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or shareholder, each share of USBC Common Stock (excluding shares of USBC Common Stock held by USBC, FBS or any of their respective subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith (such shares, and any shares of USBC capital stock similarly held, "Treasury Shares")), issued and outstanding immediately prior to the Effective Time will become and be converted into the right to receive 0.755 of a share of New USBC Common Stock; provided that, in the event FBS changes (or establishes a record date for changing) the number of shares of FBS Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding FBS Common Stock and the record date of such transaction is prior to the Effective Date, the Exchange Ratio will be proportionately adjusted.

    In addition, at the Effective Time (1) each share of USBC 8 1/8% Preferred Stock (excluding any Treasury Shares) issued and outstanding immediately prior to the Effective Time will become and be converted into one share of New USBC
8 1/8% Preferred Stock, having terms substantially identical to those of the USBC 8 1/8% Preferred Stock; (2) the shares of FBS Common Stock outstanding immediately prior to the Effective Time will continue to be outstanding after the Effective Time and will constitute shares of New USBC Common Stock; and (3) each of the shares of USBC Common Stock held as Treasury Shares immediately prior to the Effective Time will be canceled and retired at the Effective Time and no consideration will be issued in exchange therefor. Also at the Effective Time, all USBC Employee Stock Options, which are then outstanding and unexercised, will cease to represent a right to acquire shares of USBC Common Stock and will be converted automatically into options to purchase shares of New USBC Common Stock, and New USBC will assume each USBC Employee Stock Option subject to the terms of any of the relevant stock option plans of USBC and the agreements evidencing grants, including but not limited to the accelerated vesting of such options which will occur in connection with and by virtue of the Merger as and to the extent required by such plans and agreements; provided, however, that from and after the Effective Time, (i) the number of shares of New USBC Common Stock purchasable upon exercise of such USBC Employee Stock Option will be equal to the number of shares of USBC Common Stock that were purchasable under such USBC Employee Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole share and (ii) the per share exercise price under each such USBC Employee Stock Option will be adjusted by dividing the per share exercise price of each such USBC Employee Stock Option by the Exchange Ratio, and rounding down to the nearest cent. Notwithstanding the foregoing, each USBC Employee Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) will be adjusted in accordance with the requirements of Section 424 of the Code and, with respect to any such incentive stock options, fractional shares will be rounded down to the nearest whole number of shares and where necessary the per share exercise price will be rounded down to the nearest cent. Each USBC Employee Stock Option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to New USBC Common Stock on or subsequent to the Effective Date. See "PROPOSAL TO APPROVE THE NEW USBC 1997 STOCK INCENTIVE PLAN."

    FBS may, at any time prior to the Effective Time, change the method of effecting the combination with USBC if and to the extent it deems such change to be desirable, including, without limitation, to provide for a merger of USBC with or into a wholly-owned subsidiary of FBS, in which either USBC or such subsidiary is the surviving corporation; provided, however, that no such change will (i) alter or change the amount or kind of consideration to be issued to USBC Shareholders as provided for in the Merger Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of USBC Shareholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by the Merger Agreement.

BACKGROUND OF THE MERGER

    In recent years, FBS has from time to time explored potential business combinations with other financial institutions it viewed to be strategic acquisition candidates. In November of 1995, FBS entered into a merger agreement with First Interstate Bancorp. This agreement was subsequently terminated and First Interstate Bancorp was ultimately acquired by Wells Fargo & Co. Both before and after entering into this agreement with First Interstate Bancorp, since 1993 FBS has considered USBC to be a preferred potential merger partner.

    USBC has traditionally pursued a strategy of growing its business through internal growth, selected regional expansion by acquisition and enhancing earnings by, among other things, re-engineering its operations. In connection with this strategy, USBC management has focused on the changing pace of consolidation and technological and regulatory change in the banking industry, and has continually evaluated the steps that would be necessary to assure that USBC remained a competitive and strong institution. Prior to the negotiations with FBS as described in this section, USBC did not pursue negotiations with other parties related to being acquired in a business combination.

    In November and December of 1996, John F. Grundhofer, Chairman, President and Chief Executive Officer of FBS, contacted Gerry B. Cameron, Chairman, President and Chief Executive Officer of USBC, regarding FBS's interest in pursuing a possible business combination between FBS and USBC, and suggested to Mr. Cameron in general terms how a potential merger might be structured.

    In December 1996, USBC retained CSFB as its financial advisor in order to assist USBC in connection with USBC's consideration of its various strategic alternatives. At a USBC Board meeting on February 20, 1997, Mr. Cameron described to the USBC Board the various preliminary expressions of interest USBC had received from time to time from other institutions (none of which proceeded beyond exploratory contacts), including the contacts by Mr. Grundhofer, and CSFB described the range of opportunities available to USBC both on a stand-alone basis and as a strategic merger partner, which included several hypothetical scenarios involving business combinations between USBC and other banking institutions as well as potential business strategies, including, without limitation, acquisitions of other banking franchises and non-banking companies, that USBC might implement as a stand-alone entity.

There was an extensive discussion among the directors concerning the desirability of continuing to hold discussions with FBS of the nature Mr. Cameron outlined. There was also a discussion of USBC's ongoing business opportunities and of the significant investments in technology that would be required for USBC to meet its future objectives on a stand-alone basis. The Board determined at this meeting that it had not been presented with a sufficiently well defined alternative to warrant changing USBC's existing business strategy, and therefore determined not to actively pursue further negotiations with FBS or any potential merger partner. Following the meeting Mr. Cameron was contacted by several USBC directors, each of whom had participated in the meeting, who encouraged him to continue to investigate USBC's strategic alternatives, including further discussions with FBS concerning the terms of a potential strategic combination between USBC and FBS.

    Messrs. Grundhofer and Cameron held additional discussions concerning the terms of a potential transaction. Robert D. Sznewajs, Vice Chairman of USBC, and Philip G. Heasley, Vice Chairman of FBS, engaged in additional discussions about business issues in a potential combination of USBC and FBS, including issues relating to management, technology and the anticipated integration process.

    On March 1, 1997, Messrs. Grundhofer and Cameron met and discussed, among other things, the potential composition of the Board of Directors and senior management of a combined company. In addition, during the period between February 20 and March 11, other discussions continued between the senior managements of the two companies.

    At the March 11, 1997 meeting of the USBC Board, Mr. Cameron described the further discussions between the parties, USBC's senior management made presentations which set forth the reasons for the Merger and the potential benefits to USBC and its shareholders from the Merger, USBC's legal advisors reviewed the USBC Board's obligations in consideration thereof, and USBC's financial advisors discussed the strategic, business and operational fit, rationale and financial aspects of the transaction. As a result of these presentations and its discussions thereof, at the conclusion of its March 11, 1997 meeting, the USBC Board authorized negotiations with FBS regarding a potential business combination.

    Later on March 11, 1997, FBS and USBC entered into a customary confidentiality agreement containing a "standstill" provision pursuant to which each party agreed, for a period of two years following the date of such agreement, not to take certain actions relating to an acquisition of the other party's assets or securities without such other party's consent. Following the execution and delivery of the confidentiality agreement, each of USBC and FBS began its due diligence review of the other and discussions between the senior managements and representatives of the companies continued. During this period, the Exchange Ratio was determined through arm's-length negotiations between the parties. Certain other terms of the Merger were also determined during this period, including the makeup of the board of directors of the combined company following the Merger, the positions and responsibilities of Messrs. Cameron, Sznewajs, and Duim in the combined company, the level of employee benefits and severance payments payable to employees and the level of the combined company's charitable commitments to USBC communities. Also during this period, the Merger Agreement, the Employment Agreements and the Stock Option Agreements were drafted, discussed and negotiated by the parties and their respective representatives.

    On March 19, 1997, at a special meeting of the FBS Board, Mr. Grundhofer and senior management of FBS reviewed the reasons for and the potential benefits of the Merger and updated the FBS Board on discussions with USBC; FBS's general counsel and legal advisors reviewed the terms of the Merger Agreement, the Employment Agreements and the Stock Option Agreements; and Merrill Lynch made a presentation regarding the financial terms of the Merger and the fairness, from a financial point of view, of the Exchange Ratio to the holders of FBS Common Stock. See "--Opinion of FBS's Financial Advisor." After discussions and detailed consideration of the Merger Agreement, the Employment Agreements and the Stock Option Agreements and of the factors discussed below under "--Reasons of FBS for the Merger," the FBS Board (with one director absent) unanimously approved and authorized the execution of the Merger Agreement, the Employment Agreements and the Stock Option Agreements.

    Also on March 19, 1997, at a special meeting of the USBC Board, Mr. Cameron and senior management of USBC again reviewed the reasons for and the potential benefits of the Merger and updated the USBC Board on discussions with FBS; USBC's legal advisors reviewed the terms of the Merger Agreement and of the Stock Option Agreements; and CSFB made a presentation regarding the financial terms of the Merger and the fairness, from a financial point of view, of the Exchange Ratio to holders of USBC Common Stock. See "--Opinion of USBC's Financial Advisor." After discussion and detailed consideration of the Merger Agreement and the Stock Option Agreements and of the factors discussed below under "--Reasons of USBC for the Merger," the USBC Board (with 11 directors present and one director absent) unanimously approved and authorized the execution of the Merger Agreement and the Stock Option Agreements.

    The Merger Agreement and the Employment Agreements were each entered into on March 19, 1997 and the Stock Option Agreements were each entered into on March 20, 1997.

    In connection with the execution of the Merger Agreement, Joshua Green III and Harry L. Bettis, directors of USBC who beneficially own 8,399,460 shares of USBC Common Stock (approximately 5.7% of the outstanding shares of USBC Common Stock) and 2,973,947 shares of the USBC Common Stock (approximately 2.0% of the outstanding shares of USBC Common Stock), respectively, delivered the Shareholder Letters to FBS and USBC. See "USBC ANNUAL MEETING--Solicitation, Voting and Revocability of Proxies."

REASONS OF FBS FOR THE MERGER

    In reaching its determination to approve the Merger Agreement, the Employment Agreements, and the FBS Stock Option Agreement and the transactions contemplated thereby and to recommend that the FBS Shareholders approve and adopt the Merger Agreement and approve the FBS Board Expansion Amendment, the FBS Board considered a variety of factors, including the following:

    ENHANCED FRANCHISE. The FBS Board considered that the Merger would result in a combined company serving approximately 3.9 million retail customers and approximately 475,000 business customers through approximately 995 branches and 4,565 automated teller machines. The FBS Board was advised that as of June 30, 1996 (the latest date for which such information was available), the combined company would be among the three largest banking institutions in terms of deposits in nine of the 17 states, and 29 of the 57 metropolitan areas, comprising its franchise area, including Minneapolis/St. Paul, Portland/ Vancouver, Seattle/Bellevue/Everett, Denver, Boise, Omaha, Salem, Spokane, Lincoln, Sioux Falls, Eugene and Colorado Springs.

    GREATER OVERALL RESOURCES. The FBS Board considered that the Merger would result in the eighth largest bank holding company in the nation (in terms of market capitalization). The FBS Board took into account that the combined company would have approximately $70 billion in assets, approximately $49 billion in deposits and a market capitalization exceeding $18 billion. As a result, the FBS Board believed that the Merger would significantly enhance both companies' ability to compete effectively in a rapidly changing financial marketplace.

    ATTRACTIVE MARKET DEMOGRAPHICS. In comparing the market demographics for the markets in which both USBC and FBS have strong positions, the FBS Board considered the fact that the USBC markets enjoyed a weighted average growth rate of 2.3% from 1990 to 1996, compared to 2% for such years for FBS's markets, and 1.5% for the U.S. average. In addition, the FBS Board noted that the weighted average growth of median household income over the same period within these markets was 4.2% for USBC markets, 3.6% for FBS markets, and 3.4% for the U.S. average. The FBS Board was aware that the growth rate in median household income in either or both of the markets served by USBC and FBS could reverse or decline. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

    COMPLEMENTARY MARKETS; DIVERSIFICATION OF ECONOMIC RISK. The FBS Board considered that the Merger would unite the highly complementary markets of FBS in the Midwest/Rocky Mountain region and USBC in the Pacific Northwest/Rocky Mountain region, and that the combined company's franchise would be broadly diversified over 17 contiguous states from Illinois to Washington, including 57 metropolitan areas. The FBS Board was advised that the geographical diversification of the combined entity through the proposed Merger would reduce the risk of a significant adverse impact resulting from an economic downturn in an individual market area, and, more generally, result in more stable and predictable financial results over time, increasing the potential effectiveness of long-term and strategic planning. The FBS Board was also aware that such geographic diversification might not protect the combined company from the potential negative effects of a nationwide economic downturn or a downturn affecting both USBC's and FBS's markets. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

    OPPORTUNITIES FOR EFFICIENCIES AND COST SAVINGS. The FBS Board considered that the combined company would be capable of increasing its capitalization and profitability through the achievement of economies of scale and the elimination of redundancies. The FBS Board took into account that the retail bank franchise of FBS is founded on an efficient, centralized product management and operations structure and multiple distribution channels, and that FBS's product and distribution model is designed to divide its product management efforts from its sales efforts, enabling FBS to contain costs while expanding market share. The FBS Board was advised that investments in technology have reduced costs and increased productivity, making FBS one of the nation's most efficient banks with an efficiency ratio for the quarter ended December 31, 1996 of 49.9%. The FBS Board was advised that FBS management expected that the combined company would be able to achieve $340 million in annual pre-tax expense savings attributable to the integration of data processing and other back office operations, the elimination of redundant corporate overhead and staff positions and the consolidation of certain business lines. The FBS Board was advised that these potential cost savings are expected to be achieved in various amounts at various times during the one-year period following the Merger. In considering the opportunities for efficiencies and cost savings, the FBS Board was aware that
(i) such savings might not be realized fully or realized within the time frame expected by management, (ii) the two companies might fail to integrate well or achieve synergies sufficient to avoid earnings dilution and (iii) costs or difficulties related to the integration of the businesses of FBS and USBC might be greater than expected. The FBS Board was also aware that a reduction in workforce would be necessary to achieve the projected cost savings and efficiencies from the Merger. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION" and "MANAGEMENT AND OPERATIONS AFTER THE MERGER--1998 and 1999 Earnings Estimates."

    OPPORTUNITIES FOR REVENUE ENHANCEMENT. The FBS Board took into account that FBS has a successful history of developing and marketing new financial products and services. The FBS Board was informed that the proposed Merger would provide opportunities for revenue enhancement through the marketing of such products and services to the broad retail and commercial customer base of USBC. The FBS Board was advised that FBS management estimated that such revenue enhancements would provide pre-tax income of $84 million in the second year following the Merger, but was aware that there could be no assurances that such revenue enhancement and resulting income would be realized or the timing thereof. The FBS Board also was aware of the risk that USBC's relationship with its customers might be disrupted as a result of the Merger. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

    TECHNOLOGY. The FBS Board took into account that FBS has made a substantial investment in technology and systems necessary to support its interstate expansion and to allow the rapid integration of acquired financial institutions, and that FBS's systems are based on a standardized enterprise-wide model and provide a multi-state operating environment. The FBS Board was advised that the household information-based nature of FBS's systems enables FBS to focus on the customer and the product, and that FBS's information system utilizes parallel processing, giving FBS an exceptional capacity to handle additional information volume at a lower cost than traditional systems. The FBS Board further noted that scalability of the system would allow it to support eight times more servers than it currently does, and each server on the network could be upgraded to eight times its current processing power. The FBS Board was also aware that in some bank mergers not involving FBS or USBC, technological and systems integration took longer than expected.

    The FBS Board was advised that in October 1996, USBC publicly announced its intention to spend between $50 and $70 million in certain technology initiatives through the end of 1998, including an automated sales platform program, a new teller system, a new deposit system, and a new wire transfer system. The FBS Board was informed that these expenditures could be substantially reduced by leveraging existing systems at FBS.

    FINANCIAL CONSIDERATIONS. The FBS Board considered its evaluation of the financial terms of the Merger and their effect on holders of FBS Common Stock and whether such terms are consistent with FBS's long-term strategy of enhancing shareholder value with external geographic expansion through selective acquisitions. The FBS Board took into account that earnings per share accretion of the combined companies is estimated to be 2% in 1998 and 8% in 1999. These estimates exclude the effect of Merger-related expenses. The FBS Board was aware that actual results could vary significantly from these estimates. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER--1998 and 1999 Earnings Estimates" and "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

    ADVICE OF FINANCIAL ADVISOR AND FAIRNESS OPINION. The FBS Board considered the financial advice of Merrill Lynch (including the assumptions and methodologies underlying its analysis in connection therewith) and the opinion of Merrill Lynch that, as of March 19, 1997, the Exchange Ratio was fair, from a financial point of view, to the holders of FBS Common Stock. The opinion of Merrill Lynch and the analysis underlying its opinion are summarized below, and a copy of the opinion delivered on the date hereof, setting forth the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made by Merrill Lynch, is attached hereto as Appendix D. See "--Opinion of FBS Financial Advisor."

    TERMS OF MERGER AGREEMENT, EMPLOYMENT AGREEMENTS AND STOCK OPTION AGREEMENTS. The FBS Board took into consideration the terms of the Merger Agreement, the Employment Agreements and the Stock Option Agreements and the transactions contemplated thereby. The FBS Board was aware that the FBS Stock Option Agreement might discourage an offer for FBS from a third party prior to consummation of the Merger. The FBS Board also took into account the costs related to the new employment agreements with USBC senior management, the terms of the Merger Agreement providing for increased severance benefits to certain USBC employees and the interests certain officers and directors of USBC and FBS have in the Merger. See "THE MERGER--Conduct of Business Prior to the Merger and Other Covenants" and "--Interests of Certain Persons in the Merger."

    DUE DILIGENCE REVIEW. The FBS Board considered its knowledge and review of the financial condition, results of operations and business operations and prospects of FBS and USBC, as well as the results of FBS's due diligence review of USBC.

    DIRECTORS AND MANAGEMENT OF FBS AFTER THE MERGER. The FBS Board took into account that, subject to FBS Shareholder approval of the FBS Board Expansion Amendment, the New USBC Board would initially consist of all of the current directors of FBS and USBC, and that the current management of each company would have a significant influence in the management of New USBC, with John F. Grundhofer continuing as Chief Executive Officer and President of New USBC. The FBS Board also considered the employment agreements with Messrs. Cameron, Sznewajs and Duim and that Mr. Cameron would serve as Chairman of New USBC and that Messrs. Sznewajs and Duim would serve as Vice Chairmen of New USBC. See "--Interests of Certain Persons in the Merger" and "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

    TAX AND ACCOUNTING TREATMENT OF THE MERGER. The FBS Board considered that the Merger was expected to be tax-free to FBS and its shareholders for federal income tax purposes and be accounted for under the pooling-of-interests method of accounting (See"--Certain Federal Income Tax Consequences").

    REGULATORY APPROVALS. The FBS Board was advised that the requisite regulatory approvals for the Merger were likely to be obtained without undue delay (see "--Regulatory Matters").

    The foregoing discussion of the information and factors considered by the FBS Board is not intended to be exhaustive but is believed to include all material factors considered by the FBS Board. In reaching its determination to approve the Merger, the Employment Agreements, the FBS Stock Option Agreement and the transactions contemplated thereby, the FBS Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to differing factors. After deliberating with respect to the Merger and other transactions contemplated by the Merger Agreement, and considering, among other things, the matters discussed above, the FBS Board (with one director absent) unanimously approved the Merger Agreement and the transactions contemplated thereby as being fair to, and in the best interests of, FBS and its shareholders. There is no guarantee that the combined company will achieve or receive any of the benefits, cost savings or synergies described above. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

    BASED ON THE FOREGOING, THE FBS BOARD UNANIMOUSLY RECOMMENDS THAT FBS SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE FBS BOARD EXPANSION AMENDMENT.

REASONS OF USBC FOR THE MERGER

    In determining to approve the Merger Agreement and the transactions contemplated thereby and to recommend its approval by the USBC Shareholders, the USBC Board considered a number of factors, including, without limitation, the following:

    (i) the USBC Board's familiarity with and review of the financial condition, results of operations, cash flow, business and prospects of USBC and FBS;

    (ii) the USBC Board's review of the operating environment, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries, the prospect for further changes in these industries and the importance of operational scale and financial resources to remaining competitive in the long term and being able to capitalize on developing opportunities in these industries;

    (iii) the USBC Board's belief that, while the Merger would change USBC's existing business strategy, the terms of the Merger Agreement are attractive in that the agreement allows USBC Shareholders to become shareholders of a combined institution that will be among the premier bank companies in the United States and, while no assurances can be given, that is expected to serve approximately
3.9 million households and 475,000 business clients, to have approximately $70 billion in assets and $49 billion in deposits and a substantial presence in 17 states in a continuous region spanning Illinois to Washington;

    (iv) the complementary strengths of FBS and USBC and the fact that the Merger would combine USBC's strong name and brand identity and strengths in leasing, small business and agricultural lending and PC banking with FBS's sophisticated technology and its strengths in payment systems, home equity lending, asset management and corporate trust;

    (v) while no assurances can be given, the anticipated cost savings, operating efficiencies and enhanced revenue opportunities available to the combined company from the Merger, including, without limitation, synergies available due to the ability to leverage FBS's technology investments for use throughout the combined company, and the likelihood that the company's technologies could be rapidly integrated following consummation of the Merger. The USBC Board also considered the fact that, while no assurances can be given, the combined company would be expected to rank first in efficiency ratio among United States banks with assets of $25 billion or more;

    (vi) the USBC Board's assessment that the combined company resulting from the Merger would better serve the convenience and needs of its customers and the communities it serves as a result of being a substantially larger bank (as compared to USBC remaining independent), thereby affording access to greater financial, managerial and technological resources and an ability to offer an expanded range of potential products and services;

    (vii) the USBC Board's review of strategic alternatives to enhance shareholder value, including potential transactions with other parties and remaining independent, which alternatives the Board believed were not likely to result in greater shareholder value than the Merger, based on, among other things, the Board's knowledge of USBC and FBS and on the information presented to it at its March 11 and March 19, 1997 meetings, as described herein;

    (viii) the financial presentation and opinion of CSFB rendered to the USBC Board as to the fairness, from a financial point of view, of the Exchange Ratio to holders of USBC Common Stock (see "--Opinion of USBC's Financial Advisor");

    (ix) the expectation that the Merger will generally be a tax-free transaction to USBC and its shareholders and will qualify for pooling-of-interests accounting treatment (see "--Certain Federal Income Tax Consequences" and "--Accounting Treatment");

    (x) the effect of the Merger on USBC constituencies other than its shareholders, including USBC's senior management and other employees and the communities served by USBC, such considerations including FBS's commitment to maintain USBC's charitable contributions to USBC communities, the USBC Board's awareness and assessment of the potential that a merger could be expected to provide USBC employees, including senior management, with employment and other benefits and the potential impact of the transaction on employment in certain communities in which USBC operates (see"--Interests of Certain Persons in the Merger" and "MANAGEMENT AND OPERATIONS AFTER THE MERGER");

    (xi) the significant participation proposed for the members of the USBC Board of Directors on the board of directors of the combined company, and the fact that Mr. Cameron and Messrs. Sznewajs and Duim would serve as Chairman of the Board of Directors and Vice Chairmen, respectively, of the combined company following consummation of the Merger (see "--Interests of Certain Persons in the Merger"); and

    (xii) the USBC Board's belief, after consultation with its legal counsel, that the required regulatory approvals could be obtained to consummate the Merger (see "--Regulatory Matters").

    In reaching its determination to approve and recommend the Merger, the USBC Board did not assign any relative or specific weights to the various factors considered by it, and individual directors may have given differing weights to different factors. The foregoing discussion of the information and factors considered by the USBC Board is not intended to be exhaustive but is believed to include all material factors considered by the USBC Board.

    BASED ON THE FOREGOING, THE USBC BOARD BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTEREST OF USBC AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT USBC SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FBS'S FINANCIAL ADVISOR

    Merrill Lynch has acted as financial advisor to FBS in connection with the Merger.

    Representatives of Merrill Lynch attended the meeting of the FBS Board held on March 19, 1997 at which the FBS Board considered and approved the Merger Agreement. At that meeting, Merrill Lynch rendered its opinion (the "Merrill Lynch Opinion") that, as of such date, the Exchange Ratio was fair to the holders of shares of FBS Common Stock from a financial point of view. Such opinion was reconfirmed in writing as of the date of this Joint Proxy Statement-Prospectus. No limitations were imposed by FBS with respect to the investigations made or procedures followed by Merrill Lynch in rendering its opinions.

    The full text of Merrill Lynch's written opinion dated as of the date of this Joint Proxy Statement-Prospectus is attached as Appendix D to this Joint Proxy Statement-Prospectus and is incorporated herein by reference. The description of the Merrill Lynch Opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. FBS Shareholders are urged to read the Merrill Lynch

Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken, by Merrill Lynch in connection therewith.

    THE MERRILL LYNCH OPINION WAS PROVIDED TO THE FBS BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO THE HOLDERS OF FBS COMMON STOCK. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF FBS TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FBS SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE FBS SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

    The summary set forth below does not purport to be a complete description of the analyses performed by Merrill Lynch underlying the Merrill Lynch Opinion or the presentation furnished by Merrill Lynch to the FBS Board. Such summary does constitute a complete summary, in all material respects, of the material financial analyses furnished by Merrill Lynch to the FBS Board on March 19, 1997 in connection with the Merrill Lynch Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Merrill Lynch Opinion.

    In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FBS, USBC and Merrill Lynch. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than the values or results suggested by such analyses. With respect to the comparison of selected companies analysis and the analysis of selected bank merger transactions summarized below, no public company utilized as a comparison is identical to FBS or USBC. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies concerned. The analyses do not purport to be appraisals or to reflect the prices at which FBS or USBC might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Merrill Lynch was not asked to consider, and the Merrill Lynch Opinion does not in any manner address, the price at which shares of New USBC Common Stock will actually trade following consummation of the Merger. In addition, as described above, the Merrill Lynch Opinion and Merrill Lynch's presentation to the FBS Board were among many factors taken into consideration by the FBS Board in making its determination to approve the Merger Agreement. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the FBS Board or FBS's management with respect to the Merger.

    In arriving at its opinion, Merrill Lynch, among other things, reviewed certain publicly available business and financial information relating to FBS and USBC, as well as the Merger Agreement. Merrill Lynch also reviewed certain other information, including publicly available financial forecasts for FBS and USBC, as well as information provided to it by FBS regarding cost savings and related expenses and revenue enhancements expected to result from the Merger (the "Expected Synergies"), and met with members of senior management of FBS to discuss the businesses and prospects of FBS and USBC, before and after giving effect to the Merger, and the Expected Synergies.

    Merrill Lynch reviewed certain financial and stock market data for FBS and USBC and compared that data with similar data for other publicly held companies that Merrill Lynch deemed to be relevant. In addition, Merrill Lynch considered the financial terms of certain other transactions which Merrill Lynch deemed relevant. Merrill Lynch also considered the pro forma impact of the Merger. Merrill Lynch reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

    In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch has not assumed responsibility for independently verifying such information, has not undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of FBS or USBC or any of their subsidiaries and was not furnished with any such evaluation or appraisal. Merrill Lynch is not expert in the evaluation of allowances for loan losses and has not made an independent evaluation of the adequacy of the allowances for loan losses for each of FBS or USBC, nor has Merrill Lynch reviewed any individual credit files relating to FBS or USBC and Merrill Lynch has assumed that the aggregate allowance for loan losses for each of FBS and USBC is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Merrill Lynch has not conducted a physical inspection of the properties or facilities of FBS or USBC. With respect to the financial forecast information, including, without limitation, financial forecasts, evaluations of contingencies and projections regarding under-performing and non-performing assets, net charge-offs, adequacy of reserves and future economic conditions, and the Expected Synergies furnished to or discussed with Merrill Lynch by FBS, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates, allocations and judgment of FBS's management as to the expected future financial performance of FBS or USBC, as the case may be, and the Expected Synergies. Merrill Lynch expressed no opinion as to such financial forecast information or the Expected Synergies or the assumptions on which they were based. In addition, Merrill Lynch assumed that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for United States federal income tax purposes.

    The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. For purposes of rendering its opinion Merrill Lynch assumed, in all respects material to its analysis, that the representations and warranties of each party to the Merger Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Merrill Lynch also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

    Information furnished to Merrill Lynch and used by it in certain of its analyses was prepared by the senior management of FBS in connection with the Merger and were not prepared with a view towards public disclosure. Such information was based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth therein. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

    The following is a summary of the material analyses furnished by Merrill Lynch to the FBS Board on March 19, 1997, in connection with its fairness opinion.

    SUMMARY OF PROPOSAL. Merrill Lynch reviewed the terms of the proposed transaction, including the Exchange Ratio and the implied aggregate transaction value. Based on FBS's closing stock price of $77.50 on March 18, 1997, Merrill Lynch calculated an implied transaction value per share of USBC of $58.51, and an implied total transaction value of approximately $8.8 billion. Merrill Lynch also calculated the price to market, price to book, price to tangible book and price to earnings multiples for USBC in the Merger based on such implied total transaction value. This analysis yielded a price to market multiple of 1.23x, a price to book value multiple of 3.36x, a price to tangible book value multiple of 3.95x and a price to 1996 earnings multiple of 19.00x.

    PRO FORMA MERGER ANALYSIS. Based on publicly available earnings forecasts and the Expected Synergies, including after-tax fully-phased-in synergy assumption of $254 million in 1999 and after-tax merger and reorganization charges of $448 million, Merrill Lynch analyzed certain pro forma effects of the Merger. This analysis indicated that the transaction would be accretive to projected earnings per share of FBS Common Stock in 1998 and thereafter, and that the Merger would be dilutive to FBS's book value and accretive to tangible book value per share at the assumed closing of the Merger (September 30, 1997). In this analysis, Merrill Lynch assumed that FBS performed in accordance with the publicly available earnings forecasts and the Expected Synergies provided to Merrill Lynch by FBS's senior management.

    CONTRIBUTION ANALYSIS. Merrill Lynch reviewed the relative contributions in terms of various balance sheet items, last twelve months' net income, 1997 estimated net income and market capitalization to be made by FBS and USBC to the combined institution based on data at December 31, 1996. Merrill Lynch analyzed total assets, total loans (net), total deposits, common equity, tangible common equity, latest twelve months' net income, 1997 estimated net income and fully diluted market capitalization of the combined institution. This analysis showed that, while FBS Shareholders would own approximately 54.3% of the outstanding shares of the combined institution based upon the Exchange Ratio, FBS's implied contribution was 52.3% of total assets, 51.5% of total loans (net), 49.4% of total deposits, 54.4% of common equity, 48.5% of tangible common equity, 57.8% of latest twelve months' income, 59.9% of 1997 estimated net income and 59.7% of market capitalization.

    HISTORICAL TRADING VALUATION. Merrill Lynch analyzed the closing price on March 18, 1997, the 52-week high price, and the average price over various periods, each ending on March 18, 1997 ranging from a five-day period to a 90-day period, for FBS Common Stock. Merrill Lynch calculated an implied value per share for USBC corresponding to each of such prices of FBS Common Stock. Merrill Lynch derived a summary reference range of implied values per share for USBC ranging from $56.92 to $63.70, corresponding to the 90-day average trading price and the 52-week high price, respectively.

    DISCOUNTED DIVIDEND STREAM ANALYSIS--USBC. Using a discounted dividend stream analysis, Merrill Lynch estimated the present value of the future streams of after tax cash flows that USBC could produce and distribute to shareholders ("dividendable net income") assuming an after-tax synergy assumption of $254 million in 1999 and an after-tax restructuring charge of $448 million from 1997 through 2002. Merrill Lynch assumed that USBC performed in accordance with publicly available earnings forecasts from First Call provided to Merrill Lynch by FBS's senior management and that USBC's tangible common equity to tangible asset ratio would be maintained at a minimum 5.5% level. Merrill Lynch estimated the terminal values for the USBC Common Stock at 10.0, 11.0 and 12.0 times USBC's 2003 estimated operating income (defined as net income before intangible amortization). The dividendable net income streams and terminal values were then discounted to present values using different discount rates (ranging from 12% to 15%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of USBC Common Stock. This discounted dividend stream analysis indicated a reference range of $53.71 to $69.54 per share for USBC Common Stock. As indicated above, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present time or at any time in the future. Discounted dividend stream analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

    ANALYSIS OF SELECTED BANK MERGER TRANSACTIONS--USBC. Merrill Lynch reviewed publicly available information regarding fifteen bank merger transactions with a value greater than $1 billion which had occurred in the United States since January 1, 1995 that it deemed to be relevant (the "Comparable Transactions"). The Comparable Transactions and the month in which they were announced are:
Allied Irish Banks, plc's proposed acquisition of Dauphin Deposit Corporation (January, 1997), NationsBank Corporation's acquisition of Boatmen's Bancshares, Inc. (August, 1996), Wells Fargo & Company's acquisition of First Interstate Bancorp (January, 1996), Fleet Financial Group, Inc.'s acquisition of NatWest Bank N.A. (December, 1995), Bank of Boston Corporation's acquisition of BayBanks, Inc. (December, 1995), CoreStates Financial Corp's acquisition of Meridian Bancorp, Inc. (October, 1995), UJB Financial Corp.'s acquisition of The Summit Bancorporation (September, 1995), NationsBank Corporation's acquisition of Bank South Corporation (September, 1995), National City Corporation's acquisition of Integra Financial Corporation (August, 1995), Boatmen's Bancshares, Inc.'s acquisition of Fourth Financial Corporation (August, 1995), PNC Bank Corp.'s acquisition of Midlantic Corporation (July, 1995), First Union Corporation's acquisition of First Fidelity Bancorporation (June, 1995), USBC's acquisition of West One Bancorp (May, 1995), Fleet Financial Group, Inc.'s acquisition of Shawmut National Corporation (February, 1995) and National Australia Bank Limited's acquisition of Michigan National Corporation (February,
1995). Merrill Lynch compared the price to book value, price to tangible book value and price to earnings ratios and the implied deposit premium paid in the Merger to the corresponding ratios for the Comparable Transactions. This analysis yielded a range of (i) price to 30-day market multiple of 1.05x to 1.67x with a mean of 1.32x and a median of 1.29x (compared with a multiple of 1.23x for USBC in the Merger), (ii) price to book value multiples of 1.05x to 2.87x with a mean of 2.12x and a median of 2.10x (compared with a multiple of 3.36x for USBC in the Merger), (iii) price to tangible book value multiples of 1.41x to 4.09x with a mean of 2.45x and a median of 2.39x (compared with a multiple of 3.95x for USBC in the Merger), (iv) price to trailing twelve months' earnings multiples of 12.20x to 23.35x with a mean of 16.08x and a median of 15.53x (compared with a multiple of 19.00x for USBC in the Merger), and (v) implied deposit premiums paid of 4.53% to 20.74% with a mean of 13.30% and a median of 12.69% (compared with a premium of 26.15% for USBC in the Merger). This analysis yielded an overall imputed reference range per share of USBC Common Stock of $35.44 to $65.84 based on the mean and median imputed range.

    No company or transaction used in the above analysis as a comparison is identical to USBC or the Merger, respectively. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of USBC and the companies to which it is being compared.

    COMPARISON OF SELECTED COMPARABLE COMPANIES--USBC. Merrill Lynch compared selected operating and stock market results of USBC to the publicly available corresponding data of certain other companies which Merrill Lynch deemed to be relevant, including Barnett Banks, Inc., Crestar Financial Corporation, Comerica Incorporated, FBS, First of America Bank Corporation, Huntington Bancshares Incorporated, Mellon Bank Corporation, Southern National Corporation, SouthTrust Corporation, and Summit Bancorp. (collectively the "USBC Composite"). This comparison showed, among other things, that as for the latest twelve months ended December 31, 1996, (i) USBC's ratio of noninterest expense to average assets was 3.59% compared to a mean of 3.32% and a median of 3.41% for the USBC Composite, (ii) USBC's ratio of noninterest income to average assets was 1.72% compared to a mean of 1.81% and a median of 1.77% for the USBC Composite, (iii) USBC's net interest margin was 5.31%, compared with a mean of 4.50% and a median of 4.55% for the USBC Composite, (iv) USBC's efficiency ratio (defined as noninterest expenses divided by the sum of noninterest income and net interest income before provision for loan losses) was 55.69%, compared with a mean of 55.80% and a median of 57.53% for the USBC

Composite, (v) USBC's return on average assets was 1.50% compared to a mean of 1.36% and a median of 1.36% for the USBC Composite and (vi) USBC's return on average equity was 17.45% compared to a mean of 16.77% and a median of 16.70% for the USBC Composite. This comparison also indicated that (i) at December 31, 1996, (A) USBC's tangible equity to tangible asset ratio was 7.09% compared to a mean of 6.81% and a median of 6.87% for the USBC Composite, (B) USBC's ratio of nonperforming loans to total loans was 0.59% compared with a mean of 0.50% and a median of 0.59% for the USBC Composite, (C) USBC's ratio of nonperforming assets to total assets was 0.55% compared with a mean of 0.48% and a median of 0.48% for the USBC Composite, (D) USBC's ratio of loan loss reserves to nonperforming assets was 261.06% compared with a mean of 246.77% and a median of 246.76% for the USBC Composite, (ii) as of March 17, 1997, (X) the ratio of USBC's market price to estimated earnings for the twelve month-period ending December 31, 1997 was 13.09x, compared to a mean of 12.26x and a median of 12.18x for the USBC Composite (assuming reported average earnings estimates based on data from First Call, for both USBC and the USBC Composite), (Y) the ratio of USBC's market price to book value per share at December 31, 1996 was 2.78x, compared to a mean of 2.58x and a median of 2.57x for the USBC Composite, (Z) the ratio of USBC's market price to tangible book value per share at December 31, 1996 was 3.27x, compared to a mean of 3.15x and a median of 2.81x for the USBC Composite, and
(iii) as of December 31, 1996, USBC's dividend yield was 2.52%, compared to a mean of 2.74% and a median of 2.79% for the USBC Composite.

    DISCOUNTED DIVIDEND STREAM ANALYSIS--FBS. Using a discounted dividend stream analysis, Merrill Lynch estimated the present value of FBS's dividendable net income that FBS could produce on a stand-alone basis from 1997 through 2002. Merrill Lynch assumed that FBS performed in accordance with publicly available earnings forecasts and that FBS's tangible common equity to tangible asset ratio would be maintained at a minimum 5.5% level. Merrill Lynch estimated the terminal values for the FBS Common Stock at 10.0, 11.0 and 12.0 times FBS's 2003 estimated operating income (defined as net income before intangible amortization). The dividendable net income streams and terminal values were then discounted to present values using different discount rates (ranging from 12% to 15%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FBS Common Stock. This discounted dividend stream analysis indicated a reference range of $70.09 to $89.64 per share for FBS Common Stock. As indicated above, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted dividend stream analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

    COMPARISON OF SELECTED COMPARABLE COMPANIES--FBS. Merrill Lynch compared selected operating and stock market results of FBS to the publicly available corresponding data of certain other companies which Merrill Lynch deemed to be relevant, including Barnett Banks, Inc., Crestar Financial Corporation, Comerica Incorporated, USBC, First of America Bank Corp., Huntington Bancshares Inc., Mellon Bank Corporation, Southern National Corporation, Southtrust Corp. and Summit Bancorp (collectively the "FBS Composite"). This comparison showed, among other things, that as for the latest twelve months ended December 31, 1996, (i) FBS's ratio of noninterest expense to average assets was 3.41% compared to a mean of 3.34% and a median of 3.56% for the FBS Composite, (ii) FBS's ratio of noninterest income to average assets was 2.45% compared to a mean of 1.66% and a median of 1.72% for the FBS Composite, (iii) FBS's net interest margin was 4.90%, compared with a mean 4.54% and a median of 4.55% for the FBS Composite,
(iv) FBS's efficiency ratio (defined as noninterest expenses divided by the sum of noninterest income and net interest income before provision for loan losses) was 49.89%, compared with a mean 56.38% and a median of 57.53% for the FBS Composite, (v) FBS's return on average assets was 1.83% compared to a mean of 1.33% and a median of 1.36% for the FBS Composite, and (vi) FBS's return on average equity was 20.48% compared to a mean of 16.45% and a median of 16.70% for the FBS Composite. This comparison also indicated that (i) at December 31, 1996, (A) FBS's tangible equity to tangible asset ratio was 5.80% compared to a mean of 6.94% and a median of 7.05% for the FBS Composite, (B) FBS's ratio of nonperforming loans to total loans was 0.45% compared with a mean of

0.50% and a median of 0.59% for the FBS Composite, (C) FBS's ratio of nonperforming assets to total assets was 0.38% compared with a mean of 0.50% and a median of 0.52% for the FBS Composite, (D) FBS's ratio of loan loss reserves to nonperforming assets was 375.09% compared with a mean of 235.37% and a median of 246.76% for the FBS Composite, (ii) as of March 17, 1997 (X) the ratio of FBS's market price to estimated earnings for the twelve-month period ending December 31, 1997 was 12.89x, compared to a mean of 12.28x and a median of 12.18x for the FBS Composite (assuming reported average earnings estimates based on data from First Call, for both FBS and the FBS Composite), (Y) the ratio of FBS's market price to book value per share at December 31, 1996 was 3.47x, compared to a mean of 2.51x and a median of 2.57x for the FBS Composite, (Z) the ratio of FBS's market price to tangible book value per share at December 31, 1996 was 5.15x, compared to a mean of 2.96x and a median of 2.81x for the FBS Composite, and (iii) as of December 31, 1996, FBS's dividend yield was 2.08%, compared to a mean of 2.78% and a median of 2.79% for the FBS Composite.

    DISCOUNTED DIVIDEND STREAM ANALYSIS--COMBINED COMPANY. Merrill Lynch estimated the present value of the dividendable net income that the combined institution could produce and distribute to shareholders from 1997 through 2002. Merrill Lynch assumed that the combined institution performed in accordance with publicly available earnings forecasts and assumed that the combined institution's tangible equity to asset ratio would be maintained at a minimum 5.5% level. Merrill Lynch estimated the terminal values for the combined institution's common stock at 10.0, 11.0 and 12.0 times the combined institution's 2003 estimated operating income. The dividendable net income streams and terminal values were then discounted to present values using different discount rates (ranging from 12% to 15%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of common stock of New USBC (after giving effect to the Merger). Assuming after-tax projected synergies of $254 million resulting from the Merger and after-tax merger and reorganization charges of $448 million, this discounted dividend stream analysis indicated a reference range of between $72.12 and $93.43 per share of New USBC Common Stock (after giving effect to the Merger). As indicated above, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted dividend stream analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

    In connection with its opinion dated as of the date of this Joint Proxy Statement-Prospectus, Merrill Lynch performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Merrill Lynch did not perform any analyses in addition to those described above in updating its March 19, 1997 opinion.

    FBS retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch has, in the past, provided financial advisory and financing services to FBS and USBC and may continue to do so and has received, and may receive, fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and/or equity securities of FBS and USBC and their respective affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    FBS and Merrill Lynch have entered into a letter agreement dated March 7, 1997 relating to the services to be provided by Merrill Lynch in connection with the Merger. FBS has agreed to pay Merrill Lynch fees as follows: (i) a cash fee of $1,000,000, which was payable upon the execution of the letter agreement,
(ii) a cash fee of $1,500,000, which was payable upon execution of the Merger Agreement; (iii) a cash fee of $7,500,000 payable at the Effective Time. To date, Merrill Lynch has received fees from

FBS totalling $2,500,000, payable to it pursuant to clauses (i) and (ii) above. In such letter, the Company also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch against certain liabilities relating to or arising out of the Merger, including liabilities under the federal securities laws.

OPINION OF USBC'S FINANCIAL ADVISOR

    CSFB has acted as financial advisor to USBC in connection with the Merger. CSFB was selected by USBC based on CSFB's experience, expertise and familiarity with USBC and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In connection with CSFB's engagement, USBC requested that CSFB evaluate the fairness of the Exchange Ratio from a financial point of view. On March 19, 1997, the date on which the Merger Agreement was executed, CSFB rendered to the USBC Board a written opinion to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair to the holders of USBC Common Stock from a financial point of view. CSFB has confirmed its opinion dated March 19, 1997 by delivery of a written opinion dated the date of this Joint Proxy Statement-Prospectus. In connection with its opinion dated the date of this Joint Proxy Statement-Prospectus, CSFB updated certain of the analyses performed in connection with its opinion delivered on March 19, 1997 and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

    THE FULL TEXT OF CSFB'S WRITTEN OPINION TO THE USBC BOARD DATED THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX E TO THIS JOINT PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF USBC ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. CSFB'S OPINION IS DIRECTED TO THE USBC BOARD AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE USBC SPECIAL MEETING. THE SUMMARY OF THE OPINION OF CSFB SET FORTH IN THIS JOINT PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In arriving at its opinion, CSFB reviewed the Merger Agreement and certain publicly available business and financial information relating to USBC and FBS. CSFB also reviewed certain other information relating to USBC and FBS, including financial forecasts provided to CSFB by USBC and FBS, and met with the managements of USBC and FBS to discuss the businesses and prospects of USBC and FBS. CSFB also considered certain financial and stock market data of USBC and FBS and compared that data with similar data for other publicly held companies in businesses similar to those of USBC and FBS and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions recently effected. CSFB also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CSFB deemed relevant.

    In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CSFB and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, CSFB assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of USBC and FBS as to the future financial performance of USBC and FBS. In addition, CSFB also assumed, with the consent of the USBC Board, that off-balance sheet activities of USBC and FBS, including derivatives and other similar financial instruments, will not adversely affect the future financial position and results of operations of USBC and FBS. CSFB also was not requested to conduct, and did not conduct, a review of individual credit files or make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of USBC and FBS nor was CSFB furnished with any such evaluations or appraisals, including loan or lease portfolios or the allowances for losses with respect thereto, and CSFB assumed, with the consent of the USBC Board, that such allowances for USBC and FBS are in the aggregate adequate to cover such losses. CSFB further assumed, with the consent of the USBC Board, that in the course of obtaining the necessary regulatory and third-party consents for the proposed Merger and transactions contemplated thereby, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger or the transactions contemplated thereby. CSFB's opinion was necessarily based upon information available to CSFB, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of its opinion. CSFB did not express any opinion as to the actual value of the FBS Common Stock when issued pursuant to the Merger or the prices at which the FBS Common Stock will trade subsequent to the Merger. In connection with its engagement, CSFB was not requested to, and did not, solicit third-party indications of interest in acquiring all or any part of USBC. Although CSFB evaluated the Exchange Ratio from a financial point of view, CSFB was not requested to, and did not, recommend the specific consideration payable in the Merger, which consideration was determined through negotiation between USBC and FBS. No other limitations were imposed by USBC on CSFB with respect to the investigations made or procedures followed by CSFB in rendering its opinion.

    In preparing its opinion to the USBC Board, CSFB performed a variety of financial and comparative analyses, including those described below performed by CSFB in connection with its opinion dated March 19, 1997. The summary of CSFB's analyses set forth below does not purport to be a complete description of the analyses underlying CSFB's opinion, but rather, sets forth a description of the material analyses performed by CSFB for purposes of such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CSFB made numerous assumptions with respect to USBC, FBS, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of USBC and FBS. No company, transaction or business used in such analyses as a comparison is identical to USBC, FBS or the proposed Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. CSFB's opinion and financial analyses were only one of many factors considered by the USBC Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of USBC's Board or management with respect to the Exchange Ratio or the proposed Merger.

    The following is a summary of each of the material financial analyses performed by CSFB in connection with its opinion dated March 19, 1997:

    CALCULATION OF IMPLIED VALUE OF EXCHANGE RATIO. CSFB calculated the implied value of the Exchange Ratio based on the closing stock price of FBS Common Stock on March 18, 1997 (one trading day prior to execution of the Merger Agreement) and based on the average closing stock price of FBS Common Stock during the 20 trading days prior to and including March 18, 1997, which indicated implied equity values for

USBC of approximately $58.51 per share and $61.41 per share, respectively. The implied equity value of $58.51 per share equated to implied multiples for USBC of latest twelve months' earnings per share ("EPS"), estimated calendar 1997 EPS and most recent book value and tangible book value of 19.0x, 17.3x, 3.4x and 4.0x, respectively, and an implied premium to the closing price of USBC Common Stock on March 18, 1997 of approximately 23%. The implied equity value of $61.41 per share equated to implied multiples for USBC of latest twelve months' EPS, estimated calendar 1997 EPS and most recent book value and tangible book value of 19.9x, 18.1x, 3.6x and 4.2x, respectively, and an implied premium to the closing price of USBC Common Stock on March 18, 1997 of approximately 28%. CSFB then compared these results with those derived from the analyses described below.

    SELECTED TRANSACTIONS ANALYSIS. Using publicly available information, CSFB analyzed the purchase prices and implied transaction multiples paid in the following selected transactions in the banking industry (acquiror/target):
USBC/West One Bancorp; Allied Irish Banks, plc/Dauphin Deposit Corporation; Southern National Corporation/United Carolina Bancshares Corporation; Mercantile Bancorporation Inc./Mark Twain Bancshares, Inc.; NationsBank Corporation/Boatmen's Bancshares, Inc. (the "NationsBank/Boatmen's Transaction"); Wells Fargo & Company/First Interstate Bancorp; Bank of Boston Corporation/ BayBanks, Inc.; CoreStates Financial Corp/Meridian Bancorp, Inc.; UJB Financial Corp./The Summit Bancorporation; National City Corporation/Integra Financial Corporation; PNC Bank Corp./Midlantic Corporation; and First Union Corporation/First Fidelity Bancorporation (collectively, the "Selected Transactions"). With respect to the Selected Transactions analyzed, CSFB focused primarily on the NationsBank/Boatmen's Transaction, which transaction CSFB considered to be the most similar to the Merger. All multiples were based on information available at the time of announcement of the transaction. This analysis indicated a range of multiples for the Selected Transactions of latest twelve months' EPS, estimated one-year forward EPS and most recent book value and tangible book value of 10.8x to 20.8x (with an average of 15.6x for the Selected Transactions and 18.5x based on the NationsBank/Boatmen's Transaction), 11.2x to 17.9x (with an average of 14.3x for the Selected Transactions and 15.1x based on the NationsBank/Boatmen's Transaction), 2.0x to 3.0x (with an average of 2.4x for the Selected Transactions and 2.7x based on the NationsBank/Boatmen's Transaction) and 2.1x to 3.7x (with an average of 2.6x for the Selected Transactions and 3.0x based on the NationsBank/Boatmen's Transaction), respectively. In addition, CSFB reviewed the premiums paid in the Selected Transactions based on the closing stock prices of the acquired companies one month prior to public announcement of the transaction, which indicated a range of premiums of approximately 12% to 50% (with an average of 28% based on the Selected Transactions as a whole and a premium of approximately 50% based on the NationsBank/Boatmen's Transaction). CSFB then calculated an imputed per-share equity reference range for USBC by applying the range of multiples derived for the Selected Transactions (excluding outliers) to corresponding financial data of USBC, which indicated an implied equity reference range for USBC of approximately $38 to $63 per share based on the Selected Transactions as a whole and approximately $44 to $57 per share based on the NationsBank/Boatmen's Transaction.

    DISCOUNTED CASH FLOW ANALYSIS. CSFB estimated the present value of the future streams of after-tax free cash flows that USBC could produce on a stand-alone basis through fiscal year 2001 based on a 6% Tier-1 leverage ratio, both before and after giving effect to, among other things, certain cost savings and revenue enhancements anticipated by the management of FBS to result from the Merger. The range of estimated terminal values was calculated by applying multiples ranging from 13.0x to 15.0x to the projected 2001 net income of USBC. The free cash flow streams and estimated terminal values were then discounted to present values using discount rates ranging from 13% to 15%. This analysis indicated an implied equity reference range for USBC of approximately $41 to $49 per share, without giving effect to certain cost savings and revenue enhancements anticipated by the management of FBS to result from the Merger, and approximately $51 to $64 per share, assuming certain cost savings and revenue enhancements anticipated by the management of FBS to result from the Merger are achieved.

    SELECTED COMPANIES ANALYSIS. CSFB compared certain financial, operating and stock market data of USBC to corresponding data of selected publicly traded companies in the banking industry, after applying an equity control premium of 30%. Such companies included: Barnett Banks, Inc.; Bank of Boston Corporation; Comerica Incorporated; First Chicago NBD Corporation; First Union Corporation; KeyCorp; NationsBank Corporation; PNC Bank Corp.; and Wachovia Corporation (collectively, the "Selected Companies"). EPS estimates for the Selected Companies were based on estimates of selected investment banking firms as compiled by First Call and EPS estimates for USBC were based on internal estimates of the management of USBC. All multiples were based on closing stock prices on March 18, 1997. This analysis indicated a range of multiples for the Selected Companies of latest twelve months' EPS, estimated calendar 1997 EPS, estimated calendar 1998 EPS and most recent book value and tangible book value of 17.8x to 24.7x (with an average of 20.7x), 15.7x to 19.6x (with an average of 17.4x), 14.1x to 17.6x (with an average of 15.5x), 2.9x to 4.0x (with an average of 3.4x) and 3.1x to 5.4x (with an average of 4.1x), respectively. CSFB then calculated an imputed per-share equity reference range for USBC by applying these multiples to corresponding financial data of USBC, which indicated an implied equity reference range for USBC of approximately $50 to $66 per share.

    CONTRIBUTION ANALYSIS. CSFB analyzed the relative contributions of USBC and FBS to, among other things, the estimated net income of the pro forma combined company for fiscal 1997 and 1998, both before and after giving effect to certain cost savings and revenue enhancements which the management of FBS estimated could be achieved in the Merger, with particular focus on the estimated net income contributions of USBC and FBS after taking into account such cost savings and revenue enhancements. This analysis indicated that (i) without giving effect to such cost savings and revenue enhancements, USBC would contribute approximately 39% and 38% of the net income of the combined company in fiscal 1997 and 1998, respectively, and (ii) after giving effect to such cost savings and revenue enhancements, USBC would contribute approximately 46% of the net income of the combined company in each of fiscal 1997 and 1998, assuming USBC contributed 100% of the value of such cost savings and revenue enhancements. CSFB then imputed an implied per-share equity value for USBC based on these percentage contributions, which indicated an implied equity reference for USBC of approximately $47 to $65 per share. Based on the Exchange Ratio, current holders of USBC Common Stock and FBS Common Stock would own approximately 45% and 55%, respectively, of the combined company upon consummation of the Merger.

    PRO FORMA MERGER ANALYSIS. CSFB analyzed the potential pro forma effect of the Merger on USBC's EPS during the calendar years 1998 and 1999 and on USBC's tangible book value and dividends per share relative to USBC on a stand-alone basis. This analysis indicated that the proposed Merger could be accretive to USBC's EPS in each of the years analyzed, dilutive to USBC's tangible book value per share and accretive to USBC's dividends per share, assuming certain cost savings and revenue enhancements anticipated by the management of FBS to result from the Merger are achieved. CSFB also analyzed the potential pro forma effect of the Merger on FBS's EPS during the calendar years 1998 and 1999 relative to FBS on a stand-alone basis. This analysis indicated that the Merger could be dilutive to FBS's EPS in calendar year 1998 and accretive to FBS's EPS in calendar year 1999, assuming certain cost savings and revenue enhancements anticipated by the management of FBS to result from the Merger are achieved. The actual results achieved by the combined company may vary from projected results and the variations may be material.

    MISCELLANEOUS. Pursuant to the terms of CSFB's engagement, USBC has agreed to pay CSFB for its services in connection with the proposed Merger an aggregate financial advisory fee of $14.0 million, of which $2.0 million was payable upon execution of the Merger Agreement, $1.5 million will be payable upon the mailing of this Joint Proxy Statement-Prospectus, and the balance of which will be payable upon consummation of the Merger. USBC also has agreed to indemnify CSFB and certain related persons and entities against certain liabilities, including liabilities under the federal securities laws, arising out of CSFB's engagement. CSFB has in the past provided financial services to USBC unrelated to the proposed Merger, for which services CSFB has received compensation.

    In the ordinary course of its business, CSFB and its affiliates may actively trade the debt and equity securities of both USBC and FBS for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

THE EFFECTIVE TIME

    Subject to the satisfaction or waiver of certain conditions contained in the Merger Agreement, the parties will cause the Effective Time to occur on (i) the third business day to occur after (or, at the election of FBS, on the last business day of the month in which such day occurs) the satisfaction or waiver of the last of (a) the approval and adoption of the Merger Agreement by the holders of FBS Common Stock and USBC Common Stock at their respective shareholder meetings, (b) the receipt of all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement (provided that all such approvals shall remain in full force and effect and all statutory or regulatory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions or restrictions that either the FBS Board or the USBC Board reasonably determines in good faith would, following the Effective Time, have a material adverse effect on New USBC and its subsidiaries, taken as a whole), (c) the receipt of all consents or approvals of third parties (other than regulatory authorities) required for consummation of the Merger other than those that, if not received, would not be reasonably likely to have a material adverse effect on USBC or FBS, and (d) the approval for listing on the NYSE of the New USBC Common Stock to be issued in the Merger and the approval for listing on the NYSE or the approval for quotation on The Nasdaq Stock Market of the New USBC 8 1/8% Preferred Stock to be issued in the Merger, in each case subject to official notice of issuance, or (ii) such other date to which the parties may agree in writing.

    At the Effective Time, holders of USBC Common Stock and USBC 8 1/8% Preferred Stock will cease to be, and will have no rights as, shareholders of USBC, other than to receive (i) any dividend or other distribution with respect to such USBC Common Stock or USBC 8 1/8% Preferred Stock with a record date occurring prior to the Effective Time and (ii) the Merger Consideration. After the Effective Time, there will be no transfers on the stock transfer books of USBC or New USBC of shares of USBC Common Stock or USBC 8 1/8% Preferred Stock.

EXCHANGE OF CERTIFICATES

    EXISTING USBC COMMON STOCK. At or prior to the Effective Time, FBS will deposit, or will cause to be deposited, with First Chicago Trust Company of New York, who has been appointed by FBS as the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of USBC Common Stock ("USBC Certificates"), certificates representing the shares of New USBC Common Stock ("New USBC Certificates") and an estimated amount of cash to be paid in exchange for outstanding shares of USBC Common Stock in the Merger (such cash and New USBC Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange Fund").

    As promptly as practicable after the Effective Date, New USBC will send or cause to be sent to each holder of record of shares of USBC Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's USBC Certificates for the consideration due in respect thereof. New USBC will cause the New USBC Certificates and/or any check in respect of any fractional share interests or dividends or distributions that such shareholder will be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of USBC Certificates (or indemnity reasonably satisfactory to FBS and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid in respect of any fractional share interests or dividends or distributions which any shareholder will be entitled to receive upon such delivery.

    HOLDERS OF USBC COMMON STOCK SHOULD NOT SEND IN THEIR USBC CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

    No fractional shares of New USBC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, New USBC will pay to each holder of USBC Common Stock who would otherwise be entitled to a fractional share of New USBC Common Stock (after taking into account all USBC Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of FBS

Common Stock, as reported by the NYSE Composite Transactions List (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source) for the five NYSE trading days immediately preceding the Effective Date.

    Notwithstanding the foregoing, neither the Exchange Agent nor New USBC nor USBC will be liable to any holder (or, if after the Effective Time, former holder) of USBC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    No dividends or other distributions with respect to New USBC Common Stock with a record date occurring after the Effective Time will be paid to the holder of any unsurrendered USBC Certificate until the holder thereof surrenders such USBC Certificate in accordance with the terms of the Merger Agreement (or delivers indemnity reasonably satisfactory to FBS and the Exchange Agent, if any such certificate is lost, stolen or destroyed). After the proper surrender of a USBC Certificate (or delivery of such indemnity), the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of New USBC Common Stock represented by such USBC Certificate.

    EXISTING USBC 8 1/8% PREFERRED STOCK. AT AND AFTER THE EFFECTIVE TIME, CERTIFICATES REPRESENTING SHARES OF USBC 8 1/8% PREFERRED STOCK SHALL BE DEEMED TO REPRESENT NEW USBC 8 1/8% PREFERRED STOCK WITHOUT ANY FURTHER ACTION ON THE PART OF NEW USBC, USBC OR THE HOLDER THEREOF. ACCORDINGLY, HOLDERS OF USBC
8 1/8% PREFERRED STOCK SHOULD NOT SEND IN CERTIFICATES FOR SUCH SHARES NOW OR AFTER THE EFFECTIVE TIME OF THE MERGER. Upon transfers of any such shares of USBC 8 1/8% Preferred Stock after the Effective Time, New USBC will cause to be issued new certificates for New USBC 8 1/8% Preferred Stock to the recipient of such transfer.

    EXISTING FBS COMMON STOCK. Certificates representing shares of FBS Common Stock will remain outstanding after the Merger and will constitute New USBC Certificates representing shares of New USBC Common Stock. Such certificates, although referring to FBS prior to the change of FBS's name to "U.S. Bancorp" and not referring to New USBC, will constitute certificates for New USBC Common Stock without any action on the part of shareholders. Such certificates may continue to be sold, pledged or otherwise disposed of exactly as current certificates for FBS Common Stock may be sold, pledged or otherwise disposed of, and will constitute for all purposes New USBC Common Stock. ACCORDINGLY, HOLDERS OF FBS COMMON STOCK SHOULD NOT SEND IN CERTIFICATES FOR SUCH SHARES NOW OR AFTER THE EFFECTIVE TIME OF THE MERGER. Upon transfer of any certificates representing shares of FBS Common Stock after the Effective Time, New USBC will cause to be issued New USBC Certificates to the recipient of such transfer.

REPRESENTATIONS AND WARRANTIES

    In the Merger Agreement each of FBS and USBC makes representations and warranties to the other regarding, among other things, (a) its corporate organization and existence; (b) its capitalization; (c) disclosure of its subsidiaries and their corporate organization and existence; (d) its corporate power and authority to enter into, and its due authorization, execution and delivery of, the Merger Agreement and the Stock Option Agreements; (e) the Merger Agreement and the Stock Option Agreements and related transactions not violating its charter and bylaws, applicable law and certain material agreements; (f) its financial statements and filings with the Commission; (g) the absence of undisclosed legal or regulatory actions or proceedings; (h) its compliance with applicable law; (i) the absence of undisclosed material contracts and the absence of defaults under its contracts; (j) its investment banking arrangements; (k) its employee benefit plans and related matters; (l) its labor matters and practices; (m) the inapplicability to the transactions contemplated by the Merger Agreement and the Stock Option Agreements of state anti-takeover statutes and anti-takeover provisions of its articles or certificate of incorporation; (n) environmental liabilities; (o) the filing and accuracy of its tax returns; (p) the accounting and tax treatment of the Merger;
(q) required governmental and regulatory approvals; (r) the receipt of fairness opinions; (s) certain interest rate risk management instruments; (t) in the case of USBC, the right to use its name; and (u) the absence of certain materially adverse changes in its business since December 31, 1996.

CONDUCT OF BUSINESS PRIOR TO THE MERGER AND OTHER COVENANTS

    Prior to the Effective Time, except as expressly contemplated by the Merger Agreement, (i) without the prior written consent of FBS, USBC will not, and will cause each of its subsidiaries not to, and (ii) without the prior written consent of USBC (which consent will not be unreasonably withheld or delayed), FBS will not, and will cause each of its subsidiaries not to take the following actions:

    (1) conduct the business of it and its subsidiaries other than in the ordinary and usual course or, to the extent consistent with the Merger Agreement, fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would adversely affect its ability to perform any of its material obligations under the Merger Agreement;

    (2) in the case of USBC, other than pursuant to the conversion, exercise or exchange of securities that are convertible into or exercisable or exchangeable for capital stock and that were previously disclosed to FBS and outstanding as of the date of the Merger Agreement, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any rights to acquire capital stock or any securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to, shares of capital stock, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee or director stock options, rights to acquire capital stock, or similar stock-based employee rights;

    (3) (i) make, declare or pay any dividend other than (a) in the case of USBC, (A) quarterly cash dividends on USBC Common Stock in an amount not to exceed $0.31 per share, (B) dividends payable on USBC 8 1/8% Preferred Stock at a rate not exceeding the rate provided for in the terms thereof, and (C) dividends from 99%-owned subsidiaries to USBC or another 99%-owned subsidiary of USBC, as applicable, and (b) in the case of FBS, (A) quarterly cash dividends on FBS Common Stock not in excess of $0.465 per share and (B) dividends from subsidiaries to FBS or another subsidiary of FBS, as applicable, on or in respect of, or declare or make any distribution on any shares of its capital stock, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other than as previously agreed to by the other party;

    (4) in the case of USBC and its subsidiaries, enter into or amend any written employment, consulting, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes as are provided for in the Merger Agreement or as may be required by law, (iii) to satisfy contractual obligations existing as of the date of the Merger Agreement, or (iv) for additional grants of awards to newly hired employees consistent with past practice;

    (5) in the case of USBC and its subsidiaries, enter into or amend (except
(i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date of the Merger Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder;

    (6) in the case of USBC, except as previously disclosed to FBS, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any portion of its assets, business or properties, that is material to it and its subsidiaries taken as a whole, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business or properties of any other entity that is material to it and its subsidiaries taken as a whole, and in the case of FBS, make, or cause any of its subsidiaries to make, any acquisition or take any other action which would materially adversely affect its ability to consummate the transactions contemplated by the Merger Agreement;

    (7) in the case of USBC, amend the USBC Articles or the USBC Bylaws;

    (8) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

    (9) in the case of USBC, except in the ordinary course of business consistent with past practice, enter into or terminate any material contract, agreement or lease, or amend or modify in a material respect any of its existing material contracts, leases or agreements;

    (10) in the case of USBC and its subsidiaries, except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding involving money damages that is material to it and its subsidiaries, taken as a whole;

    (11) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for pooling-of-interests accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; or knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger not being satisfied, or (c) a material violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law; provided, however, that nothing in the Merger Agreement shall limit the ability of FBS or USBC to exercise its rights under the USBC Stock Option Agreement or the FBS Stock Option Agreement, as the case may be;

    (12) (i) implement or adopt any material change in its interest rate risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or

    (13) agree or commit to do anything prohibited by the foregoing.

    The Merger Agreement provides that, until the Effective Time, USBC and FBS shall coordinate the declaration of any dividends or other distributions with respect to USBC Common Stock and FBS Common Stock and the record dates and payment dates relating thereto. It is intended that holders of shares of USBC Common Stock and the holders of FBS Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares.

    The Merger Agreement also contains various covenants by the parties, including those requiring FBS and USBC (1) to use their best efforts in good faith to take all necessary actions to effect the Merger; (2) to recommend approval and to take all action necessary to convene a shareholders meeting of each company to vote on (i) the Merger Agreement and (ii) in the case of FBS, the FBS Board Expansion Amendment; (3) to cooperate in the preparation of the Registration Statement and this Joint Proxy Statement-Prospectus; (4) to provide the other party with reasonable access to information regarding such party under the condition that no confidential information be shared with any third party except as required by applicable law or Commission rules and regulations; (5) to refrain from soliciting or encouraging any alternative business combination transactions; (6) to use their respective best efforts to cause persons that they deem as "affiliates" (as defined by Rule 145 under the Securities Act and Commission Accounting Series Releases 130 and 135) to execute and deliver an agreement limiting such person's ability to sell, transfer or dispose of his or her shares of USBC or FBS capital stock, as the case may be; (7) to take all steps within their control to exempt the transactions contemplated by the Merger Agreement and the Stock Option Agreements from any state anti-takeover law that purports to apply to such agreement; (8) to take all reasonable steps to ensure that entering into the Merger Agreement and the Stock Option Agreements and the transactions contemplated thereby do not result in any grant of rights to any person under either party's articles or certificate of incorporation or bylaws or any material agreement to which such party or its subsidiaries is a party (except as contemplated under the mandatory provisions of its outstanding officer and director stock options and the Options); (9) in the case of FBS, to use its best efforts (i) to list on the NYSE prior to the Effective Date, the shares of the New USBC Common Stock to be issued to the holders of USBC Common Stock in the Merger and (ii) if the USBC
8 1/8% Preferred Stock is quoted on the Nasdaq National Market prior to the Effective Date, either to list on the NYSE or to provide for the quotation on the Nasdaq National Market, at FBS's discretion, the New USBC 8 1/8% Preferred Stock to be issued to holders of USBC 8 1/8% Preferred Stock in the Merger; (10) to cooperate and use their reasonable best efforts (i) to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and regulatory authorities necessary to consummate the transactions contemplated by the Merger Agreement and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable; (11) to use their best efforts to cause their respective independent public accountants to deliver to the other party customary accountant's "comfort" letters; (12) in the case of FBS, subject in certain respects to shareholder approval of the FBS Board Expansion Amendment, to cause the appointment and election of all of the directors of the USBC Board to the New USBC Board; and (13) in the case of FBS, to cause the appointment of Mr. Cameron as Chairman of the New USBC Board and Messrs. Sznewajs and Duim each as a Vice Chairman of New USBC. See "--Interests of Certain Persons in the Merger." The Merger Agreement provides that no provision shall be construed to require USBC, FBS or any of their respective subsidiaries or affiliates to take any action that would violate applicable law (whether statutory or common law), rule or regulation.

    In addition, FBS has agreed to indemnify the present and former officers and directors of USBC and its subsidiaries to the fullest extent permitted by Oregon law, the USBC Articles and the USBC Bylaws with respect to claims, actions or proceedings arising out of actions or omissions occurring at or prior to the Effective Time and, for three years following the Effective Date, to use its best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse the present and former directors and officers of USBC or any of its subsidiaries with respect to claims arising from facts or events which occurred prior to the Effective Time. See "--Interests of Certain Persons in the Merger."

    The Merger Agreement provides that until the transition to New USBC's benefit plans as set forth below, New USBC and its subsidiaries shall provide employees of USBC and its subsidiaries who become employees of New USBC and its subsidiaries with compensation and employee benefit plans, programs, arrangements and other perquisites ("Employee Benefit Plans") that are, in the aggregate, substantially the same as the compensation and Employee Benefit Plans provided to such individuals by USBC immediately prior to the Effective Date. Within two years following the Effective Time, New USBC and its subsidiaries shall provide USBC employees who become employees of New USBC with compensation and Employee Benefit Plans that are substantially the same as the compensation and Employee Benefit Plans provided to similarly situated employees of New USBC or its subsidiaries who were not employees of USBC.

    The Merger Agreement provides that, notwithstanding the foregoing, New USBC and its Subsidiaries shall honor, in accordance with their terms, all benefits (including retiree benefits) vested as of the Effective Time under USBC's Employee Benefit Plans or under other contracts, arrangements, commitments or understandings as disclosed by USBC. See "--Interests of Certain Persons in the Merger."

    The Merger Agreement provides that New USBC will, following the Effective Date, maintain the aggregate level of charitable contributions historically maintained by USBC in USBC markets.

    The Merger Agreement provides that, except with respect to (i) liability insurance for, and indemnification of, directors and officers of USBC and its subsidiaries and (ii) the election of USBC Board members to the New USBC Board and the appointment of certain USBC officers as officers of New USBC, nothing in the Merger Agreement expressed or implied is intended to confer upon any person, other than the parties thereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of the Merger Agreement.

CONDITIONS TO THE MERGER

    The obligation of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following: (1) approval and adoption of the Plan of Merger contained in the Merger Agreement by the requisite vote of the holders of USBC Common Stock and the requisite vote of the holders of FBS Common Stock; (2) all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement shall have been obtained and shall be in full force and effect and all statutory or regulatory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions or restrictions that either the FBS Board or the USBC Board reasonably determines in good faith would, following the Effective Time, have a material adverse effect on New USBC and its subsidiaries taken as a whole; (3) the receipt of all consents or approvals of all persons (other than regulatory authorities) required for the consummation of the Merger unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect on USBC or FBS; (4) no order, decree or injunction of any court or agency of competent jurisdiction is in effect, and no law, statute or regulation has been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by the Merger Agreement;
(5) in the case of FBS, FBS shall have received from Ernst & Young LLP, its independent auditors, letters, dated the date of or shortly prior to each of the date on which this Joint Proxy Statement-Prospectus is first mailed to shareholders and again on the Effective Date, stating its opinion that the Merger will qualify for pooling-of-interests accounting treatment; (6) with respect to the obligations of each party, (i) the representations and warranties of the other party contained in the Merger Agreement will be true and correct as of the time of the Merger Agreement and the Effective Time (except for any representations and warranties made as of a specified date, which shall be true and correct as of such date) and (ii) each of the agreements and covenants to be performed and complied with by the other party pursuant to the Merger Agreement on or prior to the Effective Date shall have been duly performed and complied with in all respects (except to the extent that any failure so to comply would not be reasonably likely to result, individually or in the aggregate, in a material adverse effect on the financial position, results of operations or business with respect to that other party); (7) no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission or any other regulatory authority; (8) opinions from Cleary, Gottlieb, Steen & Hamilton and Wachtell, Lipton, Rosen & Katz shall have been received by FBS and USBC, respectively, dated as of the Effective Time, to the effect that the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code (See "--Certain Federal Income Tax Consequences");
(9) a certificate of designations having been filed in accordance with Section 151 of the DGCL fixing the preferences, limitations and relative rights of the New USBC 8 1/8% Preferred Stock; and (10) the shares of New USBC Common Stock issuable pursuant to the Merger Agreement having been approved for listing on the NYSE, and if the shares of USBC 8 1/8% Preferred Stock were quoted on The Nasdaq Stock Market prior to the Effective Time, the shares of New USBC 8 1/8% Preferred Stock issuable pursuant to the Merger Agreement either having been approved for listing on the NYSE or approved for quotation on The Nasdaq Stock Market, in either case, subject to official notice of issuance.

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated, and the Merger may be abandoned (1) at any time prior to the Effective Time, by the mutual consent of FBS and USBC, if the Board of Directors of each party so determines by vote of a majority of the members of its entire Board; (2) at any time prior to the Effective Time, by either FBS or USBC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either (i) a breach by the other party of any of its representations or warranties contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or
(ii) a breach by the other party of any of its covenants or agreements contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach would be reasonably likely, individually or in the aggregate, to result in a material adverse effect with respect to the breaching party; (3) at any time prior to the Effective Time, by either FBS or USBC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 1998, except to the extent that the failure of the Merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate the Merger Agreement; (4) by either FBS or USBC, if its Board of Directors so determines by a vote of a majority of its members, in the event (i) the approval of the Federal Reserve Board or any other regulatory authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement will have been denied by final nonappealable action or (ii) any required shareholder approval and adoption of the Merger Agreement is not obtained at the USBC Annual Meeting or the FBS Special Meeting; or (5) by FBS or USBC, if the Board of Directors of the other party withdraws its recommendation or adversely modifies or changes its recommendation to its shareholders to approve the Merger Agreement and, in the case of FBS, the FBS Board Expansion Amendment at any time prior to their respective meeting of shareholders.

    In the event of termination of the Merger Agreement pursuant to its terms and the abandonment of the Merger, no party to the Merger Agreement will have any liability or further obligation to any other party except (i) for the Termination Fee Provisions and the provisions of the Merger Agreement and the Confidentiality Agreement providing for the continued confidentiality of confidential information and expense allocation, and (ii) that termination will not relieve a breaching party from liability for any willful breach of the Merger Agreement giving rise to such termination. Termination of the Merger Agreement will not affect the Stock Option Agreements.

WAIVER AND AMENDMENT

    Prior to the Effective Time, any provision of the Merger Agreement may be
(i) waived by the party benefited by such provision or (ii) amended or modified at any time by an agreement in writing between FBS and USBC and approved by their respective Boards of Directors and executed in the same manner as the Merger Agreement, provided that after the USBC Annual Meeting, the Merger Consideration to be received by the USBC Shareholders for each share of USBC stock will not thereby be decreased.

EXPENSES AND TERMINATION FEES

    The Merger Agreement provides that, in the event of the termination of the Merger Agreement and the abandonment of the Merger at any time by either party in the event of (i) a material breach by the other party of such party's representations, warranties, covenants or agreements in the Merger Agreement,
(ii) any withdrawal or adverse modification or change to the recommendation to shareholders by the Board of Directors of the other party or (iii) a failure on the part of the other party to receive the requisite shareholder approval of the Merger Agreement, the terminating party will be entitled to receive, as compensation to such party for the expenses associated with the negotiation of the Merger Agreement and the other matters contemplated by the Merger Agreement, a fee of $20,000,000, payment of which will not be subject to approval by the shareholders of either party.

    Except as provided in the Termination Fee Provisions described above, each party to the Merger Agreement will bear all expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby, except that printing expenses and Commission registration fees will be shared equally between USBC and FBS.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    USBC and FBS expect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by shareholders of USBC upon the receipt of New USBC Common Stock for USBC Common Stock or New USBC 8 1/8% Preferred Stock for USBC 8 1/8% Preferred Stock pursuant to the Merger (except with respect to the receipt of cash by a holder of USBC Common Stock in lieu of a fractional share interest in New USBC Common Stock). The Internal Revenue Service (the "Service") has not been and will not be asked to rule on the tax consequences of the Merger. Instead, USBC will rely on the opinion of Wachtell, Lipton, Rosen & Katz, special counsel to USBC, and FBS will rely on the opinion of Cleary, Gottlieb, Steen & Hamilton, special counsel to FBS, as to certain federal income tax consequences of the Merger. Such opinions will be based upon facts described therein and upon certain assumptions and certain representations that will be made by USBC and FBS. The opinions of Wachtell, Lipton, Rosen & Katz and Cleary, Gottlieb, Steen & Hamilton will be based on the Code, the Regulations promulgated thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change. An opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected in such opinions or that such opinions will be upheld by the courts if challenged by the Service. EACH SHAREHOLDER OF USBC COMMON STOCK AND USBC 8 1/8% PREFERRED STOCK IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER SUCH SHAREHOLDER'S OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

    The obligation of each of USBC and FBS to consummate the Merger is conditioned on, among other things, the receipt by USBC of the opinion, dated as of the Effective Time, of Wachtell, Lipton, Rosen & Katz and the receipt by FBS of the opinion, dated as of the Effective Time, of Cleary, Gottlieb, Steen & Hamilton, each of which will be based upon facts and representations to be provided to such firms, and subject to various assumptions, substantially to the effect that the Merger will qualify as a "reorganization" within the meaning of
Section 368(a) of the Code and that the following material federal income tax consequences will result from the Merger:

        (a) No gain or loss will be recognized by FBS or USBC as a result of the Merger;

        (b) No gain or loss will be recognized by the shareholders of USBC who exchange their USBC Common Stock or USBC 8 1/8% Preferred Stock solely for New USBC Common Stock or New USBC 8 1/8% Preferred Stock, respectively, pursuant to the Merger (except with respect to cash received by a holder of USBC Common Stock in lieu of a fractional share interest in New USBC Common Stock); and

        (c) The tax basis of the New USBC Common Stock and New USBC 8 1/8% Preferred Stock received by USBC shareholders who exchange all of their USBC Common Stock and USBC 8 1/8% Preferred Stock solely for New USBC Common Stock and New USBC 8 1/8% Preferred Stock, respectively, in the Merger will be the same as the tax basis of the USBC Common Stock or USBC 8 1/8% Preferred Stock, as the case may be, surrendered in exchange therefor.

    The receipt by a holder of USBC Common Stock of cash in lieu of a fractional share interest in New USBC Common Stock will be treated as though the fractional share of New USBC Common Stock was distributed as a part of the exchange and then redeemed by New USBC, and, assuming that the redemption of the fractional share of New USBC Common Stock is characterized as a sale or exchange of such stock and not as a dividend, a USBC shareholder will recognize gain or loss in an amount equal to the difference between the amount of cash received and the basis of the fractional share of New USBC Common Stock deemed to be surrendered, which gain or loss will be capital gain or loss if the New USBC Common Stock was a capital asset in the hands of the USBC shareholder.

    The foregoing is only a summary description of the material anticipated federal income tax consequences of the Merger, without regard to the particular facts and circumstances of each shareholder of USBC. It does not discuss all of the consequences that may be relevant to shareholders of USBC entitled to special treatment under the Code (such as insurance companies, dealers in securities, exempt organizations or foreign persons) or to shareholders of USBC who acquired their USBC stock pursuant to the exercise of employee stock options or otherwise as compensation. The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreement or the Merger itself. No information is provided herein with respect to the tax consequences, if any, of the Merger or the exchange of shares pursuant thereto under state, local, foreign or other tax laws.

    USBC has received from Wachtell, Lipton, Rosen & Katz, and FBS has received from Cleary, Gottlieb, Steen & Hamilton, such firm's opinion, dated June 17, 1997, that, based upon and subject to certain facts, representations and assumptions set forth therein, the foregoing discussion, except as otherwise indicated, represents such firm's opinion as to the material federal income tax consequences of the Merger under currently applicable law.

    In the event that USBC or FBS is unable to obtain its respective opinion of counsel, dated as of the Effective Time, as set forth above, each of USBC and FBS is permitted, under the Merger Agreement, to waive the receipt of such opinions as a condition to such party's obligation to consummate the Merger. As of the date of this Joint Proxy Statement-Prospectus, neither USBC nor FBS intends to waive the condition as to the receipt of opinions of counsel as set forth herein and neither party anticipates that the material income tax consequences of the Merger will be materially different than those described above. In the event of such a failure to obtain tax opinions as set forth above, and a party's determination to waive such condition to the consummation of the Merger, both USBC and FBS will resolicit the votes of its respective shareholders to approve consummation of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of FBS's management, the FBS Board, USBC's management and the USBC Board may be deemed to have certain interests in the Merger that are in addition to their interests as FBS Shareholders or USBC Shareholders, as the case may be, generally. The FBS Board and the USBC Board were aware of these interests in approving the Merger Agreement and the transactions contemplated thereby.

    BOARD OF DIRECTORS. At the Effective Time, subject to approval of the FBS Board Expansion Amendment, FBS will cause all of the members of the USBC Board on the date of the Merger Agreement who remain members of the USBC Board immediately prior to the Effective Time and willing so to serve ("Former USBC Directors") to be elected or appointed as directors of New USBC at, or as promptly as practicable after, the Effective Time. It is expected that at the Effective Time, the New USBC Board will consist of 26 persons (unless otherwise agreed to in writing prior to the Effective Time): the 15 members of the FBS Board and the 11 directors listed under "ELECTION OF USBC DIRECTORS."

    In the event that the FBS Board Expansion Amendment is not approved, FBS shall appoint or elect 10 Former USBC Directors to the New USBC Board and shall appoint the remaining Former USBC Director (as selected by the Chief Executive Officer of USBC) and one FBS director (as agreed among the members of the FBS Board) as advisory directors of the New USBC Board. It is the intention of the parties that the size of the New USBC Board be substantially reduced as of the first annual meeting of shareholders of New USBC following the Effective Time, but that, in connection with such reduction, and thereafter until at least the third annual meeting of shareholders of New USBC following the Effective Time, the Former USBC Directors shall constitute in the aggregate between 40% and 45% of the total number of directors of New USBC then in office.

    For information on the current members of the USBC Board who are expected to become members of the New USBC Board after the Merger, see "MANAGEMENT AND OPERATIONS AFTER THE MERGER--Board of Directors" and "ELECTION OF USBC DIRECTORS." For information on the current members of the FBS Board who will continue to serve as directors of New USBC after the Merger, see "MANAGEMENT AND OPERATIONS AFTER THE MERGER--Board of Directors."

    SENIOR MANAGEMENT. The Merger Agreement provides that at the Effective Time, John F. Grundhofer, Chairman, President and Chief Executive Officer of FBS, will be President and Chief Executive Officer of New USBC. The Merger Agreement also provides that at the Effective Time (i) Gerry B. Cameron, President and Chief Executive Officer of USBC and Chairman of the USBC Board, will become Chairman of the New USBC Board for a term extending through December 31, 1998 and (ii) Robert D. Sznewajs, Vice Chairman of USBC, and Gary T. Duim, Executive Vice President of USBC, shall each be a Vice Chairman of New USBC. Richard A. Zona and Philip G. Heasley, each currently a

Vice Chairman of FBS, will each continue as a Vice Chairman of New USBC. See "--Employment Agreements with Gerry B. Cameron, Gary T. Duim and Robert D. Sznewajs," "--Employment Agreement with John F. Grundhofer" and "--Proposed Employment Agreements with Richard A. Zona and Philip G. Heasley."

    DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION OF USBC DIRECTORS AND OFFICERS. The Merger Agreement provides that, for a period of three years after the Effective Time, New USBC shall use its best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse the present and former directors and officers of USBC or any of its subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, than the coverage currently provided by USBC; provided, however, that in no event shall New USBC be required to expend more than 200% of the current amount expended by USBC ($557,613) (the "Insurance Amount") to maintain or procure such directors' and officers' insurance coverage; provided, further, that if New USBC is unable to maintain or obtain the insurance called for by the Merger Agreement, New USBC shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that the officers and directors of USBC or any subsidiary may be required to make application and provide customary representations and warranties to New USBC's insurance carrier for the purpose of obtaining such insurance; and provided, further, that such coverage will have a single aggregate for such three-year period in an amount not less than the annual aggregate of such coverage currently provided by USBC.

    The Merger Agreement also requires New USBC to indemnify, defend and hold harmless each present and former director and officer of USBC and its subsidiaries, following the Effective Date (each, an "Indemnified Party"), against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a "Claim"), arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), to the fullest extent that USBC is permitted to indemnify its directors and officers under Oregon law, the USBC Articles and USBC Bylaws as in effect on the date of the Merger Agreement. The Merger Agreement also provides that New USBC will advance expenses incurred by such persons in connection with Claims to the fullest extent permitted under applicable law. These indemnification obligations of New USBC will continue in force without limitation as to time.

    ACCELERATED VESTING UNDER EMPLOYEE BENEFIT PLANS. The consummation of the Merger will constitute a change in control of USBC for purposes of certain of USBC's benefit plans, and consummation of the Merger will constitute a partial change in control of FBS for purposes of FBS's benefit plans; accordingly, provisions of certain of these benefit plans will, under certain circumstances, cause the acceleration of vesting and/or payment of certain equity-based and cash-based incentives as described below.

    EMPLOYMENT AGREEMENTS WITH GERRY B. CAMERON, GARY T. DUIM AND ROBERT D. SZNEWAJS. FBS has entered into Employment Agreements with each of Mr. Gerry B. Cameron, the current Chairman of the Board, President and Chief Executive Officer of USBC, Mr. Gary T. Duim, the current Executive Vice President of USBC, and Mr. Robert D. Sznewajs, the current Vice Chairman of USBC, that become effective on the Effective Date of the Merger. Under the Employment Agreement with Mr. Cameron, he will receive an initial cash payment equal to the amount to which he would have been entitled under his existing employment agreement with USBC if, following a change of control of USBC (such as will result from the Merger), he was no longer Chief Executive Officer. Assuming the Effective Date is August 1, 1997, such initial payment would be approximately $5,946,506. Mr. Cameron will also be employed as Chairman of New USBC through December 31, 1998 at an annual salary not less than his current USBC salary and an annual bonus such that his total cash compensation is equal to the greater of his total salary ($800,000) and bonus ($848,640) in 1996 at USBC or the salary and bonus for the year in question of the

Chief Executive Officer of New USBC. At the Effective Date Mr. Cameron will be granted 75,000 shares of New USBC restricted stock and options on 200,000 shares of New USBC Common Stock (with an exercise price equal to the fair market value of the shares on the Effective Date of the Merger). The value of the restricted stock and options will depend on the market price of New USBC Common Stock at and after the Effective Time. For information on historical prices of FBS Common Stock, see "MARKET PRICES AND DIVIDENDS--FBS." The restricted shares and options will vest on the earliest of December 31, 1998, a change of control of New USBC, his death, his termination without cause (as defined) or his resignation with good reason (as defined). Upon a termination without cause or for good reason he would also receive the remainder of his compensation through December 31, 1998. Upon termination of his employment for any reason, he would be entitled to receive, in lieu of the pension benefits he would have been entitled to receive under his existing USBC arrangements, a retirement benefit of $1,000,000 per year for life less any benefit payable pursuant to FBS's and USBC's qualified retirement plan, and if his current wife survives him, she will be entitled to receive an annual benefit of $500,000 per year for her life. Mr. Cameron and his current wife will also be entitled to medical benefits for life (with an approximate value of $69,000 over the benefits to which Mr. Cameron is entitled under his existing employment agreement with USBC). Mr. Cameron will be based in Portland and, in addition to presiding over New USBC Board meetings, would have such responsibilities as are assigned to him from time to time by the New USBC Board. The Merger Agreement also provides that Mr. Cameron will be Chairman of the New USBC Board for a term extending through December 31, 1998.

    Pursuant to the terms of their respective employment agreements, which have a term of three years commencing on the Effective Date, Messrs. Duim and Sznewajs each would serve as a Vice Chairman of New USBC. They would each be entitled to an initial cash payment equal to what they would have received under their existing USBC employment contracts if they terminated their employment for "good reason" following the Merger. Assuming the Effective Date is August 1, 1997, such initial payments could be $2,859,148 in the case of Mr. Duim and $3,541,378 in the case of Mr. Sznewajs. For a three-year period each will be entitled to a base salary plus bonus such that his base salary and bonus are not less than the base salary and bonus of other New USBC Vice Chairmen. Although the final base salaries and bonuses have not yet been determined, the annual base salary of each of them could initially range from $415,000 to $450,000. Messrs. Duim and Sznewajs will also receive an amount equal to the remainder of their compensation over the three-year period if they are terminated by New USBC without cause or resign for good reason (as defined). They will each receive 50,000 shares of restricted New USBC Common Stock and options covering 100,000 shares of New USBC Common Stock with an exercise price equal to the fair market value of the shares on the Effective Date of the Merger, vesting over three years or on a change of control, on their termination without cause or on their resignation with good reason, except that only one-half of the shares of restricted New USBC Common Stock would vest upon a resignation with good reason. The value of such restricted stock and options will depend on the market price of New USBC Common Stock at and after the Effective Time. For information on historical prices of FBS Common Stock, see "MARKET PRICES AND DIVIDENDS--FBS."

    New USBC will pay Messrs. Cameron, Duim and Sznewajs an amount sufficient to cover any taxes imposed under Section 4999 of the Code (including any taxes imposed on any such payments), provided that if it is determined that the payments with respect to which such taxes would be imposed do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid without giving rise to any such tax, then New USBC will make no payment in respect of any taxes imposed under Section 4999 of the Code and the payments will be reduced to the Reduced Amount. The effect of any payments to be made by New USBC in respect of
Section 4999 of the Code will be that the amounts to be received by Messrs. Cameron, Duim and Sznewajs will not be reduced by any excise tax thereunder.

    While the statutory provisions and rules relating to the type and amount of payments subject to tax under Section 4999 of the Code are complex and the following does not purport to be a complete description thereof, in general,
Section 4999 of the Code imposes a 20% excise tax on the receipt of certain payments by particular individuals specified in the Code (including officers, employee-shareholders or

"highly compensated individuals" of a corporation (as defined in the Code)) which payments are, among other things, contingent upon a change in control of the corporation, and which equal or exceed three times the average annual amount (the "Base Amount") paid by the corporation and includible in the gross income of the individual during the five years preceding the date of the change in control. If Section 4999 applies, the excise tax is 20% of the excess of such payments over the Base Amount.

    USBC EXECUTIVE AGREEMENTS. USBC has individual employment agreements (the "USBC Executive Agreements") with the 12 executive officers of USBC (including agreements between USBC and each of Messrs. Cameron, Duim and Sznewajs). The USBC Executive Agreements generally provide that in the event of a termination of employment by the company without "cause" or by the executive for "good reason" (as defined) during the three-year period following a "change in control," such executive officers would be entitled to receive (i) his or her full base salary through the date of termination at the rate in effect on the date the change in control occurred, plus (ii) depending on the individual contract, an amount equal to a multiple (generally two or three times) of the sum of (x) his or her annual base salary at such rate plus (y) his or her highest annual bonus paid during the three calendar years ending prior to the year in which the change in control occurred, plus (iii) an amount equal to the excess of (x) the actuarial equivalent of the executive's benefit under the U.
S. Retirement Plan and the U. S. Supplemental Benefits Plan, determined as if the executive's employment continued for a specified period after the date of termination, over (y) the actuarial equivalent of the executive's actual benefit (paid or payable) under the U. S. Retirement Plan and the U. S. Supplemental Plan at the date of termination, as well as continuation of the company's welfare benefits. Consummation of the Merger will constitute a change in control for purposes of the USBC Executive Agreements.

    Individuals (other than certain USBC employees with written employment agreements or change in control agreements) who are employees of USBC or any of its subsidiaries immediately prior to the Effective Time and whose employment is terminated within two years after the Effective Time or, in certain cases, in anticipation of the Merger, shall be entitled to receive cash severance benefits in an amount equal to the greater of (i) the cash severance benefits, if any, to which they would have been entitled under USBC's Employee Benefit Plans as in effect immediately prior to the Effective Time and (ii) the cash severance benefits, if any, to which they would have been entitled under FBS's Employee Benefits Plans if they had been employees of FBS immediately prior to the Effective Time and through the time of such termination; provided that payment of this amount shall be in complete settlement of any amounts to which such employees would have been entitled under USBC's Employee Benefit Plans and FBS's Employee Benefit Plans. In computing the benefits payable pursuant to the Merger Agreement, service with USBC and its subsidiaries shall be treated as service with FBS and its subsidiaries.

    Pursuant to the Merger Agreement, written employment agreements or change in control agreements with certain USBC employees (other than the agreements of Messrs. Cameron, Sznewajs and Duim) will remain in full force and effect except that FBS has agreed that any of such agreements providing for severance benefits of two times base salary and bonus and two years of benefits continuation and pension credit shall, at the Effective Time, be deemed amended to provide severance benefits of three times base salary and bonus, three years of benefits continuation and five years of pension credit.

    Based on the foregoing, and assuming that each of the following executive officers of USBC terminated such individual's employment with good reason immediately after an assumed Effective Date of August 1, 1997, such individuals would receive payments in approximately the following amounts: Arland D. Hatfield, $3,015,068; V. Lamoine Saunders, $2,676,029 (in the case of Mr. Saunders, not including a retirement benefit annuity with a value of $354,006); and other USBC executive officers as a group (other than Messrs. Cameron, Duim and Sznewajs) $12,540,250.

    USBC, or any successor thereto, will also pay such executive an amount sufficient to cover any tax imposed under Section 4999 of the Code and penalties resulting from the payments provided in the agreement or otherwise, provided that if it is determined that the lump-sum payment plus the additional payments do not exceed 110% of the greatest amount that could be paid to the executive without giving rise to any excise tax, then the payments will be reduced. See "--Employment Agreements with Gerry B. Cameron, Gary T. Duim and Robert D. Sznewajs."

    USBC STOCK OPTIONS AND RESTRICTED STOCK. The Merger will constitute a "change in control" under certain existing USBC stock-based compensation plans, including the USBC 1990 Non-Employee Director Stock Option Plan, as amended and restated, and the USBC 1993 Stock Incentive Plan. Unvested options granted under each such plan generally will vest in full upon consummation of the Merger, and restricted stock units will be converted into unrestricted shares of USBC Common Stock. In the case of the 1993 Stock Incentive Plan, the lapse of restrictions will not occur until a termination of the grantee's employment within a specified period following consummation of the Merger (by USBC without "Cause," or by the grantee for "Good Reason," in each case as defined in the 1993 Stock Incentive Plan). As a result of these provisions, assuming the Effective Date is August 1, 1997, the non-employee directors of USBC, in the aggregate, will become vested in options representing 21,155 shares of USBC Common Stock, and the executive officers of USBC, assuming, for purposes of the vesting of restricted stock only, that they were to terminate their employment for Good Reason immediately after the Effective Time, would become vested in options and restricted stock representing, in the aggregate, 375,553 shares of USBC Common Stock (including 87,345, 20,175 and 30,021 shares with respect to Messrs. Cameron, Duim and Sznewajs, respectively). Also, upon consummation of the Merger, unvested performance shares awardable under the 1993 Stock Incentive Plan will be deemed to have been earned to the extent provided in such plan (and in the performance shares award agreements thereunder). The number of shares earned cannot be precisely determined until the Effective Date and will depend on specified business performance measures with respect to USBC, determined at the time of the Merger and pursuant to the 1993 Stock Incentive Plan. Assuming the Effective Date is August 1, 1997, executive officers of USBC who are participants in the 1993 Stock Incentive Plan will be deemed to have earned, in the aggregate, performance shares representing an estimated 88,549 shares of USBC Common Stock (including an estimated 34,722, 6,314 and 11,049 shares with respect to Messrs. Cameron, Duim and Sznewajs, respectively). Under the USBC Performance Cash Award Plan, each USBC executive officer participating therein is entitled to receive, on an accelerated basis, a portion of his or her performance cash award after a change in control, such as the Merger. The portion of the performance cash award to be received will depend on certain business performance measures with respect to USBC, determined at the time of the Merger and pursuant to the USBC Performance Cash Award Plan. Assuming the Effective Date is August 1, 1997, USBC executive officers would be entitled to receive performance cash awards of an estimated $3,692,809 in the aggregate (including an estimated $1,329,061, $260,643 and $459,958 with respect to Messrs. Cameron, Duim and Sznewajs, respectively). The actual performance awards as finally determined could be materially different from the foregoing estimates. For more information on the participation of USBC directors and executive officers in stock-based compensation plans, see "ELECTION OF USBC DIRECTORS--Executive Compensation."

    EMPLOYMENT AGREEMENT WITH JOHN F. GRUNDHOFER. Under John F. Grundhofer's employment agreement with FBS, Mr. Grundhofer is entitled to severance benefits in the event of termination of employment under certain circumstances. In the event of termination of employment without "cause" or by Mr. Grundhofer with "good reason" (as such terms are defined in the employment agreement), in addition to compensation and benefits already earned, he will be entitled to receive (i) a lump sum payment equal to three times his annual salary plus target bonus potential, (ii) continuation of his participation in FBS benefit and retirement plans and continuation of a $1 million life insurance policy for a three-year period, (iii) continuation of personal benefits for a three-year period, (iv) immediate exercisability of all options and vesting of restricted stock that would have become exercisable or vested during the remaining term of the employment agreement if no such termination had occurred, (v) credit for three additional years of service under FBS's Supplemental Executive Retirement Plan ("SERP"), and (vi) payment for individual outplacement counseling services up to a maximum of $60,000. In the event FBS terminates Mr. Grundhofer's employment with "cause," or he terminates employment without "good reason," Mr. Grundhofer would forfeit all compensation and benefits following such termination. In the event of termination of employment without "cause" or by Mr. Grundhofer with "good reason" within 24 months following a partial change in control, including the Merger, the following additional provisions will apply: (vii) the bonus used to calculate the lump sum payment under (i) above will be the greatest of Mr. Grundhofer's (a) target bonus potential available on the date of termination,
(b) the bonus earned in the last fiscal year prior to the date of termination, or (c) the average bonus earned in the last three fiscal years prior to the date of termination; (viii) credit shall be given for five (instead of three) additional years of service under (v) above; (ix) FBS will pay Mr. Grundhofer the full amount of any long-term cash incentive award for any plan periods then in progress to the extent not provided for in any FBS long-term cash incentive plan or plans; and (x) the year-to-date pro rata amount of any annual cash incentive award to the extent not provided for in any FBS annual cash incentive plan or plans. Based on the foregoing, and assuming that Mr. Grundhofer terminated his employment for good reason immediately after an assumed Effective Date of August 1, 1997, he would be entitled to a cash payment of approximately $9.3 million (including the SERP enhancement described above).

    Mr. Grundhofer's employment agreement provides that the payments and benefits which he is entitled to receive in the event of termination of his employment will be reduced by certain amounts which he earns from other employment or services during the three-year period following his termination of employment with FBS. FBS has agreed to compensate Mr. Grundhofer for certain taxes and penalties which may be imposed as a result of payments and benefits which he receives in the event of termination of his employment after a partial change in control.

    FBS CHANGE IN CONTROL SEVERANCE AGREEMENTS. FBS has entered into individual change in control severance agreements with certain executive officers (other than Mr. Grundhofer) providing for severance payments upon termination of employment in anticipation of or during the two-year period following a "full change in control" or "partial change in control" of FBS (as defined in such agreements). The Merger will constitute a partial change in control for this purpose. Termination of employment must be by FBS other than for "cause" or by the individual for "good reason (partial)," as such terms are defined in the relevant agreements. The agreements provide for a lump sum payment equal to three times the terminated individual's annual salary and average actual incentive pay for the prior three years, continuation of certain benefits for up to three years, credit for three additional years of service under FBS retirement plans and five additional years of service under FBS's SERP, the payment of long-term cash incentive awards and pro rata annual cash incentive awards and individual outplacement services. Based on the foregoing, and assuming that each of the following executive officers of FBS terminated such individual's employment for good reason immediately after an assumed Effective Date of August 1, 1997, such individuals would receive cash payments (including SERP enhancements) in approximately the following amounts: Richard A. Zona, $4,186,924; Philip G. Heasley, $3,590,467; Daniel C. Rohr, $2,338,350; and John
M. Murphy, Jr., $2,089,007; all 7 other executive officers of FBS as a group, $9,328,503. In addition, FBS has agreed to pay such officers an amount sufficient to cover any tax imposed by Section 4999 of the Code and penalties resulting from payments and benefits under the severance pay agreement and other arrangements. FBS also maintains change in control severance plans covering a broad range of salaried employees and providing for different levels of payments based on job classification. The vesting of outstanding stock options accelerates and restrictions on restricted stock lapse upon a full change in control (as defined), and upon certain terminations of employment in connection with a partial change in control (as defined), of FBS. The Merger will constitute a partial change in control for these purposes. Pursuant to the FBS Personal Retirement Account, a broad-based retirement plan, vesting of accounts accelerates under certain circumstances in connection with a partial change in control. Under the FBS Capital Accumulation Plan, FBS's 401(k) plan, partial year matching contributions would be made under certain circumstances in connection with a partial change in control.

    PROPOSED EMPLOYMENT AGREEMENTS WITH RICHARD A. ZONA AND PHILIP G.
HEASLEY. FBS is currently contemplating entering into employment agreements prior to the Effective Date with Mr. Richard A. Zona and Mr. Philip G. Heasley, currently Vice Chairmen of FBS. Although the terms of such agreements have not been finalized, it is expected that such agreements will have a term of three years commencing on the Effective Date and will provide for a payment of three years' salary and bonus in the event they are terminated by New USBC without cause any time during the term of such agreement or they resign for good reason (as defined) at any time that John F. Grundhofer is no longer the Chief Executive Officer of New USBC. In addition, each contract is expected to provide that the executive will be entitled to a base salary plus bonus during its term not less than the base salary and bonus of other New USBC Vice Chairmen. The final base salaries and bonuses have not been determined, but the annual base salary of each of them could initially range from $415,000 to $450,000.

    FBS STOCK OPTIONS AND RESTRICTED STOCK. The Merger will constitute a "partial change in control" under FBS's stock option and restricted stock agreements. Accordingly, under those agreements, in the event of the termination of employment by FBS other than for "cause" or by the individual for "good reason (partial)" (as such terms are defined), in anticipation of the Merger or within two years of the Effective Date of the Merger, such individual's options would accelerate and restricted stock would vest.

STOCK OPTION AGREEMENTS

    As an inducement and condition to FBS's willingness to enter into the Merger Agreement and the FBS Stock Option Agreement, USBC entered into the USBC Stock Option Agreement with FBS. As an inducement and condition to USBC's willingness to enter into the Merger Agreement and the USBC Stock Option Agreement, FBS entered into the FBS Stock Option Agreement with USBC. The following description of the Stock Option Agreements is qualified in its entirety by reference to the text of such Stock Option Agreements, copies of which are attached hereto as Appendices B and C and which are incorporated herein by reference.

    For purposes of the following summary, the term (i) "Issuer" means USBC with respect to the USBC Stock Option Agreement and FBS with respect to the FBS Stock Option Agreement and (ii) "Grantee" means FBS with respect to the USBC Stock Option Agreement and USBC with respect to the FBS Stock Option Agreement.

    Pursuant to the USBC Stock Option Agreement, USBC granted FBS the USBC Option, which permits FBS to purchase a number of shares of USBC Common Stock up to approximately 19.9% of the number of shares of USBC Common Stock outstanding immediately before exercise of the USBC Option. The exercise price of the USBC Option is $47.75 per share (the closing market price on the trading day preceding the execution of the Merger Agreement), subject to adjustment under specified circumstances (such exercise price, as so adjusted, being referred to herein as the "USBC Option Price"). Pursuant to the FBS Stock Option Agreement, FBS granted USBC the FBS Option, which permits USBC to purchase a number of shares of FBS Common Stock up to approximately 19.9% of the number of shares of FBS Common Stock outstanding immediately before exercise of the FBS Option. The exercise price of the FBS Option is $77.50 per share (the closing market price on the trading day preceding the execution of the Merger Agreement), subject to adjustment under specified circumstances (such exercise price, as so adjusted, being referred to herein as the "FBS Option Price"; the USBC Option Price and the FBS Option Price are each referred to herein as an "Option Price").

    Each of the Options will become exercisable in whole or in part if both an "Initial Triggering Event" and a "Subsequent Triggering Event" occur with respect to the Issuer prior to the occurrence of an "Exercise Termination Event," as such terms are defined below. The purchase of any shares of USBC Common Stock or FBS Common Stock pursuant to an Option is subject to compliance with applicable law, including the receipt of necessary approvals under the BHCA. If the Grantee of either Option were to exercise its right to acquire the full 19.9% of the outstanding shares of the Issuer's common stock subject to such Grantee's Option, such Grantee would hold approximately 16.6% of the outstanding shares of the Issuer's common stock immediately after such exercise.

    The Stock Option Agreements generally define the term "Initial Triggering Event" to mean any of the following events or transactions:

        (i) Issuer or any of its subsidiaries, without Grantee's prior written consent, enters into an agreement to engage in an "Acquisition Transaction" (as defined below) with a third party or the Board of Directors of Issuer recommends that the shareholders of Issuer approve or accept any Acquisition Transaction, other than as contemplated by the Merger Agreement;

        (ii) A third party shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Issuer common stock (provided, that in the case of the FBS Stock Option Agreement, such percentage shall be 15% with respect to the USBC Trust Group, in its fiduciary capacity);

       (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement at the Issuer's shareholder meeting or such meeting has not been held in violation of the Merger Agreement or has been canceled prior to termination of the Merger Agreement if, prior to such shareholder meeting (or if such shareholder meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any third party shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction with respect to the Issuer;

        (iv) Issuer's Board of Directors withdraws or modifies (or publicly announces its intention to withdraw or modify) in any manner adverse to Grantee its recommendation that the shareholders of Issuer approve the Merger Agreement at the Issuer's shareholder meeting, or Issuer, without Grantee's prior written consent, authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with a third party;

        (v) A third party makes a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal has been publicly announced;

        (vi) A third party shall have filed with the Commission a registration statement with respect to a potential exchange offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the Commission with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

       (vii) Issuer willfully breaches any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

      (viii) A third party files an application or notice with the Federal Reserve Board or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    As used in the Stock Option Agreements, the term "Acquisition Transaction" means (a) a merger or consolidation or any similar transaction, involving Issuer or any "Significant Subsidiary" (as defined in Rule 1-02 of Regulation S-X promulgated by the Commission) of Issuer (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more of its wholly-owned subsidiaries and, in the case of the FBS Stock Option Agreement, other than a merger or consolidation as to which the common shareholders of FBS immediately prior thereto in the aggregate own at least 60% of the common stock of the publicly held surviving or successor corporation immediately following consummation thereof), provided that any such transaction is not entered into in violation of the terms of the Merger

Agreement, (b) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Issuer or any of its Significant Subsidiaries or (c) a purchase or other acquisition (including by merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any of its subsidiaries (provided, that in the case of the FBS Stock Option Agreement, such percentage shall be 15% with respect to the USBC Trust Group, in its fiduciary capacity).

    The Stock Option Agreements generally define the term "Subsequent Triggering Event" to mean any of the following events or transactions: (i) The acquisition by a third party of beneficial ownership of 20% or more of the then outstanding common stock of Issuer or (ii) Issuer or any of its subsidiaries, without having received the prior written consent of Grantee, enters into an agreement to engage in an Acquisition Transaction with a third party or the Board of Directors of Issuer recommends that the shareholders of Issuer approve or accept any Acquisition Transaction, other than as contemplated by the Merger Agreement; provided, that for purposes of the definition of "Subsequent Triggering Event," the percentage referred to in clause (c) of the definition of "Acquisition Transaction" above shall be 20% rather than 10%.

    The Stock Option Agreements define the term "Exercise Termination Event" to mean any of (i) the Effective Time; (ii) termination of the Merger Agreement in accordance with its terms, if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee of the type described in clause (2) of the first paragraph under "--Termination of the Merger Agreement"; (iii) the passage of 18 months, subject to extension in order to obtain required regulatory approvals, to comply with applicable regulatory waiting periods or to avoid liability under Section 16(b) of the Exchange Act, after termination of the Merger Agreement if such termination is concurrent with or follows the occurrence of an Initial Triggering Event or is a termination of the type described in clause (2) of the first paragraph under "--Termination of the Merger Agreement"; (iv) the date on which the shareholders of Grantee shall have voted and failed to approve and adopt the Merger Agreement and the Merger (unless (A) Issuer shall then be in material breach of its covenants or agreements contained in the Merger Agreement or (B) on or prior to such date, the shareholders of Issuer shall have also voted and failed to approve and adopt the Merger Agreement and the Merger); or (v) the date on which the reciprocal Option granted by Grantee to Issuer shall have become exercisable in accordance with its terms if it shall become exercisable prior to a Subsequent Triggering Event. Notwithstanding anything to the contrary contained in the Stock Option Agreements, neither of the Options may be exercised at any time when the Grantee thereunder is in breach of any of its covenants or agreements contained in the Merger Agreement such that the Issuer thereof shall be entitled to terminate the Merger Agreement pursuant to the terms thereof, and each of the Stock Option Agreements shall automatically terminate upon the termination of the Merger Agreement by Issuer pursuant to the terms thereof as a result of a breach by the Grantee of its covenants or agreements contained therein.

    If an Option becomes exercisable, it may be exercised in whole or in part within six months following the applicable Subsequent Triggering Event. Grantee's right to exercise the Option and certain other rights under the Stock Option Agreements are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under Section 16(b) of the Exchange Act. The Option Price and the number of shares issuable under the Option are subject to adjustment in the event of specified changes in the capital stock of Issuer.

    Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Grantee will have certain registration rights with respect to the shares of Issuer common stock issued or issuable pursuant to the Option.

    Each Stock Option Agreement also provides that at any time after the occurrence of a "Repurchase Event" (as defined below), upon request, Issuer shall be obligated to repurchase the Option and all or any part of the shares ("Option Shares") received upon the full or partial exercise of the Option from the holder thereof. Such repurchase of the Option shall be at a price per share equal to the amount by which the "Market/Offer Price" (as defined below) exceeds the Option Price (as adjusted). A repurchase of

Option Shares shall be at a price per share equal to the Market/Offer Price. The term Market/Offer Price means the highest of (i) the price per share at which a tender or exchange offer has been made for Issuer common stock, (ii) the price per share of Issuer common stock that any third party is to pay pursuant to an agreement with Issuer, (iii) the highest closing price per share of Issuer common stock within the six-month period immediately preceding the date that notice to repurchase is given or (iv) in the event of a sale of all or substantially all of Issuer's assets or deposits, the sum of the price paid for such assets or deposits and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of Issuer common stock outstanding at the time of such sale. The term "Repurchase Event" is defined to mean (i) the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of Issuer common stock or (ii) the consummation of an Acquisition Transaction; provided, that for purposes of the definition of "Repurchase Event," the percentage referred to in clause (c) of the definition of "Acquisition Transaction" above shall be 50% rather than 10%.

    The Stock Option Agreements also provide that Grantee may, at any time following a Repurchase Event and prior to an Exercise Termination Event, surrender the Option (and any Option Shares obtained upon the exercise thereof and still held by Grantee) for a surrender fee (the "Surrender Fee") equal to $200 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus any net cash received pursuant to the sale of Option Shares to any third party (less the purchase price of such Option Shares). Grantee may not exercise its right to surrender the Option and receive the Surrender Fee if Issuer has previously repurchased any Option Shares as described in the preceding paragraph.

    The "Total Profit" (as defined below) that Grantee may realize with regard to either Option may not exceed $300 million. If Grantee's Total Profit would exceed such amount, Grantee would be required, at its sole election, to (a) reduce the number of Option Shares subject to the Option, (b) deliver Option Shares to the Issuer for cancellation, (c) pay cash to Issuer or (d) do any combination of the foregoing so that Grantee's actual realized Total Profit shall not exceed $300 million. "Total Profit" is defined to mean the aggregate (before taxes) of (i) any amount received pursuant to Issuer's repurchase of the Option (or any portion thereof), (ii) any amount received pursuant to Issuer's repurchase of the Option Shares (less the purchase price for such Option Shares), (iii) any net cash received pursuant to the sale of Option Shares to any third party (less the purchase price of such Option Shares), (iv) any amounts received on transfer of the Option or any portion thereof to a third party and (v) any equivalent amounts received with respect to the Substitute Option (as defined below). In addition, Grantee may not exercise the Option for a number of Option Shares as would, as of the date of such exercise, result in Grantee (if it were immediately to sell such Option Shares, together with all other Option Shares held by Grantee and its affiliates as of such date, at the closing market price on the previous trading day) realizing a net gain in excess of $300 million.

    Pursuant to the terms of the relevant Stock Option Agreements, in the event that, prior to an Exercise Termination Event, Issuer enters into certain transactions in which Issuer is not the surviving corporation, certain fundamental changes in the capital stock of Issuer occur or Issuer sells all or substantially all of its or certain of its subsidiaries' assets, the Option shall be converted into a substitute option (the "Substitute Option"), with terms similar to those of the Option, to purchase capital stock of the entity that is the effective successor to Issuer.

    The Stock Option Agreements provide that neither Grantee nor Issuer may assign any of its rights or obligations thereunder without the written consent of the other party, except that within the 12 months after the Option first becomes exercisable, Grantee may, subject to certain limitations, assign its rights and obligations thereunder in whole or in part (subject to extension in certain cases).

    Arrangements such as the Stock Option Agreements are customarily entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the grantee for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not consummated under certain circumstances involving an acquisition or potential acquisition of the issuer by a third party. The Stock Option Agreements were entered into to accomplish these objectives. The Stock Option Agreements may have the effect of discouraging offers by third parties to acquire USBC or FBS prior to the Merger, even if, in the case of USBC, such persons were prepared to offer to pay consideration to USBC's shareholders which has a higher current market price than the shares of New USBC Common Stock to be received by such holders pursuant to the Merger Agreement.

    To the best knowledge of USBC and FBS, no event giving rise to the right to exercise either of the Options has occurred as of the date of this Joint Proxy Statement-Prospectus.

ACCOUNTING TREATMENT

    It is intended that the Merger will be accounted for as a "pooling-of-interests" under generally accepted accounting principles and the receipt of an opinion of FBS's independent auditors that such accounting method may be used is a condition to FBS's obligation to consummate the Merger. To conform to the provisions of SAB 96 "Treasury Stock Acquisitions Following Consummation of a Business Combination Accounted for as a Pooling of Interests," the FBS Board has terminated FBS's stock repurchase program. The unaudited pro forma financial information included in this Joint Proxy Statement-Prospectus reflects the Merger using the pooling-of-interests method of accounting. See "COMPARATIVE UNAUDITED PER SHARE DATA," "SELECTED HISTORICAL FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."

REGULATORY MATTERS

    FEDERAL RESERVE BOARD. The Merger is subject to prior approval by the Federal Reserve Board under Section 3 of the BHCA and prior notice to the Federal Reserve Board under Section 4 of the BHCA. The BHCA requires the Federal Reserve Board, when approving a transaction such as the Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions.

    The BHCA prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

    The Federal Reserve Board will furnish notice and a copy of the application for approval of the Merger to the Office of Comptroller of the Currency (the "OCC"), and the State Authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within such 30-day period. Furthermore, applicable Federal law provides for the publication of notice and public comment on applications filed with the Federal Reserve Board and authorizes such agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.

    Under Section 4 of the BHCA and related regulations, the Federal Reserve Board must consider whether the performance of FBS's and USBC's nonbanking activities on a combined basis can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). This consideration includes an evaluation of the financial and managerial resources of FBS and USBC and the effect of the proposed transaction on those resources.

    Assuming Federal Reserve Board approval, the Merger may not be consummated until 30 days after such approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days. FBS and USBC believe that the Merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on New USBC.

    STATE AUTHORITIES. Consummation of the Merger may be subject to the approval of or notice to the State Authorities under various state bank, insurance and securities regulatory statutes. The Merger may also be subject to review by the attorneys general in the various states in which FBS and USBC own banking subsidiaries, including California, Idaho, Nevada, Oregon, Utah and Washington.

    STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION. FBS and USBC have filed all applications and notices and have taken (or will promptly take) other appropriate action with respect to any requisite approvals or other action of any governmental authority. The Merger Agreement provides that the obligation of each of FBS and USBC to consummate the Merger is conditioned upon (i) the receipt of all requisite regulatory approvals, including the approvals of the Federal Reserve Board and, to the extent necessary, the State Authorities, (ii) the termination or expiration of all statutory or regulatory waiting periods in respect thereof and (iii) no such approvals containing conditions or restrictions which either the FBS Board or the USBC Board reasonably determine in good faith would, after the Effective Date, have a material adverse effect on New USBC and its subsidiaries taken as a whole.

    FBS submitted its final application to the Federal Reserve Bank of Minneapolis on April 14, 1997. The application was accepted for processing by the Board of Governors of the Federal Reserve System on April 21, 1997. The bank regulatory authorities for the states of Nevada, Oregon and California approved the Merger on May 13, June 5, and June 10, 1997, respectively.

    THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCES THAT ALL SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF SUCH APPROVALS. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT THAT CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT. SEE "--CONDITIONS TO THE MERGER."

    See "--The Effective Time," "--Conditions to the Merger" and "--Termination of the Merger Agreement."

RESALE OF NEW USBC COMMON STOCK AND NEW USBC 8 1/8% PREFERRED STOCK RECEIVED BY
  USBC SHAREHOLDERS

    The shares of New USBC Common Stock and New USBC 8 1/8% Preferred Stock issuable to shareholders of USBC upon consummation of the Merger have been registered under the Securities Act. Such securities may be traded freely without restriction by those shareholders who are not deemed to be "affiliates" of USBC or FBS, as that term is defined in rules promulgated under the Securities Act.

    Shares of New USBC Common Stock or New USBC 8 1/8% Preferred Stock received by those shareholders of USBC who are deemed to be "affiliates" of USBC at the time of the USBC Annual Meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Commission guidelines regarding qualifying for the pooling-of-interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines also indicate that the pooling-of-interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined operations have been published.

    Each of FBS and USBC has agreed in the Merger Agreement to use its reasonable best efforts to obtain and deliver to the other party, on or prior to the date of mailing of this Joint Proxy Statement-Prospectus, signed representation letters from each director, executive officer and other person who may reasonably be deemed to be an "affiliate" of such party to the effect that such persons will not, among other things, offer to sell, transfer or otherwise dispose of any of the shares of New USBC Common Stock or New USBC
8 1/8% Preferred Stock distributed to them pursuant to the Merger except (i) with respect to affiliates of USBC, in compliance with Rule 145, or in a transaction that, in the opinion of counsel reasonably satisfactory to FBS, is otherwise exempt from the registration requirements of the Securities Act, or in an offering which is registered under the Securities Act and (ii) with respect to affiliates of each of USBC and FBS, in compliance with Commission guidelines regarding qualifying for pooling-of-interests accounting treatment. This Joint Proxy Statement-Prospectus does not cover resales of New USBC Common Stock or New USBC 8 1/8% Preferred Stock received by persons who are deemed to be "affiliates" of USBC. No person is authorized to make use of this Joint Proxy Statement-Prospectus in connection with any such resales.

FBS DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

    Pursuant to its Automatic Dividend Reinvestment and Common Stock Purchase Plan (the "FBS Reinvestment and Purchase Plan"), FBS provides eligible shareholders with a method of investing cash dividends and optional cash payments at 100% of the average price (as defined in the FBS Reinvestment and Purchase Plan) in additional shares of FBS Common Stock without payment of any brokerage commission or service charge. The FBS Reinvestment and Purchase Plan includes certain dollar limitations on participation and provides for eligible shareholders to elect dividend reinvestment on only a part of the shares registered in the name of a participant (while continuing to receive cash dividends on remaining shares). It is anticipated that the FBS Reinvestment and Purchase Plan will continue after the Effective Time and that all holders of New USBC Common Stock (including shareholders of USBC who receive New USBC Common Stock in the Merger) will have the right to participate therein.

NO APPRAISAL RIGHTS

    Under the OBCA, holders of USBC Common Stock and USBC 8 1/8% Preferred Stock will have no appraisal rights in connection with the Merger Agreement and the consummation of the transactions contemplated thereby.

    Under the DGCL, holders of FBS Common Stock will have no appraisal rights in connection with the Merger Agreement and the consummation of the transactions contemplated thereby.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

    BOARD OF DIRECTORS. At the Effective Time, subject to approval of the FBS Board Expansion Amendment by the holders of 80% of the outstanding FBS Common Stock, FBS will cause all of the Former USBC Directors to be elected or appointed as directors of New USBC at, or as soon as practicable after, the Effective Time (such appointment or election of Former USBC Directors to be as evenly distributed as possible among the classes of New USBC directors). It is the intention of the parties that the size of the New USBC Board be substantially reduced as of the first annual meeting of shareholders of New USBC following the Effective Time. Until at least the third annual meeting of shareholders of New USBC following the Effective Time, it is intended that the Former USBC Directors will constitute in the aggregate between 40% and 45% of the total number of directors of New USBC then in office.

    The Merger is not conditioned upon approval of the FBS Board Expansion Amendment. If adopted by FBS Shareholders, the FBS Board Expansion Amendment would be effective only upon consummation of the Merger. In the event such approval is not obtained at the FBS Special Meeting, FBS would appoint or elect to the New USBC Board 10 Former USBC Directors and the remaining Former USBC Director (as selected by the Chief Executive Officer of USBC) and one FBS director (as agreed among the members of the FBS Board) would be appointed as advisory directors of the New USBC Board entitled to participate at all New USBC Board meetings to the fullest extent permitted by applicable law.

    Set forth below is certain information with respect to each individual who currently is expected to become a member of the New USBC Board as of the Effective Time.

                                           YEAR BECAME                         PRESENT OFFICE OR OTHER PRINCIPAL
                                          A DIRECTOR OF                          OCCUPATION OR EMPLOYMENT AND
NAME                                       FBS OR USBC        AGE                FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------  ---------------      ---      -------------------------------------------------

Linda L. Ahlers........................  1997 (FBS)               47   President of the Department Store Division of
                                                                       Dayton Hudson Corporation and has been employed
                                                                       by that company since 1977 in various positions.

Harry L. Bettis........................  1995 (USBC)              62   Director of West One Bancorp from 1971 until
                                                                       1995. For more than five years, Mr. Bettis has
                                                                       been a rancher in Payette, Idaho.

Gerry B. Cameron.......................  1994 (USBC)              59   Chief Executive Officer and Director of USBC
                                                                       since January 1994 and Chairman of the Board of
                                                                       USBC since April 1994. He was also President of
                                                                       USBC from April 1994 until December 1995 and was
                                                                       reelected President of USBC in February 1997. Mr.
                                                                       Cameron was Vice Chairman of USBC from January
                                                                       1993 through April 1994. He was Executive Vice
                                                                       President of United States National Bank of
                                                                       Oregon ("U. S. Bank of Oregon") from March 1979
                                                                       until July 1993. Mr. Cameron was elected a
                                                                       director of U. S. Bank of Oregon in January 1993
                                                                       and was elected Chairman of the Board in July
                                                                       1993. He was President and Chief Executive
                                                                       Officer of U. S. Bank of Washington, National
                                                                       Association
                                                                       ("U. S. Bank of Washington"), until January 1993.
                                                                       Mr. Cameron is also a director of Tektronix, Inc.

                                           YEAR BECAME                         PRESENT OFFICE OR OTHER PRINCIPAL
                                          A DIRECTOR OF                          OCCUPATION OR EMPLOYMENT AND
NAME                                       FBS OR USBC        AGE                FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------  ---------------      ---      -------------------------------------------------
Carolyn Silva Chambers.................  1995 (USBC)              65   Director of U. S. Bank of Oregon from 1993 until
                                                                       1995. Ms. Chambers was President and Chief
                                                                       Executive Officer of Chambers Communications
                                                                       Corp., a broadcast and television company, from
                                                                       1983 to 1995; she is currently Chairman and Chief
                                                                       Executive Officer. Ms. Chambers has been
                                                                       President and Chief Executive Officer of Chambers
                                                                       Construction Company, a construction firm, since
                                                                       1986. Both Chambers Communications and Chambers
                                                                       Construction are based in Eugene, Oregon. Ms.
                                                                       Chambers is also a director of Portland General
                                                                       Corporation.

Arthur D. Collins, Jr. ................  1996 (FBS)               49   President and Chief Operating Officer of
                                                                       Medtronic, Inc., a medical device company, since
                                                                       1996 and prior thereto Chief Operating Officer,
                                                                       Corporate Executive Vice President and President
                                                                       of Medtronic International, since 1992.

Peter H. Coors.........................  1996 (FBS)               50   Vice Chairman and Chief Executive Officer of
                                                                       Coors Brewing Company, and Director and Vice
                                                                       President of Adolph Coors Company. Mr. Coors has
                                                                       been associated with Coors Brewing Company since
                                                                       1970, serving in various capacities.

Franklin G. Drake......................  1969 (USBC)              69   Chairman of the Board, retired, of Donald M.
                                                                       Drake Company, a construction firm headquartered
                                                                       in Portland, Oregon. Mr. Drake is Chairman and
                                                                       Chief Executive Officer of Drake Management. He
                                                                       was previously President and Chief Executive
                                                                       Officer of Donald M. Drake Company for more than
                                                                       five years until July 1993.

Robert L. Dryden.......................  1995 (USBC)              63   Director of U. S. Bank of Washington from 1991
                                                                       until 1995. Mr. Dryden serves as Executive Vice
                                                                       President, Airplane Production, of the Boeing
                                                                       Company (Commercial Airplane Group), in Seattle,
                                                                       Washington, and has held this position since
                                                                       1990. Mr. Dryden is also a director of Puget
                                                                       Sound Energy, Inc.

John B. Fery...........................  1995 (USBC)              67   Director of West One Bancorp from 1976 until
                                                                       1995. Mr. Fery is retired Chairman and Chief
                                                                       Executive Officer of Boise Cascade Corporation, a
                                                                       paper and forest products company headquartered
                                                                       in Boise, Idaho. He served as Chief Executive
                                                                       Officer from 1972 through July 1994, and retired
                                                                       as Chairman in July 1995. Mr. Fery also serves as
                                                                       a director of Albertson's Inc., The Boeing
                                                                       Company, and Hewlett-Packard Company.

                                           YEAR BECAME                         PRESENT OFFICE OR OTHER PRINCIPAL
                                          A DIRECTOR OF                          OCCUPATION OR EMPLOYMENT AND
NAME                                       FBS OR USBC        AGE                FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------  ---------------      ---      -------------------------------------------------
Joshua Green III.......................  1987 (USBC)              61   Chairman of the Board and Chief Executive Officer
                                                                       of Joshua Green Corporation, a family investment
                                                                       firm and Chairman of its wholly-owned subsidiary,
                                                                       Sage Manufacturing Corporation. Mr. Green served
                                                                       as Chairman of the Board and a director of U. S.
                                                                       Bank of Washington from February 1988 until
                                                                       January 1997. Mr. Green was also Vice Chairman of
                                                                       USBC from December 1987 until January 1993. Mr.
                                                                       Green is also a director of Safeco Corporation.

John F. Grundhofer.....................  1990 (FBS)               58   Chairman, President and Chief Executive Officer
                                                                       of FBS since 1990.

Roger L. Hale..........................  1987 (FBS)               62   President and Chief Executive Officer of TENNANT
                                                                       Company, a manufacturer of industrial and
                                                                       commercial floor maintenance equipment and
                                                                       products, since 1976.

Delbert W. Johnson.....................  1994 (FBS)               58   Chairman and Chief Executive Officer of Pioneer
                                                                       Metal Finishing, a division of Safeguard
                                                                       Scientifics Inc. and a metal finishing company,
                                                                       since 1978.

Norman M. Jones........................  1995 (FBS)               66   Former Chairman of the Board of First Bank, fsb,
                                                                       the former thrift subsidiary of FBS, since 1995
                                                                       and prior thereto served as Chairman of
                                                                       Metropolitan Financial Corporation and was
                                                                       employed by that company from 1952 through 1995
                                                                       in various capacities.

Richard L. Knowlton....................  1992 (FBS)               65   Chairman of The Hormel Foundation, a public
                                                                       foundation organized for the benefit of
                                                                       charitable organizations, since 1995 and prior
                                                                       thereto Chairman and Chief Executive Officer of
                                                                       Hormel Foods Corporation, a meat and food
                                                                       processing company, as well as serving in various
                                                                       capacities with the corporation since 1948.

Jerry W. Levin.........................  1995 (FBS)               53   Chairman of Revlon, Inc., a cosmetics and
                                                                       personal care and professional products company,
                                                                       since 1995 and prior thereto President of Revlon,
                                                                       Inc. since 1991. Also currently Chairman and
                                                                       Chief Executive Officer of The Coleman Company,
                                                                       Inc., a manufacturer and marketer of outdoor
                                                                       recreational products, since February 1997.

                                           YEAR BECAME                         PRESENT OFFICE OR OTHER PRINCIPAL
                                          A DIRECTOR OF                          OCCUPATION OR EMPLOYMENT AND
NAME                                       FBS OR USBC        AGE                FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------  ---------------      ---      -------------------------------------------------
Kenneth A. Macke.......................  1985 (FBS)               58   General Partner, Macke Partners, a private
                                                                       venture capital and investment company, since
                                                                       1995; Retired Chairman and Chief Executive
                                                                       Officer of Dayton Hudson Corporation, a
                                                                       diversified retail company, a position held from
                                                                       1984 until retirement in 1994.

Allen T. Noble.........................  1995 (USBC)              68   President of Farm Development Corporation, a
                                                                       corporate agricultural management company based
                                                                       in Boise, Idaho, Allen Noble Farms, Inc., A-D
                                                                       Cattle Company, Campbell Tractor Company
                                                                       comprised of four John Deere dealerships in
                                                                       Treasure Valley, Idaho, ALVAC, a Life Flight
                                                                       Helicopter Company, and Noble Linear Irrigation
                                                                       Company. Mr. Noble served as a director of West
                                                                       One Bancorp from 1975 until 1983 and from 1984
                                                                       until 1995.

Edward J. Phillips.....................  1988 (FBS)               52   Chairman and Chief Executive Officer of Phillips
                                                                       Beverage Company, an importer and marketer of
                                                                       distilled spirits. Mr. Phillips has been
                                                                       associated with the company serving in various
                                                                       capacities since 1969.

Paul A. Redmond........................  1994 (USBC)              60   Director of U. S. Bank of Washington from 1992
                                                                       until 1994. Since 1985, he has been Chairman of
                                                                       the Board and Chief Executive Officer of The
                                                                       Washington Water Power Company, an electric and
                                                                       gas utility with headquarters in Spokane,
                                                                       Washington. Mr. Redmond is also a director of
                                                                       Itron, Inc.
S. Walter Richey.......................  1990 (FBS)               61   Chairman and Chief Executive Officer of Meritex,
                                                                       Inc., a real estate management and development
                                                                       and warehousing company, since 1978.

Richard L. Robinson....................  1993 (FBS)               67   Chairman and Chief Executive Officer of Robinson
                                                                       Dairy, Inc., a dairy company, since 1975.

N. Stewart Rogers......................  1988 (USBC)              67   Chairman of the Board and a director of Penwest,
                                                                       Ltd. Mr. Rogers is also a director of Fluke Corp.
                                                                       and of VWR Scientific Products Corp. Mr. Rogers
                                                                       was Senior Vice President of Univar Corporation,
                                                                       a distributor of chemicals, until his retirement
                                                                       in December 1991.

Richard L. Schall......................  1987 (FBS)               67   Retired Vice Chairman of the Board and Chief
                                                                       Administrative Officer of Dayton Hudson
                                                                       Corporation, a diversified retail company,
                                                                       retiring in 1985.

                                           YEAR BECAME                         PRESENT OFFICE OR OTHER PRINCIPAL
                                          A DIRECTOR OF                          OCCUPATION OR EMPLOYMENT AND
NAME                                       FBS OR USBC        AGE                FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------  ---------------      ---      -------------------------------------------------
Walter Scott, Jr.......................  1996 (FBS)               66   Chairman, President and Chief Executive Officer
                                                                       of Peter Kiewit Sons', Inc., a construction,
                                                                       mining, telecommunications, energy and computer
                                                                       outsourcing company, since 1979.

Benjamin R. Whiteley...................  1994 (USBC)              67   Director of U. S. Bank of Oregon from 1988
                                                                       through April 1994 and of USBC from 1986 through
                                                                       1988. Mr. Whiteley has been Chairman of the Board
                                                                       of Standard Insurance Company, a life insurance
                                                                       company, since August 1994. From January 1993
                                                                       until August 1994, he served as Chairman and
                                                                       Chief Executive Officer of Standard Insurance
                                                                       Company, and, prior to that, as President and
                                                                       Chief Executive Officer for more than five years.
                                                                       Mr. Whiteley is also a director of Northwest
                                                                       Natural Gas Company, Willamette Industries, Inc.,
                                                                       and The Greenbrier Companies, Inc.

    Additional information with respect to the foregoing individuals is set forth under "ELECTION OF USBC DIRECTORS," in the case of individuals who have been nominated to serve as directors of USBC, and in the proxy statement with respect to FBS's 1997 Annual Meeting of Stockholders, in the case of individuals who are currently directors of FBS. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

    MANAGEMENT. The executive officers of New USBC after the Merger will be comprised of certain members of FBS's senior management and certain members of USBC's senior management. Mr. Cameron will become Chairman of the New USBC Board for a term extending through December 31, 1998. Mr. Grundhofer will continue to be President and Chief Executive Officer of New USBC following the Merger. In addition, Robert D. Sznewajs and Gary T. Duim, each of USBC, will each become a Vice Chairman of New USBC, and Richard A. Zona and Philip G. Heasley, each of FBS, will each remain a Vice Chairman of New USBC. Concurrently with the execution of the Merger Agreement, FBS entered into employment agreements with Gerry B. Cameron, Gary T. Duim and Robert D. Sznewajs, which employment agreements will become effective on the Effective Date of the Merger. In addition, FBS expects to enter into employment agreements with Richard A. Zona and Philip G. Heasley. See "THE MERGER--Interests of Certain Persons in the Merger."

    Additional information about such persons is contained in the 1996 FBS 10-K and the 1996 USBC 10-K, as applicable, which are incorporated by reference in this Joint Proxy Statement-Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

    OPERATIONS. FBS and USBC expect to ultimately realize cost savings of approximately $340 million (pre-tax). Such cost savings are expected to be realized by various means including reductions in staff, consolidation of certain data processing and other back office operations, and consolidation and elimination of certain duplicate or excess office facilities. The cost savings are expected to be achieved in various amounts at various times during the two-year period subsequent to the Effective Time and not ratably over, or at the beginning or end of, such period. No adjustment has been included in the unaudited pro forma condensed combined financial information included in this Joint Proxy Statement-Prospectus for the anticipated cost savings.

    The extent to which cost savings will be achieved is dependent upon various factors beyond the control of FBS and USBC, including regulatory factors, economic conditions, unanticipated changes in business conditions and inflation. Therefore, no assurances can be given with respect to the ultimate level of cost savings, if any, to be realized, or that such savings will be realized in the time frame currently anticipated. See "SELECTED HISTORICAL FINANCIAL DATA," "PRO FORMA SELECTED FINANCIAL DATA," "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION" and "CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION."

    COSTS INCURRED IN CONNECTION WITH THE MERGER. FBS and USBC also anticipate that they will incur Merger-related expenses and restructuring charges in connection with the Merger, which expenses are estimated to be approximately $625 million (pre-tax) in the aggregate. These items principally result from expenses to be incurred in connection with the integration of operations and systems, elimination of redundancies, and staff reductions and officer and employee retention arrangements. It is anticipated that substantially all of these expenses and charges will be incurred in the first year following the Effective Date of the Merger.

    The expenses and charges to be incurred in connection with the Merger are dependent upon various factors beyond the control of FBS and USBC. No assurance can be given that such expenses and charges will not exceed the amounts described above. See "SELECTED HISTORICAL FINANCIAL DATA," "PRO FORMA SELECTED FINANCIAL DATA," "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION" and "CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION."

    CORPORATE HEADQUARTERS. New USBC's corporate headquarters will be located in Minneapolis, Minnesota. In addition, it is expected that New USBC will continue to operate portions of its businesses from existing FBS and USBC locations.

    For additional information regarding management and operations of the combined company, see "BUSINESS OF FBS" and "BUSINESS OF USBC."

1998 AND 1999 EARNINGS ESTIMATES

    In analyzing the anticipated financial impact of the Merger, FBS prepared certain earnings estimates for the combined company. As a baseline for these earnings estimates, FBS used consensus "street" earnings per share estimates published by Institutional Brokers Estimate System ("IBES") for both FBS and USBC. The IBES estimates for FBS's stand-alone fully diluted earnings per share are $6.09 and $6.85 for 1998 and 1999, respectively. From the IBES base, FBS made certain adjustments regarding cost savings and revenue enhancements expected to be realized from the Merger to derive a pro forma fully diluted earnings per share estimate of $6.20 in 1998 (excluding Merger-related charges) and $7.41 in 1999. The significant assumptions utilized by FBS in preparing these estimates include the following:

    - The Merger will be consummated in the third quarter of 1997.

    - The combined company will have average fully diluted common shares outstanding of approximately 247 million in 1998 and approximately 248 million in 1999. An estimated 111 million shares will be issued in the Merger.

    - FBS expects to achieve pre-tax operating cost savings of approximately $340 million by various means including reductions in staff, consolidation of certain data processing and other back office operations, and consolidation and elimination of certain duplicate or excess office facilities in connection with the transaction. Approximately $220 million, or 65 percent, of the operating cost savings are expected to be achieved by the end of 1998 and the remainder in 1999.

    - The Merger will result in pre-tax revenue enhancements totaling approximately $35 million in 1998 and $84 million in 1999. These estimates assume, among other things, that the revenue enhancements result from marketing the complementary products and services of both companies to the broad retail and commercial customer base of New USBC.

    - In connection with the merger, FBS expects to incur pre-tax merger-related costs of $625 million.

    The combined company's ability to achieve these earnings estimates is dependent upon various factors, a number of which will be beyond the control of New USBC, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation, and no assurances can be given with respect to the ultimate level and composition of cost savings and revenue enhancements to be realized, or that such cost savings and revenue enhancements will be realized in the time frames currently anticipated. As a result of these and other factors, there will be differences between the earnings estimates presented herein and actual results and these differences could be material. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION" regarding these forward-looking earnings estimates and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."

                          MARKET PRICES AND DIVIDENDS

FBS

    The FBS Common Stock is listed on the NYSE under the symbol "FBS". The following table sets forth the range of high and low sales prices as reported on the NYSE Composite Transaction List, together with the per share dividends declared by FBS, during the periods indicated.

                                                                                       PRICE RANGE
                                                                                   --------------------

QUARTER                                                                              HIGH        LOW       DIVIDENDS
---------------------------------------------------------------------------------  ---------  ---------  -------------
1995:
  First..........................................................................  $   40.50  $   32.63    $   .3625
  Second.........................................................................      44.63      38.88        .3625
  Third..........................................................................      48.25      39.50        .3625
  Fourth.........................................................................      53.75      47.63        .3625
1996:
  First..........................................................................  $   59.88  $   46.00    $   .4125
  Second.........................................................................      63.75      56.25        .4125
  Third..........................................................................      68.00      55.38        .4125
  Fourth.........................................................................      74.00      63.75        .4125
1997:
  First..........................................................................  $   84.50  $   67.50    $   .4650
  Second (through June 16, 1997).................................................      85.75      71.00        .4650

    On March 19, 1997, the last trading day before FBS and USBC publicly announced the execution of the Merger Agreement, the closing price per share of FBS Common Stock on the NYSE Composite Transactions List was $78.25. On June 16, 1997, the last trading day prior to the date of this Joint Proxy Statement-Prospectus, such price was $85.75. Past price performance is not necessarily indicative of likely future price performance. Holders of FBS Common Stock and USBC Common Stock are urged to obtain current market quotations for shares of FBS Common Stock.

    Holders of FBS Common Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the FBS Board. Although the FBS Board presently intends to continue the policy of paying quarterly cash dividends, future dividends of FBS would depend upon the earnings of FBS and its subsidiaries, their financial condition and other factors including applicable governmental regulations and policies. See "DESCRIPTION OF FBS AND NEW USBC CAPITAL STOCK." The FBS Board will continue to determine dividends by considering the factors listed above and expects that dividends will continue to be paid in amounts consistent with prior levels. As the factors used to determine dividends necessarily involve a number of future contingencies to which all companies are subject, there can be no certainty that dividends of New USBC will equal FBS's current dividend rate per share.

USBC

    The USBC Common Stock is traded on the Nasdaq National Market. The following table sets forth the range of high and low sales prices as reported by The Nasdaq Stock Market, together with the per share dividends declared by USBC, during the periods indicated.

                                                                                         PRICE RANGE
                                                                                     --------------------
QUARTER                                                                                HIGH        LOW        DIVIDENDS
-----------------------------------------------------------------------------------  ---------  ---------  ---------------
1995:
  First............................................................................  $  26 3/4  $      22     $     .25
  Second...........................................................................     27 3/4     23 1/2           .25
  Third............................................................................     29 1/2     23 7/8           .28
  Fourth...........................................................................         36     28 1/4           .28
1996:
  First............................................................................  $  34 5/8  $  29 1/4     $     .28
  Second...........................................................................     37 3/8     31 5/8           .28
  Third............................................................................     40 3/4         33           .31
  Fourth...........................................................................         47     38 3/4           .31
1997:
  First............................................................................  $  57 7/8  $  44 1/4           .31
  Second (through June 16, 1997)...................................................    64 1/16    52 7/16           .31

    On March 19, 1997, the last trading day before FBS and USBC publicly announced the execution of the Merger Agreement, the closing price per share of USBC Common Stock was $48 1/4. On June 16, 1997, the last trading day prior to the date of this Joint Proxy Statement-Prospectus, such price was $64 1/16. Past price performance is not necessarily indicative of likely future price performance. Holders of USBC Common Stock are urged to obtain current market quotations for shares of USBC Common Stock.

    Holders of shares of USBC Common Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the USBC Board.

                                BUSINESS OF FBS

    FBS, a Delaware corporation, is a regional multi-state banking company registered under the BHCA, headquartered in Minneapolis, Minnesota. At March 31, 1997, FBS and its subsidiaries had consolidated assets of $36.0 billion, consolidated deposits of $23.4 billion and shareholders' equity of $3.0 billion, placing it among the 25 largest United States bank holding companies in terms of total assets. FBS operates four banks and nine trust companies having banking offices in 11 Midwestern and Rocky Mountain states. FBS also has various nonbank subsidiaries engaged in financial services, principally in the Upper Midwest.

    The banking subsidiaries are engaged in general retail and commercial banking business. They provide a wide variety of services to individuals, businesses, industry, institutional organizations, governmental entities and other financial institutions. Depository services include checking, savings and time certificates. Additional services include commercial lending, financing of import/export trade, foreign exchange and retail and institutional brokerage services. Treasury management and receivable lockbox collection are provided for corporate customers. The four banks and nine trust companies provide a full range of fiduciary activities for individuals, estates, foundations, business corporations and charitable organizations.

    FBS was incorporated under Delaware law in 1929 and has functioned as a multi-bank holding company since that time. Its principal executive offices are located at First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302 (telephone (612) 973-1111). For further information concerning FBS, see the FBS documents incorporated by reference herein as described under "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                BUSINESS OF USBC

    USBC is a regional bank holding company incorporated in the state of Oregon in 1968 and headquartered in Portland, Oregon. U. S. Bank of Oregon was originally chartered in 1891. USBC's principal activities are located in the Northwest, but it has operations throughout the Far West and, to a lesser extent, the rest of the United States. At March 31, 1997, USBC had consolidated assets of approximately $33.8 billion and shareholders' equity of approximately $2.8 billion. USBC is among the 30 largest bank holding companies in the United States in terms of total assets. The principal banking subsidiaries of USBC at March 31, 1997, were U. S. Bank of Oregon, U. S. Bank of Washington, National Association, U. S. Bank of Idaho, U. S. Bank of California, U. S. Bank of Nevada and U.S. Bank of Utah. The banking subsidiaries were merged into U. S. Bank of Oregon as of June 14, 1997.

    The banking subsidiaries of USBC are engaged in general retail and corporate banking, and provide investment and trust services. U. S. Bank of Oregon and U.
S. Bank of Idaho are each the largest commercial banks, in terms of deposits, in their states, while the other banking subsidiaries have significant presences in their states and chosen markets. Other subsidiaries of USBC provide financial services related to banking, including lease financing, discount brokerage, investment advisory services and insurance agency and credit life insurance services. In addition, the investment advisor subsidiary of U. S. Bank of Oregon, Qualivest Capital Management, Inc. advises a group of mutual funds, the Qualivest Funds.

    The principal executive offices of USBC are located at 111 Southwest Fifth Avenue, Portland, Oregon 97204 (telephone (503) 275-6111).

                 DESCRIPTION OF FBS AND NEW USBC CAPITAL STOCK

    IN THE MERGER, FBS WILL BE THE SURVIVING CORPORATION AND FBS STOCK WILL REMAIN OUTSTANDING AND WILL CONSTITUTE NEW USBC STOCK. ACCORDINGLY, EXCEPT AS THE FBS CERTIFICATE IS AMENDED IN CONNECTION WITH THE MERGER (AS DESCRIBED BELOW), THE NEW USBC CAPITAL STOCK WILL BE IDENTICAL TO THE FBS STOCK.

    THE FOLLOWING DESCRIPTION OF THE CAPITAL STOCK OF FBS DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT, IN ALL RESPECTS, TO APPLICABLE DELAWARE LAW AND TO THE PROVISIONS OF THE FBS CERTIFICATE. THE FOLLOWING DESCRIPTION IS QUALIFIED BY REFERENCE TO THE FBS CERTIFICATE, THE CERTIFICATE OF DESIGNATION FOR THE NEW USBC 8 1/8% PREFERRED STOCK, AND THE AGREEMENTS AND DOCUMENTS REFERRED TO BELOW UNDER "--PERIODIC STOCK PURCHASE RIGHTS AND RISK EVENT WARRANTS," COPIES OF WHICH ARE INCORPORATED BY REFERENCE AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT-PROSPECTUS IS A PART.

GENERAL

    The authorized capital stock of FBS consists of 200,000,000 shares of FBS Common Stock, par value $1.25 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share ("preferred stock of FBS"). Pursuant to the Merger Agreement, upon consummation of the Merger, the number of authorized shares of FBS Common Stock would increase from 200,000,000 to 500,000,000. The increase in the number of authorized shares of FBS Common Stock is necessary to have sufficient shares available for consummation of the Merger, in connection with which FBS anticipates issuing up to 113,979,980 shares of FBS Common Stock. FBS had a shareholder rights plan adopted on December 21, 1988, but which expired pursuant to its terms in July of 1996.

    Under the FBS Certificate, the FBS Board or a duly authorized committee thereof has the power, without further action by the shareholders, unless action is required by applicable laws or regulations, to provide for the issuance of preferred stock in one or more series and to fix the voting rights, designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof by adopting a resolution or resolutions creating and designating such series.

    As of the FBS Record Date, 141,747,738 shares of FBS Common Stock were issued (including 8,141,240 shares held in treasury), 15,404,404 shares were reserved for issuance under FBS's employee and director plans and the FBS Reinvestment and Purchase Plan, 48,010 shares were reserved for issuance under outstanding warrants to purchase FBS Common Stock and 15,000,000 shares were reserved for issuance upon exercise of the Periodic Stock Purchase Rights and Risk Event Warrants described below. As of the FBS Record Date, there were no shares of preferred stock of FBS outstanding and 12,750 shares of preferred stock of FBS reserved for issuance.

PREFERRED STOCK

    FBS presently has one series of preferred stock authorized for future issuance. The FBS Series 1990A Preferred Stock, liquidation value $100,000 per share ("FBS Series 1990A Preferred Stock"), is authorized for future issuance as described below.

    FBS SERIES 1990A PREFERRED STOCK.

    In connection with the sale by FBS of 12,600,000 shares of FBS Common Stock and accompanying periodic stock purchase rights and risk event warrants in a private placement in July 1990, FBS may under certain circumstances be obligated to issue up to 12,750 shares of Series 1990A Preferred Stock. See "-- Common Stock--Periodic Stock Purchase Rights and Risk Event Warrants" below. The shares of Series 1990A Preferred Stock would, if issued, provide for a liquidation preference of $100,000 per share. The dividend rate would be adjusted quarterly and would be determined at the time of issuance.

    If, at the time of any annual meeting of FBS Shareholders for the election of directors, the amount of accrued but unpaid dividends on the Series 1990A Preferred Stock were equal to at least six quarterly dividends on such series, then the number of directors of FBS would be increased by one and the holders of such Series, voting as a separate class, would be entitled to elect one additional director who would continue to serve the full term for which he or she would have been elected, notwithstanding the declaration or payment of any dividends on the Series 1990A Preferred Stock. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of FBS Series 1990A Preferred Stock will be required for any amendment of the FBS Certificate (including any certificate of designation or any similar document relating to any series of preferred stock of FBS) which will adversely affect the powers, preferences, privileges or rights of the FBS Series 1990A Preferred Stock. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of FBS Series 1990A Preferred Stock will be required to issue, authorize, or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the FBS Series 1990A Preferred Stock as to dividends or upon liquidation.

    ADDITIONAL PROVISIONS. The rights of holders of FBS Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Any such issuance may adversely affect the interests of holders of the FBS Common Stock by limiting the control that such holders may exert by exercise of their voting rights, by subordinating their rights in liquidation to the rights of the holders of preferred stock of FBS and otherwise. In addition, the issuance of shares of preferred stock of FBS may, in some circumstances, deter or discourage takeover attempts and other changes in control of FBS, including takeovers and changes in control that some holders of the FBS Common Stock may deem to be in their best interests and in the best interests of FBS, by making it more difficult for a person who has gained a substantial equity interest in FBS to obtain voting control or to exercise control effectively. FBS has no current plans or agreements with respect to the issuance of any shares of preferred stock, except as described above with respect to the Series 1990A Preferred Stock and in connection with the consummation of the Merger.

COMMON STOCK

    GENERAL. Each share of FBS Common Stock is entitled to such dividends as may from time to time be declared by the FBS Board from any funds legally available for dividends. FBS may not declare any cash dividends on, or make any payment on account of, the purchase, redemption or other retirement of, FBS Common Stock unless full dividends (including accumulated dividends, if applicable) have been paid or declared or set apart for payment upon all outstanding shares of the preferred stock of FBS and FBS is not in default or in arrears with respect to any sinking or other analogous fund or other agreement for the purchase, redemption or other retirement of any shares of preferred stock of FBS. Holders of FBS Common Stock are entitled to one vote per share. Shareholders do not have the right to cumulate their votes in the election of directors. FBS Common Stock has no conversion rights and the holders of FBS Common Stock have no preemptive or other rights to subscribe for additional securities of FBS. In the event of the liquidation of FBS, after the payment or provision for payment of all debts and liabilities and subject to the rights of the holders of preferred stock of FBS which may be outstanding, the holders of FBS Common Stock will be entitled to share ratably in the remaining assets of FBS. Shares of FBS Common Stock are fully paid and nonassessable. The FBS Common Stock is listed on the NYSE.

    FBS DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN. Pursuant to its FBS Reinvestment and Purchase Plan, FBS provides eligible shareholders with a method of investing cash dividends and optional cash payments at 100% of the average price (as defined in the FBS Reinvestment and Purchase Plan) in additional shares of FBS Common Stock without payment of any brokerage commission or service charge. The FBS Reinvestment and Purchase Plan includes certain dollar limitations on participation and provides for eligible shareholders to elect dividend reinvestment on only a part of the shares registered in the name of a participant (while continuing to receive cash dividends on remaining shares). It is anticipated that the FBS Reinvestment and Purchase Plan will continue after the Effective Date and that shareholders of USBC who receive shares of New USBC Common Stock pursuant to the Merger will have the right to participate therein.

    PERIODIC STOCK PURCHASE RIGHTS AND RISK EVENT WARRANTS. FBS has entered into (i) a Stock Purchase Agreement, dated as of May 30, 1990 (as amended, the "Stock Purchase Agreement"), by and among Corporate Partners, L.P. ("Corporate Partners"), Corporate Offshore Partners, L.P. ("Offshore" and, together with Corporate Partners, the "Partnerships"), The State Board of Administration of Florida ("State Board") solely in its capacity as a managed account and not in its individual capacity (State Board and the Partnerships being referred to herein collectively as the "Purchasers"), Corporate Advisors, L.P. and FBS and
(ii) a Stock Purchase Agreement, dated as of May 30, 1990 (the "Florida Stock Purchase Agreement"), by and between State Board in its individual capacity and FBS. Pursuant to the Stock Purchase Agreement, FBS sold (a) to Corporate Partners 8,856,241 shares of FBS Common Stock, 10 Periodic Stock Purchase Rights (each a "PSPR") and one Risk Event Warrant, (b) to Offshore 643,976 shares of FBS Common Stock, 10 PSPRs and one Risk Event Warrant and (c) to State Board 939,783 shares of FBS Common Stock, 10 PSPRs and one Risk Event Warrant. Pursuant to the Florida Stock Purchase Agreement, FBS sold to State Board 2,160,000 shares of FBS Common Stock, 10 PSPRs and one Risk Event Warrant.

    The Stock Purchase Agreement and the Florida Stock Purchase Agreement contain transfer restrictions with respect to the shares of FBS Common Stock acquired thereunder and standstill provisions limiting further acquisitions of FBS Common Stock by the Purchasers and State Board. The Stock Purchase Agreement and the Florida Stock Purchase Agreement also grant each of the Purchasers and State Board the right to purchase its pro rata share of any Voting Securities (as defined in the Stock Purchase Agreement) sold by FBS for cash, subject to certain exceptions. Pursuant to the Stock Purchase Agreement, the Purchasers have designated one person to act as a non-voting observer of the FBS Board.

    Each PSPR issued to the Purchasers and State Board relates to a specific twelve-month period commencing with the twelve-month period following closing of the transactions contemplated under the Stock Purchase Agreement and the Florida Stock Purchase Agreement. Each PSPR shall become exercisable in the event that a Dividend Shortfall (as defined in the Stock Purchase Agreement) exists for the specific twelve-month period to which such PSPR relates. A Dividend Shortfall will be deemed to exist to the extent that FBS has not paid a cash dividend equal to $0.205 per share of FBS Common Stock for

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each quarter within such twelve-month period. The PSPRs will be exercisable for that number of shares of FBS Common Stock or (subject to the prior approval of the Federal Reserve Board) depositary shares representing one one-thousandth of a share of Series 1990A Preferred Stock ("Depositary Shares") such that the holders of PSPRs will receive value equal to the Dividend Shortfall. Once a PSPR has become exercisable, it will remain exercisable for a one-year period at an exercise price of $1.25 per share of FBS Common Stock or $1.00 per Depositary Share. If a PSPR were to become exercisable and were not redeemed by FBS as described below, the issuance of Depositary Shares or FBS Common Stock upon exercise of a PSPR could adversely affect the market price of the FBS Common Stock. If the PSPRs were to be exercised for FBS Common Stock, there could be substantial dilution of the FBS Common Stock.

    Each Risk Event Warrant will become exercisable in the event of certain defined change of control events with respect to FBS where the value received by holders of the FBS Common Stock is less than $13.875 per share, or in certain circumstances in the event the FBS Common Stock is valued at less than $13.875 per share on the tenth anniversary of the closing of the transactions contemplated under the Stock Purchase Agreement. The consummation of the Merger does not constitute a change of control for purposes of the Risk Event Warrants. The Risk Event Warrants will be exercisable for that number of shares of FBS Common Stock at an exercise price of $1.25 per share or, in certain circumstances (subject to the prior approval of the Federal Reserve Board), Depositary Shares such that the holders of Risk Event Warrants will receive value equal to such shortfall. If the Risk Event Warrants were to become exercisable and were not redeemed by FBS as described below, the issuance of Depositary Shares or FBS Common Stock upon exercise of a Risk Event Warrant could adversely affect the market price of the FBS Common Stock. If the Risk Event Warrants were to be exercised for FBS Common Stock, there could be substantial dilution of the FBS Common Stock. In the event of a change in control at a time when the market price of the FBS Common Stock is less than $13.875 per share, the Risk Event Warrants may have the effect of reducing the price per share to be received by the holders of the FBS Common Stock.

    In the event of the exercise of a Risk Event Warrant upon the occurrence of certain change of control events, FBS may, at its option (subject to the prior approval of the Federal Reserve Board), elect to have such Risk Event Warrant become exercisable for other securities of FBS acceptable to the holder of such Risk Event Warrant in lieu of the shares of FBS Common Stock for which such Risk Event Warrant would otherwise become exercisable. In addition, FBS has the right (subject to the prior approval of the Federal Reserve Board) to redeem any PSPR at a price equal to the Dividend Shortfall and any Risk Event Warrant at a price equal to the Value Shortfall (as defined in the Stock Purchase Agreement) or the Termination Shortfall Amount (as defined in the Stock Purchase Agreement), as applicable, after such PSPR or Risk Event Warrant, as the case may be, shall have become exercisable. FBS also has entered into a registration rights agreement with the Purchasers and with State Board pursuant to which the Purchasers and State Board, respectively, are granted certain rights to cause FBS to register with the Commission the FBS Common Stock acquired pursuant to the Stock Purchase Agreement and the Florida Stock Purchase Agreement and the securities acquired upon exercise of the PSPRs and the Risk Event Warrants.

    The foregoing is a summary of the transactions contemplated by the Stock Purchase Agreement and the Florida Stock Purchase Agreement and related documents and is qualified in its entirety by the more detailed information contained in such agreements and documents, copies of which are incorporated by reference as exhibits to the Registration Statement of which this Joint Proxy Statement-Prospectus is a part.

    FBS COMMON STOCK REPURCHASE PROGRAM. During 1995, 1996 and during the period from January 1, 1997 to March 19, 1997, FBS repurchased 11.9 million shares, 15.1 million shares and 1.9 million shares of FBS Common Stock, respectively. On March 19, 1997, in connection with its approval of the Merger Agreement, the FBS Board terminated its repurchase authorization (most recently adopted on February 21, 1996). See "THE MERGER--Accounting Treatment."

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NEW USBC 8 1/8% PREFERRED STOCK

    Pursuant to the terms of the Merger Agreement, each share of USBC 8 1/8% Preferred Stock will be converted into one share of New USBC 8 1/8% Preferred Stock. The terms of the New USBC 8 1/8% Preferred Stock will be substantially identical to the terms of the USBC 8 1/8% Preferred Stock.

    RANK. The New USBC 8 1/8% Preferred Stock will rank on a parity as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of New USBC with the shares of each other currently outstanding series of preferred stock of New USBC. The New USBC 8 1/8% Preferred Stock will rank prior to the New USBC Common Stock with respect to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of New USBC.

    DIVIDENDS. Holders of shares of New USBC 8 1/8% Preferred Stock will be entitled to receive, when, as and if declared by the New USBC Board, or a duly authorized committee thereof, out of assets of New USBC legally available for payment, cumulative cash dividends, payable quarterly in arrears, at the rate of 8 1/8% per share per annum. Dividends on the New USBC 8 1/8% Preferred Stock will be payable quarterly on the fifteenth of February, May, August and November of each year (each, a "Dividend Payment Date"), commencing on the first Dividend Payment Date following the Effective Time. Dividends payable on the first Dividend Payment Date following the Effective Time shall be in respect of the quarterly dividend period commencing on and including the last Dividend Payment Date with respect to the USBC 8 1/8% Preferred Stock on which dividends were paid prior to the Effective Time and shall be pursuant to the dividend declaration of the USBC Board, if any, prior to the Effective Time. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of New USBC on such record dates, not more than 45 calendar days preceding the payment dates therefor, as are determined by the New USBC Board. Quarterly dividend periods shall commence on and include the Dividend Payment Date and shall end on and include the day next preceding the next following Dividend Payment Date. The right of holders of New USBC 8 1/8% Preferred Stock to receive dividends is cumulative.

    No full dividends shall be declared or paid or set aside for payment on any stock of New USBC ranking, as to dividends, on a parity with or junior to the New USBC 8 1/8% Preferred Stock for any period unless full cumulative dividends on the New USBC 8 1/8% Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set aside for such payment on the New USBC 8 1/8% Preferred Stock for all dividend periods terminating on or prior to the date of payment of such dividends. When dividends are not paid in full on the New USBC 8 1/8% Preferred Stock and any other preferred stock of New USBC ranking on a parity as to dividends with the New USBC 8 1/8% Preferred Stock, all dividends declared or paid upon shares of the New USBC 8 1/8% Preferred Stock and such other preferred stock shall be declared and paid pro rata so that the amount of dividends declared and paid per share on the New USBC 8 1/8% Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share (which in the case of noncumulative preferred stock shall not include any accumulation in respect of unpaid dividends for prior dividend periods) on shares of the New USBC 8 1/8% Preferred Stock and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the New USBC 8 1/8% Preferred Stock have been paid or declared and set aside for payment, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, New USBC Common Stock or any other stock of New USBC ranking junior to the New USBC 8 1/8% Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment or any other distribution declared or made upon the New USBC Common Stock or any other stock of New USBC ranking junior to or on a parity with the New USBC 8 1/8% Preferred Stock as to dividends or upon liquidation. No New USBC Common Stock or any other stock of New USBC ranking junior to or on a parity with the New USBC 8 1/8% Preferred Stock as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (and no moneys shall be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by New USBC

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(except by conversion into or exchange for stock of New USBC ranking junior to the New USBC 8 1/8% Preferred Stock as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on the New USBC 8 1/8% Preferred Stock shall have been paid or declared and set aside for payment. Holders of shares of the New USBC 8 1/8% Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of the full dividends on such shares. No interest shall be payable in respect of any dividend payment which may be in arrears on the New USBC 8 1/8% Preferred Stock.

    Dividends payable on shares of the New USBC 8 1/8% Preferred Stock (i) for any period other than a full dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and (ii) for each full dividend period, shall be computed by dividing the annual dividend rate by four. Any dividend payment made on shares of the New USBC 8 1/8% Preferred Stock shall first be credited against the earlier accrued but unpaid dividend due with respect to shares of such series which remains payable.

    REDEMPTION. Prior to July 23, 1997, the New USBC 8 1/8% Preferred Stock is not redeemable. At any time on or after July 23, 1997, the New USBC 8 1/8% Preferred Stock is redeemable, in whole or in part, from time to time at the option of New USBC upon not less than 30 nor more than 60 days' notice at $25.00 per share plus all accrued and unpaid dividends to the date of redemption.

    If less than all the outstanding shares of New USBC 8 1/8% Preferred Stock are to be redeemed, New USBC will select those to be redeemed pro rata, by lot or by a substantially equivalent method. On and after the redemption date, dividends will cease to accrue on the shares, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any accrued and unpaid dividends to the date fixed for redemption) has been duly paid or provided for.

    The New USBC 8 1/8% Preferred Stock will not be entitled to the benefits of any sinking fund.

    Notwithstanding the foregoing, unless the full cumulative dividends on all outstanding shares of New USBC 8 1/8% Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, no shares of New USBC 8 1/8% Preferred Stock shall be redeemed unless all outstanding shares of New USBC 8 1/8% Preferred Stock are simultaneously redeemed; provided, however that the foregoing shall not prevent the purchase or acquisition of shares of New USBC 8 1/8% Preferred Stock or of shares of such other series of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of New USBC 8 1/8% Preferred Stock, and, unless the full cumulative dividends on all outstanding shares of New USBC
8 1/8% Preferred Stock and any other stock of New USBC ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, New USBC shall not purchase or otherwise acquire directly or indirectly any shares of preferred stock of such series (except by conversion into or exchange for stock of New USBC ranking junior to the preferred stock of such series as to dividends and upon liquidation). In addition, in order to qualify as Tier 1 capital, New USBC 8 1/8% Preferred Stock may not be redeemed at New USBC's option without the prior approval of the Federal Reserve Board.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New USBC, the holders of the New USBC 8 1/8% Preferred Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of New USBC Common Stock or any other security ranking junior to the New USBC 8 1/8% Preferred Stock on liquidation, dissolution or winding up of New USBC, to receive $25.00 per share plus accrued and unpaid dividends. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of New USBC are insufficient to pay such amount on all outstanding shares of New USBC 8 1/8% Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of New USBC ranking on a parity with the New USBC 8 1/8% Preferred Stock in the distribution of assets, then the holders of the New USBC 8 1/8% Preferred Stock and of all other such classes or series shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.

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
    For such purposes, the consolidation or merger of New USBC with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of New USBC.

    VOTING RIGHTS. Except as otherwise noted or as required by law, each holder of shares of New USBC 8 1/8% Preferred Stock shall be entitled to notice of shareholders' meetings, but will not be entitled to vote. When holders of New USBC 8 1/8% Preferred Shares are entitled to vote, each holder, as of the record date in connection with such vote, is entitled to one vote.

    If at any time the equivalent of six quarterly dividends, whether or not consecutive, payable on the New USBC 8 1/8% Preferred Stock are unpaid or not declared and set aside for payment, the number of directors of New USBC shall be increased by two and the holders of shares of the New USBC 8 1/8% Preferred Stock outstanding at the time (voting separately, as a single class with the holders of shares of any one or more series of preferred stock of New USBC ranking on a parity with the New USBC 8 1/8% Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable) shall have the right to elect two directors to serve as such until all arrearages of dividends on the New USBC 8 1/8% Preferred Stock have been paid or declared and set aside for payment at which time the terms of office of the two directors so elected shall terminate and the number of directors of New USBC shall be reduced by two (subject to any additional rights as to the election of directors provided for the holders of shares of other preferred stock of New USBC). Any director so elected may be removed by, and shall not be removed except by, the vote of the holders of shares of the New USBC 8 1/8% Preferred Stock outstanding at the time (voting separately as a single class with the holders of shares of any one or more series of preferred stock of New USBC ranking on a parity with the New USBC 8 1/8% Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable).

    So long as any shares of the New USBC 8 1/8% Preferred Stock remain outstanding, New USBC shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the New USBC 8 1/8% Preferred Stock and of any other similarly affected series of preferred stock of New USBC ranking on a parity with the New USBC 8 1/8% Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable outstanding at the time (voting separately as a single class without regard to series), given in person or by proxy, either in writing or at a meeting, (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the New USBC 8 1/8% Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal, whether by merger or otherwise, the provisions of the Certificate of Incorporation of New USBC so as to materially and adversely affect any of the preferences, limitations, and relative rights of the New USBC 8 1/8% Preferred Stock; provided, however, that any increase in the amount of the authorized preferred stock of New USBC or the creation and issuance of other series of preferred stock of New USBC, in each case ranking on a parity with or junior to the New USBC 8 1/8% Preferred Stock as to dividends or upon liquidation, will not be deemed to materially and adversely affect such preferences, limitations and relative rights.

    Without limiting the foregoing, under any circumstances in which holders of the New USBC 8 1/8% Preferred Stock would have additional rights under Oregon law if New USBC were incorporated under the OBCA, holders of New USBC 8 1/8% Preferred Stock will be entitled to such rights.

    CONVERSION RIGHTS. The New USBC 8 1/8% Preferred Stock is not convertible into shares of any other class or series of the capital stock of New USBC.

    NO OTHER RIGHTS. The shares of New USBC 8 1/8% Preferred Stock shall not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above, in the FBS Certificate or as otherwise required by law.

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CERTAIN PROVISIONS OF THE FBS CERTIFICATE AND FBS BYLAWS

    The FBS Certificate requires the affirmative vote of the holders of 80% of the "Voting Stock" (defined therein) of FBS to approve certain mergers, consolidations, reclassifications, dispositions of assets or liquidation, involving or proposed by certain significant shareholders, unless certain price and procedural requirements are met or unless the transaction is approved by the "Continuing Directors" (defined therein). In addition, the FBS Certificate provides for classification of the FBS Board into three separate classes, sets a maximum Board size of 24 and authorizes action by the shareholders of FBS only pursuant to a meeting and not by a written consent. The foregoing provisions of the FBS Certificate can only be amended by the affirmative vote of the holders of not less than 80% of the outstanding FBS voting stock. For a description of the FBS Board Expansion Amendment, see "AMENDMENTS TO THE FBS CERTIFICATE." The FBS Bylaws provide that special meetings of shareholders may be called only by the FBS Board or the chief executive officer. The overall effect of these provisions may be to delay or prevent attempts by other corporations or groups to acquire control of FBS without negotiation with the FBS Board.

           COMPARATIVE RIGHTS OF SHAREHOLDERS OF FBS COMMON STOCK AND
                               USBC COMMON STOCK

GENERAL

    FBS is (and New USBC will therefore be) a Delaware corporation, subject to the provisions of the DGCL. USBC is an Oregon corporation, subject to the provisions of the OBCA. Shareholders of USBC will, upon consummation of the Merger, become shareholders of New USBC. The rights of such shareholders as shareholders of New USBC will then be governed by the FBS Certificate (as amended in accordance with the Merger Agreement and, subject to approval by FBS Shareholders, the FBS Board Expansion Amendment), the FBS Bylaws and by the DGCL.

    The following discussion of certain material differences between the rights of USBC Shareholders under the USBC Articles and USBC Bylaws and the OBCA, on the one hand, and the rights of FBS Shareholders under the FBS Certificate and the FBS Bylaws and the DGCL, on the other hand, is only a summary of certain provisions thereof and does not purport to be a complete description of such differences. Except as noted below, all references to the rights of FBS and FBS Shareholders will be applicable to FBS following the Merger when its name will be changed to "U.S. Bancorp".

    The following summary does not reflect any rules of the NYSE that may apply to FBS and any rules of the Nasdaq National Market that may apply to USBC in connection with the matters discussed. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL, the OBCA, the respective common laws of Delaware and Oregon and the full texts of the governing corporate instruments of each corporation, to which shareholders are referred.

ACTION BY WRITTEN CONSENT

    USBC. The OBCA provides that action required or permitted to be taken at a shareholders' meeting may be taken by shareholders without a meeting only by the unanimous written consent of all shareholders entitled to vote.

    FBS. The DGCL provides that, unless otherwise provided in the certificate of incorporation, shareholders may act by the written consent of the holders of not less than the minimum number of shares that would be necessary to approve such action at a meeting where all shares entitled to vote were present and voted. The FBS Certificate provides that FBS Shareholders may not act by written consent.

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
MEETING OF SHAREHOLDERS

    USBC.  Under the OBCA, special meetings of the shareholders may be called
(i) by the board of directors or such other persons as may be authorized by the articles of incorporation or bylaws or (ii) upon written demand of the holders of 10% of the votes entitled to be cast at such meeting. The USBC Bylaws provide that special meetings may be called by the USBC Board, the chairman of the USBC Board, the chief executive officer, any vice chairman or the president or by the holders of 10% of the shares then outstanding and entitled to vote at such meeting.

    FBS. Under the DGCL, special meetings of the shareholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or bylaws. The FBS Bylaws provide that special meetings of FBS Shareholders may be called only by the FBS Board or the chief executive officer.

NUMBER OF DIRECTORS, VACANCIES AND NEWLY-CREATED DIRECTORSHIPS

    USBC. Under the OBCA, the number of directors shall be specified or fixed in accordance with the articles of incorporation or bylaws. The USBC Articles do not contain a provision with respect to the number of directors. The USBC Bylaws provide for the number of directors to be fixed from time to time by a majority of the entire USBC Board; provided that, pursuant to the USBC Bylaws, USBC must have at least five and not more than 25 directors.

    The OBCA provides that, unless the articles of incorporation provide otherwise, a vacancy on the board, including a vacancy resulting from an increase in the number of directors, may be filled by the shareholders or the board of directors (including if the remaining directors constitute fewer than a quorum). The USBC Articles provide that any vacancy on the USBC Board by reason of an increase in the number of directors may be filled by the affirmative vote of a majority of the number of directors fixed by the USBC Bylaws prior to such increase and that any directorship not so filled may be filled by election at the next annual meeting or at a special meeting called for that purpose; provided that not more than four such directorships may be filled by directors during any one period between annual meetings. Under the OBCA, the term of a director elected by the board of directors to fill a vacancy expires at the next shareholders' meeting at which directors are elected.

    FBS. Under the DGCL, the number of directors shall be fixed by or in the manner provided in the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment to the certificate. The FBS Certificate provides that the number of directors shall be fixed by the FBS Bylaws, and shall not be less than 12 nor more than 24. The FBS Certificate also provides that this provision may not be amended or repealed unless approved by the affirmative vote of holders of not less than 80% of the outstanding voting stock of FBS. The FBS Bylaws currently provide that the FBS Board shall consist of sixteen directors.

    The FBS Certificate provides that vacancies and newly-created directorships resulting from an increase in the number of FBS directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. The FBS Certificate also provides that this provision may not be amended or repealed unless approved by the affirmative vote of holders of not less than 80% of the outstanding voting stock of FBS. If the FBS Board Expansion Amendment is approved, the FBS Certificate will be amended to increase the maximum number of FBS directors to 30 and to exempt from the 80% shareholder voting requirement any future amendment to the FBS Certificate to reduce the maximum number of FBS directors to not less than the greater of (i) the number of directors then in office and (ii) 24. As of the Effective Date, the FBS Bylaws shall have been amended to provide that the number of directors shall be fixed from time to time by resolution of the FBS Board in conformity with the FBS Certificate.

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CLASSIFICATION OF BOARD

    USBC. The OBCA provides that, unless there are six or more directors and the articles of incorporation or bylaws provide for a classified board, the board of directors shall consist of a single class of directors elected annually by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The USBC Articles and USBC Bylaws do not provide for a classified Board, and the USBC Board is elected annually. There is no cumulative voting.

    FBS. As permitted by the DGCL, the FBS Certificate provides for classification of the FBS Board into three classes of directors with each class as nearly equal in number as possible and elected for a three-year term and only one class standing for election each year. The affirmative vote of the holders of at least 80 percent of the outstanding voting stock of FBS is required to amend or repeal this provision. There is no cumulative voting.

REMOVAL OF DIRECTORS

    USBC. The OBCA provides that directors may be removed with or without cause by a vote of the shareholders unless the articles of incorporation provide otherwise. The USBC Articles contain no provision relating to removal of directors.

    FBS. The FBS Certificate provides that shareholders may remove a director only for cause.

ADVANCE NOTICE OF SHAREHOLDER NOMINATIONS FOR DIRECTORS AND PROPOSALS

    USBC. The USBC Bylaws require that nomination for election as director (other than nominations by or on behalf of the USBC Board) and shareholder proposals at an annual meeting or other meeting called for such purpose, must be in writing and must be delivered or mailed to the chairman of the USBC Board not less than 25 days nor more than 60 days prior to any meeting, provided that if less than 30 days' notice of the meeting is given to shareholders, such nomination must be mailed or delivered to the chairman of the USBC Board not later than the fifth day following the day on which the notice of the meeting was mailed.

    FBS. The FBS Bylaws require that any shareholder nominating a person for election as a director must give written notice to the secretary of FBS not less than 90 days prior to an annual meeting of shareholders or not less than seven days after the date on which notice of a special meeting of shareholders for the election of directors is given. The FBS Bylaws contain no advance notice requirements relating to shareholder proposals for business to be conducted at a shareholder's meeting.

QUORUM AT SHAREHOLDERS' MEETINGS

    USBC. The USBC Bylaws provide that a majority of votes entitled to be cast on any matter by a voting group, in person or by proxy, constitute a quorum for such a meeting.

    FBS. The FBS Bylaws require that the holders of not less than one-third of the shares entitled to vote at any shareholder's meeting be present, in person or by proxy, to constitute a quorum.

SUPERMAJORITY VOTING

    USBC. Article IX of the USBC Articles requires the affirmative vote of the holders of not less than two-thirds of the outstanding USBC Common Stock in connection with certain "Business Combinations" (as defined in the USBC Articles), involving a "Related Person" (as defined in the USBC Articles). The two-thirds shareholder vote is not required (i) if the Business Combination meets certain "fair price" criteria, (ii) if the Related Person acquires all its shares of USBC Common Stock by means of a cash tender offer for any and all shares or (iii) in the event that the USBC Board approves the Business Combination, provided that (a) such approval occurred before the Related Person became a Related

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Person, or (b) a majority of the USBC Board consisted of "Continuing Directors"
(as defined in the USBC Articles) and at least two-thirds of the "Continuing Directors" approved the Business Combination. The affirmative vote of the holders of not less than two-thirds of the outstanding USBC Common Stock that is not beneficially owned by a Related Person or its affiliates is required to amend or repeal Article IX.

    FBS. The FBS Certificate requires the affirmative vote of the holders of not less than 80% of the outstanding shares of FBS entitled to vote in connection with certain "Business Transactions" (as defined in the FBS Certificate) involving a "Related Person" (as defined in the FBS Certificate). The 80% shareholder vote is not required if the Business Transaction meets certain "fair price" criteria or in the event the "Continuing Directors" (as defined in the FBS Certificate) approve the transaction. The FBS Certificate also requires the vote of the holders of at least 80% of the outstanding shares of FBS entitled to vote generally in the election of directors to add to, alter, change or repeal the supermajority provisions.

STATUTORY PROVISIONS AFFECTING TAKEOVERS

    USBC. USBC is subject to the provisions of OBCA Sections 60.825-60.845 (the "Oregon Business Combination Statute") and Sections 60.801-60.816 (the "Oregon Control Share Act"). The Oregon Business Combination Statute contains provisions regulating a broad range of business combinations, such as a merger or consolidation, between a "resident domestic corporation" such as USBC and an "interested shareholder" (which is defined as any owner of 15% or more of the corporation's stock) or an affiliate or associate of the interested shareholder for three years after the date on which such shareholder became an interested shareholder, unless, among other things, (a) the acquisition which caused the person to become an interested shareholder, or the business combination, was approved in advance by the corporation's board of directors, (b) the business combination was approved by the board of directors and authorized at a meeting of shareholders by at least two-thirds of the outstanding voting stock not owned by the interested shareholder, or (c) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by (i) directors that are also officers and (ii) certain employee share plans).

    The provisions of the Oregon Control Share Act effectively deny voting rights to shares of an Oregon corporation acquired in "control share acquisitions" unless a resolution granting such voting rights is approved at a meeting of shareholders by affirmative majority vote of (i) all outstanding shares entitled to vote at such meeting by class if required by the terms of such shares; and (ii) all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares, excluding all interested shares. A control share acquisition is one in which a purchasing shareholder acquires more than one-fifth, one-third, or one-half, under various circumstances, of the voting power of the stock of an "issuing public corporation." An "issuing public corporation" is an Oregon corporation with (i) one hundred or more shareholders; (ii) its principal place of business, principal office or substantial assets in Oregon; and (iii) either (a) more than 10% of its shareholders resident in Oregon; (b) more than 10% of its shares owned by Oregon residents; or (c) 10,000 shareholders resident in Oregon. USBC meets the statutory definition of an issuing public corporation. If a control share acquisition is made and the acquiring person owns or has the right to vote a majority or more of the corporation's voting stock, and those shares are granted voting rights, shareholders who do not vote in favor of restoring voting rights are entitled to dissenters' appraisal rights. The OBCA permits a corporation to opt out of the application of the Oregon Control Share Act to acquisitions of its shares by appropriately amending its articles of incorporation or bylaws. In connection with its approval of the Merger, the USBC Board amended the USBC By-Laws so as to opt out of the Oregon Control Share Act.

    Section 60.157 of the OBCA expressly authorizes a corporation to issue rights, options or warrants to the holders of all shares of any class of stock that (i) preclude or limit the exercise, transfer or receipt of rights, options or warrants by any person owning or offering to acquire a specified number or percentage of

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such corporation's outstanding stock or other securities or any transferee of any such person or (ii) invalidate or void the rights, options or warrants held by any such person or any transferee.

    FBS. FBS is subject to Section 203 of the DGCL, which is substantially the same as the Oregon Business Combination Statute. There is nothing in Delaware law directly comparable to the Oregon Control Share Act. Pursuant to Delaware judicial precedent, a corporation may issue rights, options or warrants having similar terms to those authorized by the OBCA.

            AMENDMENTS TO FBS RESTATED CERTIFICATE OF INCORPORATION

GENERAL

    The Merger Agreement provides that, at the Effective Time, the FBS Certificate will be amended in accordance with the DGCL as follows: (i) the name of the corporation will be changed to "U.S. Bancorp", (ii) the number of authorized shares of FBS Common Stock will be increased from 200,000,000 to 500,000,000, and (iii) if the FBS Board Expansion Amendment is approved by the requisite 80% shareholder vote, the maximum number of FBS directors will be increased to 30 and the 80% shareholder voting requirement will not apply to any future amendment to the FBS Certificate to reduce the maximum number of FBS directors to not less than the greater of (a) the number of directors then in office and (b) 24. The principal purpose and effect of these amendments to the FBS Certificate (other than the FBS Board Expansion Amendment) will be to create a sufficient number of shares of FBS Common Stock for issuance to former shareholders of USBC in the Merger and to authorize additional shares of capital stock that may be issued upon the approval of the FBS Board without shareholder approval. The principal purpose and effect of the FBS Board Expansion Amendment is to increase the maximum number of directors on the FBS Board, thereby permitting the integration of the Former USBC Directors with the FBS Board, and to permit the FBS Board to be reduced in size in the future without the necessity of obtaining an 80% shareholder vote. While the FBS Board recommends that FBS Shareholders vote "FOR" the FBS Board Expansion Amendment, the approval of the Merger Agreement is not contingent upon the approval of the FBS Board Expansion Amendment. The FBS Board Expansion Amendment would become effective only upon consummation of the Merger.

    In addition, FBS will file a Certificate of Designations with the Secretary of State of the State of Delaware fixing the preferences, limitations and relative rights of the New USBC 8 1/8% Preferred Stock, shares of which are to be issued in the Merger.

    As of the FBS Record Date, there were 133,606,498 shares of FBS Common Stock outstanding and an additional 30,452,414 shares of FBS Common Stock were reserved for issuance. This leaves FBS with 35,941,088 authorized but unissued, unreserved and uncommitted shares of FBS Common Stock available for issuance. After giving effect to the Merger, approximately 284,038,892 shares of New USBC Common Stock will be outstanding or reserved for issuance. Accordingly, New USBC will have approximately 215,961,108 shares of New USBC Common Stock available for issuance. As of the FBS Record Date, there were no preferred shares of FBS outstanding and 12,750 preferred shares of FBS reserved for issuance. FBS had 9,987,250 authorized but unissued, unreserved and uncommitted preferred shares available for issuance at the FBS Record Date. Assuming no change in capitalization except giving effect to the Merger, at the Effective Time, 6,000,000 shares of New USBC 8 1/8% Preferred Stock will be outstanding. Giving effect to the Merger, approximately 12,750 preferred shares will be reserved for issuance. As a result, New USBC will have approximately 3,987,250 shares of preferred stock authorized but unissued, unreserved and uncommitted available for issuance.

    The additional shares of FBS Common Stock for which authorization is sought would be a part of the existing class of FBS Common Stock and, if and when issued, would have the same rights and privileges as the shares of FBS Common Stock presently outstanding. Such additional shares would not (and the shares of FBS Common Stock presently outstanding do not) entitle holders thereof to preemptive or cumulative voting rights. The increase in authorized shares will, in addition to providing sufficient capital stock for

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
issuance in connection with the Merger, provide additional shares for general corporate purposes, including stock dividends, raising additional capital, issuances pursuant to employee and shareholder stock plans and possible future acquisitions. There are, however, no present plans, understandings or agreements for issuing a material number of additional shares of FBS Common Stock from the additional shares of stock proposed to be authorized pursuant to the amendment. Approximately 113,979,980 shares of New USBC Common Stock and 6 million shares of New USBC 8 1/8% Preferred Stock are expected to be issued in the Merger.

    The issuance of shares of FBS Common Stock, including the additional shares that would be authorized if the proposed amendment is adopted, may dilute the present equity ownership position of current holders of FBS Common Stock and may be made without shareholder approval, unless otherwise required by applicable laws or stock exchange regulation. Under existing NYSE regulations, approval of the holders of a majority of the shares of FBS Common Stock would nevertheless be required in connection with any transaction or series of related transactions that would result in the original issuance of additional shares of FBS Common Stock, other than in a public offering for cash, if (i) the FBS Common Stock (including securities convertible into FBS Common Stock) has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such FBS Common Stock, (ii) the number of shares of FBS Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the FBS Common Stock or (iii) the issuance would result in a change of control of FBS.

    The amendment might also have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of FBS Common Stock, to acquire control of FBS with a view to consummating a merger, sale of all or any part of FBS's assets, or a similar transaction, because the issuance of new shares could be used to dilute the stock ownership of such person or entity.

THE BOARD EXPANSION AMENDMENT

    As noted above, the approval of the holders of at least 80% of the outstanding shares of FBS Common Stock is required to approve the FBS Board Expansion Amendment. See "FBS SPECIAL MEETING." In the event the FBS Board Expansion Amendment is approved, the maximum size of the FBS Board would be expanded from 24 to 30 members and the 80% shareholder voting requirement currently applicable to amendments to these provisions of the FBS Certificate would be eliminated with respect to any amendment to the FBS Certificate to reduce the maximum number of FBS Directors to the greater of (a) the number of directors then in office and (b) 24. Under the DGCL, the approval of the holders of a majority of the outstanding shares of FBS Common Stock would be required to approve any amendment to the FBS Certificate reducing the maximum size of the FBS Board. While the FBS Board recommends that FBS Shareholders vote "FOR" the FBS Board Expansion Amendment, the consummation of the Merger is not contingent upon the approval of the FBS Board Expansion Amendment. The FBS Board Expansion Amendment would become effective only upon consummation of the Merger.

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
           PROPOSAL TO APPROVE THE NEW USBC 1997 STOCK INCENTIVE PLAN

    In April 1997, the FBS Board adopted the New USBC 1997 Stock Incentive Plan (the "1997 Plan"), which would incorporate certain existing plans of FBS and USBC, subject to approval by the FBS Shareholders and contingent upon consummation of the Merger. While the FBS Board recommends that FBS Shareholders vote "FOR" the approval of the 1997 Plan, the approval of the Merger is not contingent upon approval of the 1997 Plan. The purpose of the 1997 Plan is to aid in attracting and retaining employees, management personnel, other personnel and members of the New USBC Board who are not also employees of New USBC ("Non-Employee Directors") capable of assuring the future success of New USBC, to offer such persons incentives to put forth maximum efforts for the success of New USBC's business and to afford such persons an opportunity to acquire a proprietary interest in New USBC. The following summary description of the 1997 Plan is qualified in its entirety by reference to the full text of the plan, which is attached to this Joint Proxy Statement-Prospectus as Appendix F.

SUMMARY OF THE 1997 PLAN

    For purposes of administration and share accounting under the 1997 Plan, the following plans of FBS and USBC would be considered to be incorporated in the 1997 Plan upon its effective date: the FBS 1996 Stock Incentive Plan, the FBS 1987 Stock Option Plan, the 1988 Equity Participation Plan, the FirsTier Financial, Inc. Omnibus Equity Plan, and the WCIC 1984 Stock Option and Incentive Plan (collectively, the "FBS Plans") and USBC's 1993 Stock Incentive Plan, 1985 Stock Option and SAR Plan, 1984 Stock Incentive Plan, 1973 Stock Incentive Plan, HeartFed Option Plan, West One Option Plan, CBI Employee Plan, 1995 Director Plan, 1993 Director Plan, 1990 Director Plan and Subsidiary Director Plan (collectively, the "USBC Plans").

    All outstanding options, restricted stock and other awards subject to the terms of the FBS Plans and the USBC Plans will remain outstanding and subject to the terms and conditions of those plans but are counted as part of the total number of shares of New USBC Common Stock awarded under the 1997 Plan, subject, in the case of the USBC Plans, to appropriate adjustments reflecting the conversion of USBC Common Stock into New USBC Common Stock pursuant to the terms of the Merger. Additionally, the authorized shares of FBS Common Stock under the FBS 1996 Stock Incentive Plan not subject to previously outstanding awards (approximately 2,879,000 shares as of May 30, 1997) will be available for grant under the 1997 Plan. The FBS Board has determined that in order to meet New USBC's needs for approximately the next two years, 6,000,000 additional shares of New USBC Common Stock are required to be authorized for issuance under the 1997 Plan. Not more than 1,000,000 shares would be available for the grant of additional restricted stock awards following the Merger. The 1997 Plan will authorize the issuance of an aggregate of 22,125,802 shares of New USBC Common Stock (which includes the 13,246,802 shares subject to outstanding awards under the USBC Plans and the FBS Plans), of which approximately 8,879,000 shares will be available for grant. Such numbers will be automatically adjusted to reflect activity under the FBS Plans and the USBC Plans prior to the Effective Time.

    If any shares of New USBC Common Stock subject to any award or to which an award relates are not purchased or are forfeited, or if any such award terminates without the delivery of shares or other consideration (in each case, including those awards granted under the FBS Plans and the USBC Plans), the shares previously used for such awards will be available for future awards under the 1997 Plan. In addition, any shares that are used by a 1997 Plan participant as full or partial payment to New USBC of the purchase price relating to an award, or in connection with the satisfaction of tax obligations relating to an award in accordance with the provisions relating to tax withholding (including those awards granted under the FBS Plans and the USBC Plans), shall again be available for the granting of awards under the 1997 Plan. Notwithstanding the foregoing, the total number of shares of New USBC Common Stock that may be purchased upon exercise of Incentive Stock Options (as defined below) granted under the 1997 Plan following effectiveness of the 1997 Plan may not exceed 6,000,000 shares (subject to adjustment as

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described below). No person may be granted any award or awards the value of which awards are based solely on an increase in the value of the New USBC Common Stock after the date of grant for more than 1,000,000 shares of New USBC Common Stock, in the aggregate, in any calendar year.

    ELIGIBILITY. Any employee, officer, consultant or independent contractor of New USBC and its affiliates is eligible to receive awards under the 1997 Plan. The 1997 Plan also provides for the automatic grant of options to Non-Employee Directors as described below. FBS estimates that approximately 23,000 employees will be eligible to participate in the 1997 Plan during 1997. The 1997 Plan will become effective immediately following consummation of the Merger, subject to approval by the FBS Shareholders. New awards granted under the 1997 Plan will only be granted during a 10-year period beginning on the effective date of the 1997 Plan. However, unless otherwise expressly provided in the 1997 Plan or an applicable award agreement, any award granted may extend beyond the end of such 10-year period.

    TYPES OF AWARDS; PLAN ADMINISTRATION. The 1997 Plan will permit the granting of (a) stock options, including "incentive stock options" ("Incentive Stock Options") meeting the requirements of Section 422 of the Code and stock options that do not meet such requirements ("Nonqualified Stock Options"), (b) stock appreciation rights ("SARs"), (c) restricted stock and restricted stock units, (d) performance awards and (e) other awards valued in whole or in part by reference to or otherwise based upon New USBC's stock ("other stock-based awards"). The 1997 Plan will be administered by a committee of the New USBC Board consisting exclusively of two or more directors each of whom is a "non-employee director" within the meaning of Rule 16b-3 promulgated pursuant to the Exchange Act and each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code (the "Committee"). The Committee will have the authority to establish rules for the administration of the 1997 Plan, to select the individuals to whom awards are granted, to determine the types of awards to be granted and the number of shares of New USBC Common Stock covered by such awards, and to set the terms and conditions of such awards. The Committee may also determine whether the payment of any amounts received under any award shall or may be deferred. Determinations and interpretations with respect to the 1997 Plan will be at the sole discretion of the Committee, whose determinations and interpretations will be binding on all interested parties. The Committee may delegate to one or more officers the right to grant awards with respect to individuals who are not subject to Section 16(b) of the Exchange Act.

    Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon the grant or exercise thereof the holder will receive shares of New USBC Common Stock, cash or any combination thereof, as the Committee shall determine. The exercise price per share under any stock option, the grant price of any SAR, and the purchase price of any security which may be purchased under any other stock-based award shall not be less than 100% of the fair market value of New USBC Common Stock on the date of the grant of such option, SAR or award. Options shall be exercised by payment in full of the exercise price, either in cash or, at the discretion of the Committee, in whole or in part by tendering shares of New USBC Common Stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price. Determinations of fair market value under the 1997 Plan shall be made in accordance with methods and procedures established by the Committee. For purposes of the 1997 Plan, the fair market value of shares of New USBC Common Stock on a given date shall be the closing composite price of the shares as reported for New York Stock Exchange issues on such date, if the shares are then listed on the New York Stock Exchange.

    The 1997 Plan will provide that the Committee may grant reload options, separately or together with another option, and may establish the terms and conditions of such reload options. Pursuant to a reload option, the optionee would be granted a new option to purchase the number of shares not exceeding the sum of (i) the number of shares of New USBC Common Stock tendered as payment upon the exercise of the option to which such reload option relates, and (ii) the number of shares of New USBC Common Stock tendered as payment of the amount to be withheld under tax laws in connection with the exercise of

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the option to which such reload option relates. Reload options may be granted with respect to options granted under any stock option plan of New USBC.

    The holder of an SAR will be entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee shall so determine, as of any time during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR.

    The holder of restricted stock may have all of the rights of a stockholder of New USBC, including the right to vote the shares subject to the restricted stock award and to receive any dividends with respect thereto, or such rights may be restricted. Restricted stock may not be transferred by the holder until the restrictions established by the Committee have lapsed. Holders of restricted stock units shall have the right, subject to any restrictions imposed by the Committee, to receive shares of New USBC Common Stock (or a cash payment equal to the fair market value of such shares) at some future date. Upon termination of the holder's employment during the restricted period, restricted stock and restricted stock units are forfeited, unless the Committee determines otherwise.

    Performance awards will provide the holder thereof the right to receive payments, in whole or in part, upon the achievement of such goals during such performance periods as the Committee shall establish. A performance award granted under the 1997 Plan may be denominated or payable in cash, shares of New USBC Common Stock or restricted stock.

    The Committee is also authorized to establish the terms and conditions of other stock-based awards.

    NON-EMPLOYEE DIRECTOR PARTICIPATION. Under the 1997 Plan, Non-Employee Directors will receive (or have received pursuant to the terms of an FBS Plan) Nonqualified Stock Options to purchase 2,500 shares of New USBC Common Stock upon first being elected or appointed to the New USBC Board at the time of or following the Merger. (Non-Employee Directors serving on the FBS Board prior to the Merger previously received such grants under predecessor plans). During the term of the 1997 Plan, Non-Employee Directors will be granted, as of the date of each annual meeting of stockholders commencing with the 1998 annual meeting of shareholders, if such Director's term of office continues after such date, an option to purchase 1,700 shares of New USBC Common Stock. Such options will be exercisable in full as of the date of grant, will expire on the tenth anniversary of the date of grant and will have an exercise price equal to the fair market value of New USBC Common Stock as of the date of grant. Additionally, the 1997 Plan will provide for the grant of reload options to Non-Employee Directors, pursuant to which such Directors would receive an option to purchase that number of shares of New USBC Common Stock equal to the number of shares of New USBC Common Stock tendered as payment upon the exercise of the option to which such reload option relates plus the number of shares, if any, delivered or withheld as payment of an amount representing tax obligations in connection with the exercise of the option to which it relates.

    MISCELLANEOUS. No award and no right under any award granted under the 1997 Plan shall be transferable by the individual to whom it was granted otherwise than by will or by the laws of descent and distribution; PROVIDED, HOWEVER, that, if so determined by the Committee, a participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the participant and receive any property distributable with respect to any award upon the death of the participant; and PROVIDED, FURTHER, except in the case of an Incentive Stock Option, awards may be transferable as specifically provided in any applicable award agreement pursuant to terms determined by the Committee. Except as otherwise provided in any applicable award agreement (other than an award agreement relating to an Incentive Stock Option), pursuant to terms determined by the Committee, each award or right under any award shall be exercisable during a participant's lifetime only by the participant or, if permissible under applicable law, by the participant's guardian or legal representative. Except as otherwise provided in any applicable award agreement, no award or right under any such award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

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    If any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of New USBC Common Stock or other securities of New USBC or other similar corporate transaction or event affecting the shares of New USBC Common Stock would be reasonably likely to result in the diminution or enlargement of the benefits or potential benefits intended to be made available under the 1997 Plan or under an award, the Committee shall, in such manner as it deems equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, adjust any or all of (a) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards, (b) the number and type of shares (or other securities or property) subject to outstanding awards, and (c) the purchase or exercise price with respect to any award. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the 1997 Plan or any award agreement in the manner and to the extent it shall deem desirable to carry the 1997 Plan into effect.

    The Board of Directors may amend, alter or discontinue the 1997 Plan at any time, provided that stockholder approval must be obtained for any change that
(i) requires the approval of New USBC's stockholders under any rules or regulations of the National Association of Securities Dealers, Inc., the NYSE, or any other securities exchange applicable to New USBC; or (ii) requires the approval of New USBC's stockholders under the Code in order to permit Incentive Stock Options to be granted under the 1997 Plan.

    For information on stock prices relating to FBS Common Stock, see "MARKET PRICES AND DIVIDENDS."

    TAX CONSEQUENCES. The following is a summary of the principal federal income tax consequences generally applicable to awards under the 1997 Plan. The grant of an option or SAR is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and New USBC will not be entitled to a tax deduction when an Incentive Stock Option is exercised. Upon exercising a Nonqualified Stock Option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of New USBC Common Stock acquired on the date of exercise over the exercise price, and New USBC will be entitled at that time to a tax deduction for the same amount. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of New USBC Common Stock received are taxable to the recipient as ordinary income and deductible by New USBC. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option or by exercising a Nonqualified Stock Option or SAR. Generally, there will be no tax consequence to New USBC in connection with the disposition of shares acquired under an option, except that New USBC may be entitled to a tax deduction in the case of a disposition of shares acquired under an Incentive Stock Option before the applicable Incentive Stock Option holding periods set forth in the Code have been satisfied.

    With respect to other awards granted under the 1997 Plan that are payable in cash or shares of New USBC Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of New USBC Common Stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for such shares of New USBC Common Stock by the holder of the award, and New USBC will be entitled at that time to a deduction for the same amount. With respect to an award that is payable in shares of New USBC Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of New USBC Common Stock received (determined as of the first time the shares became transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for such

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shares of New USBC Common Stock by the holder, and New USBC will be entitled at that time to a tax deduction for the same amount.

    Special rules may apply in the case of individuals subject to Section 16(b) of the Exchange Act. In particular, unless a special election is made pursuant to the Code, shares received pursuant to the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of New USBC's tax deduction, are determined as of the end of such period.

    Under the 1997 Plan, the Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of New USBC Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the optionee) to New USBC to satisfy federal and state withholding tax obligations.

    RECOMMENDATION BY THE FBS BOARD; VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of FBS Common Stock represented at the FBS Special Meeting and entitled to vote is necessary for approval of the 1997 Plan. Proxies will be voted in favor of such proposal unless otherwise specified. THE FBS BOARD RECOMMENDS THAT FBS SHAREHOLDERS VOTE "FOR" APPROVAL OF THE 1997 PLAN.

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                        OWNERSHIP OF USBC CAPITAL STOCK

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table gives, as of June 9, 1997, certain information concerning the beneficial ownership of USBC Common Stock by each of USBC's directors, by the USBC executive officers named in the Summary Compensation Table below and by USBC's present directors and all of its executive officers as a group. Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and investment power. No shares of USBC Preferred Stock are beneficially owned by the indicated persons or group.

                                                                                                            APPROXIMATE
                                                                                                            PERCENT
                                                                                   AMOUNT BENEFICIALLY        OF
NAME                                                                                      OWNED              CLASS
--------------------------------------------------------------------------------  ---------------------     -------
Harry L. Bettis.................................................................     2,981,100(4)(6)          2.0
Gerry B. Cameron................................................................       418,779(1)(2)(3)       *
Carolyn Silva Chambers..........................................................         8,400(4)             *
Franklin G. Drake...............................................................        48,989(4)             *
Robert L. Dryden................................................................        17,801(4)             *
Gary T. Duim....................................................................        98,524(1)(2)(3)       *
John B. Fery....................................................................        23,574(4)             *
Joshua Green III................................................................     8,391,860(4)(5)         5.7
Arland D. Hatfield..............................................................        98,164(1)(2)(3)       *
Allen T. Noble..................................................................         9,871(4)             *
Paul A. Redmond.................................................................        16,423(4)             *
N. Stewart Rogers...............................................................        27,587(4)             *
Robert D. Sznewajs..............................................................       114,101(1)(2)(3)       *
Benjamin R. Whiteley............................................................        19,508(4)             *
All directors and executive officers as a group
  (22 persons)..................................................................    12,689,137(1)(2)(3)(4)    8.6

------------------------

* Excluded because percentage beneficially owned is less than 1% of the Common Stock.

(1) Includes shares underlying Restricted Stock Units ("RSUs") issued pursuant to USBC's 1993 Stock Incentive Plan as well as dividend equivalent RSUs, if elected by the grantee. Unvested RSUs are forfeited on termination of employment, other than for retirement, disability or death, while dividend equivalent RSUs, if elected, are not forfeited under any termination circumstances. The officers cannot use the RSUs or transfer them until they are converted into common shares. Grantees may elect dividend equivalents paid on the RSUs in either cash or dividend equivalent RSUs. RSUs vest in 20% increments over five years and dividend equivalent RSUs vest either (1) in increments of 20% over five years or (2) in a lump sum after five years (at the election of the grantee). The number of RSUs held by each named executive officer as of June 9, 1997 are as follows:

NAME                                                                               STOCK UNITS
---------------------------------------------------------------------------------  -----------
Gerry B. Cameron.................................................................      15,840
Robert D. Sznewajs...............................................................       7,108
Gary T. Duim.....................................................................       4,800
Arland D. Hatfield...............................................................       5,017
All executive officers as a group................................................      56,337

(2) Includes shares subject to employee stock options that are currently exercisable or will become exercisable on or before August 9, 1997, as follows: Mr. Cameron, 318,547 shares; Mr. Sznewajs,

    92,876 shares; Mr. Duim 73,546 shares; Mr. Hatfield, 62,706 shares; and all executive officers of USBC as a group 726,434 shares.

(3) Includes the indicated number of shares allocated to the accounts of participants under the USBC Employee Investment Plan as follows: Mr. Cameron, 30,392 shares; Mr. Sznewajs, 864 shares; Mr. Duim, 6,310 shares; Mr. Hatfield, 13,613 shares; and all executive officers of USBC as a group, 87,808 shares. Participants in the plan may direct the voting of the shares allocated to their accounts.

(4) Includes shares subject to stock options held by non-employee directors of USBC that are currently exercisable or will become exercisable on or before August 9, 1997, as follows: Mr. Bettis, 3,000 shares; Ms. Chambers, 8,300 shares; Mr. Drake, 23,692 shares; Mr. Dryden, 17,051 shares; Mr. Fery, 3,000 shares; Mr. Green, 24,600 shares; Mr. Noble, 3,000 shares; Mr. Redmond, 15,184 shares; Mr. Rogers, 18,949 shares; Mr. Whiteley, 12,108 shares; and all present non-employee directors as a group, 128,884 shares.

(5) See note 2 to the next table for additional information regarding Mr. Green's share ownership.

(6) Include 3,910 shares subject to restrictions on transferability as to which Mr. Bettis has voting power.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following persons are known by USBC to beneficially own more than 5% of the outstanding shares of USBC Common Stock as of June 9, 1997:

                                                                                 AMOUNT
                                                                              BENEFICIALLY      APPROXIMATE PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                             OWNED               OF CLASS
-------------------------------------------------------------------------  ------------------  ---------------------
Trust Group(1)...........................................................       15,792,595                10.8%
  United States National Bank of Oregon
  P. O. Box 3168
  Portland, Oregon 97208-9933

Joshua Green III(2)......................................................        8,391,860                 5.7%
  1425 Fourth Avenue
  Seattle, Washington 98101

------------------------

(1) The Trust Group of United States National Bank of Oregon, a wholly owned subsidiary of USBC, held the indicated shares as of June 9, 1997, in fiduciary capacities for various beneficiaries, including participants in the U. S. Bancorp Employee Investment Plan. The Trust Group has sole voting power as to 757,694 shares, shared voting power as to 1,013,351 shares, sole investment power as to 14,023,203 shares, and shared investment power as to 1,576,163 shares.

(2) Includes 125,302 shares owned by Mr. Green; 6,059 shares owned by Mr. Green's wife; 2,180,316 shares held by Joshua Green Corporation, of which Mr. Green is chairman and chief executive officer; 5,089,171 shares held by a limited partnership of which Joshua Green Corporation is the general partner; 575,181 shares held by various estates, trusts, and custodianships as to which Mr. Green has shared voting power and in which various family members of Mr. Green are beneficiaries; 391,231 shares held by a charitable foundation of which Mr. Green is president; and 24,600 shares subject to stock options that are currently exercisable or will become exercisable on or before August 9, 1997. Mr. Green owns 59% of the voting common stock of Joshua Green Corporation and has sole voting power over another 20% of such stock; accordingly, the other shareholders and directors of Joshua Green Corporation are not deemed to have shared voting and dispositive power over the shares of Common Stock beneficially owned by Joshua Green Corporation by reason of their capacities as such.

                           ELECTION OF USBC DIRECTORS

DIRECTORS OF USBC

    The directors of USBC will be elected at the USBC Annual Meeting to serve until the earlier of the next annual meeting of USBC shareholders or the Effective Time. Subject to the matters discussed under "AMENDMENTS TO FBS RESTATED CERTIFICATE OF INCORPORATION," the directors elected at the USBC Annual Meeting are expected to become directors of New USBC as of the Effective Time. The USBC Board has set the number of positions on the USBC Board at eleven. The names of USBC's nominees for director are given below together with certain information about each of them, including their ages, their position with USBC and periods of service as a director of USBC. There are no family relationships among the directors. All the nominees are currently directors of USBC and of USBC's major bank subsidiaries.

    If for some unforeseen reason one or more of the nominees is not available as a candidate for director, the number of directors constituting the USBC Board may be reduced prior to the annual meeting, or the proxies of holders of USBC Common Stock may be voted for such other candidate or candidates as may be nominated by the Board. The USBC Bylaws provide that nominations for election to the USBC Board may be made by the USBC Board or by any holder of record of USBC securities entitled to vote for the election of directors. Nominations other than those made by or on behalf of the USBC Board must be made in writing and delivered or mailed to the Chairman of the USBC Board not less than 25 days and not more than 60 days prior to the shareholders meeting at which directors are to be elected. The shareholder should specify the name of each proposed nominee and should set forth information as to the nominee's qualifications for membership on the USBC Board. The USBC Bylaws provide for a shorter deadline if less than 30 days' notice of the meeting is given to shareholders.

                                                                                                                  DIRECTOR
NAME                                                  AGE      POSITION WITH USBC                                   SINCE
------------------------------------------------      ---      ------------------------------------------------  -----------
Harry L. Bettis.................................          62   Director                                                1995
Gerry B. Cameron................................          59   Chairman of the Board, Chief Executive Officer          1994
                                                                 and President
Carolyn Silva Chambers..........................          65   Director                                                1995
Franklin G. Drake...............................          69   Director                                                1969
Robert L. Dryden................................          63   Director                                                1995
John B. Fery....................................          67   Director                                                1995
Joshua Green III................................          61   Director                                                1987
Allen T. Noble..................................          68   Director                                                1995
Paul A. Redmond.................................          60   Director                                                1994
N. Stewart Rogers...............................          67   Director                                                1988
Benjamin R. Whiteley............................          67   Director                                                1994

    For a description of the principal occupation of each director for at least the last five years, see "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

OPERATION OF USBC BOARD AND BOARD COMMITTEES

    BOARD COMMITTEES. The USBC Board has a standing Audit Committee, which recommends to the Board the accounting firm to be selected as independent auditors and reviews matters relating to public disclosure, corporate practices, regulatory and financial reporting, accounting procedures and policies, financial and accounting controls, and transactions involving potential conflicts of interest. The Audit Committee receives and evaluates on behalf of the Board reports of reviews by the Federal Reserve Board, which is the federal supervisory agency for bank holding companies, and the OCC, which is the primary supervisory agency for USBC's national bank subsidiaries. Reports of examinations by supervisory agencies for other USBC subsidiaries, including the Federal Deposit Insurance Corporation (the "FDIC"), and various state agencies, are also received by the Audit Committee.

    The Audit Committee also reviews the planned scope and results of audits, the annual reports to the Commission and to the shareholders and the Proxy Statement and makes recommendations regarding approval to the USBC Board. The Audit Committee also performs for USBC's bank subsidiaries certain audit functions required under FDIC regulations.

    Current members of the Audit Committee are Messrs. Whiteley (chairperson), Drake, Dryden, Redmond, and Ms. Chambers. The Audit Committee held six meetings in 1996.

    The USBC Board also has a standing Compensation Committee composed of five non-employee directors, Messrs. Rogers (chairperson), Bettis, Dryden, Fery, and Redmond. The Compensation Committee reviews and makes recommendations to the USBC Board from time to time regarding compensation of USBC's officers and nonemployee directors. The Compensation Committee administers USBC's stock-based compensation plans and incentive plans and makes decisions regarding the grant of stock options and other awards to officers and employees thereunder. The Compensation Committee met six times in 1996.

    The USBC Board has a standing Executive Committee composed of Messrs. Cameron (chairperson), Bettis, Drake and Green. The Executive Committee will hold meetings at the call of the Chairman of the Board and may exercise authority as specifically delegated by the USBC Board during intervals between board meetings. The Executive Committee also recommends nominees for election to the USBC Board and reviews nominations by shareholders. The Executive Committee met two times in 1996.

    MEETINGS. The USBC Board held ten meetings during 1996. Each director attended at least 75% of the total number of meetings of the Board and meetings held by all committees of the Board on which the director served during 1996.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The table below shows the compensation awarded or paid to, or earned by, USBC's chief executive officer and each of its four other most highly compensated executive officers (the "named executive officers") during each of the years in the three-year period ended December 31, 1996.

                                                  ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                        ---------------------------------------  -------------------------------------
                                                                      OTHER      RESTRICTED    NUMBER OF    LONG-TERM
                                                                     ANNUAL         STOCK     SECURITIES    INCENTIVE
    NAME AND PRINCIPAL                                            COMPENSATION      UNITS     UNDERLYING     PAYOUTS
        POSITION(1)            YEAR      SALARY($)   BONUS(4)($)     (5)($)        (6)($)     OPTIONS(#)     (7)($)
---------------------------  ---------  -----------  -----------  -------------  -----------  -----------  -----------
Gerry B. Cameron...........       1996   $ 800,000    $ 848,640                   $ 628,650       89,700    $ 780,452
  Chairman of the Board           1995     700,000      630,000     $  53,622        --          116,250       --
  and Chief Executive             1994     508,750      250,000                                   58,252       --
  Officer

Daniel R. Nelson(2)........       1996     525,000      464,100                      --           47,700       --
  President and Chief             1995      --           --                          --           29,610       --
  Operating Officer               1994      --           --                          --           --           --

Robert D. Sznewajs(3)......       1996     425,000      375,700                     269,875       30,900      273,384
  Vice Chairman                   1995     375,000      271,575                      --           36,989       --
                                  1994     233,750      175,000                      --           20,408       --
Gary T. Duim...............       1996     280,000      280,000                     190,500       17,000      234,131
  Executive Vice President        1995     250,000      181,134                      --           21,138       --
                                  1994     200,000       97,084                      --           19,417       --

Arland D. Hatfield.........       1996     280,000      278,563                     190,500       17,000      234,131
  Executive Vice President        1995     250,000      190,993                      --           21,138       --
                                  1994     210,000       88,310                      --           19,417       --


                               ALL OTHER
    NAME AND PRINCIPAL       COMPENSATION
        POSITION(1)             (8)($)
---------------------------  -------------
Gerry B. Cameron...........    $  97,943
  Chairman of the Board           50,970
  and Chief Executive             28,241
  Officer
Daniel R. Nelson(2)........       24,906
  President and Chief             --
  Operating Officer               --
Robert D. Sznewajs(3)......       29,610
  Vice Chairman                    8,344
                                  23,940
Gary T. Duim...............       31,288
  Executive Vice President        18,534
                                   8,717
Arland D. Hatfield.........       31,828
  Executive Vice President        18,066
                                  11,710

------------------------

(1) Includes principal capacities in which each officer served during 1996.

(2) Mr. Nelson became an employee of USBC effective December 26, 1995 and retired from USBC effective January 1, 1997.

(3) Mr. Sznewajs became a USBC employee in April 1994.

(4) Represents amounts paid or accrued under the USBC Executive Annual Incentive Plan.

(5) Represents the aggregate incremental cost to USBC of providing various perquisites and personal benefits to Mr. Cameron in 1995, including a one-time, automobile-related benefit of $41,250 in association with the elimination of executive automobiles. Amounts which total the lesser of $50,000 or 10% of the total annual salary and bonus for a given named executive officer have been omitted pursuant to SEC disclosure rules.

(6) The amount reported for each officer for 1996 is the value of the RSUs on February 14, 1996. In accordance with SEC proxy rules, the value of those RSUs is shown here using the low market price of USBC Common Stock on February 14, 1996, which was $31.75. RSUs earn dividends, which are payable in cash or reinvested in RSUs each quarter, at the option of the officer. The following table shows (a) the total number of RSUs credited to each of the named executive officers as of February 14, 1996, and (b) the value of those RSUs, based on the low market price of USBC Common Stock on December 31, 1996.

                                                                                           VALUE AT
                                                                            RESTRICTED     12/31/96
                                                                            STOCK UNITS       ($)
                                                                           -------------  -----------
Gerry B. Cameron.........................................................       19,800       888,525
Robert D. Sznewajs.......................................................        8,500       381,438
Gary T. Duim.............................................................        6,000       269,250
Arland D. Hatfield.......................................................        6,000       269,250

(7) Represents amounts paid or accrued under the USBC Performance Share Plan for the three-year period ended December 31, 1996.

(8) Except with respect to Mr. Nelson, represents amounts that 1) were contributed by USBC under the USBC Employee Investment Plan, a qualified plan under Section 401(k) of the Code, as a pro-rata matching contribution and invested in USBC Common Stock; or 2) that would have been allocated to each officer's matching contribution account under the Employee Investment Plan had compensation subject to the plan included deferred compensation and had Code limits not been applicable, but instead were credited under the USBC Supplemental Benefits Plan; or 3) that equal the value in cash or RSUs of dividend equivalents earned on RSUs. In the case of Mr. Nelson, represents the dollar value of the benefit premium paid in 1996 for a split-dollar life insurance policy, projected on an actuarial basis, calculated as if the premiums were advanced without interest until recovered by USBC upon termination of the split-dollar agreement.

    STOCK-BASED COMPENSATION. The following table provides information regarding options to purchase USBC Common Stock granted to the named executive officers pursuant to the USBC 1993 Stock Incentive Plan during 1996.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)
                               INDIVIDUAL GRANTS

                                                NUMBER OF      PERCENT OF
                                               SECURITIES     TOTAL OPTIONS
                                               UNDERLYING      GRANTED TO
                                                 OPTIONS      EMPLOYEES IN        EXERCISE      EXPIRATION
NAME                                             GRANTED       FISCAL YEAR     PRICE ($/SHARE)    DATE(2)    VALUE($)(3)
---------------------------------------------  -----------  -----------------  ---------------  -----------  -----------
Gerry B. Cameron.............................      89,700             7.5%        $   32.75       3/20/2006   $ 592,917
Daniel R. Nelson.............................      47,700             4.0%            32.75       1/01/2002     315,297
Robert D. Sznewajs...........................      30,900             2.6%            32.75       3/20/2006     204,249
Gary T. Duim.................................      17,000             1.4%            32.75       3/20/2006     112,370
Arland D. Hatfield...........................      17,000             1.4%            32.75       3/20/2006     112,370

------------------------------

(1) No stock appreciation rights ("SARs") were granted to the named executive officers during 1996. All options were granted for the number of shares indicated at exercise prices equal to the fair market value of the USBC Common Stock on the date of grant. All options are immediately and fully vested with provisions for forfeiture or reimbursement of a percentage of shares if termination of employment other than retirement, disability, or death occurs within three years of grant date.

(2) Mr. Nelson retired effective January 1, 1997. His option, therefore, expires in five years at January 1, 2002.

(3) The values shown have been calculated based on the Black-Scholes option pricing model and do not reflect the effect of restrictions on transferability. The values indicated were calculated based on the following assumptions: (i) expectations regarding volatility were based on quarterly stock price data during the three-year period ended December 31, 1996; (ii) the risk-free rate of return was assumed to be 6.20% for options and 7.08% for time lapse vesting; (iii) the time of exercise was assumed to be five years after the date of grant; and (iv) the dividend yield was assumed to be 3.60% (the annual dividend rate divided by the stock price on the grant date). The values which may ultimately be realized by the holders of the reported options will depend on the market value of the USBC Common Stock during the periods during which the options are exercisable, which may vary significantly from the assumptions underlying the Black-Scholes model. Information regarding exercises of stock options during 1996, and unexercised options held as of December 31, 1996, by the named executive officers is summarized in the table below.

    Information regarding exercises of stock options during 1996, and unexercised options held as of December 31, 1996, by the named executive officers is summarized in the table below.

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                OPTION VALUES(1)

                                                                                                        VALUE OF UNEXERCISED
                                                                            NUMBER OF SECURITIES              OPTIONS
                                                                             UNDERLYING OPTIONS          AT YEAR-END($)(3)
                                  OPTIONS        VALUE         TOTAL     --------------------------  --------------------------
NAME                             EXERCISED   REALIZED($)(2)   OPTIONS    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------------------  -----------  -------------  -----------  -----------  -------------  -----------  -------------
Gerry B. Cameron..............       4,250     $  19,125       309,952      178,291       131,661     $2,782,735   $ 2,540,010
Daniel R. Nelson..............           0             0        47,700       47,700             0       578,363              0
Daniel R. Nelson..............      22,052(4)     677,335      291,847      291,847             0     9,248,051              0
Robert D. Sznewajs............           0             0        88,297       44,999        43,298       652,933        854,205
Gary T. Duim..................       3,000        53,751        95,415       64,855        30,560     1,226,052        588,459
Arland D. Hatfield............       2,900        44,541       101,215       70,655        30,560     1,411,333        588,459

------------------------

(1) No SARs were exercised during 1996 and no named executive officer held any SARs at December 31, 1996.

(2) Represents the amount by which the fair market value or sale price of the shares of USBC Common Stock underlying employee stock options at the date of exercise exceeded the exercise price.

(3) Value is calculated based on the amount by which the low sale price of the USBC Common Stock, $44.875 as reported in The Wall Street Journal for the last trading day in 1996, exceeds the per share exercise price of unexercised options. All options reflected in the table were granted at an exercise price equal to the fair market value of a share of USBC Common Stock on the date of grant.

(4) Represents options granted to Mr. Nelson by West One Bancorp. Under West One Bancorp's plan provisions, value is calculated based upon the average of high and low sale price of the USBC Common Stock, which was $45.875 for the last trading day in 1996.

    The following table sets forth information regarding performance cash awards to the named executive officers pursuant to the USBC Performance Cash Award Plan during 1996.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                PERFORMANCE
                                                                 OR OTHER
                                                TARGET % OF       PERIOD                ESTIMATED FUTURE PAYOUTS UNDER
                                                  3-YEAR           UNTIL                NON-STOCK PRICE BASED PLANS(2)
                                                AVERAGE OF      MATURATION   -----------------------------------------------------
NAME                                          BASE SALARY(1)     OR PAYOUT      THRESHOLD(%)        TARGET(%)       MAXIMUM(%)
-------------------------------------------  -----------------  -----------  -------------------  -------------  -----------------
Gerry B. Cameron...........................            185%        3 years                0               185              370
Daniel R. Nelson...........................            150%        3 years                0               150              300
Robert D. Sznewajs.........................            120%        3 years                0               120              240
Gary T. Duim...............................            100%        3 years                0               100              200
Arland D. Hatfield.........................            100%        3 years                0               100              200

------------------------

(1) Represents target awards of cash under USBC's Performance Cash Plan. Opportunity for payout underlying the award represents anticipation of three years' value to be paid out in three year's time. It is not intended that similar awards will be made in 1997-98.

(2) Following the three-year period ending December 1998, awards will be settled pursuant to a performance matrix calculated pursuant to a formula based on a comparison of USBC's net income growth and return on equity over three years with that of comparably capitalized regional banks included in the S&P Major Regional Banks Index.

    RETIREMENT PLANS. USBC maintains two retirement plans, the USBC Retirement Plan (the "U. S. Retirement Plan"), which covers eligible employees and officers of USBC and its participating subsidiaries, and the West One Retirement Plan (the "W. O. Retirement Plan") which covers certain USBC employees who formerly were employees of West One Bancorp (collectively, the "Retirement Plans").

    The U. S. Retirement Plan and the W. O. Retirement Plan provide for payment of monthly pension benefits based upon an employee's years of service and compensation level. Pursuant to either the USBC Supplemental Benefits Plan (the "U. S. Supplemental Plan") or the West One Supplemental Executive Retirement Plan (the "W. O. SERP"), designated key employees, including USBC executive officers, will receive retirement benefits in addition to those payable under the Retirement Plans (collectively, the "Supplemental Plans").

    The following tables show the estimated annual benefits payable under the U.
S. Retirement Plan and the W. O. Retirement Plan, respectively, (including amounts payable pursuant to applicable provisions of the U. S. Supplemental Plan and W. O. SERP) for participants with various years of benefit service and specified levels of compensation (based on the average during the five consecutive calendar years out of the last ten years for which compensation was highest ("Highest Average Compensation")).

                    U. S. RETIREMENT PLAN PENSION PLAN TABLE

                                                                            YEARS OF SERVICE
                                                       ----------------------------------------------------------
COMPENSATION LEVEL                                         15          20          25          30          35
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
$125,000.............................................  $   30,100  $   40,200  $   50,200  $   53,300  $   56,500
 150,000.............................................      36,500      48,700      60,800      64,600      68,300
 175,000.............................................      42,900      57,200      71,500      75,800      80,200
 200,000.............................................      49,200      65,700      82,100      87,100      92,100
 225,000.............................................      55,600      74,200      92,700      98,300     104,000
 250,000.............................................      62,000      82,700     103,300     109,600     115,800
 300,000.............................................      74,700      99,700     124,600     132,100     139,600
 350,000.............................................      87,500     116,700     145,800     154,600     163,300
 400,000.............................................     100,200     133,700     167,100     177,100     187,100
 450,000.............................................     113,000     150,700     188,300     199,600     210,800
 500,000.............................................     125,700     167,700     209,600     222,100     234,600
 550,000.............................................     138,500     184,700     230,800     244,600     258,300
 600,000.............................................     151,200     201,700     252,100     267,100     282,100
 650,000.............................................     164,000     218,700     273,300     289,600     305,800
 700,000.............................................     176,700     235,700     294,600     312,100     329,600
 750,000.............................................     189,500     252,700     315,800     334,600     353,300
 800,000.............................................     202,200     269,700     337,100     357,100     377,100
 850,000.............................................     215,000     286,700     358,300     379,600     400,800

                    W. O. RETIREMENT PLAN PENSION PLAN TABLE

                                                                            YEARS OF SERVICE
                                                       ----------------------------------------------------------
COMPENSATION LEVEL                                         15          20          25          30          35
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
$125,000.............................................  $   34,000  $   50,000  $   66,000  $   66,000  $   74,000
 150,000.............................................      44,000      63,000      83,000      83,000      91,000
 175,000.............................................      53,000      76,000      99,000      99,000     107,000
 200,000.............................................      63,000      89,000     115,000     115,000     123,000
 250,000.............................................      83,000     115,000     148,000     148,000     156,000
 300,000.............................................     102,000     141,000     180,000     180,000     189,000
 350,000.............................................     122,000     167,000     213,000     213,000     222,000
 400,000.............................................     141,000     193,000     245,000     245,000     254,000
 450,000.............................................     161,000     219,000     278,000     278,000     287,000
 500,000.............................................     180,000     245,000     310,000     310,000     320,000
 550,000.............................................     200,000     271,000     343,000     343,000     353,000
 600,000.............................................     219,000     297,000     375,000     375,000     385,000
 700,000.............................................     258,000     349,000     440,000     440,000     451,000

    Compensation, for purposes of determining retirement benefits payable under the Retirement Plans, generally consists of a participant's nondeferred compensation up to a maximum annual limit imposed by the Code and excludes amounts paid in excess of limits on variable items such as commissions, long-term incentive compensation, and severance pay. Code limits are disregarded, and deferred compensation is included in determining retirement benefits payable, under the combined provisions of the Retirement Plans and the Supplemental Plans.

    Retirement benefits in the tables above are expressed in terms of single life annuities and are not subject to reduction for Social Security benefits. Benefits may be reduced from the amounts shown in the tables if the participant retires early (before age 65) or if the participant elects to have benefits paid as a joint and survivor annuity.

    Certain executive officers have been awarded an enhanced retirement benefit under the U. S. Supplemental Plan. With respect to Mr. Cameron, this benefit will result in his receiving payments upon retirement pursuant to the U. S. Retirement Plan, primary Social Security benefits, and the U. S. Supplemental Plan equal in the aggregate to 55% of his Highest Average Compensation and, in addition, in his being exempted from the provisions of the U. S. Supplemental Plan providing for a percentage reduction (normally 7%) in benefits for retirement after age 55 but before age 62 ("Reduction Percentage"), if (i) he continues to be chief executive officer of USBC through at least December 31, 1998, or (ii) his employment as chief executive officer terminates following a change in control of USBC. If Mr. Cameron were to retire after December 31, 1998, with his Highest Average Compensation unchanged from the average at December 31, 1996, his annual retirement benefit, assuming a single life annuity and reduction for estimated Social Security benefits, would be $485,316.

    Retirement benefits for Mr. Nelson were calculated on his years of benefit service upon retirement. His benefits equal a fraction (65% multiplied by his years of benefit service, divided by 25) multiplied by his Highest Average Compensation. His benefits were reduced for retirement prior to age 65. Mr. Nelson retired from USBC effective January 1, 1997, at which time he had a total of 12.75 years of credited benefit service. His annual retirement benefit at this time, assuming single life annuity, reductions for estimated Social Security benefits and for employer contributions to the Employee Investment Plan and deferred compensation account, and reduction for early retirement, is $192,267.

    The enhanced retirement benefit for Messrs. Sznewajs and Duim will depend on their years of benefit service upon retirement. Their enhanced retirement benefits will equal a fraction (2.75% multiplied by the number of years of benefit service, up to a maximum of 55%) multiplied by their respective Highest Average Compensation. For this purpose, Mr. Sznewajs has been credited with 11 years of benefit service for service with a prior employer and, as of December 31, 1996, had a total of 13.735 years of benefit service credited to his account, and Mr. Duim, as of the same date, had a total of 8.929 years of benefit service credited to his account. Mr. Sznewajs and Mr. Duim are each fully vested in their respective enhanced retirement benefits. Mr. Sznewajs will also be entitled to a Reduction Percentage of 3% (applicable to retirement before age 62) if his employment is terminated by USBC prior to December 31, 2002. If Mr. Sznewajs were to retire at age 62 with Highest Average Compensation unchanged from December 31, 1996, his annual retirement benefits, assuming single life annuity, reduction for estimated Social Security benefits, and benefits from previous employers, would be $340,140. If Mr. Duim were to retire at age 62 with Highest Average Compensation unchanged from December 31, 1996, his annual retirement benefits, with the same assumptions as for Mr. Sznewajs, would be $177,780.

    If Mr. Hatfield's employment with USBC is terminated, he will be entitled to credit for 25 years of benefit service and to receive benefits under the U. S. Retirement Plan that are not subject to a Reduction Percentage. At December 31, 1996, Mr. Hatfield had 18.6 credited years of benefit service and a compensation level of $350,952 per year for purposes of calculating retirement benefits under the U. S. Retirement Plan Pension Plan Table above.

    For purposes of USBC's compensation plans, including the Supplemental Plans, and, with certain exceptions, employment agreements with its executive officers, a change in control includes (i) the acquisition (other than directly from USBC) by a person or group (other than USBC or any employee benefit plan or corporation controlled by USBC) of 20% or more of the combined voting power of USBC's voting securities, (ii) with certain exceptions, the existing directors' ceasing to constitute a majority of the USBC Board, (iii) consummation of a reorganization, merger, or sale or other disposition of all or substantially all of the assets of USBC (a "Business Combination"), unless substantially all of the beneficial owners of USBC's voting securities immediately prior to such Business Combination beneficially own more than 50% of the outstanding common stock and combined voting power of the corporation resulting from such Business Combination, in substantially the same proportions as their ownership immediately prior to such Business Combination, and certain other conditions are met, and (iv) approval by the shareholders of a complete liquidation or dissolution of USBC.

    USBC EXECUTIVE AGREEMENTS. USBC is a party to the USBC Executive Agreements with its 12 executive officers, including each of the named executive officers, other than Mr. Nelson, providing for severance compensation in the event of termination of employment following a change in control of USBC. Each of the USBC Executive Agreements has a term ending February 20, 2000 (December 31, 2002 in the case of Mr. Sznewajs), subject to automatic extension annually thereafter. Also, if a change in control of USBC occurs during the term of the USBC Executive Agreements, the term will be extended automatically for three additional calendar years beyond the year in which the change in control occurs. Pursuant to the USBC Executive Agreements, each executive has agreed to remain as a USBC employee throughout any tender or exchange offer for USBC's voting securities unless a change in control of USBC occurs or the executive's compensation is reduced.

    The USBC Executive Agreements further provide that if, within three years following the occurrence of a change in control, an executive's employment with USBC is terminated by USBC without cause or by the executive for good reason (as defined), the executive will be entitled to receive (i) his or her full base salary through the date of termination at the rate in effect on the date the change in control occurred, plus (ii), depending on the individual contract, an amount equal to a multiple (generally two or three times) of the sum of (x) his or her annual base salary at such rate plus (y) his or her highest annual bonus paid during the three calendar years ending prior to the year in which the change in control occurred. Special payment provisions apply in the event of the executive's death or disability.

    The USBC Executive Agreements also provide for reimbursement of legal fees and expenses and reasonable amounts for outplacement services and for the continuation of health, disability and life insurance benefits following termination of employment voluntarily for good reason or involuntarily without cause. The amounts payable under a USBC Executive Agreement will be reduced to the extent that the executive receives payment under USBC's Severance Benefits Plan and to the extent that the executive receives salary continuation and incentive compensation benefits under another employment agreement. The Executive Agreements also provide for reimbursement for any excise tax imposed on benefits that constitute excess parachute payments plus any related federal, state and local income taxes.

    The USBC Executive Agreement entered into with Mr. Sznewajs providing for compensation in the event his employment with USBC is terminated under specified circumstances prior to the earlier of December 31, 2002, and the date, if any, on which he becomes chief executive officer of USBC. Upon termination of Mr. Sznewajs' employment by USBC during the term of the agreement (the "Term") without cause (as defined) or by Mr. Sznewajs with good reason (as defined), he will be entitled to his full base salary through termination, together with (i) an amount equal to three times the sum of (A) his annual base salary plus (B) his average annual incentive compensation paid or accrued during the last two fiscal years, and (ii) continued benefits under USBC's welfare benefit plans for three years following termination. If Mr. Sznewajs becomes disabled during the Term, he will continue to receive his salary and benefits until the earlier of the expiration of the Term and 180 days after he became disabled.

    West One Bancorp entered into an employment agreement with Mr. Nelson prior to its merger with USBC, which agreement expired as of January 1, 1997 as a result of Mr. Nelson's retirement. The agreement provided that West One Bancorp and subsequently USBC would continue to employ Mr. Nelson at least until the earlier of January 15, 1999, or the date on which he became Chief Executive Officer of USBC. If Mr. Nelson's employment were terminated by USBC without cause or by him for good reason (as defined), Mr. Nelson would have been entitled to receive (i) his full base salary through the date of termination at the rate in effect on the date the termination occurred, plus (ii) a prorated portion of his highest incentive compensation during the three fiscal years prior to the merger (the "Recent Annual Bonus"), plus (iii) an amount equal to three times the sum of (x) his annual base salary at such rate plus (y) the Recent Annual Bonus, plus (iv) an amount equal to the actuarial equivalent of the total retirement benefit for three additional years of service. The agreement also provided for reimbursement of legal and accountant fees and expenses and reasonable amounts for outplacement services and for the continuation of health, disability, and life insurance benefits for three years following termination voluntarily with good reason or involuntarily without cause. The agreement provided for reimbursement of any excise tax imposed on benefits that constitute excess parachute payments plus any related federal, state, and local income taxes.

    For information on employment agreements entered into by FBS with Mr. Gerry
B. Cameron, Mr. Gary T. Duim and Mr. Robert D. Sznewajs in connection with the Merger, and the impact of the Merger on the USBC Executive Agreements, see "THE MERGER--Interests of Certain Persons in the Merger."

    DIRECTORS' COMPENSATION.

    ANNUAL AND MEETING FEES. USBC Directors, other than officer-directors, receive an annual retainer of $25,000, as well as $1,200 for each Board meeting and $1,000 for each committee meeting attended. In addition, the chairs of the Audit Committee and the Compensation Committee receive an annual retainer of $5,000 and $3,500, respectively.

    NON-EMPLOYEE DIRECTOR STOCK OPTIONS. USBC has also adopted a series of stock option plans for nonemployee directors (the "Director Plans") to encourage increased ownership of USBC Common Stock by non-employee directors and to provide enhanced incentives for such directors to exert their best efforts on USBC's behalf. The Director Plans currently provide for the grant of an Initial Option to purchase 4,000 shares of USBC Common Stock when a person first becomes a non-employee director of USBC (or was serving as a non-employee director on October 18, 1990) and of an Annual Option to purchase 2,000 shares of USBC Common Stock to each person who is re-elected to serve as a non-employee director as of each annual shareholders meeting. Initial Options and Annual Options are granted at an exercise price equal to fair market value of the USBC Common Stock on the date of grant.

    Each non-employee director is permitted to elect to receive a grant of deferred compensation options in lieu of all or a portion of the retainer and meeting fees otherwise payable for service on the USBC Board. The exercise price of a deferred compensation option is calculated so that the value of the option (that is, the excess of the total market value of the shares subject to the option over the aggregate exercise price) on the date of grant equals the amount of director's fees foregone.

    Pursuant to the foregoing provisions, in 1996, each of USBC's non-employee directors were granted an Annual Option to purchase 2,000 shares at an exercise price of $33.375 per share.

    Initial Options and Annual Options currently become exercisable as follows: none during the first year following the date of grant; up to 50% during the second year; up to 80% during the third year; and 100% thereafter. Deferred compensation options become fully exercisable six months after the date of grant. An option generally will become exercisable in full notwithstanding the above vesting schedules in the event of the director's death, disability or retirement from the USBC Board or upon the occurrence of a change in control of USBC.

    Payment of the exercise price of all options granted under the Director Plans may be in cash, in shares of USBC Common Stock already owned by the director, or in a combination of cash and shares. The term of each option shall be unlimited unless terminated earlier pursuant to the applicable Director Plan. If an appointee ceases to be a director, the term of his or her option will expire after five years in the case of retirement, after one year in the case of death or disability, and after three months upon ceasing to be a director for any other reason (except that no deferred compensation option will expire less than seven months after the date of grant).

    HEALTH INSURANCE REIMBURSEMENT. A portion of the cost of premiums incurred by a non-employee director of USBC for health care insurance coverage of such director and his or her dependents will be subsidized or reimbursed by USBC upon the director's request, provided that no portion of such premiums are subsidized by any other employer. Reimbursement is subject to the same conditions and limits as are applicable to active employees. Two nonemployee directors received health care subsidies and tax offsets during 1996.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    OBJECTIVES OF USBC'S COMPENSATION PROGRAM. The Compensation Committee (the "Committee") of the USBC Board reviews and approves guiding principles for USBC's executive compensation program, as well as administering certain specific elements of the program. The Committee is composed of five outside directors. See "--Operation of USBC Board and Board Committees." Members of the Committee are not eligible to participate in any USBC compensation plans other than the Director Plans, a deferred compensation plan for non-employee directors, and health care benefits options.

    USBC has adopted, with the Committee's approval, a compensation program that includes a broad mix of salary, incentive compensation, and retirement and health and welfare benefits. It seeks to provide all its employees, including executives, with appropriate incentives for current performance as well as for achieving the long-term objectives of the corporation by tying compensation to the performance of USBC. It also seeks to align executive interests with those of the shareholders. To this end, annual cash bonuses and long-term awards are granted based on performance factors. Additionally, the Committee has strongly encouraged direct stock ownership at significant levels by executives. Through its compensation program, USBC also strives to attract and retain the individuals essential to a successful organization.

    USBC has taken steps to mitigate the negative impact of Section 162(m) of the Code on executive compensation. Section 162(m) limits the deductibility of compensation paid to covered employees to $1,000,000 plus qualifying performance based compensation and other qualifying compensation. With the exception of Awards of restricted stock unit awards, elements of annual compensation and long term incentive compensation qualify for exemption from the limit because they are awarded pursuant to shareholder-approved, performance-driven plans.

    The following report describes generally USBC's compensation and employee benefit programs as they apply to executive officers, including Messrs. Sznewajs, Duim and Hatfield, and the actions of the Committee and the USBC Board with respect to 1996 compensation paid to Gerry B. Cameron, USBC's chief executive officer during 1996.

    EMPLOYEE BENEFITS. Eligible USBC employees, including its executive officers, may participate in its health and welfare benefits program, which includes medical, dental, life, and disability insurance, and a cafeteria plan. Subject to eligibility requirements, USBC employees also participate in its Retirement Plan, a qualified defined benefit pension plan. They may also choose to participate in its Employee Investment Plan, a salary deferral plan qualified under Code Section 401(k). Under the USBC Supplemental Benefits Plan, executive officers and other key employees may be designated to receive certain additional benefits which are not provided by the Retirement Plan and Employee Investment Plan.

    DECISIONS REGARDING CASH COMPENSATION. Decisions regarding salary and cash incentive compensation to be paid to Mr. Cameron were made by the USBC Board pursuant to the recommendations of the Committee. Decisions regarding cash compensation paid to executive officers (other than Mr. Cameron) who were members of the Executive Management Committee (a committee of eleven of USBC's top executive officers, including Messrs. Sznewajs, Duim, and Hatfield) were made by the Committee in November 1995 following review of recommendations by Mr. Cameron. The Executive Management Committee or individual Executive Management Committee members have been delegated authority to make decisions regarding cash compensation to be paid to other executive officers. Compensation to be paid to certain USBC executive officers who are also employees of one of USBC's subsidiaries is subject to approval by the respective boards of directors of such subsidiaries.

    Periodically, USBC engages outside consultants to survey and report on executive compensation paid by a group of S&P Major Regional Banks with total assets and net earnings at levels comparable to those of USBC to assist in its review and conclusions regarding executive compensation. The comparison group includes the bank holding companies in the S&P Major Regional Banks Index appearing under "Stock Performance Graph" below except for two companies for which data was not available.

    APPROVAL OF 1996 SALARY LEVELS. In November 1995, the Committee reviewed market analyses of base salaries and total compensation paid by the comparison group referred to above. Following that review, the Committee recommended, and the USBC Board approved, an increase in Mr. Cameron's salary level for 1996 to $800,000 from $700,000 in 1995. The 1996 salary level fell in between the 25th and 50th percentiles of bank holding companies in the market survey. In establishing Mr. Cameron's salary, the Committee considered the success of USBC's expense reduction program (known as "Focus 59%") and the merger of USBC and West One Bancorp, the largest merger in USBC's history. Additional factors considered were the effect of salary compression at the top levels of USBC's management and USBC's ability both to compete for new executives and retain executives currently in USBC's employ. The Committee also reviewed USBC's average total shareholder return, return on assets, and return on common equity as compared to the S&P Major Regional Banks Index. Salary levels for 1996 for members of the Executive Management Committee were approved by the USBC Board pursuant to recommendations by Mr. Cameron, as affirmed by the Committee, and were based on similar factors as those considered in establishing Mr. Cameron's salary.

    ANNUAL CASH INCENTIVE COMPENSATION. The Executive Annual Incentive Plan (the "Executive Plan") covers members of the Executive Management Committee (including Mr. Cameron) and is administered by the Committee. The Management Annual Incentive Plan (the "Management Plan") covers selected management executives who are not Executive Management Committee members and is administered by the Executive Management Committee. The Executive Plan and the Management Plan are collectively referred to as the "Annual Plans."

    The Annual Plans are designed to reward participants for the achievement of objective, measurable performance goals established to support USBC's strategic plan. The Annual Plans contemplate the establishment each year of target awards, performance components and related success factors and relative weights, performance goals and additional modifier goals within each component, and performance percentages for each component. Performance components may relate to performance by USBC and its subsidiaries as a whole or by a principal operating group, business unit, support unit, or project shared by two or more operating groups or units. For each performance component, based on the level of achievement for the related success factors, a performance percentage is determined ranging from 0% for performance below a specified threshold level, to a minimum value of not less than 50% for performance equal to the threshold level, to 100% for performance equal to a specified target level, to a maximum value for 1996 not to exceed 200%.

    The corporate performance targets established for 1996 under the Annual Plans by the USBC Board following the Committee's recommendation were based on budgeted performance criteria as follows: core operating expenses for the full year and fourth quarter, core operating income, and core earnings per share. In February 1997, the Committee determined that the level of attainment of the corporate performance targets corresponded to a 176.8% payout for target awards under the Annual Plans.

    The 1996 target award established under the Executive Plan for Mr. Cameron by the USBC Board in November 1995 pursuant to the Committee's recommendation was set at 60% of his 1996 base salary. An actual award of 106% of base salary was approved in February 1997 in light of Mr. Cameron's contribution to the level of attainment of USBC's corporate performance targets.

    With respect to other Executive Management Committee members, the Committee established target awards under the Executive Plan in March 1996 ranging from 35% to 50% of their 1996 base salaries. In February 1997, the Committee approved, with Board concurrence, Mr. Cameron's determination of levels of achievement of the performance components assigned to other Executive Management Committee members pursuant to authority delegated to Mr. Cameron, resulting in awards for 1996 ranging from 57% to 100% of 1996 base salaries. Additional cash incentive awards are granted under the Performance Cash Award Plan. In March 1996, the Committee approved awards under the Performance Cash Award Plan to members of the Executive Management Committee. The performance cash awards provide long term incentive cash payouts to be calculated pursuant to a formula based on a comparison of USBC's net income growth and return on equity over three years with that of comparably capitalized S&P Major Regional Banks. The awards are intended to provide a cash opportunity portion for long term incentive compensation payable upon achievement of preset strategic objectives.

    DECISIONS REGARDING STOCK-BASED INCENTIVE COMPENSATION. In March 1996, Mr. Cameron presented recommendations to the Committee with respect to stock-based awards to members of the Executive Management Committee under the USBC 1993 Stock Incentive Plan. After consideration of Mr. Cameron's recommendations, the Committee granted awards to each executive comprised of a combination of incentive and nonqualified stock options. In February 1997, Mr. Cameron presented recommendations to the Committee for additional options to the members of the Executive Management Committee under the USBC 1993 Stock Incentive Plan, and upon consideration of these recommendations, the Committee granted awards of incentive and nonqualified stock options to each member.

    The award of stock options encourages executive retention and motivates top executives to create additional equity value for shareholders by tying compensation to stock value. The size of individual grants, including grants to Mr. Cameron, were based upon a comparison to similar grants by peer institutions reflected in the market survey referred to above and the anticipated effect of the awards on USBC's ability to retain current executives and attract new talent. See "--Executive Compensation--Stock-Based Compensation."

                                          The Compensation Committee
                                          N. Stewart Rogers, Chairman
                                          Harry L. Bettis
                                          Robert L. Dryden
                                          John B. Fery
                                          Paul A. Redmond

                            STOCK PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total returns for the five-year period ended December 31, 1996, for the Common Stock, for the Standard & Poor's 500 composite stock index (the "S&P 500"), and for the S&P Major Regional Banks Index, in each case assuming investment of $100 at the close of business on the last trading day prior to January 1, 1992, and reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            U S BANCORP   BANKS (MAJOR REGIONAL)-500  S&P 500 INDEX
Dec-91            100.00                      100.00          100.00
12-1-92           121.73                      127.34          107.62
12-1-93           119.27                      135.00          118.46
12-1-94           112.11                      127.78          120.03
12-1-95           173.07                      201.20          166.13
12-1-96           238.49                      274.92          203.05

MEASUREMENT PERIOD                                                                             BANKS (MAJOR
(FISCAL YEAR COVERED)                                                       U. S. BANCORP      REGIONAL)-500    S&P 500 INDEX
------------------------------------------------------------------------  -----------------  -----------------  -------------
Dec. 91.................................................................            100                100              100
Dec. 92.................................................................            122                127              108
Dec. 93.................................................................            119                135              118
Dec. 94.................................................................            112                128              120
Dec. 95.................................................................            173                201              165
Dec. 96.................................................................            238                275              203

TRANSACTIONS WITH USBC

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Harry L. Bettis, Carolyn Silva Chambers, Franklin G. Drake, Robert L. Dryden, John B. Fery, Allen T. Noble, Paul A. Redmond, and N. Stewart Rogers were members of the Compensation Committee during 1996.

    During 1996, certain directors (including each member of the Compensation Committee) and executive officers of USBC, their associates, and members of their immediate families were customers of USBC and its subsidiary banks. It is expected that directors, executive officers, their associates, and members of their immediate families will continue to be customers of USBC and its subsidiary banks in the future. Generally, transactions between USBC or its subsidiary banks and executive officers and directors of USBC, their associates and family members are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. Loans to certain executive officers that were made on terms other than those summarized above are described below under "--Other Transactions."

    OTHER TRANSACTIONS. In connection with the relocation in 1989 of executive officer Phyllis J. Campbell to Seattle, Washington, USBC made a real estate loan to finance her purchase of a residence. The loan was made on the same terms as loans made to other USBC employees except the interest rate per annum was fixed at 7 1/4% for Ms. Campbell. Such interest rate would increase to 10 1/4% in the event of termination of her employment with USBC. The highest outstanding balance on Ms. Campbell's loan during 1996 and the balance at December 31, 1996, respectively, were $225,168 and $206,952.

    Eugene Bank Tower Associates Limited Partnership, a Washington limited partnership ("Eugene Tower Associates"), owns and leases the U. S. Bank Center in Eugene, Oregon. Ms. Chambers has an interest in a company which is a general partner in Eugene Tower Associates. U. S. Bank of Oregon made lease payments for space in the U. S. Bank Center totaling approximately of $830,000 during 1996.

    In connection with the Merger Agreement relating to the acquisition of Peoples Bancorporation ("Peoples") in 1987, USBC entered into a shareholder agreement with certain holders of the common stock of Peoples pursuant to which such holders agreed to vote in favor of the merger of Peoples with a USBC subsidiary. Pursuant to this agreement, USBC has agreed to afford such holders (the holders of approximately 8.4 million shares of USBC Common Stock listed as beneficially owned by Mr. Green under "OWNERSHIP OF USBC CAPITAL STOCK--Security Ownership of Certain Beneficial Owners" above) certain registration rights with respect to such shares of USBC Common Stock (as well as shares issued as a result of any change in capitalization) (the "Registrable Securities"). USBC is obligated, under certain circumstances and subject to specified terms and conditions, to use its best efforts to register for sale under the federal and state securities laws the Registrable Securities of such holders (and certain transferees). Such holders may make written requests of USBC, until December 22, 1997, to effect a registration for sale of at least 1,080,000 shares (as adjusted) of Registrable Securities. Holders of Registrable Securities are entitled to an aggregate of three such registrations. USBC has also agreed to permit such holders to include their Registrable Securities in certain other registrations of USBC Common Stock; under certain circumstances, any such registration would be counted against the holders' three registration opportunities. All expenses of such registration, other than underwriters' discounts and commissions applicable to the holders' Registrable Securities and fees and disbursements of the holders' counsel, will be paid by USBC. The agreement also contains certain indemnification provisions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16 of the Exchange Act ("Section 16") requires that reports of beneficial ownership of USBC Common Stock and USBC 8 1/8% Preferred Stock and changes in such ownership be filed with the Commission by Section 16 "reporting persons," including directors, certain officers, holders of more than 10% of the outstanding USBC Common Stock or USBC 8 1/8% Preferred Stock, and certain trusts of which reporting persons are trustees. USBC is required to disclose in this Joint Proxy Statement-Prospectus each reporting person whom it knows to have failed to file any required reports under Section 16 on a timely basis. Based solely upon a review of copies of Section 16 reports furnished to USBC and written statements confirming that no other reports were required, to USBC's knowledge, all Section 16 reporting requirements applicable to known reporting persons, except for one Form 4 report which was filed one day late by Mr. Green, were complied with during 1996.

                           SELECTION OF USBC AUDITORS

    The USBC Board has selected Deloitte & Touche LLP as independent auditors for 1997 or, if the Merger is consummated prior to December 31, 1997, for the period prior to the Effective Time. Deloitte & Touche LLP has examined the financial statements of USBC since January 1, 1969. It is expected that representatives of Deloitte & Touche LLP will be present at the USBC Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

    RECOMMENDATION BY THE USBC BOARD; VOTE REQUIRED. Although the selection of auditors is not required to be submitted to a vote of the shareholders, the USBC Board has decided to ask the USBC Shareholders to approve the selection and recommends that the USBC Shareholders vote FOR approval. If a majority of the shares of USBC Common Stock represented at the USBC Annual Meeting does not vote to approve the selection, the USBC Board will reconsider the selection.

                                 LEGAL OPINIONS

    The validity of the shares of New USBC Common Stock and New USBC 8 1/8% Preferred Stock offered hereby will be passed upon for FBS by Dorsey & Whitney LLP, Minneapolis, Minnesota.

    The Merger Agreement provides that, as a condition to FBS's obligation to consummate the Merger, FBS receive the opinion of Cleary, Gottlieb, Steen & Hamilton, special counsel to FBS, substantially to the effect that the Merger will qualify as a "reorganization" under Section 368(a) of the Code. The Merger Agreement also provides that, as a condition to USBC's obligation to consummate the Merger, USBC shall receive the opinion of Wachtell, Lipton, Rosen & Katz, special counsel to USBC, substantially to the effect that the Merger will qualify as a "reorganization" under Section 368(a) of the Code.

    Dorsey & Whitney LLP and certain of its members are indebted to and have other banking and trust relationships with certain banking subsidiaries of FBS.

                                    EXPERTS

    The consolidated financial statements of FBS as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 appearing in FBS's 1996 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements incorporated in this registration statement by reference from the 1996 USBC 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. The consolidated financial statements give retroactive effect to the 1995 merger of U. S. Bancorp and subsidiaries and West One Bancorp and subsidiaries, which has been accounted for as a pooling-of-interests. The consolidated statements of income, shareholders' equity, and cash flows of West One Bancorp and subsidiaries for the year ended December 31, 1994 (not presented separately in the 1996 USBC 10-K) were audited by Coopers & Lybrand L.L.P., independent auditors, as stated in their report, which is incorporated herein by reference from the 1996 USBC 10-K. Such reports are incorporated herein by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

    Representatives of Ernst & Young LLP are expected to be present at the FBS Special Meeting, and representatives of Deloitte & Touche LLP are expected to be present at the USBC Annual Meeting. In each case, such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

    FBS SHAREHOLDER PROPOSALS. In order to be eligible for inclusion in FBS's (or New USBC's) proxy solicitation materials for its 1998 annual meeting of shareholders, any shareholder proposal to be considered at such meeting must be received by FBS's Corporate Secretary, Lee R. Mitau, at FBS's main office, First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, no later than

November 18, 1997. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

    USBC SHAREHOLDER PROPOSALS. If the Merger is not consummated, in order to be eligible for inclusion in USBC's proxy solicitation materials for its 1998 annual meeting of shareholders, any shareholder proposal to be considered at such meeting must be received by USBC's Corporate Secretary Division, P. O. Box 2200, Portland, Oregon 97208-2200, no later than February 19, 1998. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                                 OTHER MATTERS

    As of the date of this Joint Proxy Statement-Prospectus, the FBS Board and the USBC Board know of no matters that will be presented for consideration at the FBS Special Meeting or the USBC Annual Meeting other than as described in this Joint Proxy Statement-Prospectus. If any other matters shall properly come before either shareholder meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of FBS and USBC.

                     MANAGEMENT AND ADDITIONAL INFORMATION

    Certain information relating to the management, executive compensation, various benefit plans (including stock plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to FBS is set forth in or incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1996 of FBS, which is incorporated by reference in this Joint Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." FBS Shareholders who wish to obtain copies thereof may contact FBS at its address or telephone number set forth under "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The Unaudited Pro Forma Condensed Combined Financial Information and accompanying notes reflect the application of the pooling-of-interests method of accounting. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of FBS and USBC are combined and recorded at their historical amounts.

    The following Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1997 and the Unaudited Pro Forma Condensed Combined Statements of Income for the three months ended March 31, 1997 and 1996 and for the three years ended December 31, 1996 combine the historical amounts of FBS and USBC after giving effect to certain adjustments described in the attached Notes to the Unaudited Pro Forma Condensed Combined Financial Information. The Unaudited Pro Forma Condensed Combined Financial Information present the combined results of operations of FBS and USBC as if the Merger had been effective at the beginning of each period.

    The Unaudited Pro Forma Information should be read in conjunction with the consolidated historical financial statements of FBS and USBC, including the respective notes thereto, which are incorporated by reference in the Joint Proxy Statement-Prospectus. The Unaudited Pro Forma Condensed Combined Financial Information presented is not necessarily indicative of the combined financial position or results of the future operations of the combined entity or the actual results that would have been achieved had the merger been consummated prior to the periods indicated.

                                     INDEX

                                                                                                                PAGE
                                                                                                                -----
Unaudited Pro Forma Condensed Combined Balance Sheet at March 31, 1997.....................................         111
Unaudited Pro Forma Condensed Combined Statement of Income:
    Three months ended March 31, 1997......................................................................         112
    Three months ended March 31, 1996......................................................................         113
    Year ended December 31, 1996...........................................................................         114
    Year ended December 31, 1995...........................................................................         115
    Year ended December 31, 1994...........................................................................         116
Notes to Unaudited Pro Forma Condensed Combined Financial Information......................................         117

                             MERGER OF FBS AND USBC

   UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 1997

                                                                                                       ADJUSTED
                                                                                                       PRO FORMA
(DOLLARS IN MILLIONS)                                               FBS       USBC      ADJUSTMENTS    COMBINED
---------------------------------------------------------------  ---------  ---------  -------------  -----------
ASSETS
Cash and due from banks........................................  $   2,483  $   1,945                  $   4,428
Federal funds sold and resale agreements.......................        585        517                      1,102
Trading account securities.....................................        105         87                        192
Available-for-sale securities..................................      3,373      3,060                      6,433
Held-to-maturity securities....................................         --        776                        776
Loans and leases...............................................     27,173     25,574                     52,747
Allowance for loans and leases.................................        512        481                        993
                                                                 ---------  ---------                 -----------
      Net loans................................................     26,661     25,093                     51,754
Bank premises and equipment....................................        393        617    $     (86)(C)        924
Customers' liability on acceptances............................        188        433                        621
Other assets...................................................      2,212      1,226          175(C)      3,613
                                                                 ---------  ---------        -----    -----------
      Total assets.............................................  $  36,000  $  33,754    $      89     $  69,843
                                                                 ---------  ---------        -----    -----------
                                                                 ---------  ---------        -----    -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits.......................................................  $  23,423  $  25,079                  $  48,502
Federal funds purchased and repurchase agreements..............      2,032      1,709                      3,741
Other short-term funds borrowed................................      1,762        824                      2,586
Long-term debt.................................................      4,257      1,950                      6,207
Company-obligated mandatorily redeemable preferred securities
  of subsidiary trust..........................................        300        300                        600
Acceptances outstanding........................................        188        433                        621
Other liabilities..............................................      1,037        677    $     539(C)      2,253
                                                                 ---------  ---------        -----    -----------
      Total liabilities........................................     32,999     30,972          539        64,510

Shareholders' equity:
Preferred stock................................................         --        150                        150
Common stock...................................................        177        741         (601)(D)        317
Capital surplus................................................      1,162        199          601(D)      1,962
Retained earnings..............................................      2,256      1,715         (450)(C)      3,521
Unrealized loss on securities, net of tax......................        (26)       (23)                       (49)
Less: treasury stock...........................................        568         --                        568
                                                                 ---------  ---------        -----    -----------
Shareholders' equity...........................................      3,001      2,782         (450)        5,333
                                                                 ---------  ---------        -----    -----------
Total liabilities and shareholders' equity.....................  $  36,000  $  33,754    $      89     $  69,843
                                                                 ---------  ---------        -----    -----------
                                                                 ---------  ---------        -----    -----------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Information

                             MERGER OF FBS AND USBC

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                               HISTORICAL
                                                                      ----------------------------    PRO FORMA
(IN MILLIONS, EXCEPT PER SHARE DATA)                                       FBS           USBC         COMBINED
--------------------------------------------------------------------  -------------  -------------  -------------
INTEREST INCOME
Loans...............................................................  $     2,339.3  $     2,221.2  $     4,560.5
Securities..........................................................          267.0          233.6          500.6
Other interest income...............................................           47.6           28.5           76.1
                                                                      -------------  -------------  -------------
    Total interest income...........................................        2,653.9        2,483.3        5,137.2
INTEREST EXPENSE
Deposits............................................................          673.1          768.2        1,441.3
Federal funds purchased, repurchase agreements and other
  borrowings........................................................          245.1          147.4          392.5
Long-term debt......................................................          202.7          101.1          303.8
                                                                      -------------  -------------  -------------
    Total interest expense..........................................        1,120.9        1,016.7        2,137.6
                                                                      -------------  -------------  -------------
Net interest income.................................................        1,533.0        1,466.6        2,999.6
Provision for credit losses.........................................          136.0          135.2          271.2
                                                                      -------------  -------------  -------------
Net interest income after provision for credit losses...............        1,397.0        1,331.4        2,728.4
NONINTEREST INCOME
Credit card fee revenue.............................................          292.6           59.7          352.3
Trust fees..........................................................          230.7           71.6          302.3
Service charges on deposit accounts.................................          141.5          197.4          338.9
Securities gains....................................................           15.0            5.8           20.8
Termination fee.....................................................          190.0             --          190.0
State income tax refund.............................................           65.0             --           65.0
Gain on sale of mortgage banking operations.........................           45.8             --           45.8
Equity investment income............................................             --           27.8           27.8
Gain on sale of operations and loans................................             --           25.6           25.6
Other...............................................................          205.1          197.3          402.4
                                                                      -------------  -------------  -------------
    Total noninterest income........................................        1,185.7          585.2        1,770.9
NONINTEREST EXPENSE
Salaries and benefits...............................................          570.6          615.2        1,185.8
Occupancy and equipment.............................................          187.5          200.5          388.0
Goodwill and other intangible assets................................          106.5           22.8          129.3
SAIF special assessment.............................................           51.0           10.3           61.3
Merger and restructuring............................................           69.9           18.2           88.1
Other...............................................................          402.6          307.8          710.4
                                                                      -------------  -------------  -------------
    Total noninterest expense.......................................        1,388.1        1,174.8        2,562.9
                                                                      -------------  -------------  -------------
Income from continuing operations before income taxes...............        1,194.6          741.8        1,936.4
Applicable income taxes.............................................          454.8          262.9          717.7
                                                                      -------------  -------------  -------------
Income from continuing operations...................................  $       739.8  $       478.9  $     1,218.7
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Income from continuing operations applicable to common equity.......  $       733.6  $       466.7  $     1,200.3
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
EARNINGS PER COMMON SHARE...........................................
Average common and common equivalent shares.........................    137,415,619    151,312,898    253,240,035
Income from continuing operations...................................  $        5.34  $        3.08  $        4.74
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Information

                             MERGER OF FBS AND USBC

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                            HISTORICAL
                                                                  ------------------------------     PRO FORMA
(IN MILLIONS, EXCEPT PER SHARE DATA)                                   FBS             USBC          COMBINED
----------------------------------------------------------------  --------------  --------------  ---------------
INTEREST INCOME
Loans...........................................................  $      2,273.4  $      2,116.9  $       4,390.3
Securities......................................................           237.2           249.9            487.1
Other interest income...........................................            34.6            25.7             60.3
                                                                  --------------  --------------  ---------------
    Total interest income.......................................         2,545.2         2,392.5          4,937.7

INTEREST EXPENSE
Deposits........................................................           706.7           710.0          1,416.7
Federal funds purchased, repurchase agreements and other
  borrowings....................................................           208.3           199.7            408.0
Long-term debt..................................................           190.0            83.4            273.4
                                                                  --------------  --------------  ---------------
    Total interest expense......................................         1,105.0           993.1          2,098.1
                                                                  --------------  --------------  ---------------
Net interest income.............................................         1,440.2         1,399.4          2,839.6
Provision for credit losses.....................................           115.0           124.1            239.1
                                                                  --------------  --------------  ---------------
Net interest income after provision for credit losses...........         1,325.2         1,275.3          2,600.5

NONINTEREST INCOME
Credit card fee revenue.........................................           232.7            73.4            306.1
Trust fees......................................................           175.3            65.8            241.1
Service charges on deposit accounts.............................           123.7           189.5            313.2
Securities gains................................................             --              3.0              3.0
Gain on sale of branches........................................            31.0              --             31.0
Gain on sale of operations and loans............................             --              8.9              8.9
Equity investment income                                                     --              3.2              3.2
Other...........................................................           220.4           180.9            401.3
                                                                  --------------  --------------  ---------------
    Total noninterest income....................................           783.1           524.7          1,307.8

NONINTEREST EXPENSE
Salaries and benefits...........................................           537.4           602.1          1,139.5
Occupancy and equipment.........................................           192.8           212.8            405.6
Goodwill and other intangible assets............................            57.1            16.6             73.7
Merger and restructuring........................................             --             98.9             98.9
Other...........................................................           418.6           360.4            779.0
                                                                  --------------  --------------  ---------------
    Total noninterest expense...................................         1,205.9         1,290.8          2,496.7
                                                                  --------------  --------------  ---------------
Income from continuing operations before income taxes...........           902.4           509.2          1,411.6
Applicable income taxes.........................................           334.3           180.2            514.5
                                                                  --------------  --------------  ---------------
Income from continuing operations...............................  $        568.1  $        329.0  $         897.1
                                                                  --------------  --------------  ---------------
                                                                  --------------  --------------  ---------------
Income from continuing operations applicable to common equity...  $        560.6  $        316.8  $         877.4
                                                                  --------------  --------------  ---------------
                                                                  --------------  --------------  ---------------

EARNINGS PER COMMON SHARE
Average common and common equivalent shares.....................    133,936,030      151,554,000      250,100,100
Income from continuing operations...............................  $         4.19  $         2.09  $          3.51
                                                                  --------------  --------------  ---------------
                                                                  --------------  --------------  ---------------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Information

                             MERGER OF FBS AND USBC

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                            HISTORICAL
                                                                  ------------------------------    PRO FORMA
(IN MILLIONS, EXCEPT PER SHARE DATA)                                   FBS             USBC          COMBINED
----------------------------------------------------------------  --------------  --------------  --------------
INTEREST INCOME
Loans...........................................................  $      1,914.7  $      1,786.4  $      3,701.1
Securities......................................................           339.9           263.2           603.1
Other interest income...........................................            33.5            24.8            58.3
                                                                  --------------  --------------  --------------
    Total interest income.......................................         2,288.1         2,074.4         4,362.5
INTEREST EXPENSE
Deposits........................................................           597.3           523.8         1,121.1
Federal funds purchased, repurchase agreements and other
  borrowings....................................................           123.5           135.6           259.1
Long-term debt..................................................           147.9            79.3           227.2
                                                                  --------------  --------------  --------------
    Total interest expense......................................           868.7           738.7         1,607.4
                                                                  --------------  --------------  --------------
Net interest income.............................................         1,419.4         1,335.7         2,755.1
Provision for credit losses.....................................           123.6           120.1           243.7
                                                                  --------------  --------------  --------------
Net interest income after provision for credit losses...........         1,295.8         1,215.6         2,511.4
NONINTEREST INCOME
Credit card fee revenue.........................................           179.0            73.3           252.3
Trust fees......................................................           159.2            65.3           224.5
Service charges on deposit accounts.............................           127.3           191.6           318.9
Securities losses...............................................          (115.0)           (9.2)         (124.2)
Gain on sales of operations and loans...........................             --             62.9            62.9
Equity investment loss..........................................             --             (5.4)           (5.4)
Other...........................................................           208.4           174.2           382.6
                                                                  --------------  --------------  --------------
    Total noninterest income....................................           558.9           552.7         1,111.6
NONINTEREST EXPENSE
Salaries and benefits...........................................           556.4           646.2         1,202.6
Occupancy and equipment.........................................           192.1           227.4           419.5
Goodwill and other intangible assets............................            50.4            16.0            66.4
Merger and restructuring........................................           125.3           100.0           225.3
Other...........................................................           425.2           415.5           840.7
                                                                  --------------  --------------  --------------
    Total noninterest expense...................................         1,349.4         1,405.1         2,754.5
                                                                  --------------  --------------  --------------
Income from continuing operations before income taxes...........           505.3           363.2           868.5
Applicable income taxes.........................................           191.8           108.5           300.3
                                                                  --------------  --------------  --------------
Income from continuing operations...............................  $        313.5  $        254.7  $        568.2
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
Income from continuing operations applicable to common equity...  $        300.9  $        242.5  $        543.4
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
EARNINGS PER COMMON SHARE
Average common and common equivalent shares.....................     136,274,991    151,391,600      251,859,146
Income from continuing operations...............................  $         2.21  $         1.60  $         2.16
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Information

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION

NOTE A:  MERGERS AND ACQUISITIONS

    On February 16, 1996, FBS completed its acquisition of Omaha-based FirsTier Financial Inc. ("FirsTier"), a regional financial services holding company based in Omaha, Nebraska, with $3.7 billion in assets and $2.9 billion in deposits. The acquisition was accounted for under the purchase method of accounting.

    On June 6, 1996, USBC acquired California Bancshares, Inc., a $1.6 billion bank holding company headquartered in the San Francisco East Bay Area, in a transaction accounted for as a purchase.

NOTE B:  BASIS OF PRESENTATION

    The unaudited pro forma financial information has been prepared under the pooling-of-interests method of accounting and is based on the historical consolidated financial statements of FBS and USBC. Certain amounts in the historical financial statements of USBC have been reclassified to conform with FBS's historical financial statement presentation.

    The pro forma adjustments represent management's best estimate based on available information at this time. These adjustments may change as additional information becomes available.

NOTE C:  MERGER AND INTEGRATION COSTS

    In connection with the merger, New USBC expects to incur pre-tax merger-related costs of $625 million ($450 million after tax), $450 million of which is expected to occur at closing with the remaining $175 million to be incurred within a year. The costs are expected to include: $270 million in severance and retention, $190 million in conversion costs (primarily system development and production costs, and customer forms and communication costs), $40 million in occupancy expenses (primarily lease exit costs) and $39 million in other merger costs (principally legal and investment banking fees). These costs also include an $86 million write down of duplicate facilities and other capitalized assets.

    These amounts, including the related tax effect of $175 million, have been reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1997 and are not reflected in the Unaudited Pro Forma Condensed Combined Statements of Income as they are not expected to have a continuing impact on New USBC. These amounts will be recorded in the financial statements in accordance with generally accepted accounting principles.

NOTE D:  SHAREHOLDERS' EQUITY

    In conjunction with the transaction, FBS will exchange 0.755 shares of FBS Common Stock for each share of common stock of USBC. USBC had 148,175,994 shares of common stock outstanding as of March 31, 1997. The common stock in the Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the par value of FBS Common Stock to be issued, with a related adjustment to capital surplus. Pro forma combined retained earnings reflects the adjustments for anticipated merger-related costs as discussed above.

NOTE E:  OPERATING COST SAVINGS

    FBS expects to achieve $340 million of pre-tax operating cost savings through reductions in staff, consolidation of data processing and back office operations, and elimination of certain duplicate or excess office facilities. Approximately $220 million, or 65 percent, of the operating cost savings are expected to be

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION

NOTE E: OPERATING COST SAVINGS (CONTINUED) achieved by the end of 1998 with the remainder achieved in 1999. No adjustment has been included in the unaudited pro forma condensed financial information for the anticipated operating cost savings. There can be no assurance that anticipated operating cost savings will be achieved in the amounts or at the times anticipated.

NOTE F:  EARNINGS PER SHARE

    The pro forma combined earnings per common share data is computed based on the average number of outstanding shares and common equivalent shares of FBS, and the average number of outstanding shares and common equivalent shares of USBC adjusted for the exchange ratio, for each period presented.

    The historical earnings per common share for USBC was based on the average number of common shares outstanding. The impact of common share equivalents, such as stock options, and other potentially dilutive securities, is not material; therefore, they were not included in the historical USBC calculations. The following table summarizes USBC average common shares and USBC average common shares and common equivalent shares.

                                                                                     USBC AVERAGE COMMON AND
                                               USBC AVERAGE COMMON SHARES            COMMON EQUIVALENT SHARES
                                          ------------------------------------  ----------------------------------
March 31, 1997..........................                147,934,580                          150,500,227
March 31, 1996..........................                150,814,519                          152,627,808
December 31, 1996.......................                151,312,898                          153,409,823
December 31, 1995.......................                151,554,000                          153,859,695
December 31, 1994.......................                151,391,600                          153,091,596

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                                  U.S. BANCORP
                                      AND
                            FIRST BANK SYSTEM, INC.
                           DATED AS OF MARCH 19, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                         PAGE
                                                                                                                       ---------
ARTICLE I CERTAIN DEFINITIONS........................................................................................        A-4
           1.01.      CERTAIN DEFINITIONS............................................................................        A-4

ARTICLE II THE MERGER; EFFECTS OF THE MERGER.........................................................................        A-7
           2.01.      THE MERGER.....................................................................................        A-7
           2.02.      EFFECTIVE DATE AND EFFECTIVE TIME..............................................................        A-8
           2.03.      AMENDMENT OF FBS CERTIFICATE; CERTIFICATE OF DESIGNATIONS......................................        A-8
           2.04.      TAX CONSEQUENCES...............................................................................        A-8
           2.05.      ACCOUNTING TREATMENT...........................................................................        A-8

ARTICLE III MERGER CONSIDERATION; EXCHANGE PROCEDURES................................................................        A-9
           3.01.      MERGER CONSIDERATION...........................................................................        A-9
           3.02.      RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS........................................................        A-9
           3.03.      FRACTIONAL SHARES..............................................................................        A-9
           3.04.      EXCHANGE PROCEDURES............................................................................        A-9
           3.05.      ANTI-DILUTION PROVISIONS.......................................................................       A-10
           3.06.      OPTIONS........................................................................................       A-10

ARTICLE IV ACTIONS PENDING MERGER....................................................................................       A-11
           4.01.      ORDINARY COURSE................................................................................       A-11
           4.02.      CAPITAL STOCK..................................................................................       A-11
           4.03.      DIVIDENDS, ETC.................................................................................       A-11
           4.04.      COMPENSATION; EMPLOYMENT AGREEMENTS; ETC.......................................................       A-11
           4.05.      BENEFIT PLANS..................................................................................       A-12
           4.06.      ACQUISITIONS AND DISPOSITIONS..................................................................       A-12
           4.07.      AMENDMENTS.....................................................................................       A-12
           4.08.      ACCOUNTING METHODS.............................................................................       A-12
           4.09.      CONTRACTS......................................................................................       A-12
           4.10.      CLAIMS.........................................................................................       A-12
           4.11.      ADVERSE ACTIONS................................................................................       A-12
           4.12.      RISK MANAGEMENT................................................................................       A-12
           4.13.      AGREEMENTS.....................................................................................       A-12

ARTICLE V REPRESENTATIONS AND WARRANTIES.............................................................................       A-13
           5.01.      DISCLOSURE SCHEDULES...........................................................................       A-13
           5.02.      STANDARD.......................................................................................       A-13
           5.03.      REPRESENTATIONS AND WARRANTIES.................................................................       A-13

ARTICLE VI COVENANTS.................................................................................................       A-20
           6.01.      BEST EFFORTS...................................................................................       A-20
           6.02.      STOCKHOLDER APPROVALS..........................................................................       A-20
           6.03.      REGISTRATION STATEMENT.........................................................................       A-20
           6.04.      PRESS RELEASES.................................................................................       A-21
           6.05.      ACCESS; INFORMATION............................................................................       A-21

                                                                                                                         PAGE
                                                                                                                       ---------
           6.06.      ACQUISITION PROPOSALS..........................................................................       A-21
           6.07.      AFFILIATE AGREEMENTS...........................................................................       A-21
           6.08.      TAKEOVER LAWS..................................................................................       A-22
           6.09.      NO RIGHTS TRIGGERED............................................................................       A-22
           6.10.      SHARES LISTED..................................................................................       A-22
           6.11.      REGULATORY APPLICATIONS........................................................................       A-22
           6.12.      INDEMNIFICATION................................................................................       A-23
           6.13.      SEVERANCE AND BENEFIT PLANS....................................................................       A-24
           6.14.      ACCOUNTANTS' LETTERS...........................................................................       A-25
           6.15.      CERTAIN DIRECTOR AND OFFICER POSITIONS.........................................................       A-25
           6.16.      CHARITABLE CONTRIBUTIONS.......................................................................       A-26
           6.17.      COORDINATION OF DIVIDENDS......................................................................       A-26
           6.18.      NOTIFICATION OF CERTAIN MATTERS................................................................       A-26

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER.................................................................       A-26
           7.01.      STOCKHOLDER VOTE...............................................................................       A-26
           7.02.      REGULATORY APPROVALS...........................................................................       A-26
           7.03.      THIRD PARTY CONSENTS...........................................................................       A-26
           7.04.      NO INJUNCTION, ETC.............................................................................       A-26
           7.05.      ACCOUNTING TREATMENT...........................................................................       A-26
           7.06.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF FBS...............................................       A-26
           7.07.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF USBC..............................................       A-27
           7.08.      EFFECTIVE REGISTRATION STATEMENT...............................................................       A-27
           7.09.      TAX OPINION....................................................................................       A-27
           7.10.      CERTIFICATE OF DESIGNATIONS....................................................................       A-27
           7.11.      NYSE LISTING...................................................................................       A-27

ARTICLE VIII TERMINATION.............................................................................................       A-28
           8.01.      TERMINATION....................................................................................       A-28
           8.02.      EFFECT OF TERMINATION AND ABANDONMENT..........................................................       A-28
           8.03.      TERMINATION EXPENSES...........................................................................       A-28

ARTICLE IX MISCELLANEOUS.............................................................................................       A-29
           9.01.      SURVIVAL.......................................................................................       A-29
           9.02.      WAIVER; AMENDMENT..............................................................................       A-29
           9.03.      COUNTERPARTS...................................................................................       A-29
           9.04.      GOVERNING LAW..................................................................................       A-29
           9.05.      EXPENSES.......................................................................................       A-29
           9.06.      NOTICES........................................................................................       A-29
           9.07.      ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES.............................................       A-30
           9.08.      INTERPRETATION.................................................................................       A-30

    AGREEMENT AND PLAN OF MERGER, dated as of March 19, 1997 (this "AGREEMENT"), by and between U.S. Bancorp, an Oregon corporation ("USBC"), and First Bank System, Inc., a Delaware corporation ("FBS").

                                  WITNESSETH:

    WHEREAS, the Boards of Directors of USBC and FBS have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein in which USBC will, subject to the terms and conditions set forth herein, merge (the "MERGER") with and into FBS, so that FBS is the surviving corporation in the Merger; and

    WHEREAS, as a condition and inducement to FBS's willingness to enter into this Agreement and the FBS Option Agreement (as defined below), in no event later than 6:00 a.m. New York City time on March 20, 1997, FBS and USBC are entering into the USBC Stock Option Agreement (the "USBC OPTION AGREEMENT") in substantially the form attached hereto as Exhibit A, pursuant to which USBC will grant FBS an option exercisable upon the occurrence of certain events; and

    WHEREAS, as a condition and inducement to USBC's willingness to enter into this Agreement and the USBC Option Agreement, in no event later than 6:00 a.m. New York City time on March 20, 1997, FBS and USBC are entering into the FBS Stock Option Agreement (the "FBS OPTION AGREEMENT") in substantially the form attached hereto as Exhibit B, pursuant to which FBS will grant USBC an option exercisable upon the occurrence of certain events; and

    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

    1.01. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

    "AGREEMENT" shall have the meaning set forth in the recitals to this Agreement.

    "BOARD SIZE AMENDMENT" shall mean the amendments to the FBS Certificate contemplated by Section 2.03(c).

    "CERTIFICATE OF DESIGNATIONS" shall have the meaning set forth in Section 2.03(d).

    "CHANGE OF CONTROL AGREEMENTS" shall have the meaning set forth in Section 6.13(c).

    "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    "COMPENSATION AND BENEFIT PLANS" shall have the meaning set forth in Section 5.03(l).

    "CONFIDENTIALITY AGREEMENT" shall mean that certain confidentiality agreement, dated March 11, 1997, by and between USBC and FBS.

    "COSTS" shall have the meaning set forth in Section 6.12(a).

    "DGCL" shall have the meaning set forth in Section 2.01(b).

    "DISCLOSURE SCHEDULE" shall have the meaning set forth in Section 5.01.

    "EFFECTIVE DATE" shall have the meaning set forth in Section 2.02.

    "EFFECTIVE TIME" shall have the meaning set forth in Section 2.02.

    "EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in Section
6.13(a).

    "ENVIRONMENTAL LAWS" shall have the meaning set forth in Section 5.03(o).

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA AFFILIATE" shall have the meaning set forth in Section 5.03(l).

    "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

    "EXCHANGE AGENT" shall have the meaning set forth in Section 3.04(a).

    "EXCHANGE FUND" shall have the meaning set forth in Section 3.04(a).

    "EXCHANGE RATIO" shall have the meaning set forth in Section 3.01(a).

    "FBS" shall have the meaning set forth in the recitals to this Agreement.

    "FBS AFFILIATE" shall have the meaning set forth in Section 6.07(a).

    "FBS BOARD" shall mean the Board of Directors of FBS.

    "FBS CERTIFICATE" shall mean the Restated Certificate of Incorporation of FBS.

    "FBS COMMON STOCK" shall have the meaning set forth in Section 3.01(a).

    "FBS MEETING" shall have the meaning set forth in Section 6.02.

    "FBS OPTION AGREEMENT" shall have the meaning set forth in the recitals to this Agreement.

    "FBS PREFERRED STOCK" shall mean FBS Series 1990A Preferred Stock and New FBS Preferred Stock.

    "FBS SERIES 1990A PREFERRED STOCK" shall mean the Adjustable Rate Cumulative Preferred Stock Series 1990A, liquidation value $100,000 per share, of FBS.

    "FBS STOCK" shall mean FBS Common Stock and FBS Preferred Stock.

    "FDIC" shall mean the Federal Deposit Insurance Corporation.

    "FEDERAL RESERVE BOARD" shall mean the Board of Governors of the Federal Reserve System.

    "FORMER USBC DIRECTORS" shall have the meaning set forth in Section 6.15(a).

    "INDEMNIFIED PARTY" shall have the meaning set forth in Section 6.12(a).

    "INSURANCE AMOUNT" shall have the meaning set forth in Section 6.12(b).

    "JOINT PROXY STATEMENT" shall have the meaning set forth in Section 6.03.

    "LIENS" shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

    "MATERIAL ADVERSE EFFECT" shall mean with respect to USBC, FBS or the Surviving Corporation any effect that (i) is material and adverse to the financial position, results of operations or business of USBC and its Subsidiaries taken as a whole, FBS and its Subsidiaries taken as a whole, or the Surviving Corporation and its Subsidiaries taken as a whole, respectively, or
(ii) would materially impair the ability of either USBC or FBS to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) actions or omissions of USBC or FBS taken with the prior written consent of FBS or USBC, as applicable, in contemplation of the transactions contemplated hereby, and (d) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles.

    "MEETING" shall have the meaning set forth in Section 6.02.

    "MERGER" shall have the meaning set forth in the recitals to this Agreement and in Section 2.01(a).

    "MERGER CONSIDERATION" shall have the meaning set forth in Section 2.01(a).

    "MULTIEMPLOYER PLANS" shall have the meaning set forth in Section 5.03(l).

    "NASDAQ" shall mean The Nasdaq Stock Market, Inc.'s National Market System.

    "NEW CERTIFICATES" shall have the meaning set forth in Section 3.04(a).

    "NEW FBS PREFERRED STOCK" shall have the meaning set forth in Section
3.01(b).

    "NYSE" shall mean the New York Stock Exchange, Inc.

    "OBCA" shall have the meaning set forth in Section 2.01(b).

    "OCC" shall mean the Office of the Comptroller of the Currency.

    "OLD CERTIFICATES" shall have the meaning set forth in Section 3.04(a).

    "OTS" shall mean the Office of Thrift Supervision.

    "PERSON" or "PERSON" shall mean any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

    "PENSION PLAN" shall have the meaning set forth in Section 5.03(l).

    "PLANS" shall have the meaning set forth in Section 5.03(l).

    "PREVIOUSLY DISCLOSED" by a party shall mean information set forth in its Disclosure Schedule.

    "REGISTRATION STATEMENT" shall have the meaning set forth in Section 6.03.

    "REGULATORY AUTHORITIES" shall have the meaning set forth in Section
5.03(h).

    "REPRESENTATIVES" of a party shall mean such party's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

    "RIGHTS" shall mean, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

    "SEC" shall mean the Securities and Exchange Commission.

    "SEC DOCUMENTS" shall have the meaning set forth in Section 5.03(g).

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

    "SUBSIDIARY" and "SIGNIFICANT SUBSIDIARY" shall have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

    "SURVIVING CORPORATION" shall have the meaning set forth in Section 2.01(a).

    "TAKEOVER LAWS" shall have the meaning set forth in Section 5.03(n).

    "TAKEOVER PROPOSAL" shall mean, with respect to any person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving USBC or FBS or any of their Significant Subsidiaries, respectively, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, USBC or FBS or any of its respective Significant Subsidiaries other than the transactions contemplated by this Agreement and, in the case of USBC, the USBC Option Agreement, and, in the case of FBS, the FBS Option Agreement.

    "TAXES" shall mean all taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

    "TAX RETURNS" shall have the meaning set forth in Section 5.03(p).

    "TREASURY SHARES" shall mean shares of USBC Stock held by USBC or any of its Subsidiaries or by FBS or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

    "USBC" shall have the meaning set forth in the recitals to this Agreement.

    "USBC AFFILIATE" shall have the meaning set forth in Section 6.07(a).

    "USBC ARTICLES" shall mean the Restated Articles of Incorporation of USBC.

    "USBC BOARD" shall mean the Board of Directors of USBC.

    "USBC COMMON STOCK" shall have the meaning set forth in Section 3.01(a).

    "USBC MEETING" shall have the meaning set forth in Section 6.02.

    "USBC OPTION AGREEMENT" shall have the meaning set forth in the recitals to this Agreement.

    "USBC PREFERRED STOCK" shall have the meaning set forth in Section 3.01(b).

    "USBC STOCK" shall mean USBC Common Stock and USBC Preferred Stock.

    "USBC STOCK OPTION" shall have the meaning set forth in Section 3.06.

                                   ARTICLE II
                       THE MERGER; EFFECTS OF THE MERGER

    2.01. THE MERGER. (a) THE SURVIVING CORPORATION. At the Effective Time, USBC shall merge with and into FBS (the "MERGER"), the separate corporate existence of USBC shall cease and FBS shall survive and continue to exist as a Delaware corporation (FBS, as the surviving corporation in the Merger, sometimes being referred to herein as the "SURVIVING CORPORATION"). FBS may at any time prior to the Effective Time change the method of effecting the combination with USBC (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be desirable, including, without limitation, to provide for a merger of USBC directly with or into a wholly-owned subsidiary of FBS, in which either USBC or such subsidiary is the surviving corporation; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of USBC Stock as provided for in this Agreement (the "MERGER CONSIDERATION"), (ii) adversely affect the tax treatment of USBC's stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

    (b) EFFECTIVENESS AND EFFECTS OF THE MERGER. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the occurrence of both (i) the filing in the office of the Secretary of State of Oregon of articles of merger in accordance with Section 60.494 of the Oregon Business Corporation Act (the "OBCA") and (ii) the filing in the office of the Secretary of State of the State of Delaware of a certificate of merger in accordance with Section 252 of the Delaware General Corporation Law (the "DGCL"), or such later date and time as may be set forth in such articles and certificate. The Merger shall have the effects prescribed in the OBCA and in the DGCL.

    (c) CERTIFICATE OF INCORPORATION AND BY-LAWS. Subject to Section 2.03, the certificate of incorporation and by-laws of the Surviving Corporation shall be those of FBS, as in effect immediately prior to the Effective Time.

    (d) NAME. Effective immediately upon the consummation of the Merger, the name of FBS shall be U.S. Bancorp.

    2.02. EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement, the parties shall cause the effective date of the Merger (the "EFFECTIVE DATE") to occur on (i) the third business day to occur after the last of the conditions set forth in Sections 7.01, 7.02, 7.03 and 7.11 shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of FBS, on the last business day of the month in which such day occurs) or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "EFFECTIVE TIME."

    2.03. AMENDMENT OF FBS CERTIFICATE; CERTIFICATE OF DESIGNATIONS. (a) At the Effective Time, Article First of the FBS Certificate shall be amended to read in its entirety as follows: "The name of this corporation is U.S. Bancorp."

    (b) At the Effective Time, the first sentence of Article Fourth of the FBS Certificate shall be amended to read in its entirety as follows: "The total number of shares of all classes of stock which FBS shall have the authority to issue is 510,000,000, consisting of 10,000,000 shares of Preferred Stock of the par value of $1.00 each and 500,000,000 shares of Common Stock of the par value of $1.25 each."

    (c) Subject to the provisions of Section 6.15(c), at the Effective Time, (i) the first sentence of Article Sixth of the FBS Certificate shall be amended to replace the words "nor more than twenty-four (24)" with the words "nor more than thirty (30)" and (ii) the final sentence of Article Sixth of the FBS Certificate shall be amended to read in its entirety as follows: "Notwithstanding any other provisions of this Amended Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding that a lesser percentage may be specified by law), the provisions of this Article Sixth may not be amended or repealed (except an amendment hereto to reduce the maximum number of directors of the Corporation to not less than the greater of (A) the number of directors then in office and (B) twenty-four (24)) unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article Sixth as a single class."

    (d) At or prior to the Effective Time, FBS shall file a certificate of designations pursuant to Section 151 of the DGCL fixing the preferences, limitations and relative rights of the New FBS Preferred Stock, shares of which are to be issued in the Merger pursuant to Section 3.01(b), in a form mutually acceptable to FBS and USBC (the "CERTIFICATE OF DESIGNATIONS").

    2.04. TAX CONSEQUENCES. It is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Code.

    2.05. ACCOUNTING TREATMENT. It is intended that the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles.

                                  ARTICLE III
                   MERGER CONSIDERATION; EXCHANGE PROCEDURES

    3.01. MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

    (a) OUTSTANDING USBC COMMON STOCK. Each share, excluding Treasury Shares, of the common stock, par value $5.00 per share, of USBC (the "USBC COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive 0.755 shares (subject to possible adjustment as set forth in Section 3.05, the "EXCHANGE RATIO") of the common stock, par value $1.25 per share, of FBS ("FBS COMMON STOCK").

    (b) OUTSTANDING USBC PREFERRED STOCK. Each share of USBC 8 1/8% Cumulative Preferred Stock, Series A, without par value, liquidation preference $25 per share (the "USBC PREFERRED STOCK"), excluding any Treasury Shares, issued and outstanding immediately prior to the Effective Time, shall become and be converted into one share of a new series of preferred stock of FBS ("NEW FBS PREFERRED STOCK") having terms (to be set forth in the Certificate of Designations) substantially identical to those of the USBC Preferred Stock.

    (c) OUTSTANDING FBS COMMON STOCK. Each share of FBS Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.

    (d) TREASURY SHARES. Each of the shares of USBC Stock held as Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

    3.02. RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of USBC Stock shall cease to be, and shall have no rights as, stockholders of USBC, other than to receive any dividend or other distribution with respect to such USBC Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of USBC or the Surviving Corporation of shares of USBC Stock.

    3.03. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of FBS Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, FBS shall pay to each holder of USBC Common Stock who would otherwise be entitled to a fractional share of FBS Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of FBS Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

    3.04. EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, FBS shall deposit, or shall cause to be deposited, with a bank or trust company which may be a Subsidiary of FBS (the "EXCHANGE AGENT"), for the benefit of the holders of certificates formerly representing shares of USBC Common Stock ("OLD CERTIFICATES"), for exchange in accordance with this Article III, certificates representing the shares of FBS Common Stock ("NEW CERTIFICATES") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "EXCHANGE FUND") to be paid pursuant to this Article III in exchange for outstanding shares of USBC Common Stock. Certificates evidencing shares of USBC Preferred Stock will remain outstanding and will represent the shares of New FBS Preferred Stock into which such shares of USBC Preferred Stock are converted on the Effective Date.

    (b) As promptly as practicable after the Effective Date, FBS shall send or cause to be sent to each former holder of record of shares (other than Treasury Shares) of USBC Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. FBS shall cause the New Certificates into which shares of a stockholder's USBC Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of USBC Common Stock (or indemnity reasonably satisfactory to FBS and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

    (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of USBC Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (d) No dividends or other distributions with respect to FBS Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of USBC Common Stock converted in the Merger into the right to receive shares of such FBS Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with this Article III, and no such shares of FBS Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with this
Article III. After becoming so entitled in accordance with this Article III, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FBS Common Stock such holder had the right to receive upon surrender of the Old Certificate.

    (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of USBC for twelve months after the Effective Time shall be paid to FBS. Any stockholders of USBC who have not theretofore complied with this
Article III shall thereafter look only to FBS for payment of the shares of FBS Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the FBS Common Stock deliverable in respect of each share of USBC Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

    3.05. ANTI-DILUTION PROVISIONS. In the event FBS changes (or establishes a record date for changing) the number of shares of FBS Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding FBS Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

    3.06. OPTIONS. At the Effective Time, all employee and director stock options to purchase shares of USBC Common Stock (each, a "USBC STOCK OPTION"), which are then outstanding and unexercised, shall cease to represent a right to acquire shares of USBC Common Stock and shall be converted automatically into options to purchase shares of FBS Common Stock, and FBS shall assume each such USBC Stock Option subject to the terms thereof, including but not limited to the accelerated vesting of such options which shall occur in connection with and by virtue of the Merger as and to the extent required by the plans and agreements governing such USBC Stock Options; PROVIDED, HOWEVER, that from and after the Effective Time, (i) the number of shares of FBS Common Stock purchasable upon exercise of such USBC Stock Option shall be equal to the number of shares of USBC Common Stock that were purchasable under such USBC Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole share, and (ii) the per share exercise price under each such USBC Stock Option shall be adjusted by dividing the per share exercise price of each such USBC Stock Option by the

Exchange Ratio, and rounding down to the nearest cent. The terms of each USBC Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to FBS Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, each USBC Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded down to the nearest cent.

                                   ARTICLE IV
                             ACTIONS PENDING MERGER

    From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, the FBS Option Agreement or the USBC Option Agreement, (i) without the prior written consent of FBS, USBC will not, and will cause each of its Subsidiaries not to, and (ii) without the prior written consent of USBC (which consent shall not be unreasonably withheld or delayed) FBS will not, and will cause each of its Subsidiaries not to:

    4.01. ORDINARY COURSE. Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would adversely affect its ability to perform any of its material obligations under this Agreement.

    4.02. CAPITAL STOCK. In the case of USBC, other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights. Without limiting the foregoing, USBC will not issue or agree to issue any shares of capital stock or Rights under USBC's 1997 Amended and Restated Non-Employee Director Stock Incentive and Deferral Plan or USBC's 1997 Employee Stock Purchase Plan.

    4.03. DIVIDENDS, ETC. (a) Subject to the provisions of Section 6.17, make, declare, pay or set aside for payment any dividend (other than (i) in the case of USBC, (A) quarterly cash dividends on USBC Common Stock in an amount not to exceed $0.31 per share paid with record and payment dates consistent with past practice, (B) dividends payable on USBC Preferred Stock at a rate not exceeding the rate provided for in the terms thereof, and (C) dividends from 99% owned Subsidiaries to USBC or another 99% owned Subsidiary of USBC, as applicable, and
(ii) in the case of FBS, quarterly cash dividends on FBS Common Stock not in excess of $0.465 per share (paid with record and payment dates consistent with past practice) and dividends from Subsidiaries to FBS or another Subsidiary of FBS, as applicable) on or in respect of, or declare or make any distribution on any shares of its capital stock or (b) except to the extent required to do so under its existing Compensation and Benefit Plans, directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock other than as Previously Disclosed.

    4.04. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. In the case of USBC and its Subsidiaries, enter into or amend any written employment, consulting, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes as are provided for herein or as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and, if material, Previously Disclosed, or (iv) for additional grants of awards to newly hired employees consistent with past practice.

    4.05. BENEFIT PLANS. In the case of USBC and its Subsidiaries, enter into or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and, if material, Previously Disclosed) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

    4.06. ACQUISITIONS AND DISPOSITIONS. In the case of USBC, except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any portion of its assets, business or properties, which is material to it and its Subsidiaries taken as a whole, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business or properties of any other entity which is material to it and its Subsidiaries taken as a whole. FBS will not, and will cause its Subsidiaries not to, make any acquisition or take any other action which would materially adversely affect its ability to consummate the transactions contemplated by this Agreement.

    4.07. AMENDMENTS. In the case of USBC, amend the USBC Articles or its by-laws.

    4.08. ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

    4.09. CONTRACTS. In the case of USBC and its Subsidiaries, except in the ordinary course of business consistent with past practice, enter into or terminate any material contract, agreement or lease, or amend or modify in a material respect any of its existing material contracts, agreements or leases.

    4.10. CLAIMS. In the case of USBC and its Subsidiaries, except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding involving money damages that is material to it and its Subsidiaries, taken as a whole.

    4.11. ADVERSE ACTIONS. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying
(i) for "pooling-of-interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law; PROVIDED, HOWEVER, that nothing contained herein shall limit the ability of FBS or USBC to exercise its rights under the USBC Option Agreement or the FBS Option Agreement, as the case may be.

    4.12.  RISK MANAGEMENT.  Except as required by applicable law or regulation,
(a) implement or adopt any material change in its interest rate risk management policies, procedures or practices; (b) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (c) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

    4.13.  AGREEMENTS.  Agree or commit to do anything prohibited by Sections
4.01 through 4.12.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

    5.01. DISCLOSURE SCHEDULES. On or prior to the date hereof, FBS has delivered to USBC and USBC has delivered to FBS a schedule (respectively, its "DISCLOSURE SCHEDULE") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV; PROVIDED, that (i) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (ii) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

    5.02.  STANDARD.  No representation or warranty of FBS or USBC contained in
Section 5.03 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in
Section 5.03 has had or is reasonably likely to have a Material Adverse Effect.

    5.03. REPRESENTATIONS AND WARRANTIES. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, USBC hereby represents and warrants to FBS, and FBS hereby represents and warrants to USBC as follows:

    (a) ORGANIZATION, STANDING AND AUTHORITY. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such party is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. It has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

    (b) SHARES. (i) As of the date hereof, the authorized capital stock of USBC consists solely of (A) 250,000,000 shares of USBC Common Stock, of which 148,058,414 shares were outstanding as of March 11, 1997 and (B) 50,000,000 shares of preferred stock, of which 6,000,000 shares have been designated as USBC Preferred Stock, all of which 6,000,000 shares were outstanding as of March 11, 1997. As of the date hereof, the authorized capital stock of FBS consists solely of (X) 200,000,000 shares of FBS Common Stock, of which 133,422,201 shares were outstanding as of March 3, 1997 and (Y) 10,000,000 shares of preferred stock, of which 12,750 shares have been designated as FBS Series 1990A Preferred Stock, of which no shares are outstanding as of the date hereof. As of March 3, 1997, no shares of USBC Common Stock and 8,325,537 shares of FBS Common Stock were held in treasury by USBC and FBS, respectively. The outstanding shares of such party's capital stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as set forth in its Disclosure Schedule pursuant to Section 5.03(b)(ii), there are no shares of such party's capital stock authorized and reserved for issuance, such party does not have any Rights issued or outstanding with respect to its capital stock, and such party does not have any commitment to authorize, issue or sell any such shares or Rights, except pursuant to this Agreement, the USBC Option Agreement or the FBS Option Agreement, as the case may be. Since December 31, 1996, such party has issued no shares of its capital stock or Rights or reserved any shares for such purposes except pursuant to plans or commitments Previously Disclosed.

    (ii) The number of shares of USBC Common Stock which are issuable and reserved for issuance upon exercise of USBC Stock Options as of the date hereof are Previously Disclosed in USBC's Disclosure Schedule, and the number of shares of FBS Common Stock which are issuable and reserved for issuance upon exercise of any employee or director stock options to purchase shares of FBS Common Stock, and the number and terms of any Rights, as of February 28, 1997 are Previously Disclosed in FBS's Disclosure Schedule.

    (iii) In the case of the representations and warranties of FBS, the shares of FBS Stock to be issued in exchange for shares of USBC Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

    (c) SUBSIDIARIES. (i) (A) Such party has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly, at least 99% of the issued and outstanding capital stock of each of its Significant Subsidiaries, (C) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its Subsidiaries) by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any shares of the capital stock of any such Significant Subsidiaries (other than to it or its Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to it or its Subsidiaries), and (F) all of the shares of capital stock of each such Significant Subsidiary held by it or its Subsidiaries are fully paid and (except pursuant to 12 U.S.C. Section55 or equivalent state statutes in the case of bank Subsidiaries) nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

    (ii) In the case of the representations and warranties of USBC, USBC does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind other than its Subsidiaries.

    (iii) Each of such party's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of such Significant Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

    (d) CORPORATE POWER. Such party and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, in the case of FBS, the FBS Option Agreement, and, in the case of USBC, the USBC Option Agreement, and to consummate the transactions contemplated hereby and thereby.

    (e) CORPORATE AUTHORITY. (i) In the case of the representations and warranties of USBC, (A) subject in the case of this Agreement to receipt of the requisite approval and adoption of this Agreement (subject to Section 8.03) and the Merger by the holders of a majority of the outstanding shares of USBC Common Stock entitled to vote thereon, this Agreement, the USBC Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of USBC and the USBC Board prior to the date hereof and (B) this Agreement and the USBC Option Agreement are legal, valid and binding agreements of USBC, enforceable in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

    (ii) In the case of the representations and warranties of FBS, (A) subject in the case of this Agreement (subject to Section 8.03) to (1) receipt of the requisite approval and adoption of this

Agreement and the Merger by the holders of a majority of the outstanding shares of FBS Common Stock entitled to vote thereon and (2) subject to Section 6.15(c), receipt of the requisite approval of the Board Size Amendment by the holders of at least 80% of the outstanding shares of FBS Common Stock entitled to vote thereon, this Agreement and the FBS Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of FBS and the FBS Board and (B) this Agreement and the FBS Option Agreement are legal, valid and binding agreements of FBS, enforceable in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

    (f) NO DEFAULTS. Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in Section 5.03(r) and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and, in the case of FBS, the FBS Option Agreement, and, in the case of USBC, the USBC Option Agreement, and the consummation of the transactions contemplated hereby and thereby by it do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, its articles or certificate of incorporation or by-laws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

    (g) FINANCIAL REPORTS AND SEC DOCUMENTS. (i) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1995 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, its "SEC DOCUMENTS"), with the SEC, as of the date filed (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

    (ii) Since December 31, 1996, it has not incurred any liability other than in the ordinary course of business consistent with past practice.

    (h) LITIGATION; REGULATORY ACTION. (i) No litigation, claim or other proceeding before any court or governmental agency is pending against it or any of its Subsidiaries and, to the best of its knowledge, no such litigation, claim or other proceeding has been threatened.

    (ii) Neither it nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the Federal Reserve Board, the FDIC and the OTS) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "REGULATORY AUTHORITIES").

    (iii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

    (i)  COMPLIANCE WITH LAWS.  It and each of its Subsidiaries:

    (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

    (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

    (iii) has received, since December 31, 1995, no notification or communication from any Regulatory Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces, (B) threatening to revoke any license, franchise, permit, or governmental authorization, (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist) or (D) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions proposed to be effected by it within a certain time period or indefinitely.

    (j) MATERIAL CONTRACTS; DEFAULTS. Except for those agreements and other documents filed as exhibits to its SEC Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

    (k) NO BROKERS. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of USBC, a fee to be paid to Credit Suisse First Boston Corporation, and, in the case of FBS, fees to be paid to Merrill Lynch & Co. and Goldman, Sachs & Co., which, in each case, has been heretofore disclosed to the other party.

    (l) EMPLOYEE BENEFIT PLANS. (i) In the case of the representations and warranties of USBC, USBC's Disclosure Schedule contains a complete list of all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of its Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing (collectively, "COMPENSATION AND BENEFIT PLANS").

    (ii) In the case of the representations and warranties of USBC, true and complete copies of USBC's Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied or made available to FBS.

    (iii) Each of its Compensation and Benefit Plans has been administered in accordance with the terms thereof. All "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("MULTIEMPLOYER PLANS"), covering employees or former employees of it and its Subsidiaries (its "PLANS"), to the extent subject to ERISA, are in material compliance with ERISA, the Code, the Age Discrimination in Employment Act and other applicable laws. Each Compensation and Benefit Plan of it or its Subsidiaries which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to the Plans.

    (iv) No liability under Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(14) of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). Neither it nor any of its Subsidiaries nor any ERISA Affiliate of it or any of its Subsidiaries presently contributes to a Multiemployer Plan or a multiple employer plan (as described in Section 4064(a) of ERISA), nor have they contributed to such a plan within this calendar year and the preceding five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of it or any of its Subsidiaries or by any ERISA Affiliate within the past 12 months.

    (v) All contributions, premiums and payments required to have been made under the terms of any Compensation and Benefit Plan of it or any of its Subsidiaries have been made. Neither any Pension Plan of it or any of its Subsidiaries nor any single-employer plan of an ERISA Affiliate of it or any of its Subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

    (vi) Under each Pension Plan of it or any of its Subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Pension Plan, and there has been no adverse change in the financial condition of such Pension Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

    (vii) Neither it nor any of its Subsidiaries has any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of it or its Subsidiaries beyond their retirement or other termination of service other than (A) coverage mandated by
Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA), (C) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or (D) benefits in the nature of severance pay.

    (viii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director or employee of it or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of its Subsidiaries, (B) increase any benefits otherwise payable under any Compensation and Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit.

    (m) LABOR MATTERS. Neither it nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiaries to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, nor is it aware of any activity involving it or its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

    (n) TAKEOVER LAWS; ARTICLE IX OF USBC ARTICLES; ARTICLE EIGHTH OF FBS CERTIFICATE. It has taken all action required to be taken by it in order to exempt this Agreement and, in the case of FBS, the FBS Option Agreement, and, in the case of USBC, the USBC Option Agreement, and the transactions contemplated hereby and thereby from, and this Agreement and, in the case of FBS, the FBS Option Agreement, and, in the case of USBC, the USBC Option Agreement, and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price" or other antitakeover laws and regulations of any state (collectively, "TAKEOVER LAWS"), including, without limitation (i) the State of Delaware in the case of the representations and warranties of FBS, including Section 203 of the DGCL, and (ii) the State of Oregon in the case of the representations and warranties of USBC, including Sections 60.801-60.816 and 60.825-60.845 of the OBCA. In the case of the representations and warranties of USBC, the transactions contemplated by this Agreement and the USBC Option Agreement have been duly approved by the USBC Board for purposes of Article IX of the USBC Articles. In the case of the representations and warranties of FBS, the transactions contemplated by this Agreement and the FBS Option Agreement have been duly approved by the FBS Board for purposes of the Article Eighth of the FBS Certificate.

    (o) ENVIRONMENTAL MATTERS. (i) As used in this Agreement, "ENVIRONMENTAL LAWS" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

    (ii) Neither the conduct nor operation of such party or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither such party nor any of its Subsidiaries has received any notice from any person or entity that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, held as collateral or held as a fiduciary by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

    (p) TAX MATTERS. (i)(A) All returns, declarations, reports, estimates, information returns and statements required to be filed on or before the Effective Date under federal, state, local or any foreign tax laws

("TAX RETURNS") with respect to it or any of its Subsidiaries, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (B) all material Tax Returns filed by it are complete and accurate; (C) all Taxes shown to be due and payable (without regard to whether such Taxes have been assessed) on such Tax Returns have been paid or adequate reserves have been established for the payment of such Taxes; and (D) no material (1) audit or examination or (2) refund litigation with respect to any Tax Return is pending.

    (ii) It has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    (q) ACCOUNTING TREATMENT; TAX TREATMENT. As of the date hereof, it is aware of no reason why the Merger will fail to qualify (i) for pooling-of-interests accounting treatment or (ii) as a reorganization under
Section 368(a) of the Code.

    (r) REGULATORY APPROVALS. No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are necessary to consummate the Merger except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board and, to the extent necessary, the OCC and the bank regulatory authorities of the States in which USBC and its Subsidiaries operate; (ii) approval of (A) the listing on the NYSE of the FBS Common Stock to be issued in the Merger and (B) the listing on the NYSE or the quotation on NASDAQ of the New FBS Preferred Stock to be issued in the Merger;
(iii) the filing with the SEC of the Joint Proxy Statement in definitive form and the filing and declaration of effectiveness of the Registration Statement;
(iv) the filing of (A) a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (B) articles of merger with the Secretary of State of the State of Oregon pursuant to the OBCA; (v) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of FBS Stock in the Merger; (vi) receipt of the approvals set forth in Section 7.01; and (vii) the consents and approvals set forth in paragraph 5.03(r) of USBC's Disclosure Schedule. As of the date hereof, neither of USBC nor FBS is aware of any reason why the approvals of such regulatory authorities will not be received without the imposition of a condition or requirement described in the second sentence of Section 7.02.

    (s) FAIRNESS OPINIONS. In the case of the representations and warranties of USBC, on or before the date hereof, Credit Suisse First Boston Corporation has delivered an opinion to the USBC Board that the Exchange Ratio is fair, from a financial point of view, to the holders of USBC Common Stock. In the case of the representations and warranties of FBS, on or before the date hereof, Merrill Lynch & Co. has delivered an opinion to the FBS Board that the Exchange Ratio is fair, from a financial point of view, to the holders of FBS Common Stock.

    (t) RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for its own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (i) in accordance with prudent banking practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of it or one of its Subsidiaries, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither it nor its Subsidiaries, nor to its knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

    (u) USBC NAME. In the case of the representations and warranties of USBC, USBC has the right to use the U.S. Bancorp name in each state of the United States, free and clear of any Liens, and no other person has the right to use such name in any such state.

    (v) NO MATERIAL ADVERSE EFFECT. Since December 31, 1996, (i) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

                                   ARTICLE VI
                                   COVENANTS

    USBC hereby covenants to and agrees with FBS, and FBS hereby covenants to and agrees with USBC, that:

    6.01. BEST EFFORTS. Subject to the terms and conditions of this Agreement, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

    6.02. STOCKHOLDER APPROVALS. Each of them shall take, in accordance with applicable law, applicable stock exchange or NASDAQ rules and its respective articles or certificate of incorporation and by-laws, all action necessary to convene, respectively, (i) an appropriate meeting of stockholders of FBS to consider and vote upon (A) the approval and adoption of this Agreement and the Merger (including the issuance of the shares of FBS Common Stock to be issued in the Merger pursuant to this Agreement) and (B) the Board Size Amendment and (C) any other matters required to be approved by FBS stockholders for consummation of the Merger (including any adjournment or postponement, the "FBS MEETING"), and (ii) an appropriate meeting of stockholders of USBC to consider and vote upon the approval and adoption of this Agreement and the Merger and any other matters required to be approved by USBC's stockholders for consummation of the Merger (including any adjournment or postponement, the "USBC MEETING"; and each of the FBS Meeting and the USBC Meeting, a "MEETING"), respectively, as promptly as practicable after the Registration Statement is declared effective. The FBS Board and the USBC Board shall recommend such approval, and each of FBS and USBC shall take all reasonable lawful action to solicit such approval by its respective stockholders.

    6.03. REGISTRATION STATEMENT. (a) Each of FBS and USBC agrees to cooperate in the preparation of a registration statement on Form S-4 (the "REGISTRATION STATEMENT") to be filed by FBS with the SEC in connection with the issuance of FBS Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of FBS and USBC constituting a part thereof (the "JOINT PROXY STATEMENT") and all related documents). Provided the other party has cooperated as required above, each party agrees to file the Joint Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and FBS agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Joint Proxy Statement are resolved. Each of USBC and FBS agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. FBS also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. USBC agrees to furnish to FBS all information concerning USBC, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

    (b) Each of USBC and FBS agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the FBS Meeting and the USBC Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of USBC and FBS further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement.

    (c) In the case of FBS, FBS will advise USBC, promptly after FBS receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the FBS Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

    6.04. PRESS RELEASES. It will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NYSE rules.

    6.05. ACCESS; INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

    (b) It will not use any information obtained pursuant to this Section 6.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement). No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

    6.06. ACQUISITION PROPOSALS. It shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Takeover Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than FBS or USBC, as applicable, with respect to any of the foregoing. It shall promptly (within 24 hours) advise the other party following the receipt by it of any Takeover Proposal and the substance thereof (including the identity of the person making such Takeover Proposal), and advise the other party of any developments with respect to such Takeover Proposal immediately upon the occurrence thereof.

    6.07. AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, (i) FBS shall deliver to USBC, a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the FBS Meeting, deemed to be an "affiliate" of it (each, an "FBS AFFILIATE") as that term is used in SEC Accounting Series Releases 130 and 135; and (ii) USBC shall deliver to FBS, a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the USBC Meeting, deemed to be an "affiliate" of it (each, a "USBC AFFILIATE") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

    (b) Each of USBC and FBS shall use its respective reasonable best efforts to cause each person who may be deemed to be a USBC Affiliate or an FBS Affiliate, as the case may be, to execute and deliver to USBC and FBS on or before the date of mailing of the Joint Proxy Statement an agreement in the form attached hereto as EXHIBIT C or EXHIBIT D, respectively.

    6.08. TAKEOVER LAWS. No party shall take any action that would cause the transactions contemplated by this Agreement and, in the case of FBS, the FBS Option Agreement, and, in the case of USBC, the USBC Option Agreement, to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and, in the case of FBS, the FBS Option Agreement, and, in the case of USBC, the USBC Option Agreement, from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Section 203 of the DGCL, Sections 60.801-60.816 and 60.825-60.845 of the OBCA, or any other Takeover Laws that purport to apply to this Agreement, the USBC Option Agreement, the FBS Option Agreement or the transactions contemplated hereby or thereby.

    6.09. NO RIGHTS TRIGGERED. Each of USBC and FBS shall take all reasonable steps necessary to ensure that the entering into of this Agreement and, in the case of FBS, the FBS Option Agreement, and, in the case of USBC, the USBC Option Agreement, and the consummation of the transactions contemplated hereby and thereby and any other action or combination of actions, or any other transactions contemplated hereby and thereby, do not and will not result in the grant of any rights to any person (i) under its articles or certificate of incorporation or by-laws or (ii) under any material agreement to which it or any of its Subsidiaries is a party (except as expressly contemplated by (A) the mandatory provisions under its stock option plans or (B) the FBS Option Agreement or the USBC Option Agreement, as applicable).

    6.10.  SHARES LISTED.  In the case of FBS, FBS shall use its best efforts to
(i) list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of FBS Common Stock to be issued to the holders of USBC Common Stock in the Merger and (ii) if the USBC Preferred Stock is quoted on NASDAQ immediately prior to the Effective Time, prior to the Effective Date, either (at FBS's discretion) list on the NYSE, subject to official notice of issuance, or provide for the quotation on NASDAQ of the shares of New FBS Preferred Stock to be issued to the holders of USBC Preferred Stock in the Merger.

    6.11. REGULATORY APPLICATIONS. (a) FBS and USBC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts
(i) to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approvals or authorizations required by the Federal Reserve Board, the OCC and, to the extent necessary, the regulatory authorities of the States in which USBC and its Subsidiaries operate, and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable. Provided USBC has cooperated as required above, FBS agrees to file the requisite applications to be filed by it with the Federal Reserve, the OCC and, to the extent necessary, the regulatory authorities of the States in which USBC and its Subsidiaries operate, as promptly as reasonably practicable. Each of FBS and USBC shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

    (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Regulatory Authority.

    6.12. INDEMNIFICATION. (a) Following the Effective Date and without limitation as to time, FBS shall indemnify, defend and hold harmless the present and former directors and officers of USBC and its Subsidiaries (each, an "INDEMNIFIED PARTY") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that USBC is permitted to indemnify its directors and officers under the laws of the State of Oregon, the USBC Articles and USBC's by-laws as in effect on the date hereof (and FBS shall also advance expenses (including expenses constituting Costs described in Section 6.12(e)) as incurred to the fullest extent permitted under applicable law; PROVIDED that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Oregon law, the USBC Articles and USBC's by-laws shall be made by independent counsel (which shall not be counsel that provides material services to FBS) selected by FBS and reasonably acceptable to such officer or director; and PROVIDED, FURTHER, that in the absence of applicable Oregon judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and FBS shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

    (b) For a period of three years from the Effective Time, FBS shall use its best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of USBC or any of its Subsidiaries (determined as of the Effective Time) (as opposed to USBC) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by USBC; PROVIDED, HOWEVER, that in no event shall FBS be required to expend more than 200 percent of the current amount expended by USBC (the "INSURANCE AMOUNT") to maintain or procure such directors and officers insurance coverage; PROVIDED, FURTHER, that if FBS is unable to maintain or obtain the insurance called for by this Section 6.12(b), FBS shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; PROVIDED, FURTHER, that officers and directors of USBC or any Subsidiary may be required to make application and provide customary representations and warranties to FBS's insurance carrier for the purpose of obtaining such insurance; and provided, further, that such coverage will have a single aggregate for such three-year period in an amount not less than the annual aggregate of such coverage currently provided by USBC.

    (c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify FBS thereof; PROVIDED that the failure so to notify shall not affect the obligations of FBS under Section 6.12(a) unless and to the extent such failure materially increases FBS's liability under such subsection (a).

    (d) If FBS or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of FBS shall assume the obligations set forth in this Section 6.12.

    (e) FBS shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.12. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

    6.13. SEVERANCE AND BENEFIT PLANS. (a) Until the transition to FBS's benefit plans as set forth below, FBS shall cause the Surviving Corporation and its Subsidiaries to provide employees of USBC and its Subsidiaries who become employees of the Surviving Corporation and its Subsidiaries with compensation and employee benefit plans, programs, arrangements and other perquisites (including, but not limited to, "employee benefit plans" within the meaning of section 3(3) of ERISA) ("EMPLOYEE BENEFIT PLANS") that are, in the aggregate, substantially the same as the compensation and Employee Benefit Plans provided to such individuals by USBC immediately prior to the Effective Date. Within two years following the Effective Time, FBS shall cause the Surviving Corporation and its Subsidiaries to provide USBC employees who are employees thereof with compensation and Employee Benefit Plans that are substantially the same as the compensation and Employee Benefit Plans provided to similarly situated employees of the Surviving Corporation or its Subsidiaries who were not employees of USBC; provided, however, FBS shall cause the Surviving Corporation and its Subsidiaries to take into account any co-payments or deductibles under USBC's health plans, as disclosed in USBC's Disclosure Schedule, and, with respect to any person covered by USBC's health plans, not impose any pre-existing condition exclusion to exclude from coverage any condition covered under USBC's health plans, as disclosed in USBC's Disclosure Schedule. For the purpose of determining eligibility to participate in Employee Benefit Plans, eligibility for benefit forms and subsidies and the vesting of benefits under such Employee Benefit Plans (including, but not limited to, any pension, severance, 401(k), vacation and sick pay), and for purposes of accrual of benefits under any severance, sick leave, vacation and other similar Employee Benefit Plans, FBS shall give effect to years of service (and for purposes of qualified and nonqualified pension plans, prior earnings) with USBC or its Subsidiaries, as the case may be, as if they were with FBS or its Subsidiaries.

    (b) Notwithstanding the foregoing, FBS shall, and shall cause its Subsidiaries to, honor in accordance with their terms all benefits (including retiree benefits, if any) that were vested as of the Effective Time under USBC's Employee Benefit Plans or under other contracts, arrangements, commitments or understandings described in USBC's Disclosure Schedule.

    (c) Individuals who are employees of USBC or any of its Subsidiaries (other than persons who have individual written employment agreements or change of control agreements with USBC or its Subsidiaries as specified in paragraph 6.13(c) of USBC's Disclosure Schedule (the "CHANGE OF CONTROL AGREEMENTS")) immediately prior to the Effective Time and whose employment is terminated within two years after the Effective Time shall be entitled to receive cash severance benefits in an amount equal to the greater of (i) the amount of cash severance benefits, if any, to which they would have been entitled under USBC's Employee Benefit Plans as in effect immediately prior to the Effective Time and
(ii) the amount of cash severance benefits, if any, to which they would have been entitled under FBS's Employee Benefit Plans if they had been employees of FBS (and not been employees of USBC) immediately prior to the Effective Time and through the time of such termination; provided, that payment of this amount shall be in complete settlement of any amounts to which such employees would have been entitled under USBC's Employee Benefit Plans and FBS's Employee Benefit Plans. In computing the benefits payable pursuant to this Section 6.13(c), service with USBC and its Subsidiaries shall be treated as service with FBS and its Subsidiaries. For purposes of clause (ii) of the first sentence of this Section 6.13(c), (x) prior to the Effective Time USBC and FBS shall negotiate in good faith and mutually determine how to allocate different categories and levels of USBC employees among FBS's existing employment categories and levels, (y) severance payments shall be made using such procedures, and payable at such times, as reasonably determined by FBS in consultation with USBC, which procedures and times need not be identical to those provided for in either USBC's existing severance plans or in FBS's existing severance plans but in no way will such procedures have a material adverse impact on the rights of any such USBC employee, and (z) the events giving rise to entitlement to cash severance benefits shall be based on the occurrence of a "Partial Change of Control" (and not a "Change of Control") within the meaning of FBS's severance plans. The Change of Control Agreements (other than the agreements of Messrs. Cameron, Sznewajs and Duim, who are separately entering into agreements with FBS) shall remain in full force and effect except that FBS agrees that any of such agreements providing for severance benefits of two-times base salary and bonus and two years of benefits continuation and pension credit shall, at the Effective Time, be deemed amended to provide severance benefits of three times base salary and bonus, three years of benefits continuation and five years of pension credit.

    (d) Nothing in this Section 6.13 shall be interpreted as preventing FBS or its Subsidiaries from amending, modifying or terminating any Employee Benefit Plans or other contracts arrangements, commitments or understandings, in accordance with their terms and applicable law.

    (e) It is the express understanding and intention of USBC and FBS that no employee of USBC or FBS or other person shall be deemed to be a third party beneficiary, or have or acquire any right to enforce the provisions of this
Section 6.13, and that nothing in this Agreement shall be deemed to constitute an Employee Benefit Plan or an amendment to an Employee Benefit Plan.

    6.14. ACCOUNTANTS' LETTERS. Each of USBC and FBS shall use its best efforts to cause to be delivered to the other party, and such other party's directors and officers who sign the Registration Statement, a letter of Deloitte & Touche LLP and Ernst & Young LLP, respectively, independent auditors, dated
(i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

    6.15. CERTAIN DIRECTOR AND OFFICER POSITIONS. (a) Subject to Section 6.15(c), FBS agrees to cause all of the members of the USBC Board on the date hereof who are still members of the USBC Board immediately prior to the Effective Time and willing so to serve ("FORMER USBC DIRECTORS") to be elected or appointed as directors of FBS at, or as promptly as practicable after, the Effective Time (such appointment or election of Former USBC Directors to be as evenly distributed as possible among the classes of FBS directors). It is the intention of the parties that the size of the board of directors of the Surviving Corporation be substantially reduced as of the first annual meeting of stockholders of the Surviving Corporation following the Effective Time but that, in connection with such reduction, and thereafter until at least the third annual meeting of stockholders of the Surviving Corporation following the Effective Time, the Former USBC Directors constitute in the aggregate between 40% and 45% of the total number of directors of the Surviving Corporation then in office.

    (b) At the Effective Time, (i) Gerry B. Cameron shall be Chairman of the FBS Board for a term extending through December 31, 1998 and John F. Grundhofer shall continue to be President and Chief Executive Officer of FBS and (ii) Gary
T. Duim and Robert D. Sznewajs shall each be a Vice Chairman of FBS.

    (c) FBS shall use all reasonable efforts to solicit the affirmative vote of the holders of at least 80% of the outstanding FBS Common Stock entitled to vote thereon at the FBS Meeting with respect to approval of the Board Size Amendment. In the event such approval is not obtained at the FBS Meeting, the parties agree that, notwithstanding the provisions of Section 6.15(a), FBS shall appoint or elect to the FBS Board the maximum number of Former USBC Directors (and in no event fewer than 10 Former USBC Directors) as would result in there being 24 FBS directors and FBS agrees to appoint the remaining Former USBC Director (as selected by the Chief Executive Officer of USBC) as an advisory director of the FBS Board entitled to fully participate at all FBS Board meetings to the fullest extent permitted by applicable law. FBS shall provide the advisory director with compensation, benefits and indemnification as if such person were a full member of the FBS Board. The parties agree that the Merger shall not be conditioned upon approval of the Board Size Amendment, and if such approval is not obtained at the FBS

Meeting, the FBS Certificate as amended at the Effective Time, shall not include the Board Size Amendment.

    6.16. CHARITABLE CONTRIBUTIONS. Following the Effective Date, FBS shall maintain the aggregate level of charitable contributions historically maintained by USBC in USBC markets.

    6.17. COORDINATION OF DIVIDENDS. Until the Effective Time, USBC and FBS shall coordinate with the other the declaration of any dividends or other distributions with respect to the USBC Common Stock and the FBS Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of shares of USBC Common Stock or FBS Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of USBC Common Stock (including any shares of FBS Common Stock received in exchange therefor in the Merger) or FBS Common Stock, as the case may be.

    6.18. NOTIFICATION OF CERTAIN MATTERS. Each of USBC and FBS shall give prompt notice to the other of any fact, event or circumstance known to it that
(i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following:

    7.01. STOCKHOLDER VOTE. Approval and adoption of this Agreement (subject to Section 8.03) and the Merger by the requisite vote of the stockholders of USBC and approval and adoption of this Agreement (subject to Section 8.03) and the Merger (including the issuance of shares of FBS Common Stock to be issued in the Merger pursuant to this Agreement) by the requisite vote of the stockholders of FBS.

    7.02. REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby, including, without limitation, those specified in Section 5.03(r), shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions or restrictions which either the FBS Board or the USBC Board reasonably determines in good faith would, following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole.

    7.03. THIRD PARTY CONSENTS. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USBC or FBS.

    7.04. NO INJUNCTION, ETC. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

    7.05. ACCOUNTING TREATMENT. In the case of FBS's obligations, FBS shall have received from Ernst & Young LLP, independent auditors for FBS, letters, dated the date of or shortly prior to each of the mailing date of the Joint Proxy Statement and the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

    7.06. REPRESENTATIONS, WARRANTIES AND COVENANTS OF FBS. In the case of USBC's obligations: (a) each of the representations and warranties contained herein of FBS shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in each case subject to the standard set forth in Section 5.02, (b) each and all of the agreements and covenants of FBS to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all respects (except to the extent that any failure so to comply would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect with respect to FBS), and (c) USBC shall have received a certificate signed by the Chief Financial Officer of FBS, dated the Effective Date, to the effect set forth in clauses (a) and (b) of this
Section 7.06.

    7.07. REPRESENTATIONS, WARRANTIES AND COVENANTS OF USBC. In the case of FBS's obligations: (a) each of the representations and warranties contained herein of USBC shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in each case subject to the standard set forth in
Section 5.02, (b) each and all of the agreements and covenants of USBC to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all respects (except to the extent that any failure so to comply would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect with respect to USBC), and (c) FBS shall have received a certificate signed by the Chief Financial Officer of USBC, dated the Effective Date, to the effect set forth in clauses (a) and (b) of this Section 7.07.

    7.08. EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

    7.09. TAX OPINION. USBC shall have received an opinion from Wachtell, Lipton, Rosen & Katz, and FBS shall have received an opinion from Cleary, Gottlieb, Steen & Hamilton, tax counsel to USBC and FBS, respectively, each dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

        (i) No gain or loss will be recognized by FBS or USBC as a result of the Merger;

        (ii) No gain or loss will be recognized by the stockholders of USBC who exchange their USBC Stock solely for FBS Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in FBS Stock); and

        (iii) The tax basis of the FBS Stock received by stockholders who exchange all of their USBC Stock solely for FBS Stock in the Merger will be the same as the tax basis of the USBC Stock surrendered in exchange therefor.

    In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of FBS, USBC and others.

    7.10. CERTIFICATE OF DESIGNATIONS. The Certificate of Designations shall have been filed in accordance with Section 151 of the DGCL.

    7.11. NYSE LISTING. The shares of FBS Common Stock issuable pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance, and, subject to Section 6.10, the shares of New FBS Preferred Stock issuable pursuant to this Agreement shall either have been approved for listing on the NYSE or approved for trading on NASDAQ, in either case subject to official notice of issuance.

    It is specifically provided, however, that a failure to satisfy any of the conditions set forth in Sections 7.05 and 7.07 shall only constitute conditions if asserted by FBS, and a failure to satisfy any of the conditions set forth in
Section 7.06 shall only constitute conditions if asserted by USBC.

                                  ARTICLE VIII
                                  TERMINATION

        8.01. TERMINATION. This Agreement may be terminated, and the Merger may be abandoned:

        (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of FBS and USBC, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

        (b) BREACH. At any time prior to the Effective Time, by FBS or USBC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect with respect to the breaching party.

        (c) DELAY. At any time prior to the Effective Time, by FBS or USBC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 1998, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

        (d) NO APPROVAL. By USBC or FBS, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of the Federal Reserve Board or any other Regulatory Authority required for consummation of the Merger and the other transactions contemplated by the Merger shall have been denied by final nonappealable action of such Regulatory Authority or (ii) any stockholder approval required by Section 7.01 herein is not obtained at the USBC Meeting or the FBS Meeting.

        (e) FAILURE TO RECOMMEND, ETC. At any time prior to the USBC Meeting, by FBS if the USBC Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of FBS; or at any time prior to the FBS Meeting, by USBC if the FBS Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of USBC.

        (f) STOCK OPTION AGREEMENTS. (i) By FBS, at any time after 6:00 a.m. New York City time on March 20, 1997, if the USBC Option Agreement shall not have been executed and delivered by USBC to FBS prior to such termination or
    (ii) by USBC, at any time after 6:00 a.m. New York City time on March 20, 1997, if the FBS Option Agreement shall not have been executed and delivered by FBS to USBC prior to such termination.

    8.02. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Sections 8.03 and 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination; PROVIDED, HOWEVER, that any termination shall not affect the USBC Option Agreement or the FBS Option Agreement.

    8.03. TERMINATION EXPENSES. (a) In the event of termination of this Agreement and the abandonment of the Merger at any time (i) by FBS pursuant to Sections 8.01(b), 8.01(e) or 8.01(f)(i) or (ii) by USBC or FBS pursuant to
Section 8.01(d)(ii) as a result of the failure to receive the stockholder approval at the USBC Meeting contemplated by Section 7.01, and in order to compensate FBS for the expenses associated with the negotiation of this Agreement and the other matters contemplated hereby, USBC shall, within one business day following such termination, pay FBS a fee of $20,000,000 in immediately available funds. FBS's right to receive such fee, and ability to enforce the provisions of this Section 8.03(a), shall not be subject to approval by the stockholders of USBC or FBS.

    (b) In the event of termination of this Agreement and the abandonment of the Merger at any time (i) by USBC pursuant to Sections 8.01(b), 8.01(e) or 8.01(f)(ii) or (ii) by FBS or USBC pursuant to Section 8.01(d)(ii) as a result of the failure to receive the stockholder approval at the FBS Meeting contemplated by Section 7.01, and in order to compensate USBC for the expenses associated with the negotiation of this Agreement and the other matters contemplated hereby, FBS shall, within one business day following such termination, pay USBC a fee of $20,000,000 in immediately available funds. USBC's right to receive such fee, and ability to enforce the provisions of this
Section 8.03(b), shall not be subject to approval by the stockholders of FBS or USBC.

                                   ARTICLE IX
                                 MISCELLANEOUS

    9.01. SURVIVAL. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time or termination of this Agreement if this Agreement is terminated prior to the Effective Time; PROVIDED, HOWEVER, if the Effective Time occurs, the agreements of the parties in Sections 6.12, 6.13, 6.15 and Article IX and in the Confidentiality Agreement shall survive the Effective Time, and if this Agreement is terminated prior to the Effective Time, the agreements of the parties in Sections 6.05(b), 8.02,
8.03 and Article IX and in the Confidentiality Agreement shall survive such termination.

    9.02. WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement, except that, after the USBC Meeting the consideration to be received by the stockholders of USBC for each share of USBC Stock shall not thereby be decreased.

    9.03. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

    9.04. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law or of the corporation laws of the State of Oregon with respect to USBC or of the State of Delaware with respect to FBS are applicable).

    9.05. EXPENSES. Subject to Section 8.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC registration fees shall be shared equally between USBC and FBS.

    9.06. NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

       If to USBC, to:
       U.S. Bancorp
       111 S.W. Fifth Avenue, T-31
       Portland, Oregon 97204
       Attention: Dwight V. Board, Esq.
       Fax: (503) 275-3706

       With a copy to:
       Wachtell, Lipton, Rosen & Katz
       51 West 52nd Street
       New York, New York 10019
       Attention: Edward D. Herlihy, Esq.
       Fax: (212) 403-2000
       If to FBS, to:
       First Bank System, Inc.
       First Bank Place
       601 Second Avenue South
       Minneapolis, Minnesota 55402-4302
       Attention: Lee R. Mitau, Esq.
       Fax: (612) 973-4333
       With copies to:
       Cleary, Gottlieb, Steen & Hamilton
       One Liberty Plaza
       New York, New York 10006
       Attention: Victor I. Lewkow, Esq.
       Fax: (212) 225-3999
       and
       Sullivan & Cromwell
       125 Broad Street
       New York, New York 10004
       Attention: H. Rodgin Cohen, Esq.
       Fax: (212) 558-3588

    9.07. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement, the USBC Option Agreement, the FBS Option Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements (other than the USBC Option Agreement, the FBS Option Agreement and the Confidentiality Agreement) heretofore made. Except for Sections 6.12 and 6.15, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    9.08. INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require USBC, FBS or any of their respective Subsidiaries or affiliates to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

                                     *  *  *

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                U.S. BANCORP

                                By:  /s/ GERRY B. CAMERON
                                     -----------------------------------------
                                     Name: Gerry B. Cameron
                                     Title: Chairman of the Board, Chief
                                           Executive Officer and President

                                FIRST BANK SYSTEM, INC.

                                By:  /s/ JOHN F. GRUNDHOFER
                                     -----------------------------------------
                                     Name: John F. Grundhofer
                                     Title: Chairman, President
                                           and Chief Executive Officer

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of March 20, 1997, between FIRST BANK SYSTEM, INC., a Delaware corporation ("Grantee"), and U.S. BANCORP., an Oregon corporation ("Issuer").

                              W I T N E S S E T H:

    WHEREAS, on March 19, 1997, Grantee and Issuer entered into an Agreement and Plan of Merger (the "Merger Agreement");

    WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement and pursuit of the transactions contemplated thereby and in consideration therefor and in consideration of the grant of the Reciprocal Option (as hereinafter defined), Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

    WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement prior to the date hereof;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, in the Reciprocal Option and in the Merger Agreement, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 29,463,624 fully paid and nonassessable shares of the common stock, $5.00 par value per share, of Issuer ("Common Stock") at a price per share equal to the last reported sale price per share of Common Stock as reported on the NASDAQ National Market System on March 18, 1997; PROVIDED, HOWEVER, that in the event Issuer issues or agrees to issue any shares of Common Stock at a price less than such last reported sale price per share (as adjusted pursuant to subsection (b) of Section 5) other than as permitted by the Merger Agreement, such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); PROVIDED, FURTHER, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price is subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (f) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.01(b) of the Merger Agreement; or
(iii) the passage of eighteen (18) months (or such longer period as provided in Section 10) after termination of the Merger

Agreement if such termination is concurrent with or follows the occurrence of an Initial Triggering Event or is a termination pursuant to Section 8.01(b) of the Merger Agreement; (iv) the date on which the shareholders of the Grantee shall have voted and failed to approve and adopt the Merger Agreement and the Merger (unless (A) Issuer shall then be in material breach of its covenants or agreements contained in the Merger Agreement or (B) on or prior to such date, the shareholders of Issuer shall have also voted and failed to approve and adopt the Merger Agreement and the Merger); or (v) the date on which the Reciprocal Option shall have become exercisable in accordance with its terms if it shall become exercisable prior to a Subsequent Triggering Event. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof and (ii) this Agreement shall automatically terminate upon the termination of the Merger Agreement by Issuer pursuant to Section 8.01(b) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

        (i) Issuer or any of its Subsidiaries (as hereinafter defined) (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement or this Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Issuer Subsidiaries, PROVIDED, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Significant Subsidiary of Issuer (except that in the case of the Trust Group of Issuer in its fiduciary capacity for various beneficiaries, including participants in Issuer's Employee Investment Plan (the "Trust Group"), such percentage shall be 15%) and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

        (ii) Any person other than the Trust Group, Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock or the Trust Group shall have acquired 15% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

       (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

        (iv) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

        (v) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

        (vi) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement with respect to a potential exchange offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

       (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

      (viii) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 20% or more of the then outstanding Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in clause
    (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 20%.

    (d) The term "Reciprocal Option" shall mean the option granted pursuant to the option agreement dated the date hereof between the Grantee, as issuer of such option, and Issuer, as grantee of such option.

    (e) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (f) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (g) At the closing referred to in subsection (f) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option and (ii) present and surrender this Agreement to Issuer at its principal executive offices.

    (h) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (g) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

    (i) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

        "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of Counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (j) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (f) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and
(y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

    (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

    (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, HOWEVER, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

    7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

    (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

    (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

        (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

        (ii) the consummation of any Acquisition Transaction described in
    Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

    8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquiror in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or substantially all of its or any Significant Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either
(x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

        (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired,
    (iii) Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or substantially all of Issuer's assets or deposits (or the assets or deposits of a Significant Subsidiary of Issuer).

        (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

       (iii) "Assigned Value" shall mean the market/offer price, as defined in
    Section 7.

        (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, PROVIDED that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

    (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option

Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

    10. The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 15 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder of Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under
Section 16(b) of the 1934 Act by reason of such exercise.

    11. Issuer hereby represents and warrants to Grantee as follows:

    (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

    (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

    12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within twelve (12) months following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G,, a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

    13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    14. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $300 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (a) reduce the number of shares of Common Stock subject to this Option, (b) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (c) pay cash to Issuer, or (d) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $300 million after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $ 300 million; PROVIDED that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

    (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) the Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

    (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    15. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; PROVIDED, HOWEVER, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $200 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (B) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

    (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating
(i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

    (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and
(ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section
15).

    16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

    18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    19. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law or of the corporation law of the State of Oregon are applicable).

    20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    22. Except as otherwise expressly provided herein, in the Reciprocal Option or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                FIRST BANK SYSTEM, INC.

                                By:  /s/ JOHN F. GRUNDHOFER
                                     -----------------------------------------
                                     Name: John F. Grundhofer
                                     Title: Chairman, President
                                           and Chief Executive Officer

                                U.S. BANCORP

                                By:  /s/ GERRY B. CAMERON
                                     -----------------------------------------
                                     Name: Gerry B. Cameron
                                     Title: Chairman of the Board, Chief
                                           Executive Officer and President

                                                                      APPENDIX C

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of March 20, 1997, between U.S. BANCORP an Oregon corporation ("Grantee"), and FIRST BANK SYSTEM, INC., a Delaware corporation ("Issuer").

                              W I T N E S S E T H:

    WHEREAS, on March 19, 1997, Grantee and Issuer entered into an Agreement and Plan of Merger (the "Merger Agreement");

    WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement and pursuit of the transactions contemplated thereby and in consideration therefor and in consideration of the grant of the Reciprocal Option (as hereinafter defined), Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

    WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement prior to the execution hereof;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, in the Reciprocal Option and in the Merger Agreement, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 26,551,018 fully paid and nonassessable shares of the common stock, $1.25 par value per share, of Issuer ("Common Stock") at a price per share equal to the last reported sale price per share of Common Stock as reported on the consolidated tape for New York Stock Exchange, Inc. issues on March 18, 1997; PROVIDED, HOWEVER, that in the event Issuer issues or agrees to issue any shares of Common Stock at a price less than such last reported sale price per share (as adjusted pursuant to subsection (b) of Section 5) other than as permitted by the Merger Agreement, such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); PROVIDED, FURTHER, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price is subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (f) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.01(b) of the Merger Agreement; or
(iii) the passage of eighteen (18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination is concurrent with or follows the occurrence of an Initial Triggering Event or is a termination pursuant to Section 8.01(b) of the Merger Agreement; (iv) the date on which the shareholders of Grantee shall have voted and failed to approve the Merger Agreement and the Merger (unless (A) Issuer shall then be in material breach of its covenants or agreements contained in the Merger Agreement or (B) on or prior to such date, the shareholders of Issuer shall have also voted and failed to approve and adopt the Merger Agreement and the Merger); or
(v) the date on which the Reciprocal Option shall have become exercisable in accordance with its terms if it shall become exercisable prior to a Subsequent Triggering Event. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to
Section 8.01(b) thereof and (ii) this Agreement shall automatically terminate upon the termination of the Merger Agreement by Issuer pursuant to Section 8.01(b) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

        (i) Issuer or any of its Subsidiaries (as hereinafter defined) (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement or this Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Issuer Subsidiaries and other than a merger or consolidation as to which the common shareholders of Issuer immediately prior thereto in the aggregate own at least 60% of the common stock of the publicly held surviving or successor parent corporation immediately following consummation thereof, PROVIDED, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Significant Subsidiary of Issuer, and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

        (ii) Any person other than Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

       (iii) The shareholders of Issuer shall have voted and failed to approve and adopt the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

        (iv) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

        (v) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

        (vi) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement with respect to a potential exchange offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

       (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

      (viii) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 20% or more of the then outstanding Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in clause
    (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 20%.

    (d) The term "Reciprocal Option" shall mean the option granted pursuant to the option agreement dated the date hereof between the Grantee, as issuer of such option, and Issuer, as grantee of such option.

    (e) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (f) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (g) At the closing referred to in subsection (f) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option and (ii) present and surrender this Agreement to Issuer at its principal executive offices.

    (h) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (g) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

    (i) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

       "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of Counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (j) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (f) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

    (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

    (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, HOWEVER, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

    7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

    (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

    (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

        (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

        (ii) the consummation of any Acquisition Transaction described in
    Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

    8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or substantially all of its or any Significant Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

        (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving or acquiring person, and (iii) the transferee of all or substantially all of Issuer's assets or deposits (or the assets or deposits of a Significant Subsidiary of Issuer).

        (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

       (iii) "Assigned Value" shall mean the market/offer price, as defined in
    Section 7.

        (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, PROVIDED that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over

(ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

    (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

    10. The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 15 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under
Section 16(b) of the 1934 Act by reason of such exercise.

    11. Issuer hereby represents and warrants to Grantee as follows:

    (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

    (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

    12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within twelve (12) months following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G,, a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

    13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    14. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $300 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (a) reduce the number of shares of Common Stock subject to this Option, (b) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (c) pay cash to Issuer, or (d) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $300 million after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $300 million; PROVIDED that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

    (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) the Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

    (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    15. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; PROVIDED, HOWEVER, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $200 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (B) the net cash amounts, if any, received by Grantee pursuant to the arm's-length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

    (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

    (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify

Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and
(ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section
15).

    16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

    18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    19. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law or of the corporation law of the State of Delaware are applicable).

    20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    22. Except as otherwise expressly provided herein, in the Reciprocal Option or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                U.S. BANCORP

                                By:  /s/ GERRY B. CAMERON
                                     -----------------------------------------
                                     Name: Gerry B. Cameron
                                     Title: Chairman of the Board, Chief
                                           Executive Officer and President

                                FIRST BANK SYSTEM, INC.

                                By:  /s/ JOHN F. GRUNDHOFER
                                     -----------------------------------------
                                     Name: John F. Grundhofer
                                     Title: Chairman, President
                                           and Chief Executive Officer

                                                                      APPENDIX D

                                 [LOGO]

                                              June 17, 1997

Board of Directors
First Bank System, Inc.
First Bank Place
601 Second Avenue
Minneapolis, MN 55402-4302

Members of the Board:

    We understand that First Bank System, Inc. ("First Bank System") and U.S. Bancorp, Inc. ("U.S. Bancorp") have entered into an Agreement and Plan of Merger, dated as of March 19, 1997 (the "Agreement"), pursuant to which U.S. Bancorp will be merged with and into First Bank System in a transaction (the "Merger") in which each outstanding share of U.S. Bancorp common stock, par value $5.00 per share (the "U.S. Bancorp Shares"), will be converted into the right to receive 0.755 shares (the "Exchange Ratio") of the common stock, par value $1.25 per share, of First Bank System (the "First Bank System Shares"), all as set forth more fully in the Agreement.

    You have asked us whether, in our opinion, the proposed Exchange Ratio in the Merger is fair to the stockholders of First Bank System from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:

    (1) reviewed certain publicly available business and financial information relating to First Bank System and U.S. Bancorp which we deemed to be relevant;

    (2) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of First Bank System and U.S. Bancorp, as well as the amount and timing of the cost savings and related expenses and revenue enhancements expected to result from the Merger (the "Expected Synergies") furnished to us by senior management of First Bank System;

    (3) conducted discussions with members of senior management of First Bank System concerning the foregoing, including the respective businesses, prospects, regulatory condition and contingencies of First Bank System and U.S. Bancorp, before and after giving effect to the Merger, and the Expected Synergies;

    (4) reviewed the market prices and valuation multiples for the First Bank System Shares and the U.S. Bancorp Shares and compared them with those of certain publicly traded companies which we deemed to be relevant;

    (5) reviewed the results of operations of First Bank System and U.S. Bancorp and compared them with those of certain publicly traded companies which we deemed to be relevant; (6) reviewed the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

    (7) reviewed the PRO FORMA impact of the Merger;

    (8) reviewed the Agreement and Plan of Merger; and

    (9) reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of First Bank System or U.S. Bancorp or any of their subsidiaries, nor have we been furnished with any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses and we have not made an independent evaluation of the adequacy of the allowance for loan losses of First Bank System or U.S. Bancorp, nor have we reviewed any individual credit files relating to U.S. Bancorp or First Bank System and we have assumed that the aggregate allowance for loan losses for each of U.S. Bancorp and First Bank System is adequate to cover such losses and will be adequate on a PRO FORMA basis for the combined entity. In addition, we have not conducted any physical inspection of the properties or facilities of First Bank System or U.S. Bancorp. With respect to the financial forecast information, including, without limitation, financial forecasts, evaluations of contingencies and projections regarding under-performing and non-performing assets, net charge-offs, adequacy of reserves and future economic conditions, and the Expected Synergies, furnished to or discussed with us by First Bank System, we have assumed that they have been reasonably prepared and reflect the best currently available estimates, allocations and judgment of First Bank System's management as to the expected future financial performance of First Bank System or U.S. Bancorp, as the case may be, and the Expected Synergies. We express no opinion as to such financial forecast information or the Expected Synergies or the assumptions on which they were based. We have further assumed that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for United States federal income tax purposes.

    Our opinion is necessarily based upon market, economic and other conditions as in effect on, and the information made available to us as of, the date hereof. For purposes of rendering this opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party in the Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

    We are acting as financial advisor to First Bank System in connection with the Merger and will receive a fee from First Bank System for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, First Bank System has agreed to indemnify us for certain liabilities arising out of our engagement. We may have, in the past, provided financial advisory and financing services to First Bank System and U.S. Bancorp and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade debt and/or equity securities of First Bank System and U.S. Bancorp and their respective affiliates for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of First Bank System. Our opinion does not address the merits of the underlying decision by First Bank System to engage in the Merger, and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

    We are not expressing any opinion herein as to the prices at which the First Bank System Shares will trade following the announcement or consummation of the Merger.

    On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the stockholders of First Bank System.

                                        Very truly yours,
                                        MERRILL LYNCH, PIERCE, FENNER & SMITH

                                                      INCORPORATED

                                                                      APPENDIX E

        [LOGO]

                                                       [LOGO]

June 17, 1997

Board of Directors
U.S. Bancorp
111 S.W. Fifth Avenue
Portland, Oregon 97204

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of the common stock of U.S. Bancorp ("USB") from a financial point of view of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of March 19, 1997 (the "Merger Agreement"), by and between USB and First Bank System, Inc. ("FBS"). The Merger Agreement provides for, among other things, the merger of USB with and into FBS (the "Merger") pursuant to which each outstanding share of the common stock, par value $5.00 per share, of USB (the "USB Common Stock") will be converted into the right to receive 0.755 of a share (the "Exchange Ratio") of the common stock, par value $1.25 per share, of FBS (the "FBS Common Stock").

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to USB and FBS. We have also reviewed certain other information relating to USB and FBS, including financial forecasts, provided to us by USB and FBS, and have met with the managements of USB and FBS to discuss the businesses and prospects of USB and FBS.

We have also considered certain financial and stock market data of USB and FBS, and we have compared those data with similar data for other publicly held companies in businesses similar to USB and FBS, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of USB and FBS as to the future financial performance of USB and FBS. We also have assumed, with your consent, that off-balance sheet activities of USB and FBS, including derivatives and other similar financial instruments, will not adversely affect the future financial position and results of operations of USB and FBS. We have not been requested to conduct, and have not conducted, a review of individual credit files or made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of USB and FBS, nor have we been furnished with any such evaluations or appraisals, including loan or lease

Board of Directors
U.S. Bancorp
June 17, 1997
Page 2
portfolios or the allowances for losses with respect thereto, and have assumed, with your consent, that such allowances for USB and FBS are in the aggregate adequate to cover such losses. We also have assumed, with your consent, that in the course of obtaining the necessary regulatory and third party consents for the proposed Merger and the transactions contemplated thereby, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger or the transactions contemplated thereby. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to the actual value of the FBS Common Stock when issued pursuant to the Merger or the prices at which the FBS Common Stock will trade subsequent to the Merger. In connection with our engagement, we were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of USB.

We have acted as financial advisor to USB in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In the past, we have provided financial services to USB unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both USB and FBS for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of USB in connection with its evaluation of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of USB Common Stock from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                      APPENDIX F

                                  U.S. BANCORP
                           1997 STOCK INCENTIVE PLAN

SECTION 1. PURPOSE; EFFECT ON PRIOR PLANS.

    (a) PURPOSE. The purpose of the U.S. Bancorp 1997 Stock Incentive Plan (the "Plan") is to aid in attracting and retaining employees, management personnel and other personnel and members of the Board of Directors who are not also employees ("Non-Employee Directors") of First Bank System, Inc. (which, following the Merger as defined herein, will be renamed U.S. Bancorp) (the "Company") capable of assuring the future success of the Company, to offer such personnel and Non-Employee Directors incentives to put forth maximum efforts for the success of the Company's business and to afford such personnel and Non-Employee Directors an opportunity to acquire a proprietary interest in the Company.

    (b) EFFECT ON PRIOR PLANS. First Bank System, Inc. hereby adopts the Plan, subject to approval by the stockholders of First Bank System, Inc., and subject further to consummation of the merger of the current U. S. Bancorp with and into First Bank System, Inc. (the "Merger") pursuant to the terms of the Agreement and Plan of Merger by and between First Bank System, Inc. and the current U. S. Bancorp dated as of March 19, 1997. As so established and approved, the Plan shall be known as the 1997 Stock Incentive Plan. On the effective date of the Plan determined in accordance with Section 10 of the Plan, for purposes of administration and share accounting pursuant to Sections 3 and 4 of the Plan, the following plans of First Bank System, Inc. and the current U. S. Bancorp shall be considered to be incorporated in the Plan: the First Bank System, Inc. 1996 Stock Incentive Plan, the First Bank System, Inc. 1987 Stock Option Plan, the 1988 Equity Participation Plan, the FirsTier Financial, Inc. Omnibus Equity Plan (as assumed by First Bank System, Inc.), and the WCIC 1984 Stock Option and Incentive Plan (as assumed by First Bank System, Inc.) (the "FBS Plans") and the current U. S. Bancorp's 1993 Stock Incentive Plan, 1985 Stock Incentive Plan, 1984 Stock Incentive Plan, 1973 Stock Incentive Plan, HeartFed Option Plan, West One Option Plan, CBI Employee Plan, 1995 Director Plan, 1993 Director Plan, 1990 Director Plan and Subsidiary Director Plan (the "U. S. Bancorp Plans"). All outstanding options, restricted stock and other awards issued under the FBS Plans and the U. S. Bancorp Plans shall remain subject to the terms and conditions of the plans under which they were issued, but shares of stock relating to outstanding options, restricted stock or other awards issued under the FBS Plans and the U. S. Bancorp Plans are considered shares of stock subject to the Plan under Section 4 of the Plan.

SECTION 2. DEFINITIONS.

    As used in the Plan, the following terms shall have the meanings set forth below:

        (a) "Affiliate" shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

        (b) "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or other Stock-Based Award granted under the Plan.

        (c) "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

        (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

        (e) "Committee" shall mean a committee of the Board of Directors of the Company designated by such Board to administer the Plan and composed of not less than two directors, each of whom is a

    "Non-Employee Director" within the meaning of Rule 16b-3 (which term "Non-Employee Director" is defined in this paragraph for purposes of the definition of "Committee" only and is not intended to define such term as used elsewhere in the Plan). Each member of the Committee shall also be an "outside director" within the meaning of Section 162(m) of the Code.

        (f) "Eligible Person" shall mean any employee, officer, director (including any Non-Employee Director), consultant or independent contractor providing services to the Company or any Affiliate who the Committee determines to be an Eligible Person.

        (g) "Fair Market Value" shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, for purposes of the Plan, the Fair Market Value of Shares on a given date shall be the closing price of the Shares as reported on the New York Stock Exchange on such date, if the Shares are then traded on the New York Stock Exchange.

        (h) "Incentive Stock Option" shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

        (i) "Non-Qualified Stock Option" shall mean an option granted under
    Section 6(a) of the Plan, or Section 6(g) of the Plan in the case of grants to Non-Employee Directors, that is not intended to be an Incentive Stock Option.

        (j) "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

        (k) "Other Stock-Based Award" shall mean any right granted under Section 6(e) of the Plan.

        (l) "Participant" shall mean an Eligible Person designated to be granted an Award under the Plan.

        (m) "Performance Award" shall mean any right granted under Section6(d) of the Plan.

        (n) "Person" shall mean any individual, corporation, partnership, association or trust.

        (o) "Restricted Stock" shall mean any Share granted under Section6(c) of the Plan.

        (p) "Restricted Stock Unit" shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

        (q) "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

        (r) "Shares" shall mean shares of Common Stock, $1.25 par value, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 7(c) of the Plan.

        (s) "Stock Appreciation Right" shall mean any right granted under
    Section 6(b) of the Plan.

SECTION 3. ADMINISTRATION.

    The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to:
(i) designate Participants; (ii)determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of Options or the lapse of restrictions relating to Restricted Stock or Restricted Stock Units; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee;
(viii)interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award and any employee of the Company or any Affiliate.

SECTION 4. SHARES AVAILABLE FOR AWARDS.

    (a) SHARES AVAILABLE. Subject to adjustment as provided in Section 7(c), the total number of Shares available for granting Awards under the Plan shall be 22,125,802 (12,894,977 of which were previously authorized and subject to outstanding Awards under the FBS Plans or authorized and available for grant under the First Bank System, Inc. 1996 Stock Incentive Plan, 3,230,825 of which were previously authorized and subject to outstanding Awards under the U.S. Bancorp Plans and 6,000,000 of which will be authorized upon stockholder approval of the Plan and subject to consummation of the Merger); PROVIDED, HOWEVER, that the total number of Shares authorized under the Plan shall be deemed to be reduced automatically, as of the effective date of the Plan determined in accordance with Section 10 of the Plan, by that number of Shares that were subject to outstanding awards under the FBS Plans and the U. S. Bancorp Plans, as of the date of adoption of the Plan by the First Bank System, Inc. Board of Directors, that are no longer subject to outstanding awards as of the date of the Merger. Not more than 1,000,000 of such Shares, subject to adjustment as provided in Section 7(c) of the Plan, will be available for granting additional Awards of Restricted Stock following the effective date of the Plan determined in accordance with Section 10 of the Plan. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. In addition, any Shares that are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award, or in connection with satisfaction of tax obligations relating to an Award, shall again be available for granting Awards under the Plan. For purposes of the previous two sentences, the term "Award" shall explicitly include any awards outstanding under the FBS Plans and the U. S. Bancorp Plans as of the effective date of the Plan determined in accordance with Section 10 of the Plan.

    (b) ACCOUNTING FOR AWARDS. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Such Shares may again become available for granting Awards under the Plan pursuant to the provisions of Section 4(a) of the Plan, subject to the limitations set forth in Section 4(c) of the Plan.

    (c) INCENTIVE STOCK OPTIONS. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan, on and after the effective date of the Plan determined in accordance with Section 10 of the Plan, shall not exceed 6,000,000, subject to adjustment as provided in
Section 7(c) of the Plan and Section 422 or 424 of the Code or any successor provisions.

    (d) AWARD LIMITATIONS UNDER THE PLAN. No Eligible Person may be granted any Award or Awards, the value of which Awards are based solely on an increase in the value of the Shares after the date of grant of such Awards, for more than 1,000,000 Shares (subject to adjustment as provided in Section 7(c) of the Plan), in the aggregate, in any calendar year beginning with the year commencing January 1, 1997. The foregoing limitation specifically includes the grant of any "performance-based" Awards within the meaning of Section162(m) of the Code.

SECTION 5. ELIGIBILITY.

    Any Eligible Person, including any Eligible Person who is an officer or director of the Company or any Affiliate, shall be eligible to be designated a Participant; PROVIDED, HOWEVER, that an Incentive Stock Option may only be granted to full or part-time employees (which term as used herein includes, without limitation, officers and directors who are also employees) and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code or any successor provision.

SECTION 6. AWARDS.

    (a) OPTIONS. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

        (i) EXERCISE PRICE. The purchase price per Share purchasable under an Option shall be determined by the Committee; PROVIDED, HOWEVER, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

        (ii) OPTION TERM. The term of each Option shall be fixed by the Committee.

        (iii) TIME AND METHOD OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

        (iv) RELOAD OPTIONS. The Committee may grant "reload" options, separately or together with another Option, pursuant to which, subject to the terms and conditions established by the Committee and any applicable requirements of Rule 16b-3 or any other applicable law, the Participant would be granted a new Option when the payment of the exercise price of a previously granted option is made by the delivery of shares of the Company's Common Stock owned by the Participant pursuant to Section 6(a)(iii) hereof or the relevant provisions of another plan of the Company, and/or when shares of the Company's Common Stock are tendered or forfeited as payment of the amount to be withheld under applicable tax laws in connection with the exercise of an option, which new Option would be an option to purchase the number of Shares not exceeding the sum of (A) the number of shares of the Company's Common Stock provided as consideration upon the exercise of the previously granted option to which such "reload" option relates and (B) the number of shares of the Company's Common Stock tendered or forfeited as payment of the amount to be withheld under applicable tax laws in connection with the exercise of the option to which such "reload" option relates. "Reload" options may be granted with respect to options granted under this Plan or any other stock option plan of the Company or any of its affiliates (which shall explicitly include plans assumed by the Company in connection with mergers and the like). Such "reload" options shall have a per share exercise price equal to the Fair Market Value as of the date of grant of the new Option. Any such reload options shall be subject to availability of sufficient shares for grant under the Plan.

    (b) STOCK APPRECIATION RIGHTS. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

    (c) RESTRICTED STOCK AND RESTRICTED STOCK UNITS. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

        (i) RESTRICTIONS. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.

        (ii) STOCK CERTIFICATES. Any Restricted Stock granted under the Plan shall be evidenced by issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted.

        (iii) FORFEITURE; DELIVERY OF SHARES. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units at such time subject to restriction shall be forfeited and reacquired by the Company; PROVIDED, HOWEVER, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the holder thereof promptly after the applicable restrictions lapse or are waived. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holders of the Restricted Stock Units.

    (d) PERFORMANCE AWARDS. The Committee is hereby authorized to grant Performance Awards to Participants subject to the terms of the Plan and any applicable Award Agreement. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

    (e) OTHER STOCK-BASED AWARDS. The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan; PROVIDED, HOWEVER, that such grants must comply with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(e) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

    (f) GENERAL. Except as otherwise specified with respect to Awards to Non-Employee Directors pursuant to Section 6(g) of the Plan:

        (i) NO CASH CONSIDERATION FOR AWARDS. Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

        (ii) AWARDS MAY BE GRANTED SEPARATELY OR TOGETHER. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Affiliate other than the Plan. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

        (iii) FORMS OF PAYMENT UNDER AWARDS. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

        (iv) LIMITS ON TRANSFER OF AWARDS. No Award and no right under any such Award shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution; PROVIDED, HOWEVER, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant; and PROVIDED, FURTHER, except in the case of an Incentive Stock Option, Awards may be transferable as specifically provided in any applicable Award Agreement or amendment thereto pursuant to terms determined by the Committee. Except as otherwise provided in any applicable Award Agreement or amendment thereto (other than an Award Agreement relating to an Incentive Stock Option), pursuant to terms determined by the Committee, each Award or right under any Award shall be exercisable during the Participant's lifetime only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative. Except as otherwise provided in any applicable Award Agreement or amendment thereto (other than an Award Agreement relating to an Incentive Stock Option), no Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

        (v) TERM OF AWARDS. The term of each Award shall be for such period as may be determined by the Committee.

        (vi) RESTRICTIONS; SECURITIES EXCHANGE LISTING. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

        (g) NON-QUALIFIED STOCK OPTIONS TO NON-EMPLOYEE DIRECTORS. The Committee shall issue Non-Qualified Stock Options to Non-Employee Directors in accordance with this Section 6(g).

    Each Non-Employee Director serving on the Company's Board of Directors immediately prior to the Merger was granted an Option to purchase 2,500 Shares (subject to adjustment pursuant to Section 7(c) of the Plan) pursuant to the terms of the First Bank System, Inc. 1991 Stock Incentive Plan or the First Bank System, Inc. 1996 Stock Incentive Plan. Each Non-Employee Director first elected or appointed to the Company's Board of Directors following the Merger and during the term of the Plan shall be granted, as of the date of such Director's first election or appointment to the Board of Directors, a Non-Qualified Stock Option to purchase 2,500 Shares (subject to adjustment pursuant to Section 7(c) of the Plan). Each Non-Employee Director shall be granted during the term of the Plan, as of the date of each Annual Meeting of Stockholders of the Company commencing with the 1998 Annual Meeting of Stockholders of the Company, if such Director's term of office continues after such date, a Non-Qualified Stock Option to purchase 1,700 Shares (subject to adjustment pursuant to Section 7(c) of the Plan).

    Each Non-Qualified Stock Option granted to a Non-Employee Director pursuant to this Section 6(g) shall be exercisable in full as of the date of grant, shall have an exercise price equal to the Fair Market Value of a Share on the date of grant and shall expire on the tenth anniversary of the date of grant, except as provided below.

    Except as hereinafter provided, each Option granted pursuant to this Section 6(g) (including those Options granted pursuant to Section 6(h) of the First Bank System, Inc. 1991 Stock Incentive Plan as provided therein and under Section 6(g) of the First Bank System, Inc. 1996 Stock Incentive Plan as provided therein) shall be deemed to include a provision entitling the optionee to a further Non-Qualified Stock Option (a "Non-Employee Director Reload Option") in the event the optionee exercises such an Option, in whole or in part, by surrendering other Shares in accordance with this Section 6(g) (including any predecessor provision under the First Bank System, Inc. 1991 Stock Incentive Plan or the First Bank System, Inc. 1996 Stock Incentive Plan) and the terms of the Option and/or when shares of the Company's Common Stock are delivered or withheld as payment of an amount representing tax obligations in connection with the exercise of an option. Any such Non-Employee Director Reload Option (i) shall be for a number of Shares equal to the sum of (x) the number of Shares surrendered as part or all of the exercise price of the Option to which it relates plus (y) the number of Shares, if any, delivered or withheld as payment of an amount representing tax obligations in connection with the exercise of the Option to which it relates; (ii) shall have an expiration date which is the same as the expiration date of the Option to which it relates; (iii) shall have an exercise price equal to the Fair Market Value of a Share on the date of exercise of the Option to which it relates; and (iv) shall be exercisable in full as of the date of grant. A Non-Employee Director Reload Option may be reloaded under the same terms, provided that the original Option to which such series of Non-Employee Director Reload Options relates may be reloaded a maximum of three times. Non-Employee Director Reload Options shall only be granted to a Director during such Director's term as a Non-Employee Director. Any such Non-Employee Director Reload Option shall be subject to availability of sufficient shares for grant under the Plan. Shares surrendered as part or all of the exercise price of the Option to which it relates that have been owned by the optionee less than six months will not be counted for purposes of determining the number of Shares that may be purchased pursuant to a Non-Employee Director Reload Option.

    All grants of Non-Qualified Stock Options pursuant to this Section 6(g) shall be automatic and non-discretionary and shall be made strictly in accordance with the foregoing terms and the following additional provisions:

        (i) Non-Qualified Stock Options granted to a Non-Employee Director hereunder shall terminate and may no longer be exercised if such Director ceases to be a Non-Employee Director of the Company, except that:

           (A) If such Director's term shall be terminated for any reason other than gross and willful misconduct, death, disability, or retirement, such Director may at any time within a period of three months after such termination, but not after the termination date of the Option, exercise the Option.

           (B) If such Director's term shall be terminated by reason of gross and willful misconduct during the course of the term, including but not limited to, wrongful appropriation of funds of the Company or the commission of a gross misdemeanor or felony, the Option shall be terminated as of the date of the misconduct.

           (C) If such Director's term shall be terminated by reason of disability or retirement, such Director may exercise the Option in accordance with the terms thereof as though such termination had never occurred. If such Director shall die following any such termination, the Option may be exercised in accordance with its terms by the personal representatives or administrators of such Director or by any person or persons to whom the Option has been transferred by will or the applicable laws of descent and distribution.

           (D) If such Director shall die while a Director of the Company or within three months after termination of such Director's term for any reason other than disability or retirement or gross and willful misconduct, the Option may be exercised in accordance with its terms by the personal representatives or administrators of such Director or by any person or persons to whom the Option has been transferred by will or the applicable laws of descent and distribution.

        (ii) Non-Qualified Stock Options granted to Non-Employee Directors may be exercised in whole or in part from time to time by serving written notice of exercise on the Company at its principal executive offices, to the attention of the Company's Secretary. The notice shall state the number of shares as to which the Option is being exercised and be accompanied by payment of the purchase price. A Non-Employee Director may, at such Director's election, pay the purchase price by check payable to the Company, by promissory note, or in shares of the Company's Common Stock, or in any combination thereof having a Fair Market Value on the exercise date equal to the applicable exercise price. If payment or partial payment is made by promissory note, such note shall be a full recourse note and shall (A) be secured by the Shares to be delivered upon exercise of such Option, (B) be limited in principal amount to the maximum amount permitted under applicable laws, rules and regulations, (C) be for a term of six years and (D) bear interest at the applicable federal rate (as determined in accordance with Section 1274(d) of the Code), compounded semi-annually.

        (iii) In order for a Non-Employee Director to satisfy obligations under tax laws in connection with an Option granted pursuant to this Section 6(g) (including any predecessor provision under the First Bank System, Inc. 1991 Stock Incentive Plan and the First Bank System, Inc. 1996 Stock Incentive
    Plan), such Director may (A) elect to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise of such Option with a Fair Market Value equal to the amount of such taxes (an "Election") or (B) deliver to the Company Shares other than Shares issuable upon exercise of such Option with a Fair Market Value equal to the amount of such taxes. An Election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

SECTION 7. AMENDMENT AND TERMINATION; ADJUSTMENTS.

    Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

    (a) AMENDMENTS TO THE PLAN. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan at any time and from time to time; PROVIDED, HOWEVER, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval:

        (i) would violate the rules or regulations of the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company; or

        (ii) would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan.

        (b) AMENDMENTS TO AWARDS. The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. The Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, without the consent of the Participant or holder or beneficiary thereof, except as otherwise herein provided.

        (c) ADJUSTMENTS. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company or other similar corporate transaction or event affecting the Shares would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Plan or under an Award (including, without limitation, the benefits or potential benefits of provisions relating to the term, vesting or exercisability of any Option, the availability of any tandem stock appreciation rights or "reload" option rights, if any, contained in any Option Award, and any "change in control" or similar provisions of any Award), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, adjust any or all of (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award; PROVIDED, HOWEVER, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

        (d) CORRECTION OF DEFECTS, OMISSIONS AND INCONSISTENCIES. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 8. INCOME TAX WITHHOLDING.

    In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

SECTION 9. GENERAL PROVISIONS.

    (a) NO RIGHTS TO AWARDS. Except as otherwise provided in Section 6(g) of the Plan, no Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.

    (b) DELEGATION. The Committee may delegate to one or more officers of the Company or any Affiliate or a committee of such officers the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to Eligible Persons who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

    (c) AWARD AGREEMENTS. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company.

    (d) NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

    (e) NO RIGHT TO EMPLOYMENT, ETC. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ, or as giving a Non-Employee Director the right to continue as a Director, of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or terminate the term of a Non-Employee Director, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

    (f) GOVERNING LAW. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Minnesota.

    (g) SEVERABILITY. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

    (h) NO TRUST OR FUND CREATED. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

    (i) NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

    (j) HEADINGS. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

    (k) SECTION 16 COMPLIANCE. The Plan is intended to comply in all respects with Rule 16b-3 or any successor provision, as in effect from time to time and in all events the Plan shall be construed in accordance with the requirements of Rule 16b-3. If any Plan provision does not comply with Rule 16b-3 as hereafter amended or interpreted, the provision shall be deemed inoperative. The Board of Directors, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan with respect to persons who are officers or directors subject to Section 16 of the Securities and Exchange Act of 1934, as amended, without so restricting, limiting or conditioning the Plan with respect to other Participants.

SECTION 10. EFFECTIVE DATE OF THE PLAN.

    The Plan shall be effective as of the effective date of the Merger, subject to prior approval by the stockholders of First Bank System, Inc. in accordance with applicable law.

SECTION 11. TERM OF THE PLAN.

    New Awards shall only be granted under the Plan during a 10-year period beginning on the effective date of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the end of such 10-year period, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond the end of such period.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Delaware law, the directors and officers of First Bank System, Inc. ("FBS") are entitled, under certain circumstances, to be indemnified by FBS against all expenses and liabilities incurred or imposed upon them as a result of suits brought against them as such directors and officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of FBS, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to FBS, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper. Any such indemnification may be made by FBS only as authorized in each specific case upon a determination by the shareholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable statutory standard of conduct.

    Article Ninth of FBS's Restated Certificate of Incorporation, as amended, provides that a director shall not liable to FBS or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to FBS or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provisions making directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

    The Bylaws of FBS provide that the officers and directors of FBS and certain others shall be indemnified substantially to the same extent permitted by Delaware law.

    FBS maintains a standard policy of officers' and directors' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL DATA SCHEDULE

 EXHIBIT
   NO.                                                                                                           PAGE
---------                                                                                                      ---------
     2.1   Agreement and Plan of Merger between U. S. Bancorp and First Bank System, Inc. dated as of March
           19, 1997 (included in Joint Proxy Statement-Prospectus as Appendix A). The Registrant agrees to furnish supplementally a copy of omitted schedules to the Commission upon request.

     3.1   Restated Certificate of Incorporation, as amended, of Registrant. (Incorporated by reference to
           Exhibit 2.1 to the Registrant's Form 8-A/A-2 dated October 6, 1994, File No. 1-6880.)

     3.2   Bylaws of Registrant. (Incorporated by reference to Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, File No. 1-6880.)

     3.3   Form of Proposed Restated Certificate of Incorporation of Registrant.

     3.4   Form of Proposed Amended Bylaws of Registrant.

     4.1   Certificate of Designation for Registrant's Series 1990A Preferred Stock. (Incorporated by
           reference to Exhibit 4.4 to Amendment No. 1 to the Registrant's Registration Statement on Form
           S-3, File No. 33-42650.)

 EXHIBIT
   NO.                                                                                                           PAGE
---------                                                                                                      ---------
     4.2   Form of Proposed Certificate of Designation for Registrant's 8 1/8% Cumulative Preferred Stock,
           Series A.

     4.3   Stock Purchase Agreement, dated as of May 30, 1990, among Corporate Partners, L.P., Corporate
           Offshore Partners, L.P., The State Board of Administration of Florida and Registrant (without exhibits). (Incorporated by reference to Exhibit 4.8 to Amendment No. 1 to the Registrant's
           Registration Statement on Form S-3, File No. 33-42650.)

     4.4   First Amendment, dated as of June 30, 1990, to Stock Purchase Agreement among Corporate Partners,
           L.P., Corporate Offshore Partners, L.P., The State Board of Administration of Florida and
           Registrant. (Incorporated by reference to Exhibit 4.9 to Amendment No. 1 to the Registrant's
           Registration Statement on Form S-3, File No. 33-42650.)

     4.5   Second Amendment, dated July 18, 1990, to Stock Purchase Agreement among Corporate Partners, L.P.,
           Corporate Offshore Partners, L.P., The State Board of Administration of Florida and Registrant.
           (Incorporated by reference to Exhibit 4.10 to Amendment No. 1 to the Registrant's Registration
           Statement on Form S-3, File No. 33-42650.)

     4.6   Stock Purchase Agreement, dated as of May 30, 1990, between The State Board of Administration of
           Florida and Registrant (without exhibits). (Incorporated by reference to Exhibit 4.11 to Amendment
           No. 1 to the Registrant's Registration Statement on Form S-3, File No. 33-42650.)

     4.7   Form of Periodic Stock Purchase Right. (Incorporated by reference to Exhibit 4.12 to Amendment No.
           1 to the Registrant's Registration Statement on Form S-3, File No. 33-42650.)

     4.8   Form of Risk Event Warrant. (Incorporated by reference to Exhibit 4.13 to Amendment No. 1 to the
           Registrant's Registration Statement on Form S-3, File No. 33-42650.)

     4.9   Registration Rights Agreement, dated as of July 18, 1990, among Corporate Partners, L.P.,
           Corporate Offshore Partners, L.P., The State Board of Administration of Florida and Registrant.
           (Incorporated by reference to Exhibit 4.14 to Amendment No. 1 to the Registrant's Registration
           Statement on Form S-3, File No. 33-42650.)

     4.10  Registration Rights Agreement, dated as of July 18, 1990, between The State Board of
           Administration of Florida and Registrant. (Incorporated by reference to Exhibit 4.14 to Amendment
           No. 1 to the Registrant's Registration Statement on Form S-3, File No. 33-42650.)

     4.11  Warrant Agreement, dated as of October 2, 1995, between Registrant and First Chicago Trust Company of New York, as Warrant Agent, and Form of Warrant. (Incorporated by reference to Exhibits 4.18 and 4.19 to Registrant's Registration Statement on Form S-3, File No. 33-61667.)

     4.12  Warrant Agreement, dated as of November 20, 1990, between Metropolitan Financial Corporation and
           American Stock Transfer and Trust Company, as Warrant Agent; Supplemental Warrant Agreement, dated as of January 24, 1995, between Registrant and American Stock Transfer and Trust Company as
           Warrant Agent; and Form of Warrant. (Incorporated by reference to Exhibit 4E to Registrant's
           Annual Report on Form 10-K for the year ended December 31, 1996, File No. 1-6880.)

     4.13  Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, copies of instruments defining the rights of holders of long-term debt are not filed. Registrant agrees to furnish a copy thereof to the
           Securities and Exchange Commission upon request.

 EXHIBIT
   NO.                                                                                                           PAGE
---------                                                                                                      ---------
     5.1   Opinion and consent of Dorsey & Whitney LLP as to legality of the securities being registered.

     8.1   Opinion and consent of Cleary, Gottlieb, Steen & Hamilton as to certain federal income tax consequences described in the Joint Proxy Statement-Prospectus.

     8.2   Opinion and consent of Wachtell, Lipton, Rosen & Katz as to certain federal income tax consequences described in the Joint Proxy Statement-Prospectus.

    10.1   Employment Agreement by and between First Bank System, Inc. and Gerry B. Cameron dated as of March
           19, 1997.

    10.2   Employment Agreement by and between First Bank System, Inc. and Robert D. Sznewajs dated as of
           March 19, 1997.

    10.3   Employment Agreement by and between First Bank System, Inc. and Gary T. Duim dated as of March 19,
           1997.

    10.4   U.S. Bancorp 1997 Stock Incentive Plan. (included in the Joint Proxy Statement-
           Prospectus as Appendix F).

    12.1   Statement re Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Stock
           Dividends.

    21.1   Subsidiaries of the Registrant (filed as Exhibit 21 to the Registrant's Annual Report on Form 10-K
           for the year ended December 31, 1996).

    23.1   Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

    23.2   Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibit 8.1).

    23.3   Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2).

    23.4   Consent of Ernst & Young LLP (relating to financial statements of First Bank System, Inc.).

    23.5   Consent of Deloitte & Touche LLP (relating to financial statements of U. S. Bancorp).

    23.6   Consent of Coopers & Lybrand L.L.P. (relating to financial statements of West One Bancorp).

    24.1   Powers of Attorney.

    99.1   Form of proxy for Special Meeting of shareholders of FBS.

    99.2   Form of proxy for Annual Meeting of shareholders of USBC.

    99.3   Restated Articles of Incorporation, as amended, of USBC. (Incorporated by reference to Exhibit 4.2 to USBC's Registration Statement on S-4, File No. 33-62067.)

    99.4   Bylaws of USBC, as amended and restated as of March 19, 1997.

    99.5   Stock Option Agreement, dated as of March 20, 1997, between USBC and FBS. (included in Joint Proxy
           Statement-Prospectus as Appendix B).

    99.6   Stock Option Agreement, dated as of March 20, 1997, between FBS and USBC. (included in Joint Proxy
           Statement-Prospectus as Appendix C).

    99.7   Letter of Joshua Green III, dated as of March 19, 1997.

    99.8   Letter of Harry L. Bettis, dated as of March 19, 1997.

    99.9   Consent of Harry L. Bettis.

    99.10  Consent of Gerry B. Cameron.

 EXHIBIT
   NO.                                                                                                           PAGE
---------                                                                                                      ---------
    99.11  Consent of Carolyn Silva Chambers.

    99.12  Consent of Franklin G. Drake.

    99.13  Consent of Robert L. Dryden.

    99.14  Consent of John B. Fery.

    99.15  Consent of Joshua Green III.

    99.16  Consent of Allen T. Noble.

    99.17  Consent of Paul A. Redmond.

    99.18  Consent of N. Stewart Rogers.

    99.19  Consent of Benjamin R. Whiteley.

    99.20  Consent of Merrill Lynch, Pierce, Fenner & Smith, Incorporated.

    99.21  Consent of Credit Suisse First Boston Corporation.

ITEM 22. UNDERTAKINGS

    The Undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 17th of June, 1997.

                                FIRST BANK SYSTEM, INC.

                                By:            /s/ JOHN F. GRUNDHOFER
                                     -----------------------------------------
                                                 John F. Grundhofer
                                           CHAIRMAN, PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                                                     DATE
------------------------------------------------------                                     ----------------------
                /s/ JOHN F. GRUNDHOFER                  Chairman, President, Chief
     -------------------------------------------          Executive Officer and Director       June 17, 1997
                  John F. Grundhofer                      (principal executive officer)

                 /s/ SUSAN E. LESTER                    Executive Vice President and
     -------------------------------------------          Chief Financial Officer              June 17, 1997
                   Susan E. Lester                        (principal financial officer)

                 /s/ DAVID J. PARRIN                    Senior Vice President and
     -------------------------------------------          Controller (principal                June 17, 1997
                   David J. Parrin                        accounting officer)

                          *
     -------------------------------------------        Director                               June 17, 1997
                   Linda L. Ahlers

                          *
     -------------------------------------------        Director                               June 17, 1997
                Arthur D. Collins, Jr.

                          *
     -------------------------------------------        Director                               June 17, 1997
                    Peter H. Coors

                          *
     -------------------------------------------        Director                               June 17, 1997
                    Roger L. Hale

                          *
     -------------------------------------------        Director                               June 17, 1997
                  Delbert W. Johnson

                          *
     -------------------------------------------        Director                               June 17, 1997
                   Norman M. Jones

                      SIGNATURE                                                                     DATE
------------------------------------------------------                                     ----------------------
                          *
     -------------------------------------------        Director                               June 17, 1997
                 Richard L. Knowlton

                          *
     -------------------------------------------        Director                               June 17, 1997
                    Jerry W. Levin

                          *
     -------------------------------------------        Director                               June 17, 1997
                   Kenneth A. Macke

                          *
     -------------------------------------------        Director                               June 17, 1997
                  Edward J. Phillips

                          *
     -------------------------------------------        Director                               June 17, 1997
                   S. Walter Richey

                          *
     -------------------------------------------        Director                               June 17, 1997
                 Richard L. Robinson

                          *
     -------------------------------------------        Director                               June 17, 1997
                  Richard L. Schall

                          *
     -------------------------------------------        Director                               June 17, 1997
                  Walter Scott, Jr.

*By        /s/ DAVID J. PARRIN                                                    June 17, 1997
           --------------------------------------
           David J. Parrin
           PRO SE AND AS ATTORNEY-IN-FACT